As filed with the Securities and Exchange
                        Commission on ____________, 1999

                                REGISTRATION NO.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              AMERICAN TISSUE INC.
             (Exact name of registrant as specified in its charter)

           Delaware                        2621                 22-3601876
(State or other jurisdiction of       (Primary S.I.C.         (I.R.S. Employer
incorporation or organization)          Code Number)         Identification No.)



                    and the additional registrants listed on
              Schedules A and B hereto, each a Subsidiary Guarantor

                               135 Engineers Road
                            Hauppauge, New York 11788
                                 (516) 435-9000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                            ------------------------

                                 Edward I. Stein
                            Executive Vice President
                           and Chief Financial Officer
                               135 Engineers Road
                            Hauppauge, New York 11788
                                 (516) 435-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   copies to:
                            Nicholas J. Kaiser, Esq.
                              Mandel & Resnik P.C.
                              220 East 42nd Street
                            New York, New York 10017
                                 (212) 573-0093

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: [ ]


CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                    PROPOSED                PROPOSED
                                                                MAXIMUM OFFERING             MAXIMUM             AMOUNT OF
       TITLE OF EACH CLASS OF             AMOUNT TO BE               PRICE                  AGGREGATE          REGISTRATION
    SECURITIES TO BE REGISTERED            REGISTERED             PER UNIT(1)           OFFERING PRICE(1)           FEE
- --------------------------------------------------------------------------------------------------------------------------------
12 1/2% Series B Senior
Secured Notes due 2006                   $159,446,100                  $966.34            $159,446,100           $44,326.02
- --------------------------------------------------------------------------------------------------------------------------------
Guarantees of 12 1/2%
Series B Senior
Secured Notes due 2006                            N/A                      N/A                     N/A              N/A(2)
- --------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of the securities as of September __, 1999.

(2) The Guarantee by each of the Subsidiary Guarantors of the payment of principal, premium, if any, and interest on the Notes is being registered hereby. Pursuant to Rule 457(g), no registration fee is required with respect to the Guarantees. The Guarantees are not traded separately.

                            ------------------------

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                   SCHEDULE A

                                                             State or Other
                                                            Jurisdiction of          Primary
           Name of Registrant as Specified                  Incorporation or       S.I.C. Code         I.R.S. Employer
                   in its Charter                             Organization             No.            Identification No.
- -----------------------------------------------------      ------------------      ------------      --------------------
American Tissue Corporation                                     New York               2679               11-2581696
American Cellulose Mill Corp.                                   New York               2621               14-1662473
American Tissue Mills of New Hampshire, Inc.                    New York               2621               11-3207742
American Tissue Mills of New York, Inc.                         New York               2621               11-3237164
American Tissue Mills of Oregon, Inc.                           New York               2621               11-3128800
American Tissue Mills of Wisconsin, Inc.                        New York               2621               11-3200361
American Tissue - New Hampshire Electric, Inc.               New Hampshire             4911               02-0267018
Berlin Mills Railway, Inc.                                   New Hampshire             6517               38-1906080
Gilpin Realty Corp.                                             New York               6519               11-3307581
Tagsons Papers, Inc.                                            New York               2621               11-3206044

                                   SCHEDULE B

                                                             State or Other
                                                            Jurisdiction of          Primary
           Name of Registrant as Specified                  Incorporation or       S.I.C. Code         I.R.S. Employer
                   in its Charter                             Organization             No.           Identification No.
- -----------------------------------------------------      ------------------      ------------      --------------------
American Tissue Mills of Greenwich LLC                          New York               2621               11-3322564
American Tissue Mills of Neenah LLC                             New York               2621               13-3333241
Calexico Tissue Company LLC                                     New York               2679               11-3358355
Coram Realty LLC                                                New York               6519               11-3351366
Engineers Road LLC                                              New York               6519               11-3301000
Grand LLC                                                       New York               6519               11-3078510
Hydro of America LLC                                            Delaware               4911               11-3486634
Landfill of America LLC                                         Delaware               4953               11-3486638
Markwood LLC                                                    New York               6519               11-3507579
100 Realty Management LLC                                       New York               6519               11-3373587
Paper of America LLC                                            Delaware               2621               11-3486633
Pulp & Paper of America LLC                                     New York               2621               11-3485021
Pulp of America LLC                                             Delaware               2611               11-3486632
Railway of America LLC                                          Delaware               6517               02-0509929
Saratoga Realty LLC                                             New York               6519               11-3378103
Unique Financing LLC                                            New York               7359               11-3331213

               SUBJECT TO COMPLETION, DATED _______________, 1999
================================================================================
Prospectus
___________, 1999

                              American Tissue Inc.
                Offer for all outstanding 12 1/2% Series A Senior
                 Secured Notes due 2006 in exchange for 12 1/2%
                     Series B Senior Secured Notes Due 2006

The exchange offer will expire at 5:00 p.m., New York City time on _____________ unless extended.

- --------------------------------------------------------------------------------

       We will not receive any proceeds from the exchange of these notes.

The Company:

o We are a leading integrated manufacturer of tissue products in North America, with a comprehensive product line that includes jumbo tissue rolls for converting and converted tissue products for end-use.

o    American Tissue Inc.
     135 Engineers Road
     Hauppauge, New York 11788
     (516) 435-9000

The Exchange Offering:

o Offer for $165,000,000 principal amount of outstanding 12 1/2% Series A Senior Secured Notes due 2006 in exchange for the same principal amount of Series B Senior Secured Notes due 2006

o The terms of the exchange notes are identical in all material respects to the terms of the outstanding old notes, except for certain transfer restrictions and registration rights pertaining to the old notes.

o This exchange offer will expire at 5 p.m., New York City time on ________________, unless extended.

Proposed Trading Format:

o    The PORTAL MARKET or directly with qualified buyers.

Terms of the Exchange Notes:

o    Maturity: July 15, 2006

o    Interest Payments:

     o    Fixed annual rate of 12 1/2%

     o Paid every six months in cash on January 15 and July 15, commencing January 15, 2000.

o Guarantees: If we cannot make payments on the exchange notes when due, our subsidiary guarantors must make them instead.

Redemption:

o    We can redeem the exchange notes at any time on or after July 15, 2004.

o Prior to July 15, 2002, we can redeem up to 35% of the exchange notes with the net proceeds from certain sales of our common equity.

o Holders of the exchange notes may also require us to redeem all or part of such holders' exchange notes if we experience certain kinds of changes in the control of our company or if we sell certain of our assets.

Security:

These exchange notes will be secured by:

o A first priority lien on, among other things, all of the paper mill plant and property (including the Berlin-Gorham Mills) and substantially all of the equipment, intellectual property and related general intangibles of our subsidiary guarantors and all of the capital stock and membership interests of our subsidiary guarantors

o A second priority lien on, among other things, certain of the other real property, accounts receivable, inventory and related general intangibles of our subsidiary guarantors.

Ranking:

These exchange notes and the subsidiary guarantees rank:

o Effectively ahead of all of our and our subsidiary guarantors' current and future senior unsecured indebtedness.

o Effectively behind certain secured indebtedness of our subsidiary guarantors (including the New Credit Facility) with respect to the assets securing that indebtedness.

- --------------------------------------------------------------------------------
    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 16.
- --------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES
IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
- --------------------------------------------------------------------------------

THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT CONTAINED IN OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE FROM EDWARD I. STEIN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AT AMERICAN TISSUE INC., 135 ENGINEERS ROAD, HAUPPAUGE, NEW YORK 11788, TELEPHONE NUMBER (516) 435-9000. TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________________, ______.


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary........................................................   2
Risk Factors..............................................................  16
The Exchange Offer........................................................  28
Use of Proceeds...........................................................  38
Capitalization............................................................  38
Unaudited Pro Forma Consolidated Financial Data...........................  39
Selected Historical Financial Data........................................  48
Management's Discussion and Analysis of Financial
Condition and Results of Operations.......................................  50
Industry Overview.........................................................  63
Business..................................................................  66
Management................................................................  79
Principal Shareholders....................................................  81
Certain Related Party Transactions........................................  83
Description of Certain Indebtedness.......................................  86
Description of Exchange Notes.............................................  89
Certain United States Income Tax Considerations........................... 146
Plan of Distribution...................................................... 149
Legal Matters............................................................. 151
Experts  ................................................................. 151
Independent Auditors...................................................... 151
Change in Certifying Accountants.......................................... 151
Available Information..................................................... 151
Index to Financial Statements............................................. F-1

                            MARKET AND INDUSTRY DATA

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and we make no representations as to the accuracy of such information.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus are forward-looking in nature. The occurrence of the events described, and the achievement of the intended results, are subject to the future occurrence of many events, some or all of which are not predictable or within our control. Therefore, actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the paper industry; others are more specific to our business. Many of the significant risks related to our business are described in this prospectus, including risks associated with the cyclical nature of the industry, fluctuation with supply and cost of raw materials, the highly competitive industry and stringent environmental regulations.

- --------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following is a summary of the more detailed information appearing elsewhere in this prospectus. This prospectus includes specific terms of the exchange offer and exchange notes we are offering, as well as information regarding our business and detailed financial data. You should read the entire prospectus, including "Risk Factors" and the financial statements (including all the notes thereto) included herein.

     Unless the context otherwise requires, "we," "our," or "us," as well as "American Tissue," refer to American Tissue Inc. and all of our consolidated subsidiaries. References to a "fiscal" year are to our fiscal year, which ends on September 30 (e.g., "fiscal 1998" means our fiscal year ended September 30,
1998). The "LTM Period" refers to the 12 months ended March 31, 1999. References to the "Transactions" are to the repayment of certain of our debt, our acquisition of the Berlin-Gorham Mills and to the financing thereof pursuant to the recently completed private offering of our 12 1/2% series A senior secured notes, borrowings under our New Credit Facility and an equity contribution from our direct parent. References to the "old notes" are to our outstanding 12 1/2% Series A senior secured notes and references to the "exchange notes" are to our 12 1/2% Series B senior secured notes offered hereby. References to the "Notes" are to the old notes and the exchange notes collectively.

                              THE OLD NOTE OFFERING

Old Notes..........................   We sold the old notes in a private
                                      offering to the initial purchaser on July
                                      9, 1999. The initial purchaser informed us that it promptly resold the old notes to qualified institutional buyers pursuant to
                                      Rule 144A under the Securities Act.

Registration Rights Agreement......   We and the initial purchaser entered into
                                      a registration rights agreement on July 9, 1999. This agreement grants exchange and registration rights to holders of the old notes. This exchange offer is intended to satisfy these rights, which terminate upon the consummation of the exchange offer.


                               THE EXCHANGE OFFER

Securities Offered.................   Up to $165,000,000 principal amount of
                                      12 1/2% series B senior secured notes due
                                      2006. The terms of the exchange notes are substantially identical to the old notes, except that certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

The Exchange Offer.................   We are offering to exchange the exchange
                                      notes for the old notes. You may tender
                                      your old notes by following the procedures described in this prospectus under the heading "The Exchange Offer."

Expiration Date....................   Our exchange offer will expire at 5:00
                                      p.m., New York City time, on ___________, unless we extend it.

Withdrawal Rights..................   You may withdraw your tender of old notes
                                      at any time prior to the expiration date.
                                      Any old notes not accepted by us for
                                      exchange for any reason will be returned to you without expense as promptly as possible.

Conditions of the
Exchange Offer.....................   The exchange offer is subject to customary
                                      conditions, which we may waive. Please
                                      read "The Exchange Offer - Conditions to the Exchange Offer" section of this prospectus for more information regarding conditions of the exchange offer.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Procedures for
Tendering Old Notes................   Each holder of old notes wishing to accept
                                      our exchange offer must either:

                                      (a) complete, sign and date the
                                          accompanying letter of transmittal, or
                                          a facsimile thereof, and mail or
                                          otherwise deliver the letter of
                                          transmittal (or a facsimile), together
                                          with your old notes and any other
                                          required documents, to the exchange
                                          agent at the address shown under "The
                                          Exchange Offer - Exchange Agent;" or

                                      (b) in connection with a book-entry
                                          transfer of old notes, arrange for The
                                          Depository Trust Company to transmit
                                          the required information to our
                                          exchange agent.

                                      By tendering your old notes in this
                                      manner, you will be representing, among
                                      other things, that:

                                      o   the exchange notes being acquired by
                                          you in the exchange offer are being
                                          acquired in the ordinary course of
                                          your business;

                                      o   you are not participating, do not
                                          intend to participate, and have no
                                          arrangement or understanding with any
                                          person to participate, in the
                                          distribution of the exchange notes
                                          issued to you in our exchange offer;
                                          and

                                      o   you are not our "affiliate."

Federal Income Tax
Consequences.......................   Your exchange of old notes for exchange
                                      notes in accordance with the exchange
                                      offer should not result in any gain or
                                      loss to you for federal income tax
                                      purposes. See the "Certain United States
                                      Tax Considerations" section of this
                                      prospectus.

Consequences of Failure to
Exchange...........................   Old notes that are not tendered or that
                                      are tendered, but not accepted, will be
                                      subject to the existing transfer
                                      restrictions on the old notes after the
                                      exchange offer. We will have no further
                                      obligation, subject to certain exceptions, to register the old notes. If you do not participate in our exchange offer, the liquidity of your old notes could be adversely affected.

Procedures for Beneficial
Owners.............................   If you are a beneficial owner of old notes
                                      registered in the name of a broker, dealer or other nominee and you wish to tender your old notes, you should contact the person in whose name your old notes are registered and promptly instruct the person to tender those old notes on your behalf.

Guaranteed Delivery
Procedures.........................   If you wish to tender your old notes and
                                      time will not permit your required
                                      documents to reach our exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures. See "The Exchange Offer -
                                      Guaranteed Delivery Procedures."

- --------------------------------------------------------------------------------

Acceptance of Old Notes;
Delivery of Exchange Notes.........   Subject to certain conditions, we will
                                      accept old notes which are properly
                                      tendered in our exchange offer and are not withdrawn before the expiration date of our exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

Use of Proceeds....................   We will not receive any proceeds from the
                                      exchange offer.

Exchange Agent.....................   The Chase Manhattan Bank is the exchange
                                      agent for our exchange offer.

                                 EXCHANGE NOTES

     The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the old notes differed with respect to their transfer restrictions and registration rights.

Issuer.............................   American Tissue

Total Amount of
Exchange Notes.....................   Up to $165,000,000 aggregate principal
                                      amount of our 12 1/2% series B senior
                                      secured notes due 2006.

Maturity Date......................   July 15, 2006.

Interest...........................   The exchange notes will bear interest at
                                      the rate of 12 1/2% per annum, payable
                                      every six months in cash on January 15 and July 15, commencing January 15, 2000.

Optional Redemption................   We may redeem some or all of the exchange
                                      notes, in whole or in part, on or after
                                      July 15, 2004, at the redemption prices
                                      set forth in the "Description of Exchange
                                      Notes - Optional Redemption" section of
                                      this prospectus, plus accrued and unpaid interest. In addition, before July 15, 2002, we may redeem up to 35% of the exchange notes and the old notes at 113.25% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales of our common stock. If less than 65% of the exchange notes and the old notes will remain outstanding immediately after such redemption, we may not effect the redemption. In addition, to effect such redemption with the net cash proceeds of an offering of common stock, we must effect the redemption not later than 90 days after the consummation of any such offering. See "Description of Exchange
                                      Notes - Optional Redemption."

Repurchase Obligations.............   If we sell certain of our assets or
                                      certain change of control events occur,
                                      each holder of the exchange notes may
                                      require us to repurchase all or a portion of its exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest. See "Description of
                                      Exchange Notes - Certain Covenants - Asset
                                      Sales" and "- Change of Control."

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Subsidiary Guarantees..............   The exchange notes will be fully and
                                      unconditionally guaranteed on a senior
                                      secured basis by each subsidiary
                                      guarantor. Each subsidiary guarantor is
                                      our wholly-owned subsidiary. Certain of
                                      our future subsidiaries may also be
                                      required to guarantee the exchange notes.
                                      If we cannot make payments on the exchange notes, the subsidiary guarantors must make them instead.

                                      Certain of our subsidiary guarantors are also jointly and severally liable on a senior secured basis for obligations arising under our New Credit Facility, which obligations are secured by a first priority lien in favor of the lenders under the New Credit Facility in the inventory, accounts receivable and the related general intangibles of these subsidiary guarantors, which assets will also secure the exchange notes on a second priority lien basis.

Collateral.........................   The exchange notes will be secured by
                                      first priority liens on, among other
                                      things, all of the paper mill plant and
                                      property (including the Berlin-Gorham
                                      Mills), substantially all of the
                                      equipment, intellectual property and
                                      related general intangibles and all of the stock and membership interests of each of our subsidiary guarantors. In addition, the exchange notes will be secured by second priority liens on, among other things, certain of the other real property, accounts receivable, inventory and related general intangibles of our subsidiary guarantors. See "Business -
                                      Appraisal," "Risk Factors - The Value Of
                                      Your Security Interest In The Collateral
                                      Is Uncertain" and "Description of Exchange
                                      Notes - Ranking and Security."

Ranking............................   The exchange notes and the subsidiary
                                      guarantees will be senior secured
                                      obligations as to us and the subsidiary
                                      guarantors (as are the old notes and the related guarantees).

                                      They rank:

                                      o   effectively ahead of all of our and
                                          our subsidiary guarantors' existing
                                          and future senior unsecured debt and
                                          junior debt;

                                      o   to the extent permitted by the
                                          indenture relating to the exchange
                                          notes, effectively behind all of our
                                          and our subsidiary guarantors'
                                          existing and future secured debt to
                                          the extent of any assets serving as
                                          collateral for such debt;

                                      o   equal, in right of payment, with all
                                          of our and our subsidiary guarantors'
                                          existing and future unsubordinated
                                          debt; and

                                      o   ahead, in right of payment, of any of
                                          our or our subsidiary guarantors' debt
                                          that is subordinated to the exchange
                                          notes.

                                      As of June 30, 1999, adjusted to give
                                      effect to the Transactions, our total
                                      debt, other than the old notes, would have been approximately $32.8 million, including $9.9 million under the New Credit Facility (excluding unused commitments of approximately $90.1 million) and $22.9 million of certain mortgage and other debt.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Certain Covenants..................   The indenture governing the exchange notes
                                      contains covenants that will, among other things, limit our ability and the ability of certain of our subsidiaries to:

                                      o   pay dividends on, redeem or repurchase
                                          our capital stock;

                                      o   make investments;

                                      o   incur additional indebtedness;

                                      o   permit payment or dividend
                                          restrictions on certain of our
                                          subsidiaries;

                                      o   sell assets;

                                      o   create certain liens;

                                      o   engage in certain transactions with
                                          affiliates; and

                                      o   consolidate, merge or sell all or
                                          substantially all of our assets and
                                          the assets of our subsidiaries.

                                      All of these limitations are subject to
                                      important exceptions and qualifications
                                      described under "Description of Exchange
                                      Notes - Certain Covenants."

Transfer Restrictions..............   The exchange notes are new securities, and
                                      there is currently no established market for them. We do not intend to list the exchange notes on any securities exchange.

Original Issue Discount............   For U.S. federal income tax purposes, the
                                      exchange notes will be treated as having been issued with "original issue discount" equal to the difference between the face amount of the old notes and the issue price of the old notes. See "Certain
                                      United States Income Tax Considerations."

Use of Proceeds....................   We will not receive any proceeds from our
                                      exchange offer. The net proceeds we
                                      received from the sale of the old notes, together with the proceeds of borrowing under our New Credit Facility and the proceeds of an equity contribution by our parent, were used to

                                      o   acquire the Berlin-Gorham Mills;

                                      o   repay certain of our existing
                                          indebtedness; and

                                      o   pay certain fees and expenses incurred
                                          in connection with the Transactions.

     AN INVESTMENT IN THE EXCHANGE NOTES INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER, PLEASE READ "RISK FACTORS."

                                 AMERICAN TISSUE

     We are a leading integrated manufacturer of tissue products in North America, with a comprehensive product line that includes jumbo tissue rolls for converting and converted tissue products for end-use. Since our inception in 1981, we have grown primarily through the opportunistic acquisition and integration of

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

underperforming paper mills and converting assets. We currently operate a pulp mill, six paper mills (including five tissue mills), seven converting facilities and two printing/packaging facilities. During the LTM Period, we derived approximately 72.5% of our net sales from sales of converted tissue products, approximately 26.2% from sales of jumbo rolls and the remainder from sales of equipment. Our converting facilities transform jumbo rolls into a wide range of finished tissue products, such as bath tissue, paper towels, napkins and facial tissue. We believe that our flexible manufacturing capabilities allow us to offer a range of products that is broader than that offered by any other North American tissue producer. In addition to selling tissue products, we use our internal engineering expertise to recondition and sell used tissue converting equipment which, in turn, supports our jumbo roll sales business. With the acquisition of the Berlin-Gorham Mills, we became effectively 100% vertically integrated with respect to virgin pulp, increased our toweling capacity by approximately 17.7% and extended our product offering in the commercial market with uncoated freesheet papers. For the LTM Period, on a pro forma basis, giving effect to the Transactions, we would have generated net sales of approximately $409.4 million and Adjusted EBITDA of approximately $57.2 million.

     The U.S. tissue industry has among the highest profit margins and most stable growth rates in the paper industry, according to industry sources. From 1984 to 1998, total annual shipments for the U.S. tissue industry increased from approximately 4.9 million tons to approximately 6.7 million tons, a compound annual growth rate of approximately 2.2%. In the last 15 years, total annual shipments have declined only once.

     Our principal tissue products and markets are:

     o Away-from-home converted products (approximately 41.0% of LTM Period net sales). We manufacture and market a broad line of converted tissue products for the estimated $4.0 billion U.S. commercial ("away-from-home") market. We sell our away-from-home products principally to mid-sized paper, foodservice and janitorial supply distributors, who resell these products to hotels, restaurants, offices, factories, hospitals, schools and government facilities. Since we entered the away-from-home market in 1992, we have built our away-from-home product line to include 141 product categories and 299 SKUs, ranging from economy and value grades to premium grades. This has enabled us to provide our customers with what we believe to be the broadest product offering in the North American tissue industry, an increasingly critical selling point with customers seeking "one-stop shopping." During the LTM Period, approximately 76.7% of our away-from-home products were sold under our brand names, with private label products (under distributor label) and products manufactured for particular national accounts (under corporate label) constituting the remainder. Our net sales in the away-from-home market have grown from approximately $53.0 million in fiscal 1995 to approximately $96.8 million in the LTM Period, a compound annual growth rate of approximately 18.8%. This growth was due to, among other things, acquiring assets, expanding product lines and increasing market share in certain segments.

     o At-home converted products (approximately 31.5% of LTM Period net sales). We manufacture and market a broad line of converted tissue products for the estimated $7.0 billion U.S. consumer ("at-home") market. Our at-home product strategy targets the estimated $1.1 billion private label segment of this market, for which we manufacture products that range from economy to premium quality grades. As a private label manufacturer, we generally seek to avoid direct competition with larger branded consumer product companies, such as Procter & Gamble and Kimberly-Clark. During the LTM Period, approximately 82.1% of our at-home products were manufactured for specific retailers for sale under private labels, with the remainder manufactured for sale under our own brand names. Over the past several years, the at-home private label market has expanded from economy products to include an assortment of quality grades, and we have responded by expanding the range and variety of printing, coloring and embossing applied to our at-home products. We currently estimate private label penetration to be only approximately

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

          16.0% of the at-home market and industry sources estimate that the growth of this segment was approximately 4.0% in 1998, as retailers continue to extend their lines of tissue products from economy and value grades to premium grades. We believe that this growth will continue. Our net sales in the at-home market have grown from approximately $61.3 million in fiscal 1995 to approximately $74.5 million in the LTM Period, a compound annual growth rate of approximately 5.7%.

     o Jumbo rolls (approximately 26.2% of LTM Period net sales). We manufacture and sell standard and specialty grades of jumbo rolls directly to converters of finished tissue products, such as Kimberly-Clark, Georgia-Pacific and Fort James. The jumbo rolls we sell are generally used by our domestic customers to manufacture non-competing finished tissue products, such as branded at-home and niche tissue products, including disposable diapers, feminine sanitary napkins and disposable medical products. Our strategy is to emphasize stable customer relationships to sustain a long-term market for our premium quality and specialty grade jumbo rolls, which often sell at a higher price per ton than commodity converted tissue products. Our net sales of jumbo rolls have grown from approximately $24.7 million in fiscal 1995 to approximately $61.8 million in the LTM Period, a compound annual growth rate of approximately 30.0%, reflecting our strategy of emphasizing jumbo roll sales.

Business Strategy and Competitive Advantages

     Our business strategy and competitive advantages include the following:

     o Opportunistic Acquisitions of Underperforming Assets. We benefit from a senior management team experienced in acquiring underperforming paper mills and converting assets at a substantial discount to replacement costs, implementing strict cost reduction programs and selectively making capital expenditures to increase capacity and improve operating efficiency.

     o Capitalize on Flexible, Efficient Manufacturing Capability. We maintain a diverse array of manufacturing, converting and packaging equipment and a skilled workforce, which we believe enable us to respond to changes in market conditions and customer requirements more rapidly than our competitors.

     o Capitalize on Competitor Consolidation. We believe the continuing trend of competitor consolidation has created marketing opportunities for us. To capitalize on this trend and strengthen our position as an alternative supplier in certain product areas, we have built a comprehensive product line of premium, value and economy grades in each product category and have increased our away-from-home salesforce.

     o Strategically Locate Our Manufacturing Facilities. We believe that our tissue mills, converting facilities and distribution centers are strategically located across North America. Since our inception, we have had a strong presence in the Northeast, and more recently, we have expanded our business westward. Our Mexicali, Mexico converting facility and our Calexico, California converting facility enable us to take advantage of the geographic diversity of our tissue mill operations in Neenah, Wisconsin and St. Helens, Oregon. We believe that the geographic diversity of our locations allows us to service both national and regional accounts economically and efficiently.

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                                        7

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     o    Continue To Expand Our Diverse and Broad Product Line. We believe that our diverse product line, with over 200 product categories and over 780 SKUs, is the broadest in North America and represents a key competitive advantage. Our broad line of converted tissue products and our ability to respond quickly to customer requirements for multiple-product orders, allow us to offer "one-stop shopping" to our customers. This is particularly important given the trend toward supplier consolidation. Our strategy is to continue to expand our product line through the introduction of new or enhanced products.

     o Diverse Customer Base. Our customer base is broadly diversified across industries and geographic locations, greatly reducing our dependence on any single customer or market.

     o Grow Jumbo Roll Sales by Leveraging Equipment Sales Business. We intend to leverage our expertise in buying, reconditioning and selling used tissue converting equipment to increase our sales of jumbo rolls. For example, we generally sell our tissue converting equipment to tissue products manufacturers who sign multi-year jumbo roll purchase contracts with us.

     o Favorable Supply and Service Agreements. We have entered into supply and service agreements which we believe are favorable to us. Our supply agreement with Boise Cascade permits us to purchase slush pulp from the integrated Boise Cascade pulp and paper mill in St. Helens, Oregon that houses a tissue machine we acquired from Boise Cascade, at a price which is substantially below the market price for baled virgin pulp. In connection with our acquisition of the Berlin-Gorham Mills, we entered into an agreement with Crown Paper Co., a subsidiary of Crown Vantage, Inc., under which Crown Paper will purchase from us annually 40,000 tons of pulp produced at the Berlin-Gorham Mills. We have also agreed to outsource the sales and marketing of certain grades of our uncoated freesheet papers to Crown Paper, which we believe will afford us substantial savings over the Berlin-Gorham Mills historical selling expense.

Acquisition of the Berlin-Gorham Mills

     On July 9, 1999, we purchased from Crown Paper the fully integrated pulp and paper mills located in Berlin and Gorham, New Hampshire and certain related assets, with the exception of certain short-term assets. As consideration for this purchase, we paid $47.1 million in cash, subject to adjustment, and assumed certain ongoing contractual liabilities related to the assets we acquired.

     The Berlin-Gorham Mills include the pulp mill at Berlin, New Hampshire and the paper mill at Gorham, New Hampshire. The pulp mill has an annual capacity of approximately 350,000 tons of northern bleached hardwood and softwood pulp and produced approximately 280,000 tons in the LTM Period. The paper mill has four paper machines and a toweling machine. The four paper machines have a total annual capacity of approximately 179,000 tons of various grades of uncoated freesheet papers and produced approximately 150,000 tons in the LTM Period. The toweling machine has an annual capacity of approximately 39,000 tons of commercial toweling and produced approximately 28,000 tons in the LTM Period. The Berlin-Gorham Mills include electric generating facilities and a solid waste landfill. In 1998, the electric generating facilities produced an average of 31 megawatt hours of electricity, representing approximately 82% of the Berlin-Gorham Mills' requirements, at approximately 31% of the cost of purchased electricity.

     We believe that the acquisition affords us the following strategic benefits:

     o The Berlin-Gorham Mills enhance our vertical integration by giving us control over a stable source of high quality pulp that we may either use in our operations or selectively sell to third parties depending on our internal requirements and market conditions. A stable source of

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                                       8

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          consistent, high quality pulp will enable us to optimize production and insulate us from the effect of pulp market price fluctuations.

     o The four paper machines at the Berlin-Gorham Mills allow us to further diversify our product line by supplying our existing customers in the away-from-home market with branded and private label value-added uncoated freesheet paper products, such as colored reprographic and bond papers for resale to the small office/home office market and disposable foodservice papers for sale to the fast-food industry.

     o The toweling machine at the Berlin-Gorham Mills enables us to increase our tissue capacity from approximately 220,000 tons to approximately 259,000 tons, an increase of approximately 17.7%.

     In connection with the acquisition, we have entered into certain agreements intended to facilitate our entrance into the uncoated freesheet paper business, facilitate the integration of the pulp and paper making operations of the Berlin-Gorham Mills with our existing operations and give us sufficient time to establish our own marketing capability in the uncoated freesheet market. Under these agreements, Crown Paper will for three years: (1) continue to purchase at least 40,000 tons annually of virgin pulp from the Berlin-Gorham Mills, at a contractually determined, market-based price; and (2) bear all marketing costs and selling responsibility for an annual minimum of 150,000 tons of certain grades of uncoated freesheet papers produced by the Berlin-Gorham Mills at market prices, in return for specified discounts or commissions. In addition, Crown Paper has agreed not to compete with us, for three years following the closing of the acquisition, in the manufacturing and marketing of tissue, toweling and certain limited product categories of uncoated freesheet papers.

Cost Saving Initiatives at the Berlin-Gorham Mills

     We believe substantial opportunities for costs savings and synergies exist at the Berlin-Gorham Mills. Described below are certain cost saving initiatives, some recently completed by Crown Paper and others that we are executing. We cannot assure you that any of these initiatives will produce the desired cost benefits. See "Risk Factors - We May Not Successfully Integrate The Operations Of The Berlin-Gorham Mills With Our Existing Operations Or Realize Expected Cost Benefits" and "Unaudited Pro Forma Consolidated Financial Data."

     Pre-Acquisition Initiatives. In September 1998, Crown Paper replaced key management personnel, including the resident manager of the Berlin-Gorham Mills, and began the process of reducing personnel at the Berlin-Gorham Mills. The new mill management team improved operating performance, increased production and reduced fixed costs in the six month period from October 1998 to March 1999. Over this six month period, fixed costs decreased approximately $5.5 million, or approximately 14.5%, while paper production increased approximately 9,483 tons, or approximately 11.2%, as compared to same period in the prior year. The severance of 95 employees during the LTM Period, in addition to the 13 employees who left in the first quarter of 1998, is estimated to result in approximately $3.0 million of annual savings. Approximately $2.5 million of compensation costs associated with the severed employees was recorded in the LTM Period and has been reflected in Adjusted EBITDA for the LTM Period. Associated with the reduction in personnel was a non-recurring severance charge of approximately $1.9 million in the LTM Period. In addition, in February 1999, the City of Berlin, New Hampshire settled its longstanding property tax dispute regarding the Berlin pulp mill. Based upon the revised property assessment value and the current property tax rate, we believe that we will realize approximately $2.0 million in savings for each of the next three years as a result of this settlement, of which $0.6 million is reflected in Adjusted EBITDA for the LTM Period. Also reflected in the results of the LTM Period is a non-cash write-down in the value of the assets at the Berlin-Gorham Mills of approximately $159.8 million, $16.2 million of which resulted from Crown Paper selling these assets to us at below book value.

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                                        9

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     Post-Acquisition Initiatives. In addition to the strategic advantages of the acquisition, we intend to capitalize on a number of potential synergies and cost savings which we expect to result primarily from:

     o Reduction in Personnel Costs. We further reduced personnel by approximately 6.8% at the Berlin-Gorham Mills by eliminating approximately 53 hourly and salaried positions, which we believe will result in annual savings of approximately $3.5 million. We expect to realize additional annual savings of approximately $0.5 million by conforming the compensation and benefits policies at the Berlin-Gorham Mills to our existing policies.

     o Elimination of Allocated Administrative Costs. Prior to the acquisition, Crown Paper had allocated a substantial portion of its corporate overhead expense to the Berlin-Gorham Mills and provided certain administrative services to the Berlin-Gorham Mills, such as legal and accounting services. For the LTM Period, these charges totaled approximately $8.1 million. We believe that we can provide a similar level of administrative services for approximately $1.7 million annually, which, on a pro forma basis, would have reduced costs by approximately $6.4 million during the LTM Period.

     o Substitution of Lower Cost Raw Materials. We are using our expertise in tissue manufacturing to lower the cost of manufacturing toweling at the Berlin-Gorham Mills by using lower cost paper manufacturing by-products and double lined kraft (i.e., recycled corrugated containers) in place of the significantly higher cost, internally produced bleached virgin pulp historically used by Crown Paper. We believe that these lower cost raw materials, which we use at certain of our other facilities, produce toweling which is comparable in quality to that produced using bleached virgin pulp. We estimate that these substitutions would have lowered costs by approximately $6.8 million over the LTM Period. In addition, as a result of recycling such paper manufacturing by-products, we will avoid the cost which was previously paid by the Berlin-Gorham Mills for transporting these by-products to our landfill, which we estimate would have lowered costs by approximately $0.9 million over the LTM Period.

     o Increase of Wet Lap Pulp Production Capacity. Prior to the acquisition, Crown Paper, at our request, returned an existing wet lap pulp machine to operation at the Berlin pulp mill. Wet lap pulp has a high moisture content, making it uneconomical to transport over long distances. While wet lap pulp could not be economically used by Crown Paper because of its lack of nearby paper mills (other than the Gorham mill, which uses slush pulp rather than wet lap pulp), we are currently transporting the wet lap pulp produced at the Berlin-Gorham Mills to our nearby tissue mills in Winchester, New Hampshire and Greenwich, New York. We believe we would have realized savings of approximately $3.7 million over the LTM Period as a result of the difference between the cash cost to produce wet lap pulp and the purchase price that our Winchester and Greenwich mills have historically paid for virgin pulp over the same time period.

     o Integration of the Acquisition with Existing Operations. We are supplying our Neenah, Wisconsin tissue mill with virgin pulp from excess pulp production at the Berlin-Gorham Mills. Previously, our Neenah mill purchased its virgin pulp requirements in the spot market. By supplying our Neenah mill's virgin pulp requirements from internal sources, we believe that we would have increased our operating profit by approximately $2.4 million in the LTM Period, based on the difference between the lower realized market price for pulp that the Berlin-Gorham Mills received during the LTM Period and the spot prices paid by our Neenah mill.

     o Execution of Favorable Market Pulp Sales Contracts with Crown Paper. We entered into a three-year contract to supply certain of Crown Paper's paper mills with a minimum of 40,000 tons per year of virgin pulp from excess pulp capacity at the Berlin-Gorham Mills. The supply contract is set at verifiable market pricing for similar quality virgin pulp. We believe this contract

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                                       10

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          would have increased our operating profit by approximately $1.7 million during the LTM Period, representing the difference between the implied higher market pricing had the pulp purchase contract been in place compared to the net realized pricing at the Berlin-Gorham Mills for spot market sales of market pulp.

     o Execution of Favorable Marketing Agreements. We entered into three-year marketing agreements with Crown Paper. Under these agreements, Crown Paper will bear all marketing costs and selling responsibility for at least 150,000 tons of certain grades of uncoated freesheet papers which we will produce at the Berlin-Gorham Mills. These uncoated freesheet papers will be sold by Crown Paper at market prices, less specified discounts or commissions. If these agreements had been in place over the LTM Period, we believe we would have realized savings of approximately $2.0 million in the LTM Period, based on the difference between the amount of discounts and commissions that would have been paid to Crown Paper and the historical selling and commission expenses of the Berlin-Gorham Mills during the LTM Period.

                                THE TRANSACTIONS

     The Transactions consisted of the repayment of certain of our debt, our acquisition of the Berlin-Gorham Mills, the closing of the $100.0 million New Credit Facility with LaSalle Bank National Association, an equity contribution from our direct parent and the offering of the old notes.

     The following table illustrates the sources and uses of funds in connection with the Transactions.

                                                                   Amount
Sources of Funds                                               (in millions)
- ----------------                                               -------------
Old Notes...................................................        $159.5
New Credit Facility.........................................           9.9
Equity Contribution.........................................          24.5
                                                                    ------
         Total sources......................................        $193.9
                                                                    ======

Uses of Funds
Repayment of debt...........................................        $138.5
Payment of the acquisition consideration....................          47.1
Fees and expenses...........................................           8.3
                                                                    ------
         Total uses.........................................        $193.9
                                                                    ======


With respect to the foregoing table:

     o the New Credit Facility consists of a five year $100.0 million revolving credit facility. See "Description of Certain Indebtedness."

     o The equity contribution consisted of $24.5 million contributed to us by Middle American Tissue Inc., our direct parent, as common equity. The source of $19.5 million of such contribution was the proceeds from the sale by Middle American Tissue of its senior secured discount notes and common stock purchase warrants to affiliates of the initial purchaser of the old notes. See "Description of Certain Indebtedness - Middle American Tissue Notes."

     o    Repayment of debt consisted of the payment of:

          o approximately $32.3 million outstanding under a term loan facility;

          o approximately $6.9 million outstanding under certain other notes and term loans;

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                                       11

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          o    approximately $67.2 million outstanding under a revolving credit facility; and

          o approximately $29.7 million outstanding under capital lease obligations and approximately $2.4 million of related buyout costs.

     o    Payment of the acquisition consideration consisted of the payment of:

          o the $45.0 million cash consideration for the acquisition of the Berlin-Gorham Mills;

          o    $1.6 million of certain mill costs; and

          o $0.3 million of costs for the restoration of a wet lap pulp machine and $0.2 million of other repairs which Crown Paper caused to be made on our behalf in advance of the acquisition. The cash consideration for the acquisition of the Berlin-Gorham Mills will be reduced based on closing date inventory levels. However, the amount of the reduction has not yet been agreed to and is subject to negotiation. See "Business - Berlin-Gorham Mills Acquisition."

             SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (dollars in thousands)

     The following table sets forth for American Tissue and the Berlin-Gorham
Mills:

     o summary unaudited pro forma consolidated balance sheet data at June 30, 1999; and

     o    summary unaudited pro forma consolidated operating data for:

          o    the fiscal year ended September 30, 1998;

          o    the nine months ended June 30, 1998 and 1999, respectively; and

          o    the 12 months ended March 31, 1999.

     The pro forma consolidated balance sheet data at June 30, 1999 gives effect to the Transactions as if they had occurred on June 30, 1999. The pro forma consolidated operating data for the fiscal year ended September 30, 1998, the nine months ended June 30, 1998 and 1999, respectively, and the 12 months ended March 31, 1999 give effect to the Transactions as if they had occurred on the first day of each of the respective periods.

     The following information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of American Tissue and the financial statements and notes thereto of the Berlin-Gorham Mills, included elsewhere herein.

                                                                Nine Months Ended           12 Months
                                          Fiscal Year Ended         June 30,                  Ended
                                            September 30,    ------------------------        March 31,
                                               1998(1)        1998(2)        1999(2)         1999(2)
                                              ---------      ---------      ---------       ---------
Statement of Operations Data:
Net sales .................................    $390,037       $289,710      $ 316,108       $ 409,425
Gross profit ..............................      71,994         48,980         62,092          74,802
Selling general and administrative expenses      37,622         27,825         28,905          38,902
Operating income (loss) ...................      47,890         34,673       (117,663)       (114,950)
Net income (loss) .........................      31,800         15,750        (72,708)        (66,238)

Other Data:
EBITDA(3) .................................      51,872         32,084         44,340          54,044
Adjusted EBITDA(4) ........................      57,039         36,530         44,991          57,155
Cash interest expense(5) ..................      22,906         17,145         17,177          22,525
Depreciation and amortization .............      12,482          9,441         10,253          12,629
Capital expenditures(6) ...................      37,419         24,026         17,526          34,982
Adjusted EBITDA/cash interest expense .....        --             --             --              2.5x
Total debt/Adjusted EBITDA ................        --             --             --              3.4x



                                                     As of June 30, 1999
                                             -----------------------------------
                                                 Actual             Pro Forma
                                             --------------      ---------------
Balance Sheet Data:
Total assets.................................   $369,702             $357,344
Total debt...................................    217,768              192,210
Stockholder's equity.........................     47,493               91,874

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                                       12

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- -----------
(1) The summary unaudited pro forma statement of operations data for the fiscal year ended September 30, 1998 includes the fiscal year ended September 30, 1998 of American Tissue and the 12 months ended September 30, 1998 of the Berlin-Gorham Mills.

(2) For the Berlin-Gorham Mills, the 39 weeks ended June 28, 1998 and June 27, 1999 and the 52 weeks ended March 28, 1999, as applicable.

(3) EBITDA is defined as operating income plus depreciation and amortization, adjusted for the following non-cash and income items: with respect to American Tissue, income items include rental income and income from insurance claims; and with respect to the Berlin-Gorham Mills, non-cash items exclude the asset impairment and net realizable value charges, the property tax accrual reversal and the corporate overhead allocation, and income items exclude the severance charge and the gain on timberlands sale. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary. See "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and notes thereto of American Tissue and the financial statements and notes thereto of the Berlin-Gorham Mills, included elsewhere herein.

(4)  Pro forma Adjusted EBITDA represents pro forma EBITDA adjusted as follows:

                                                 Nine Months Ended
                              Fiscal Year Ended       June 30,
                                 September 30, --------------------  12 Months Ended
                                     1998        1998        1999     March 31, 1999
                                   --------    --------    --------   -------------
Pro forma EBITDA ..............    $51,872     $32,084     $44,340     $54,044
Non-continuing employee
compensation expense ..........      2,489       2,215         738       2,537
Property tax savings ..........      2,678       2,231         (87)        574
                                   -------     -------     -------     -------
Adjusted EBITDA ...............    $57,039     $36,530     $44,991     $57,155
                                   =======     =======     =======     =======

(5) Cash interest expense represents total interest expense less amortization of deferred financing costs and amortization of debt discount, on a pro forma basis giving effect to this offering of Notes, borrowings of $9.9 million under the New Credit Facility and the application of the net proceeds therefrom.

(6) Capital expenditures exclude portions attributable to capital leases of American Tissue.

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                                       13

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                        SUMMARY HISTORICAL FINANCIAL DATA
                             (dollars in thousands)

     Set forth below are summary historical consolidated financial data for American Tissue and the Berlin-Gorham Mills. The results for the interim periods set forth below are not necessarily indicative of the results to be expected for the full year or any other future period.

     The summary historical operating data of American Tissue for:

          (a) the fiscal years ended September 30, 1994 and 1995, the nine months ended June 30, 1998 and portions of the 12 months ended March 31, 1999 prior to October 1, 1998, reflect the unaudited operating results of the American Tissue subsidiaries prior to the formation of a holding company;

          (b) the fiscal years ended September 30, 1996, 1997 and 1998, reflect the audited operating results of the American Tissue subsidiaries prior to the formation of a holding company; and

          (c) the nine months ended June 30, 1999 and the 12 months ended March 31, 1999, respectfully, reflect the unaudited consolidated operating results of American Tissue for the such periods.

     The summary historical operating data of the Berlin-Gorham Mills for:

          (a) the 52 weeks ended December 25, 1994 and December 31, 1995, the 26 weeks ended June 28, 1998 and June 27, 1999 and the 52 weeks ended March 28, 1999 reflect the unaudited operating results of the Berlin-Gorham Mills for each such period and

          (b) the 52 weeks ended December 29, 1996, December 28, 1997 and December 27, 1998 reflect the audited operating results of the Berlin-Gorham Mills for such periods.

     You should read this information in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of American Tissue and the financial statements and notes thereto of the Berlin-Gorham Mills included elsewhere herein.

AMERICAN TISSUE

                                                                                                         Nine Months
                                                                                                           Ended          12 Months
                                                         Fiscal Year Ended September 30,                  June 30,          Ended
                                             ----------------------------------------------------   -------------------   March 31,
                                               1994       1995       1996       1997       1998       1998       1999       1999
                                             --------   --------   --------   --------   --------   --------   --------   --------
                                            (unaudited)(unaudited)                                 (unaudited)(unaudited)(unaudited)
Statement of Operations Data:
Net sales ................................   $112,378   $138,933   $152,722   $197,596   $213,988   $152,681   $182,557   $236,214
Gross profit .............................     22,026     22,527     30,449     45,026     38,905     27,814     40,019     45,242
Operating income .........................      8,704      6,593     13,268     18,073      9,517      6,564     18,053     14,966
Other Data:
EBITDA(1).................................   $ 13,839   $  9,281   $ 27,950   $ 27,427   $ 23,783     16,070     27,967   $ 29,876
Adjusted EBITDA ..........................     13,839      9,281     27,950     27,427     23,783     16,070     27,967     29,876
Depreciation and amortization ............      3,993      4,092      5,593      8,282     10,585      8,018      8,830     11,327
Capital expenditures(2) ..................      4,463     24,192     40,933     29,172     27,566     19,178     12,607     25,805


                                                    As of             As of
                                                 September 30,       June 30,
                                                     1998              1999
                                                 ------------       ----------
Balance Sheet Data                                                  (unaudited)
Cash and cash equivalents....................     $  1,480          $    597
Working capital (deficiency).................      (48,748)          (44,275)
Total assets.................................      270,819           288,422
Total debt...................................      188,861           188,013
Stockholders' equity.........................       33,644            42,350

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

BERLIN-GORHAM MILLS

                                                                                                    26 Weeks Ended        52 Weeks
                                                  52 Weeks Ended December(3)                           June(4)              Ended
                                 -----------------------------------------------------------    ----------------------     March 28,
                                    1994        1995        1996         1997        1998         1998         1999          1999
                                 ---------    ---------   ---------    ---------   ---------    ---------    ---------    ---------
Statement of Operations Data:   (unaudited)  (unaudited)                                        (unaudited) (unaudited)  (unaudited)
Net sales ....................   $164,733     $236,311    $177,916     $183,398   $ 174,423    $  87,439    $  86,372    $ 171,482
Gross profit (loss) ..........    (15,263)      36,895     (11,257)       3,750     (13,329)     (12,853)       3,104       (7,674)
Operating income (loss) ......    (23,701)      28,177     (20,367)       5,000    (173,880)     (21,331)     (12,590)    (175,499)
Other Data:
EBITDA(1) ....................   $  3,901     $ 56,877    $  9,106     $ 21,387   $   3,414       (3,974)       1,087    $   4,411
Adjusted EBITDA(5) ...........      8,566       62,328      15,025       27,788       7,696       (1,161)       2,054        7,522
Depreciation and amortization.     24,517       24,820      24,061       24,179      23,966       12,083        2,676       19,041
Capital expenditures .........     16,524       13,165      10,872       13,084       9,146        2,812        3,211        9,177


                                            As of                   As of
                                      December 27, 1998         June 27, 1999
                                      -----------------         -------------
                                                                 (unaudited)
Balance Sheet Data
Cash and cash equivalents......               $1,753               $  1,675
Working capital................                7,684                 14,236
Total assets...................              101,042                 81,280
Total debt.....................               30,255                 30,255


(1) See definition of EBITDA in note (3) of "Summary of Unaudited Pro Forma Consolidated Financial Data."

(2)  Excludes portions attributable to capital leases.

(3) The Berlin-Gorham Mills' fiscal year ends on the last Sunday of the month of December (i.e., December 25, 1994, December 31, 1995, December 29, 1996, December 28, 1997 and December 27, 1998).

(4) The Berlin-Gorham Mills' first fiscal quarter ends on the last Sunday of the month of June (i.e., June 28, 1998 and June 27, 1999).

(5) Adjusted EBITDA for the Berlin-Gorham Mills represents EBITDA adjusted as follows:

                                                                                                      26 Weeks Ended       52 Weeks
                                                       Fiscal Year Ended December                          June,             Ended
                                       -------------------------------------------------------     --------------------    March 28,
                                        1994        1995        1996        1997        1998        1998         1999        1999
                                       -------     -------     -------     -------     -------     -------      -------     -------
EBITDA ............................    $ 3,901     $56,877     $ 9,106     $21,387     $ 3,414     $(3,974)     $ 1,087     $ 4,411
Non-continuing employee
compensation expense ..............      2,953       2,953       2,953       2,953       2,953       1,477          601       2,537
Property tax savings ..............      1,712       2,498       2,966       3,448       1,329       1,336          366         574
                                       -------     -------     -------     -------     -------     -------      -------     -------
Adjusted EBITDA ...................    $ 8,566     $62,328     $15,025     $27,788     $ 7,696     $(1,161)     $ 2,054     $ 7,522
                                       =======     =======     =======     =======     =======     =======      =======     =======

- --------------------------------------------------------------------------------

                                  RISK FACTORS

     Before you invest in the exchange notes, you should carefully consider the following factors, in addition to the other information contained in this prospectus.


You Will Be Subject To Certain Adverse Consequences If You Do Not Exchange Your Old Notes

     If you do not exchange your old notes for the exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell your old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the old notes under the Securities Act. In addition, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, subject to certain exceptions, you will not be entitled to any rights to have such old notes registered under the Securities Act pursuant to the registration rights agreement. See "The Exchange Offer - Consequences of Exchanging or Failing to Exchange Old Notes."

You Will Be Responsible For Compliance With Exchange Offer Procedures

     We will issue the exchange notes in exchange for your old notes pursuant to this exchange offer only after we have timely received your old notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. We are not under any duty to give notification of defects or irregularities with respect to the tender of the old notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on ______________________, or on a later extended date and time as we may decide. Old notes that are not tendered, or are tendered but not accepted by us for exchange, will, following the expiration date of the exchange offer and the consummation of this exchange offer, continue to be subject to the existing restrictions upon the transfer thereof.

You May Be Subject To Certain Restrictions On Transfer Of The Exchange Notes

     Based on interpretations by staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that:

     o you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     o you acquire your exchange notes in the ordinary course of your business; and

     o you have no arrangement with any person to participate in the distribution of such exchange notes.

However, we have not submitted a no-action letter to the Securities and Exchange Commission regarding this exchange offer and we cannot assure you that the Securities and Exchange Commission would make a similar determination with respect to this exchange offer as in such other circumstances. If you are an affiliate of ours, are engaged in or intend to engage in, or have any arrangement or understanding with respect to, a distribution of the exchange notes to be acquired pursuant to the exchange offer, you

     o may not rely on the applicable interpretations of the staff of the SEC and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes where the old notes exchanged for such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our best efforts to make this prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available.

We Are A Highly Leveraged Company

     We have a high level of debt. As of March 31, 1999, adjusted to give effect to the Transactions:

     o we would have had approximately $192.3 million of indebtedness outstanding (excluding unused commitments of $90.1 million under our New Credit Facility); and

     o after giving effect to the Transactions, for the LTM Period, our earnings would have been insufficient to cover fixed charges by $160.5 million. However, the ratio of our earnings to fixed charges, excluding asset impairment and net realizable value charges, the property tax accrual reversal and the severance charge, would have been 1.7 to 1. See "Unaudited Pro Forma Consolidated Financial Data."

     Our significant indebtedness could have important consequences to you. For example, it could:

     o require us to dedicate a substantial portion of our cash flow from operations to make payments of principal and interest on our indebtedness. Our failure to generate sufficient cash flow to make required payments could result in a default under such indebtedness (including under the exchange notes);

     o limit our ability to fund working capital, capital expenditures, acquisitions and general corporate requirements;

     o limit our flexibility to expand, fund capital expenditures and react to changes in our business and the industry in which we operate;

     o increase our vulnerability to general adverse economic and industry conditions;

     o place us at a competitive disadvantage to our competitors that have less debt; and

     o limit, among other things, our ability to borrow additional funds and comply with the financial covenants relating to our existing indebtedness. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

See "Description of Certain Indebtedness" and "Description of Exchange Notes."

     Our ability to satisfy our obligations pursuant to such indebtedness (including the exchange notes) will depend upon our future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting our business and operations. Many of such factors are not within our control. We believe, based on our current level of operations, that we will have sufficient capital to carry on our business and to meet our scheduled debt service requirements. We cannot assure you, however, that future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow to meet our debt obligations, we may be required to reduce or delay capital expenditures, restructure or refinance all or a portion of such indebtedness (including indebtedness under the exchange notes and the New Credit Facility), or sell assets or obtain additional financing. We may not be able to implement any of these strategies on satisfactory terms or on a timely basis, if at all. If we cannot satisfy our obligations related to such indebtedness, substantially all of our long-term indebtedness could be in default and could be declared immediately due and payable, with potentially adverse consequences to you. To avoid a default, we may need waivers from third parties, which may not be granted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In addition, our direct and indirect parents are also highly leveraged. See "Description of Certain Indebtedness."

We May Incur Additional Indebtedness

     We may need to incur additional indebtedness to finance capital expenditures at the Berlin-Gorham Mills and at our other facilities and to fulfill our long-term business strategies. The terms of the indenture governing the exchange notes and the terms of the New Credit Facility will permit us and our subsidiaries to incur additional debt, subject to certain limitations. If additional indebtedness is incurred, the risks associated with our highly leveraged condition will increase. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Description of Certain Indebtedness" and "Description of Exchange Notes."

Our Debt Agreements Contain Operating And Financial Restrictions

     The operating and financial restrictions and covenants in our existing debt agreements, the New Credit Facility, the indenture governing the exchange notes and any future financing agreements may adversely affect our ability to finance future operations or working capital or to engage in other business activities. Specifically, our debt agreements require that we maintain certain financial ratios and restrict our ability to, among other things:

     o    declare dividends or redeem or repurchase capital stock;

     o    make certain loans and investments;

     o    incur additional indebtedness;

     o permit payment or dividend restrictions on certain of our subsidiaries;

     o    sell assets;

     o    enter into sale and leaseback transactions;

     o    create certain liens;

     o    engage in certain transactions with affiliates;

     o consolidate, merge or sell all or substantially all of our assets and the assets of our subsidiaries; or

     o    prepay, redeem or purchase debt.

     A breach of any of the restrictions or covenants in our debt agreements could cause a default under the New Credit Facility, other debt or the exchange notes. As a result, a significant portion of our indebtedness then may be declared immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make such accelerated payments, including payments on the Notes. See "Description of Certain Indebtedness" and "Description of Exchange Notes."

     On January 22, 1999, we entered into an agreement with General Electric Capital Corporation (relating to our then existing credit facility with such lender) that (1) waived certain defaults under covenants relating to maintenance of certain financial ratios, the incurrence of debt and the timely delivery of financial statements and certain reports and notices and (2) amended certain financial covenants. We also obtained a waiver from LaSalle National Bank of the default under our then existing revolving credit facility with such lender triggered by the default under our credit facility with General Electric Capital Corporation.

The Value Of Your Security Interest In The Collateral Is Uncertain

     Our obligations under the exchange notes will be guaranteed by all of our domestic subsidiaries and will be secured by first priority liens on, among other things, all of their paper mill plant and property (including the Berlin-Gorham Mills), substantially all of the equipment, intellectual property and related general intangibles of our subsidiary guarantors and all of the stock and membership interests of our subsidiary guarantors. In addition, the exchange notes will be secured by second priority liens on, among other things, certain of the other real property, accounts receivable, inventory and related general intangibles of our subsidiary guarantors. With respect to the lien on our equipment located at Boise Cascade's St. Helens, Oregon mill facility, the trustee for the exchange notes will have a first priority lien on such collateral; except that the first $20.0 million of proceeds derived from the disposition of such equipment must be shared with Boise Cascade on a dollar-for-dollar basis. Borrowings under the New Credit Facility will be secured by first priority liens on accounts receivable and inventory and related general intangibles of certain of our subsidiaries and by second priority liens on collateral securing the exchange notes on which the trustee for the exchange notes has a first priority lien.

     We cannot assure you that the net proceeds of a sale of the collateral securing the exchange notes would be sufficient to repay all of the exchange notes following a foreclosure upon such collateral or a liquidation of the assets of ours or the subsidiary guarantors that have granted such security interests. If the net proceeds received from the sale of the collateral (after payment of any first priority security interests and expenses relating to the sale thereof) are insufficient to pay all amounts due with respect to the exchange notes, you would, to the extent of such insufficiency, have only an unsecured claim against the remaining assets of ours and our subsidiary guarantors (which currently secure indebtedness under the New Credit Facility and certain other indebtedness). Moreover, the ability of the trustee for the exchange notes to foreclose upon the collateral securing the exchange notes would be delayed if our subsidiary guarantors were subject to proceedings under applicable bankruptcy law.

We May Not Successfully Integrate The Operations Of The Berlin-Gorham Mills With Our Existing Operations Or Realize Expected Cost Benefits

     Prior to our acquisition of the Berlin-Gorham Mills, Crown Paper has managed and controlled the operations of such mills. As a result, the discussion under "Prospectus Summary - Cost Savings Initiatives at the Berlin-Gorham Mills" and "Unaudited Pro Forma Consolidated Financial Data" of cost savings expected to be realized as a result of the integration of the operations of the Berlin-Gorham Mills with our existing operations and the implementation of our strategic plan may not reflect our future financial position and operating results.

     Our success will depend, in part, on our ability to integrate the acquired operations of the Berlin-Gorham Mills and to fully implement our business and operating strategies. We cannot assure you that we will be able to effectively manage the operations of the Berlin-Gorham Mills or effectively integrate operations of the Berlin-Gorham Mills with our existing operations. Moreover, we cannot assure you that we will be successful in rationalizing certain functions and implementing appropriate operational, financial and management systems and controls to fully achieve the cost savings expected to result from the acquisition. Our efforts to implement our strategy and to integrate the operation of the Berlin-Gorham Mills could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, after gaining experience with operations of the Berlin-Gorham Mills, our management may decide to alter or discontinue certain aspects of the business and operating strategy discussed herein and may adopt alternative or additional strategies. Any failure to integrate the operations of the Berlin-Gorham Mills or to effectively implement our strategy could have a material adverse effect on our business, financial condition and results of operations and on our ability to service our indebtedness, including the exchange notes.

     The estimated cost savings described under "Prospectus Summary - Cost Savings Initiatives at the Berlin-Gorham Mills," and "Unaudited Pro Forma Consolidated Financial Data" represent the cost savings expected to result from our acquisition of the Berlin-Gorham Mills and from the implementation of our business and operating strategy, based on operating results in the LTM Period. These estimated future cost reductions and savings are based upon a number of assumptions, which may be inaccurate and relate only to estimated cost reductions and savings on the items described. Accordingly, the expected cost reductions and savings are not necessarily indicative of our pro forma or future financial results, including EBITDA and net income, which may be affected by a number of other factors, including demand and pricing for our products and other costs associated with our production, distribution and other operations. In addition, we cannot assure you that we will be able to fully realize any or all of the operating and economic benefits expected to result from our acquisition of the Berlin-Gorham Mills.

We Are Subject To Cyclical Industry Conditions

     Tissue and Paper Products. The markets for our tissue and uncoated freesheet paper products are characterized by periods of supply and demand imbalance, with supply being added in large blocks and demand fluctuating with:

     o changes in industry capacity, economic conditions (including in the case of our uncoated freesheet paper products);

     o   the overall level of domestic economic activity; and

     o competitive conditions (including, in the case of our uncoated freesheet paper products, intensified competition from overseas producers responding to favorable exchange rate fluctuations and/or unfavorable overseas market conditions).

All of such conditions are beyond our control. An imbalance of supply and demand can have significant effects on our selling prices and, therefore, our profitability. Certain other factors may increase the cyclical nature of our industry. Such factors include the substantial capital investment and high fixed costs required to manufacture tissue and other paper products and convert tissue products and the significant costs associated with reductions in manufacturing capacity. In addition, because of such high fixed costs, many manufacturers strive to maintain high levels of usage of their manufacturing capacity (i.e., operating rates) to cover such fixed costs. Accordingly, relatively small changes in operating rates due to changes in domestic demand, capacity, levels of imports or other circumstances may significantly affect prices. We cannot assure you that:

     o    the current price levels of our products will be maintained;

     o    any price increases that we may announce will be realized;

     o the industry will not add new incremental capacity from new machines or rebuilds of existing machines; or

     o    imports will not increase.

All of the foregoing would have a potentially negative effect on market conditions. Such circumstances could have a material adverse effect on our ability to maintain current sales and pricing levels. Prices for our products may fluctuate substantially in the future. A significant downturn in such prices could have a material adverse effect on our business, financial condition and results of operations.

     Tissue and Paper Manufacturing Raw Materials. Wood pulp, chemicals, recycled paper pulp and waste paper are the principal raw materials used in the manufacture of our tissue and uncoated freesheet paper products. Such materials are purchased in highly competitive, price-sensitive markets. While we anticipate that wood pulp produced by the pulp mill at the Berlin-Gorham Mills should be sufficient to satisfy our requirements for wood pulp for our uncoated freesheet paper operations (and a significant portion of our tissue operations), the cost of recycled pulp and chemicals have historically exhibited price and demand cyclicality similar to the cycles for paper products. In addition, increased demand for paper and wood products has resulted in greater demand for raw materials, which has recently translated into higher raw material prices for the paper industry. Historically, price increases for our paper products have lagged behind increases in raw material costs. We cannot assure you that the prices of such materials will fluctuate in a similar cycle to paper products or that all or part of any increased costs can be passed along to consumers of our tissue or uncoated freesheet products directly or in a timely manner.

     Pulp Manufacturing Raw Materials. Wood fiber is the principal raw material used in the production of pulp at the Berlin-Gorham Mills. In connection with our acquisition of the Berlin-Gorham Mills, we have effectively become a party to certain long-term supply contracts with suppliers of wood fiber located in close proximity to the Berlin-Gorham Mills. If for any reason such agreements have not been assigned to us or are terminated by such suppliers, we would also be subject to the cyclicality of the wood fiber market. The supply and price of wood fiber is dependent upon a variety of factors, including environmental and conservation regulations, natural disasters and weather, over which we have no control. We can not assure you that we will not have difficulty obtaining wood fiber in economic proximity to the Berlin-Gorham Mills. Moreover, there can be no assurance that all or part of any increased costs can be passed along to consumers of pulp and paper products directly or in a timely manner.

We Have No Experience In Manufacturing And Selling Uncoated Freesheet Paper Products

     Historically, the four freesheet paper machines at the Berlin-Gorham Mills have been used by Crown Paper for the manufacture of uncoated freesheet paper products, primarily for printing and publishing end-uses. We are not acquiring any assets or marketing and distribution organizations from Crown Paper that would permit us to market and distribute such paper products following the consummation of our acquisition of the Berlin-Gorham Mills and we do not have the knowledge, experience or organization that would permit us to successfully market and distribute such products. Consequently, during the three-year period following the consummation of the acquisition, we will be substantially dependent on Crown Paper to market and distribute for us, pursuant to our paper purchase and marketing agreements with Crown Paper, uncoated freesheet paper products produced at the Berlin-Gorham Mills. Crown Paper will receive certain discounts and commissions pursuant to such agreements.

     According to Crown Paper's Annual Report on Form 10-K for its fiscal year ended December 27, 1998 and its Quarterly Report on Form 10-Q for its fiscal quarter ended June 27, 1999, Crown Paper had a high level of debt, net losses and declining operating cash flows. Accordingly, there is a risk that Crown Paper may not have the financial resources to permit it to perform its obligations under our paper purchase and marketing agreements. Moreover, in order to conserve cash to satisfy its debt service requirements, Crown Paper may be required to restructure its operations or reduce or eliminate funding for certain marketing and distribution activities, all of which could materially adversely affect Crown Paper's ability to perform its obligations under such paper purchase and marketing agreements. Any failure by Crown Paper to perform its obligations under our paper purchase and marketing agreements could have a material adverse effect on our ability to profitably market and distribute such products.

Crown Paper May Not Be Able To Perform Its Obligations Under the Acquisition Agreement

     Under the asset purchase agreement relating to the Berlin-Gorham Mills, Crown Paper has made certain representations and warranties to us which we believe are typical in similar transactions, concerning its assets, liabilities, business and affairs and has agreed, subject to certain limitations, to indemnify and hold us harmless from certain liabilities, losses or damages that we may suffer or incur as a result of Crown Paper's breach of any such representation and warranty. Crown Paper's financial situation may significantly impair its ability to meet its indemnification obligations under the asset purchase agreement in the event we assert a claim for indemnification. To the extent that we are unable to recover from Crown Paper for any loss or damages that we may suffer or incur, we will be required to bear such loss or damages, which could have a material adverse effect on our ability to pay interest on the exchange notes and on our business, financial condition and operating results.

We Could Be Affected By Year 2000 Issues

     The Year 2000 issue concerns the potential exposures related to the erroneous generation of business and financial information resulting from the fact that certain computer systems and software programs use two digits, rather than four, to define the applicable year of business transactions. These programs do not properly recognize a year that begins with "20" instead of the familiar "19." These programs may process data incorrectly or stop processing data altogether on January 1, 2000. We rely upon our own and vendor-supplied technology and recognize the potential business risk to our assets and systems associated with the arrival of the Year 2000.

     We have substantially completed the process of identifying and remediating Year 2000 compliance issues associated with our computer systems and software programs. To date, we have spent approximately $600,000 in connection with our Year 2000 compliance program, and this program is substantially completed. We are in the process of identifying Year 2000 compliance issues associated with our suppliers' products, services and operations. Our customers and suppliers may not have management information systems that are Year 2000 compliant and required systems modifications may not be completed by the Year 2000. Failure of our customers and suppliers to be Year 2000 compliant could have a material adverse effect on our business, financial condition and results of operations.

     We are responsible for completing the remediation of any computer systems and software programs at the Berlin-Gorham Mills which were not remediated by Crown Paper as of the consummation of the acquisition. Crown Paper has represented to us that it had in operation programs designed to identify and remediate Year 2000 issues and that it estimated that the total cost to complete its remediation program would not exceed $1.25 million. However, we cannot assure you that the cost of remediating such systems and programs will not significantly exceed such amount.

We May Be Unable To Implement Our Development And Acquisition Strategy

     Our ability to successfully implement our growth strategy is subject to a variety of risks, including changes in the competitive climate in which we operate and our ability to obtain financing in a timely manner at reasonable costs and on terms and conditions acceptable to us. We cannot assure you that any planned capital investment program will take place as planned or that our plan to expand products and services will generate positive cash flows or result in profits.

     Our capital investment program involves strategic acquisitions of underperforming and underutilized facilities. We cannot assure you that we will be able to turn around any facilities that we may acquire.

     Our ability to integrate acquired businesses may be affected by a number of factors, including the ability of our existing management and systems infrastructure to absorb the increased operations, the response of competition and general economic conditions, many of which are not within our control. For example, we cannot assure you that we will be able to integrate successfully the operations of the Berlin-Gorham Mills with our existing operations. See "We May Not Successfully Integrate The Berlin-Gorham Mills With Our Existing Operations Or Realize Expected Cost Benefits." Acquisitions may also substantially increase our indebtedness and obligations to make payments of interest and principal in respect of such indebtedness. While growth through acquisitions is part of our capital investment program, we cannot assure you that:

     o    suitable acquisitions will be available to us on acceptable terms;

     o financing for future acquisitions will be available on acceptable terms, or on any terms at all;

     o    future acquisitions will be advantageous to us; or

     o    the anticipated benefits of such acquisitions will occur.

We Operate In A Highly Competitive Industry

     Tissue. The North American tissue industry is highly competitive. We believe that competition is based principally on product quality, price and customer service. Our competitors include Kimberly-Clark, Fort James, Procter & Gamble, Georgia-Pacific, Wisconsin Tissue (a subsidiary of Chesapeake Corporation), Potlatch, Marcal, Irving and Global Tissue (a subsidiary of Kruger, Inc.). Some of our competitors are lower cost producers of tissue products. Additionally, many of our competitors are large, vertically-integrated companies that are more strongly capitalized than we are. Any of the foregoing factors may enable such competitors to better withstand periods of declining prices and adverse operating conditions in the tissue industry.

     Uncoated Freesheet Papers. In the uncoated freesheet paper market, we compete principally in North America, primarily with U.S. and Canadian paper producers, but also with overseas producers. Similar to the tissue market, we compete primarily on the basis of price, although quality and service are often the determining factors in the choice of a supplier. In addition, we are competing with integrated and non-integrated producers of paper products. We believe we are a fully-integrated manufacturer. Fully-integrated manufacturers (i.e., those whose requirements for pulp or other fiber are met fully from their internal sources) may have certain competitive advantages relative to those that are not fully-integrated manufacturers in periods of relatively high prices for raw materials, in that the former are able to ensure a steady source of such raw materials at costs that may be lower than prices in the prevailing market. However, certain competitors which are less integrated than we are may have certain cost advantages in periods of relatively low pulp prices in that they may be able to purchase pulp at prices lower than our production costs. Moreover, certain of our competitors are lower-cost producers than we are and certain of our competitors have greater financial resources than we have. In addition, many end-users of printing/writing/publishing products in recent years have responded to changing economic conditions and paper prices by substituting less expensive paper grades for use in their products, and this tendency may benefit certain of our competitors which produce lower priced paper products.

     We cannot assure you that we will be able to successfully compete in the tissue or uncoated freesheet papers industry or that increased competition will not have a material adverse effect on our business, financial condition and results of operations.

We Are Controlled By A Few Of Our Parent's Stockholders

     Mr. Nourollah Elghanayan, our Chairman of the Board, and members of Mr. Elghanayan's family, and Mr. Mehdi Gabayzadeh, our President and Chief Executive Officer, and trusts for the benefit of certain members of Mr. Gabayzadeh's family, collectively, indirectly beneficially own 100% of the outstanding shares of our common stock, without giving effect to any warrants to purchase common stock of our direct parent. As a result, Messrs. Elghanayan and Gabayzadeh and their respective family members control, and are expected to continue to control, our management, policies and financing decisions and, collectively, have the power to elect a majority of the members of our board of directors and control the vote on any matter requiring the approval of our stockholders, including the adoption of certain amendments to our certificate of incorporation and approval of mergers or the sale of all or a substantial part of our assets. As a result, circumstances could arise in which the interests of these stockholders could conflict with your interests as holders of the exchange notes. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the exchange notes.

     Additionally, in connection with their purchase of senior secured discount notes of Middle American Tissue Inc., our direct parent, affiliates of the initial purchaser of the old notes received, among other things, warrants to purchase up to 12% of Middle American Tissue's common stock as of the issue date of the old notes and the right to appoint one member of our board of directors and the trustee for the Middle American Tissue senior secured discount notes was granted a pledge of all of the common stock of American Tissue. Under the circumstances described under "Description of Certain Indebtedness - Middle American Tissue Notes," such affiliates of the initial purchaser or their transferees could cause the trustee for these senior secured discount notes to exercise its rights under the pledge agreement regarding the pledge of common stock and such affiliates could thereby obtain control of American Tissue.

We Are Subject To Certain Labor Agreements

     We have a collective bargaining agreement with the Paper, Allied-Industrial, Chemical and Energy Workers International Union covering most of our employees at our mill in Neenah, Wisconsin, which expires in May 2002. Our tissue-making operation in St. Helens, Oregon, which is operated for us by Boise Cascade, is staffed with Boise Cascade employees, most of whom are represented by the Association of Western Pulp and Paper Workers. The collective bargaining agreement between Boise Cascade and such union expires in March 2005. Moreover, at the Berlin-Gorham Mills, the hourly production employees are represented by the Paper, Allied-Industrial, Chemical and Energy Workers International Union and hourly staff employees are represented by the Office and Professional Employees International Union. The agreements governing such employees at the Berlin-Gorham Mills expire in June and July 2002.

     We cannot assure you that we will be successful in renegotiating the agreements relating to unionized employees at any of our facilities, or that Boise Cascade will be successful in renegotiating its agreement with the Association of Western Pulp and Paper Workers upon its expiration. In addition, we cannot assure you that we will not incur increased costs as a result of any such negotiations.

     An interruption of operations at any of our facilities could have a material adverse effect on our ability to pay interest on the exchange notes, as well as on our business, financial condition and results of operation.

We Are Dependent On The Continuing Operations Of Our Manufacturing Facilities

     Our revenues depend on the continuing operations of our paper mills and converting facilities. The operations of such facilities involve many risks, including:

     o    the breakdown, failure or substandard performance of equipment;

     o    power outages;

     o    the improper installation or operation of equipment;

     o    natural disasters; and

     o    the need to comply with directives of governmental agencies.

     The occurrence of material operational problems could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, under our agreement with Boise Cascade, the operate our tissue machine for us, which is located on property that we lease from them at their mill facility in St. Helens, Oregon. Under such agreement, Boise Cascade makes available to us for purchase, wood pulp produced at its adjacent pulp mill and uses such pulp in their operation of our tissue machine. This agreement expires on December 31, 2022. A default by Boise Cascade or the early termination of the agreement with Boise Cascade could have a material adverse effect on our business, financial condition and results of operations.

     Our Operations Are Subject To Comprehensive Environmental Regulation

     Our operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste water and storm water, storage, treatment and disposal of materials and waste, remediation of soil, surface water and ground water contamination and liability for damages to natural resources. Compliance with these laws and regulations is an increasingly important factor in our business. We will continue to incur capital and operating expenditures, which expenditures may be material in relation to our cash flow from operations, to comply with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements.

     We are subject to strict, and under certain circumstances joint and several, liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that we own or operate and at properties where we or our predecessors have arranged for the disposal of regulated materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We cannot assure you that we will not be involved in additional proceedings in the future and that the total amount of future costs and other environmental liabilities will not be material.

     We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations, or more strict interpretation or enforcement of existing laws and regulations, could require us to make additional expenditures, some or all of which could be material.

Our Compliance with U.S. Environmental Protection Agency "Cluster Rules" Could Require Us to Make Significant Capital Expenditures In the Future

     The U.S. Environmental Protection Agency has issued final rules known as the "Cluster Rules" affecting pulp and paper industry discharges of wastewater and gaseous emissions. The Cluster Rules apply to pulping from the initial feedstock of wood and certain bleaching processes. The Cluster Rules require changes in the pulping, bleaching and/or air emission and wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin-Gorham Mills. Based upon our understanding of the Cluster Rules, and after consultation with independent environmental consultants, we estimate that approximately $13 million of capital expenditures, within a range of plus or minus approximately 25%, may be required to comply with the Cluster Rules, with compliance dates beginning in 1999 and extending over the next two to five years. There are risks and uncertainties associated with our estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates, including changes in technology, interpretations of the Cluster Rules by government agencies that are substantially different from our interpretations or other matters. The EPA has also proposed additional requirements for the pulp and paper industry, which, if and when adopted, may require additional material expenditures.

We May Be Required to Make Material Expenditures To Remediate Certain Environmental Conditions at the Berlin-Gorham Mills

     The Berlin-Gorham Mills have been in operation for many years and, over such time, Crown Paper and other prior operators at the Berlin-Gorham Mills have generated and disposed of wastes which are or may be considered hazardous. The soil, groundwater and adjacent area remediation which is currently under consideration with respect to the Berlin-Gorham Mills could, based upon available information, cost up to $400,000 over the next two years. Included among the waste materials generated by past operations are contaminants left in the vicinity of a former chemical plant on the northern portion of the Berlin pulp mill property, of which a small building known as the "Cell House" remains standing. The procedures required to remove the Cell House building, to encapsulate and seal off the affected areas and thereafter to monitor such areas as required by current regulations are estimated to cost up to $2.3 million. In addition, certain maintenance and repairs to the wastewater treatment plants at the Berlin-Gorham Mills have been identified and are estimated to cost up to $2.1 million.

     The discovery of previously unknown contamination of property underlying, or in the vicinity of, the Berlin-Gorham Mills could require us to incur material unforeseen expenses for which we may not have any recourse against Crown Paper or other prior operators. Occurrences of any of these events could have a material adverse effect on our financial condition.

We Are Dependent On Our Key Personnel

     We are dependent on the retention of, and continued performance by, our executive officers, including Mr. Mehdi Gabayzadeh, our President and Chief Executive Officer and Mr. Nicholas T. Galante, III, our Executive Vice President and President and Chief Executive Officer of our subsidiary Pulp & Paper of America LLC, which operates the Berlin-Gorham Mills. We believe that the loss of the services of either Mr. Gabayzadeh or Mr. Galante could have a material adverse effect on us. We do not have employment contracts with any of our senior managers.

We Have Recently Made Changes In Our Financial And Accounting Department

     In order to address certain deficiencies of our management information systems and accounting systems, we have restructured our financial and accounting department, including hiring a new chief financial officer, and retained consultants who are working with us to install new management information systems. We believe that such changes will be helpful in managing our operations, including completing and delivering complete and accurate financial statements in a more timely manner.

     It is our intention to deliver financial statements and file reports with the Securities and Exchange Commission within the required time periods of the Commission and as required by the indenture governing the exchange notes and our New Credit Facility. However, we can give you no assurance that we will be able to effect such changes in our management information systems and accounting systems in a timely manner or that any delay will not have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We May Be Subject To Federal And State Fraudulent Transfer Laws

     Under applicable federal or state fraudulent transfer laws, under certain circumstances, the subsidiary guarantees of the exchange notes may be subordinated to our existing or future indebtedness or the existing or future indebtedness of our subsidiary guarantors, and the security interests in the assets of our subsidiary guarantors then securing the exchange notes and guarantees could be found to be void or unenforceable in accordance with their terms. Under such laws, if a court were to find that, at the time the subsidiary guarantees were issued, and the security interests in certain of their assets securing the subsidiary guarantees were granted, that a subsidiary guarantor issued its subsidiary guarantee (1) with the intent of hindering, delaying or defrauding creditors, or (2) received less than a reasonably equivalent value or fair consideration in exchange for such obligation, and:

     o was insolvent, or became insolvent, by reason of the sale of the Notes or its subsidiary guarantee (and the application of the proceeds of such sale);

     o    was left with an unreasonably small amount of capital; or

     o believed that it would incur debts beyond its ability to pay such debts as they matured, or, irrespective of any consideration received or its solvency at such time, actually intended to hinder, delay or defraud its present or future creditors;

such court could void such subsidiary guarantee and the security interest securing such subsidiary guarantee, or subordinate such subsidiary guarantee to all other indebtedness of such guarantor. In such event, we could not assure you that any repayment of the exchange notes, either by us or the subsidiary guarantors, could ever be recovered by you, as holders of the exchange notes.

     For the purpose of the above discussion, the measure of insolvency varies depending upon the law of the jurisdiction being applied. Generally, however, a subsidiary guarantor would be considered to have been insolvent at the time the exchange notes and the subsidiary guarantees were issued if the sum of its debts were, at that time:

     o greater than the sum of the value of all of its property at a "fair valuation;" or

     o if the then "fair saleable value" of its assets was less than the amount that was then required to pay the probable liability on its existing debts and liabilities (including contingent liabilities) as they mature.

     We cannot assure you as to:

     o the standard a court would apply in order to determine whether any subsidiary guarantor was insolvent as of the issue date of the exchange notes and subsidiary guarantees; or

     o that, regardless of the method of valuation, a court would not determine that such subsidiary guarantor was insolvent on such date; or

     o that, regardless of whether the subsidiary guarantor was insolvent on such date, the issuance of its subsidiary guarantee and the grant of security interests constituted fraudulent transfers on another of the grounds summarized above.

     Moreover, the subsidiary guarantees may be subject to a claim that they were issued for less than reasonably equivalent value or fair consideration, because the subsidiary guarantees were issued by the subsidiary guarantors for our benefit and only indirectly for the benefit of the subsidiary guarantors. As described in the preceding paragraph, a court, therefore, could void the subsidiary guarantees and security interests or subordinate them to other obligations of the subsidiary guarantors.

Holders Of The Exchange Notes May Suffer Adverse Tax Consequences Because The Old Notes Were Issued At A Discount From Their Principal Amount

     Our old notes were issued at a discount from their principal amount. Consequently, holders of the exchange notes generally will be required to include amounts in gross income for federal income tax purposes before receiving the cash payments to which such income is attributable. See "Certain United States Income Tax

Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the holders of the exchange notes of the acquisition, ownership and disposition of the exchange notes.

     If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of the exchange notes with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of the initial offering price of the old notes and that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest." To the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of the exchange notes may realize taxable gain or loss upon payment of such holder's claim in bankruptcy.

We May Not Be Able To Finance A Change Of Control Offer

     Upon the occurrence of certain change of control events, the holders of the exchange notes may require us to repurchase all of their outstanding exchange notes. See "Description of Certain Indebtedness" and "Description of Notes - Certain Covenants - Change of Control." However, it is possible that we will not have sufficient funds at the time of such change of control or that restrictions under the New Credit Facility or our other debt agreements will not allow such repurchases. Moreover, under the New Credit Facility, certain change of control events are events of default giving the lenders thereunder the right to accelerate the maturity of borrowings thereunder. We cannot assure you that we will be able to obtain the necessary consents from the lenders under the New Credit Facility to permit us to repurchase the exchange notes pursuant to a change of control offer or to repay or refinance all of the indebtedness under the New Credit Facility. If we fail to make a change of control offer or pay the required repurchase price when due, an event of default under the exchange notes will occur.

The Exchange Notes Have No Public Market And You Cannot Be Sure That An Active Trading Market Will Develop

     The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We have been informed by the initial purchaser that it intends to make a market in the exchange notes following the completion of this offering of the exchange notes. However, the initial purchaser is not obligated to do so, and may discontinue its market-making activities with respect to the exchange notes at any time without notice. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for these exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you can not be sure that an active trading market will develop for these exchange notes.

You Should Not Rely On Forward-Looking Statements Contained In This Prospectus

     This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve the plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this "Risk Factors" section. As used in this "Risk Factors" section, unless the context otherwise requires, the terms "Company," "American Tissue," "we," "our," "ours," and "us" refer to American Tissue Inc. and all of its subsidiaries.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We sold the old notes to the initial purchaser on July 9, 1999 in a private placement. The old notes were not registered under the Securities Act of 1933. The initial purchaser has informed us that it promptly resold the old notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act of 1933. When we sold the old notes to the initial purchaser, we entered into the registration rights agreement, which requires that we file a registration statement under the Securities Act of 1933 with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you and all other holders of the old notes the opportunity to exchange your old notes for a like principal amount of exchange notes. These exchange notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold without restrictions or limitations under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section.

     Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no action letters to third parties, we believe that the exchange notes to be issued in the exchange offer will be freely transferable by a holder who receives them in exchange for the old notes, without further registration under the Securities Act, provided that the holder represents to us that:

          (1) it is not an "affiliate" of American Tissue (such as a director, executive officer or controlling stockholder of American Tissue or our parent companies),

          (2) it will be acquiring the exchange notes in the ordinary course of its business, and

          (3) it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to participate in, a distribution of the exchange notes.

     However, we have not sought a no-action letter from the Securities and Exchange Commission with respect to this exchange offer and we cannot assure you that the Securities and Exchange Commission's staff would make a similar determination with respect to this exchange offer. Any holder of the old notes who is an "affiliate" of our company or who intends to participate in the exchange offer for the purpose of distributing the exchange notes,

          (1) will not be able to validly tender old notes in the exchange offer,

          (2) will not be able to rely on the interpretations of the staff of the Securities and Exchange Commission, and

          (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer or sale of its the old notes, unless such offer or sale is made pursuant to an exemption from those requirements.

     In addition, each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an "underwriter" within the meaning of Section 2(11) of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes acquired by that broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale.

     If you are not eligible to participate in the exchange offer, you can elect, by so indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes included within the coverage of a shelf registration statement pursuant to Rule 415 under the Securities Act. If we have to file a shelf registration statement, we will be required to keep it effective for a period of two years or such shorter period that will terminate when all of the old notes covered by that shelf registration statement have been resold. Other than as set forth in this paragraph, holders of the old notes will not have the right to require us to register their old notes under the Securities Act.

Terms of the Exchange Offer

     Upon satisfaction or waiver of the conditions of our exchange offer set forth in this prospectus and in the accompanying letter of transmittal, we will accept all the old notes that are validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     By tendering the old notes in exchange for exchange notes and by executing the letter of transmittal, you will be required to represent that:

          (1) you are not an "affiliate" of our company,

          (2) any exchange notes that you receive in the exchange offer will be acquired by you in the ordinary course of your business, and

          (3) you have no intention to distribute, and have no arrangement or understanding with any person to participate in the distribution of, the exchange notes you acquire.

     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that:

          (1) the offering of the exchange notes has been registered under the Securities Act,

          (2) the exchange notes will not be subject to restrictions on resale, and

          (3) certain provisions of the registration rights agreement relating to our obligation to pay liquidated damages to holders of the old notes under certain circumstances will become ineffective.

     The exchange notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of, the same indenture as the old notes.

     As of the date of this Prospectus, $165,000,000 aggregate principal amount of old notes is outstanding. In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

     Copies of this prospectus, together with the accompanying letter of transmittal, are initially being sent to all registered holders of old notes as of the close of business on __________, ____. The exchange offer is not conditioned upon any minimum aggregate principal amount of the old notes being tendered. However, the exchange offer is subject to certain customary conditions which may be waived by us, and to the terms and provisions of the registration rights agreement. See "- Conditions to the Exchange Offer" for a detailed description of those conditions.

     We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will receive the exchange notes from us for authentication and will deliver them to the tendering holders.

     If we do not accept any tendered old notes for exchange because of an invalid tender or because the conditions to the exchange offer have not been met, certificates for any such unaccepted old notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date of our exchange offer.

     Holders who tender old notes in our exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of their old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with our exchange offer.

Expiration Date; Extensions; Amendments

     The term "expiration date," as used in this prospectus, means 5:00 p.m., New York City time, on _______, ____, unless we, in our sole discretion, extend our exchange offer. If we extend our exchange offer, the term "expiration date" will mean the latest date to which our exchange offer is extended. We may extend our exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

We reserve the right, in our sole discretion:

          (1) to delay accepting any old notes for exchange;

          (2) to extend our exchange offer;

          (3) to terminate our exchange offer if the conditions set forth below under "- Conditions to the Exchange Offer" have not been satisfied; and

          (4) to amend the terms of our exchange offer in any manner.

     We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. In addition, we will promptly notify each registered holder of old notes of any amendment. We will give to the exchange agent written confirmation of any oral notice.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Securities Exchange Act of 1934, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Interest on the Exchange Notes

     Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes, from July 9, 1999.

Procedures for Tendering Old Notes

     To tender old notes in our exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions contained below. You must then mail or otherwise deliver the letter of transmittal (or a facsimile), together with the old notes to be exchanged and any other required documents, to the exchange agent, at its address set forth herein under "- Exchange Agent" and in the letter of transmittal. You may also effect a tender of old notes pursuant to the procedures for book-entry transfer as provided for herein and in the letter of transmittal.

     We understand that, promptly after the date of this prospectus, the exchange agent will make a request to establish accounts at DTC for the purpose of facilitating the exchange offer. Subject to the establishment of those accounts, any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of its old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC'S procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a facsimile thereof) with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein (under "- Exchange Agent") prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The exchange agent and DTC have confirmed that our exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the Depositary in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an "agent's message" to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

          (1) DTC has received an express acknowledgement from the DTC participant that is tendering the old notes which are the subject of the book-entry transfer;

          (2) the DTC participant has received and agreed to be bound by the terms of the letter of transmittal; and

          (3) we may enforce the terms of the letter of transmittal against the DTC participant.

In the case of an "agent's message" relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the DTC participant tendering old notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

     Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to old notes transferred through the Automated Tender Offer Program, a DTC participant using the Automated Tender Offer Program must also properly complete and duly execute the applicable letter of transmittal and deliver it to the exchange agent.

     By the authority granted by DTC, any DTC participant which has old notes credited to its DTC account at any time (and held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to The Chase Manhattan Bank, as the Depositary for the old notes. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The tender by a holder and the acceptance of the tender by us will constitute an agreement between the holder and us upon the terms, and subject to the conditions, set forth in this prospectus and in the letter of transmittal.

     Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any old notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     Only a holder in whose name old notes are registered may tender those old notes in the exchange offer. To tender in the exchange offer, a holder must:

          (1) complete, sign and date the letter of transmittal or a facsimile thereof;

          (2) have the signatures thereon guaranteed if required by the letter of transmittal; and

          (3) unless the tender is being effected pursuant to the procedure for book-entry transfer, mail or otherwise deliver the letter of transmittal (or a facsimile thereof), together with the old notes and other required documents, to the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.

     If less than all of your old notes are tendered, you should fill in the principal amount of the old notes being tendered in the appropriate box on the letter of transmittal. The entire principal amount of the old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST THAT YOUR BROKER, OR A COMMERCIAL BANK, TRUST COMPANY OR NOMINEE, EFFECT THE TENDER ON YOUR BEHALF, AS SET FORTH IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

     If your old notes are registered in the name of a broker, commercial bank, trust company or other nominee and you wish to tender those old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm or institution that is a member firm of the Medallion system, unless the old notes are tendered by:

          (1) a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" of the letter of transmittal or

          (2) for the account of a member firm of the Medallion system.

If the letter of transmittal is signed by a person other than the registered holder listed therein, the old notes that are the subject of that letter of transmittal must be endorsed or accompanied by appropriate bond powers that authorize that person to tender the old notes on behalf of the registered holder. The endorsement or bond powers must be signed in the name of the registered holder as it appears on the old notes.

     All questions as to the:

     o    validity;

     o    form;

     o    eligibility (including time of receipt);

     o    acceptance of the tendered old notes; and

     o    withdrawal of the tendered old notes;

will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes which would be unlawful if accepted, in the opinion of our counsel. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     We intend to notify holders of defects or irregularities with respect to tenders of old notes. However, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     Any old notes received by the exchange agent that we determine are not properly tendered or as to which the defects or irregularities have not been cured or waived, will be returned by the exchange agent to the tendering holder, as soon as practicable following the expiration date.

     In addition, we reserve the right, in our sole discretion:

          (1) to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

          (2) to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

     Holders who wish to tender their old notes but who cannot, prior to the expiration date:

          (1) deliver their old notes, the letter of transmittal or any other required documents to the exchange agent; or

          (2) who cannot complete the procedures for book-entry transfer,

may effect a tender if:

     o they tender through an institution that is a member firm of the Medallion system;

     o prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion system a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the old notes being tendered and the principal amount of those old notes, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or a facsimile thereof), together with the certificate(s) representing those old notes (or a confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC) and any other documents required by the letter of transmittal, will be deposited by the member firm with the exchange agent; and

     o the exchange agent receives within five New York Stock Exchange trading days after the expiration date:

          (1) the properly completed and executed letter of transmittal (or a facsimile thereof);

          (2) the certificate(s) representing all tendered old notes in proper form for transfer (or a confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC); and

          (3) all other documents required by the letter of transmittal.

     Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, holders may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, the exchange agent must receive, by a telegram, telex, letter or facsimile transmission, notice of withdrawal at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. A notice of withdrawal must:

          (1) specify the name of the person that deposited the old notes to be withdrawn;

          (2) identify the old notes to be withdrawn (including the certificate number(s) and principal amount of those old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited);

          (3) be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal by which those old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of those old notes into the name of the person withdrawing the tender; and

          (4) specify the name in which any of those old notes are to be registered, if different from that of the person who deposited those old notes.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. We will not deem old notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn old notes, unless you validly retender the withdrawn old notes. We will return any old notes which have been tendered but which are not accepted for exchange to the holder of the old notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

     You may retender properly withdrawn old notes by following one of the procedures described above under the heading "Procedures for Tendering Old Notes".

Conditions to The Exchange Offer

     Notwithstanding any other term of the exchange offer, we will not be required to accept any old notes for exchange, or to exchange any exchange notes for any old notes, and we may terminate or amend the exchange offer before our acceptance of tenders of the old notes if:

          (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

          (2) any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

          (3) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

If we determine, in our sole discretion, that any of the conditions are not satisfied, we may:

          (1) refuse to accept any old notes and return to the holders any old notes that have been tendered, or

          (2) extend the exchange offer and retain all old notes tendered prior to the original expiration date of the exchange offer, subject to the rights of the holders of those notes to withdraw them, or

          (3) waive the condition and accept all properly tendered old notes that have not been withdrawn.

     The exchange offer is not conditioned on any minimum aggregate principal amount of the old notes being tendered for exchange.

Exchange Agent

     The Chase Manhattan Bank, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In that capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Completed and executed letters of transmittal and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By registered or certified mail
or by overnight courier
or by hand delivery:               The Chase Manhattan Bank
                                   Corporate Trust Securities Window
                                   Room 234, North Building
                                   55 Water Street
                                   New York, New York 10004

Facsimile transmission:            (212) 638-7380 or (212) 638-7381

Information or confirmation
by telephone:                      Mr. Carlos Esteves, (212) 638-0828
                                   or (212) 638-0454

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Fees and Expenses

     We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

     We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses.

     We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

Accounting Treatment

     The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the remaining term of the exchange notes issued in the exchange offer.

Consequences of Failure to Exchange

     Holders of old notes who do not tender old notes in the exchange offer will continue to hold those old notes and will be entitled to all the rights, and subject to the limitations, applicable thereto under the indenture. All old notes that are not tendered will continue to be subject to the restrictions on resale set forth in the indenture. Accordingly, prior to the later of July 9, 2001 (two years from the date of original issue of the old notes) or two years after those old notes were last sold by us or one of our affiliates, those old notes may be offered and resold only:

          (1) to us;

          (2) pursuant to a registration statement that has been declared effective under the Securities Act;

          (3) in the United States to a "qualified institutional buyer" within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 144A, based upon an opinion of counsel;

          (4) outside the United States to a foreign person in a transaction that complied with the provisions of Regulation S under the Securities Atc; or

          (5) pursuant to another available exemption from the registration requirements of the Securities Act, based upon an opinion of counsel,

in each case in accordance with applicable state securities laws.

     To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes will be adversely affected.

Shelf Registration Statement

     If either of the following occur:

          (1) the exchange offer is not permitted by applicable law or policy of the Securities and Exchange Commission; or

          (2) a holder of old notes notifies us that:

               (A) the holder was prohibited by law or Securities Exchange Commission policy from participating in the exchange offer;

               (B) the holder cannot resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by the holder; or

               (C) the holder is a broker-dealer and holds old notes acquired directly from us or any of our affiliates then, we will take the following actions:

          (1) we will file a shelf registration statement under Rule 415 of the Securities Act of 1933, relating to the notes; and

          (2) use our commercially reasonable best efforts to cause such shelf registration statement to become effective on or prior to the date that is 210 days after July 9, 1999.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the exchange of the exchange notes for your old notes. We used the net proceeds of the offering of the old notes, together with borrowings under our New Credit Facility and the equity contribution from our direct parent, to repay certain indebtedness (including accrued interest through the date of repayment), to consummate our acquisition of the Berlin-Gorham Mills and to pay related fees and expenses.

                                 CAPITALIZATION

     The following table sets forth our actual consolidated cash and capitalization as of June 30, 1999 and our consolidated cash and capitalization, as adjusted to give effect to the Transactions. This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

                                                         As of June 30, 1999
                                                        ------------------------
                                                        Actual      As Adjusted
                                                        ------      -----------
Cash and Cash Equivalents ........................      $  0.6         $  0.6
                                                        ======         ======

Debt (including current portion):
Old Notes ........................................      $ --           $159.5
Revolving Credit Facilities(1) ...................        67.2            9.9
Related Party Debt(2) ............................        27.9           --
Mortgage and Other Debt(3) .......................        62.6           22.9
Capital Lease Obligations ........................        29.7           --
                                                        ------         ------
     Total Debt ..................................       187.4          192.3
Stockholder's Equity:
Common Stock .....................................         1.6            1.6
Additional Paid-In Capital .......................         7.7           60.0
Retained Earnings ................................        33.0           31.4
                                                        ------         ------
     Total Stockholder's Equity ..................        42.3           91.9
                                                        ------         ------
     Total Capitalization ........................      $229.7         $285.3
                                                        ======         ======

- -----------
(1) As of June 30, 1999, approximately $67.2 million was outstanding under a revolving credit facility with LaSalle Bank National Association. As part of the Transactions, we repaid all outstanding amounts under our then existing revolving credit facility and entered into our New Credit Facility. The New Credit Facility consists of a five year $100.0 million revolving credit facility with certain lenders, for which LaSalle Bank National Association acts as agent. We borrowed $9.9 million under the New Credit Facility on July 9, 1999, the closing date of the Transactions. See "Description of Certain Indebtedness."

(2) Related party debt consists of approximately $20.2 million of indebtedness held by Mr. Nourollah Elghanayan and members of his family, approximately $0.8 million held by Mr. Gabayzadeh, and approximately $6.9 million held by affiliated entities, all of which has been assumed by our parent, Super American Tissue Inc., and is held by Mr. Elghanayan, Mr. Gabayzadeh and such affiliated entities, respectively.

(3) See notes (5) and (6)(d) and (e) to our consolidated financial statements included herein. The "as adjusted" amount outstanding consists of a $0.7 million loan from Curtiss-Wright, approximately $0.4 million of secured loans from Community Redevelopment Agency of Calexico, California and the various other secured financing arrangements described under "Description of Certain Indebtedness."

                               UNAUDITED PRO FORMA
                           CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma consolidated financial data have been derived by giving effect to the pro forma adjustments to our historical consolidated financial statements and the historical financial statements of the Berlin-Gorham Mills appearing elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet as of June 30, 1999 gives effect to the Transactions as if they were consummated on June 30, 1999. The unaudited pro forma consolidated statements of operations for

o    fiscal 1998,

o    the nine months ended June 30, 1998 and June 30, 1999, respectively, and

o    the 12 months ended March 31, 1999

give effect to the Transactions as if they were consummated at the beginning of each such period.

     The pro forma adjustments are described in the accompanying notes to the unaudited pro forma statements and are based upon the available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the historical consolidated financial statements and related notes, and other financial information pertaining to us and the historical financial statements and related notes of the Berlin-Gorham Mills, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The following unaudited pro forma consolidated financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the Transactions been consummated on the dates described above, nor are they necessarily indicative of our future results of operations or financial position.

                               UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

                               As of June 30, 1999
                             (dollars in thousands)

                                                           Historical   Historical     Adjustments       Adjustments
                                                            American   Berlin-Gorham     for the            for
                                                             Tissue        Mills      Acquisition(a)   the Offering(b)    Pro Forma
                                                           ----------  -------------  --------------   ---------------    ---------
                                                               ASSETS
Current Assets:
Cash and cash equivalents .............................    $     597    $   1,675       $  (1,673)       $    --          $     599
Accounts receivable, net ..............................       35,078        5,759          (5,759)            --             35,078
Inventories ...........................................       57,219       26,282          (4,696)            --             78,805
Equipment held for sale ...............................        3,322         --              --               --              3,322
Prepaid expenses and deposits .........................        3,860          386            (386)            --              3,860
                                                           ---------    ---------       ---------        ---------        ---------
   Total current assets ...............................      100,076       34,102         (12,514)                          121,664
Property, plant and equipment, net ....................      163,900       30,838           9,836             --            204,574
Due from related parties ..............................       21,672         --              --               --             21,672
Deferred costs, net ...................................        2,589         --              --              6,660            9,249
Other assets ..........................................          185       16,340         (16,340)            --                185
                                                           ---------    ---------       ---------        ---------        ---------
   Total assets .......................................    $ 288,422    $  81,280       $ (19,018)       $   6,660        $ 357,344
                                                           =========    =========       =========        =========        =========

                                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable and accrued expenses .................    $  58,059    $  19,866       $ (13,784)       $    --          $  64,141
Revolving line of credit ..............................       67,193         --              --            (57,580)           9,613
Notes payable .........................................        7,616         --              --             (7,616)            --
Current portion of long-term debt and
mortgage loans ........................................        6,427         --              --             (5,752)             675
Current portion of capital lease and
financing obligations .................................        5,055         --              --             (5,055)            --
                                                           ---------    ---------       ---------        ---------        ---------
   Total current liabilities ..........................      144,350       19,866         (13,784)         (76,003)          74,429
Senior Secured Notes ..................................         --           --              --            159,446          159,446
Other long-term debt, less current portion ............       27,637       30,255         (30,255)         (26,345)           1,292
Mortgage loans, less current portion ..................       20,984         --                                              20,984
Long-term capital lease and financing
obligations ...........................................       24,689         --           (24,489)         (24,489)             200
Related party debt ....................................       27,912         --              --            (27,912)            --
                                                           ---------    ---------       ---------        ---------        ---------
   Total long-term debt ...............................      101,222       30,255         (30,255)          80,700          181,922
Accrued post-retirement benefits, other
than pensions .........................................         --         24,337         (15,218)            --              9,119
Other long-term liabilities ...........................         --          2,179          (2,179)            --               --
                                                           ---------    ---------       ---------        ---------        ---------
   Total liabilities ..................................      245,572       76,637         (61,436)           4,697          265,470
Stockholder's equity ..................................       42,850        4,643          (4,643)          49,024           91,874
                                                           ---------    ---------       ---------        ---------        ---------
  Total liabilities and
    stockholder's equity ..............................    $ 288,422    $  81,280       $ (66,079)       $  53,721        $ 357,344
                                                           =========    =========       =========        =========        =========

                          NOTES TO UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

                               As of June 30, 1999
                             (dollars in thousands)

(a) Purchase accounting adjustments for the acquisition of certain assets and assumptions of certain liabilities:

                                                                    Berlin-Gorham        Net Assets        Pro Forma
                                                                     Historical        to be Acquired      Adjustments
                                                                    -------------      --------------     -------------
Cash and cash equivalents ......................................    $       1,675      $           2      $      (1,673)
Accounts receivable ............................................            5,759               --               (5,759)
Inventories ....................................................           26,282             21,586             (4,696)
Prepaid expenses and other current assets ......................              386               --                 (386)
Property, plant and equipment ..................................           30,838             40,674              9,836
Other assets ...................................................           16,340               --              (16,340)
                                                                    -------------      -------------      -------------
   Total assets ................................................           81,280             62,262            (19,018)
                                                                    =============      =============      -------------

Accounts payable and accrued liabilities .......................           19,866              6,082            (13,784)
Long-term debt .................................................           30,255               --              (30,255)
Accrued post-retirement benefits, other than pensions ..........           24,337              9,119            (15,218)
Other long-term liabilities ....................................            2,179               --               (2,179)
                                                                    -------------      -------------      -------------
   Total liabilities ...........................................           76,637             15,201            (61,436)
                                                                    -------------      -------------      -------------
   Net assets ..................................................    $       4,643      $      47,061      $     (42,418)
                                                                    =============      =============      =============


- -----------
(b) Gives effect to the following unaudited pro forma adjustments (1) the issuance of $165.0 million of old notes, net of a discount of approximately $5.5 million, borrowings of $9.9 million under the New Credit Facility, the investment of additional equity in the amount of $24.5 million from American Tissue's parent, the repayment of $138.5 million of certain existing indebtedness, the payment of $8.3 million of fees and expenses related to the Transactions and the amortization of $1.6 million of deferred financing costs related to certain indebtedness that was repaid in connection with the offering of the Notes; and (2) the assumption of $27.9 million of related party debt by Super American Tissue Inc.

                               UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                       12 Months Ended September 30, 1998
                             (dollars in thousands)

                                                                      Historical
                                                    Historical         Berlin-        Adjustments      Adjustments
                                                     American          Gorham           for the          for the
                                                      Tissue           Mills(1)       Acquisition        Offering        Pro Forma
                                                    -----------      -----------      -----------      -----------      -----------
Statements of Operations Data:
Net sales .....................................     $   213,988      $   174,182      $     1,867(4)   $      --        $   390,037

Cost of sales .................................         175,083          180,094          (38,471)(5)         --            316,706
Severance charge ..............................            --              1,932             --               --              1,932
                                                    -----------      -----------      -----------      -----------      -----------
Gross profit ..................................          38,905           (7,844)          40,338             --             71,399
Gain on timberlands sale ......................            --             13,518             --               --             13,518
Selling, general and administrative
expenses ......................................          29,388            8,739             (505)(6)         --             37,622
Corporate overhead allocation .................            --              6,729           (6,729)(7)         --               --
                                                    -----------      -----------      -----------      -----------      -----------
Operating income (loss) .......................           9,517           (9,794)          47,572             --             47,295
Interest expense ..............................          14,672            2,547             --              7,389(8)        24,608
Other income, net
Rental income .................................           1,215             --               --               --              1,215
Other income ..................................            --                 56             --               --                 56
Income from insurance claims ..................           2,466             --               --               --              2,466
                                                    -----------      -----------      -----------      -----------      -----------
                                                          3,681               56             --               --              3,737
                                                    -----------      -----------      -----------      -----------      -----------
Income tax benefit ............................            --             (4,766)            --               --             (4,766)
                                                    -----------      -----------      -----------      -----------      -----------
Net income (loss) .............................     $    (1,474)     $    (7,519)     $    47,572      $    (7,389)     $    31,190
                                                    ===========      ===========      ===========      ===========      ===========

Other Financial Data:
EBITDA(2) .....................................     $    23,783      $     8,986      $    19,103      $      --        $    51,872
Adjusted EBITDA(3) ............................          23,783           14,153           19,103             --             57,039
Depreciation and amortization .................          10,585           23,637          (21,740)(5)         --             12,482
Capital expenditures ..........................          27,566            9,853             --               --             37,419

                               UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                         Nine Months Ended June 30, 1998
                             (dollars in thousands)

                                                   Historical      Historical       Adjustments      Adjustments
                                                    American        Berlin-           for the          for the
                                                     Tissue      Gorham Mills(1)    Acquisition        Offering        Pro Forma
                                                  -----------    ---------------    -----------      -----------      -----------
Statements of Operations Data:
Net sales ..................................      $   156,298      $   131,746      $     1,666(4)   $      --        $   289,710
Cost of sales ..............................          128,484          139,174          (28,860)(5)         --            238,798
Severance charge ...........................             --              1,932             --               --              1,932
                                                  -----------      -----------      -----------      -----------      -----------
Gross profit (loss) ........................           27,814           (9,360)          30,526             --             48,980
Gain on timberlands sale ...................             --            (13,518)            --               --            (13,518)
Selling, general and administrative
expenses ...................................           21,250            6,284              291(6)          --             27,825
Corporate overhead allocation ..............             --              4,737           (4,737)(7)         --               --
                                                  -----------      -----------      -----------      -----------      -----------
Operating income ...........................            6,564           (6,863)          34,972             --             34,673
Interest expense ...........................            9,641            1,896             --              6,885(8)        18,422
Rental income ..............................              661             --               --               --                661
Other income ...............................             --                 19             --               --                 19
Income from insurance claims ...............              827             --               --               --                827
                                                  -----------      -----------      -----------      -----------      -----------
Income tax benefit .........................             --             (3,391)            --               --             (3,391)
                                                  -----------      -----------      -----------      -----------      -----------
Net income (loss) ..........................      $    (1,589)     $    (5,349)     $    34,972      $    (6,885)     $    21,149
                                                  ===========      ===========      ===========      ===========      ===========

Other Financial Data:
EBITDA(2) ..................................      $    16,070      $     3,978      $    13,968      $      --        $    32,084
Adjusted EBITDA(3) .........................           16,070            8,424           13,968             --             36,530
Depreciation and amortization ..............            8,018           17,690          (16,267)(5)         --              9,441
Capital expenditures .......................           19,178            4,848             --               --             24,026

                               UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                         Nine Months Ended June 30, 1999
                             (dollars in thousands)

                                                   Historical      Historical      Adjustments      Adjustments
                                                    American         Berlin-         for the          for the
                                                     Tissue      Gorham Mills(1)   Acquisition        Offering         Pro Forma
                                                  ------------    ------------     ------------     ------------     ------------
Statements of Operations Data:
Net sales ..................................      $    183,487    $    130,920     $      1,701(4)  $       --       $    316,108
Cost of sales ..............................           143,468         129,809          (19,261)(5)         --            254,016
                                                  ------------    ------------     ------------     ------------     ------------
Gross profit (loss) ........................            40,019           1,111           20,962             --             62,092
Adjustment to net realizable value .........              --            16,175             --               --             16,175
Property tax reversal ......................              --             8,957             --               --              8,957
Asset impairment charge ....................              --           143,632             --               --            143,632
Selling, general and administrative
expenses ...................................            21,966           6,259              680(6)          --             28,905
Corporate overhead allocation ..............              --             6,211           (6,211)(7)         --               --
                                                  ------------    ------------     ------------     ------------     ------------
Operating income (loss) ....................            18,053        (162,209)          26,493             --           (117,663)
Interest expense ...........................            10,890           1,894             --              5,669(8)        18,453
Other income, net
Rental income ..............................               900            --               --               --                900
Other income ...............................               184              50             --               --                234
                                                  ------------    ------------     ------------     ------------     ------------
                                                         1,084              50             --               --              1,134
                                                  ------------    ------------     ------------     ------------     ------------
Income tax benefit .........................              --           (62,273)            --               --            (62,273)
                                                  ------------    ------------     ------------     ------------     ------------
Net income (loss) ..........................      $      8,247    $   (101,780)    $     26,493     $     (5,669)    $    (72,709)
                                                  ============    ============     ============     ============     ============

Other Financial Data:
EBITDA(2) ..................................      $     27,783    $      3,388     $     13,169     $       --             44,340
Adjusted EBITDA(3) .........................            27,783           4,398           13,169             --             44,991
Depreciation and amortization ..............             8,830           8,536           (7,113)(5)         --             10,253
Capital expenditures .......................            12,607           4,919             --               --             17,526

                               UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                         12 Months Ended March 31, 1999
                             (dollars in thousands)

                                                  Historical      Historical      Adjustments       Adjustments
                                                   American         Berlin-          for the          for the
                                                    Tissue      Gorham Mills(1)    Acquisition        Offering        Pro Forma
                                                 -------------  ---------------   -------------    -------------    -------------
Statements of Operations Data:
Net sales .................................      $     236,214   $     171,482    $       1,729(4) $        --      $     409,425
Cost of sales .............................            190,972         177,224          (35,505)(5)         --            332,691
Severance charge ..........................               --             1,932             --               --              1,932
                                                 -------------   -------------    -------------    -------------    -------------
Gross profit ..............................             45,242          (7,674)          37,234             --             74,802
Adjustment to net realizable  value .......               --            16,175             --               --             16,175
Asset impairment charge ...................               --           143,632             --               --            143,632
Property tax accrual reversal .............               --            (8,957)            --               --             (8,957)
Selling, general and administrative .......             30,276           8,888             (262)(6)         --             38,902
expenses
Corporate overhead allocation .............               --             8,087           (8,087)(7)         --               --
                                                 -------------   -------------    -------------    -------------    -------------
Operating income (loss) ...................             14,966        (175,499)          45,583             --           (114,950)
Interest expense ..........................             15,346           2,547             --              6,298(8)        24,191
Other income, net
Rental income .............................              1,417            --               --               --              1,417
Other income ..............................                185              87             --               --                272
Income from insurance claims ..............              2,166            --               --               --              2,166
                                                 -------------   -------------    -------------    -------------    -------------
                                                         3,768              87             --               --              3,855
                                                 -------------   -------------    -------------    -------------    -------------
Income tax benefit ........................               --           (69,048)            --               --            (69,048)
                                                 -------------   -------------    -------------    -------------    -------------
Net income (loss) .........................      $       3,388   $    (108,911)   $      45,583    $      (6,298)   $     (66,238)
                                                 =============   =============    =============    =============    =============

Other Financial Data and Ratios:
EBITDA(2) .................................      $      29,876   $       4,411    $      19,757    $        --      $      54,044
Adjusted EBITDA(2) ........................             29,876           7,522           19,757             --             57,155
Depreciation and amortization .............             11,327          19,041          (17,739)(5)         --             12,629
Capital expenditures ......................             25,805           9,177             --               --             34,982




       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
            12 Months Ended March 31, 1999 and September 30, 1998 and
                    Nine Months Ended June 30, 1998 and 1999
                             (dollars in thousands)

(1) The historical Berlin-Gorham Mills financial data represents their unaudited results of operations for the 52 weeks ended September 27, 1998, the 26 weeks ended March 29, 1998, the 26 weeks ended March 28, 1999 and the 52 weeks ended March 28, 1999, as applicable.

(2) See definition of EBITDA in note (3) of "Summary Unaudited Pro Forma Consolidated Financial Data."

(3) See definition of Adjusted EBITDA in note (4) of "Summary Unaudited Pro Forma Consolidated Financial Data."

(4)  Reflects the following pro forma net sales increase:

                                                       12 Months    Nine Months Ended   12 Months
                                                         Ended           June 30,         Ended
                                                      September 30, ---------------      March 31,
                                                          1998      1998       1999        1999
                                                          ----      ----       ----        ----
a-     Increase in net sales resulting from pulp
       purchase agreement between American
       Tissue and Crown Paper as compared to
       Berlin-Gorham Mills historical selling
       prices ......................................     $1,867     $1,666     $1,701     $1,729
                                                         ======     ======     ======     ======


(5) Reflects the following pro forma cost of sales savings:

                                                                                         Nine Months Ended
                                                                 12 Months Ended            June 30,                12 Months Ended
                                                                  September 30,    -----------------------------       March 31,
      Cash adjustments:                                               1998            1998             1999              1999
                                                                  ------------     ------------     ------------     ------------
a- Salary and fringe benefit savings:
   o Manufacturing personnel reduction ....................       $      3,450     $      2,588     $      2,588     $      3,450
   o Integration of existing American Tissue
   compensation and benefit policies into
   Berlin-Gorham Mills ....................................                460              377              395              513
                                                                  ------------     ------------     ------------     ------------
   Total pro forma salary and fringe benefit
   savings ................................................              3,910            2,965            2,983            3,963
                                                                  ------------     ------------     ------------     ------------
b- Substitution of lower cost raw materials,
   using double lined kraft paper and paper
   manufacturing by-products instead of
   internally manufactured slush pulp from
   the Berlin-Gorham Mills ................................              6,935            5,431            4,616            6,782
                                                                  ------------     ------------     ------------     ------------
c- Savings resulting from increased wet lap
   pulp production capacity by the repairs of
   an existing wet lap machine as required
   by the asset purchase agreement ........................              3,600            2,584            2,835            3,708
                                                                  ------------     ------------     ------------     ------------
d- Savings resulting from American Tissue
   purchasing pulp from Berlin-Gorham
   Mills as compared to third party suppliers .............              1,103              629            1,654            2,405
                                                                  ------------     ------------     ------------     ------------
e- Cost savings resulting from the
   termination of sludge hauling contract as
   a condition of asset purchase agreement ................              1,183              984               60              908
                                                                  ------------     ------------     ------------     ------------
   Subtotal of Cash Adjustments ...........................             16,731           12,593           12,148           17,766
                                                                  ------------     ------------     ------------     ------------
   Non-cash adjustments:
f- Savings resulting from decrease in
   depreciation expense as a result of the
   purchase price allocation to fixed assets of
   the Berlin-Gorham Mills ................................             22,335           16,267            7,113           17,739
                                                                  ------------     ------------     ------------     ------------
   Total ..................................................       $     39,066     $     28,860     $     19,261     $     35,505
                                                                  ============     ============     ============     ============





(6) Reflects the following pro forma selling, general and administrative cost savings:

                                                       12 Months    Nine Months Ended   12 Months
                                                         Ended           June 30,         Ended
                                                      September 30, ---------------      March 31,
                                                          1998      1998       1999        1999
                                                          ----      ----       ----        ----
a-  Incremental American Tissue corporate
    overhead to support the Berlin-Gorham
    Mills operations...............................     $(1,700)    $(1,275)   $(1,275)   $(1,700)
b-  Marketing expense savings resulting
    from paper brokerage agreement
    between American Tissue and Crown
    Paper..........................................       2,205         984        595      1,962
                                                        -------     -------    -------    -------
    Total..........................................     $   505     $  (291)   $  (680)   $   262
                                                        =======     =======    =======    =======

(7) Adjustment to reflect the increase in interest on long-term debt as a result of the issuance of the Notes on the following:

                                                                 12 Months              Nine Months Ended              12 Months
                                                                   Ended                    June 30,                     Ended
                                                                September 30,      ---------------------------         March 31,
                                                                    1998             1998               1999             1999
                                                                  --------         --------           --------         --------
Interest on the Notes issued ...........................          $ 20,625         $ 15,469           $ 15,469         $ 20,625
Interest on the New Credit Facility ....................               840              615                615              840
Amortization of debt costs .............................             1,143              884                884            1,143
Amortization of debt discount ..........................               523              392                392              523
Interest on the borrowings repaid ......................           (15,757)         (10,475)           (11,691)         (16,833)
                                                                  --------         --------           --------         --------
Net increase in interest ...............................          $  7,374         $  6,885           $  5,669         $  6,298
                                                                  ========         ========           ========         ========


(8) Cost savings resulting from the elimination of Crown Paper corporate overhead allocation:

       12 Months Ended                        Nine Months Ended                      12 Months Ended
     September 30, 1998                         June 30, 1999                         March 31, 1999
- -----------------------------    -------------------------------------------    --------------------------
                                        1998                      1999
                                 -----------------          ----------------
           $ 6,729                     $4,737                    $6,211                   $8,087


                       SELECTED HISTORICAL FINANCIAL DATA
                             (dollars in thousands)

AMERICAN TISSUE

     Set forth below are selected historical financial data for American Tissue for the five fiscal years ended September 30, 1998, the 12 months ended March 31, 1999 and the six months ended June 30, 1998 and 1999. The data as of and for:

     o fiscal years ended September 30, 1997 and 1998 are derived from, and should be read in conjunction with, our consolidated financial statements audited by Arthur Andersen LLP, independent auditors, whose report with respect to such financial statements, as well as such financial statements, are included elsewhere herein;

     o fiscal year ended September 30, 1996 are derived from, and should be read in conjunction with, our consolidated financial statements audited by Holtz Rubenstein & Co., LLP, independent auditors, whose report with respect thereto, as well as such financial statements, are included elsewhere herein; and

     o fiscal years ended September 30, 1994 and 1995, the nine months ended June 30, 1998 and 1999 and the 12 month period ended March 31, 1999 are derived from our unaudited consolidated financial statements.

The financial statements as of September 30, 1994, 1995 and 1996 and for the 12 months ended March 31, 1999 are not included in this prospectus.

In the opinion of our management, such unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Results for the interim periods are not necessarily indicative of the results to be expected for the full year or any other future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the related notes, included elsewhere in this prospectus.

                                                                                                       Nine Months
                                                             Fiscal Year                                  Ended           12 Months
                                                         Ended September 30,                             June 30,           Ended
                                    ----------------------------------------------------------    ----------------------  March 31,
                                      1994        1995         1996         1997       1998         1998          1999      1999
                                    ---------   ---------    ---------   ---------   ---------    ---------    ---------  ---------
                                   (unaudited) (unaudited)                                             (unaudited)       (unaudited)
Statement of Operations Data:
Net sales .......................   $ 112,378   $ 138,933    $ 152,722   $ 197,596   $ 213,988    $ 156,298    $ 183,487   $ 236,214
Cost of sales ...................      90,352     116,406      122,273     152,570     175,083      128,484      143,468     190,972
                                    ---------   ---------    ---------   ---------   ---------    ---------    ---------   ---------
Gross profit ....................      22,026      22,527       30,449      45,026      38,905       27,814       40,019      45,242
Selling, general and
administrative expenses .........      13,322      15,934       17,181      26,953      29,388       21,250       21,966      30,276
                                    ---------   ---------    ---------   ---------   ---------    ---------    ---------   ---------
Operating income ................       8,704       6,593       13,268      18,073       9,517        6,564       18,053      14,966
Interest expense and
other income, net ...............       3,803       8,326           86      11,200      10,991        8,153        9,816      11,578
                                    ---------   ---------    ---------   ---------   ---------    ---------    ---------   ---------
Net income (loss) ...............   $   4,901   $  (1,733)   $  13,182   $   6,873   $  (1,474)   $  (1,589)   $   8,237   $   3,388
                                    =========   =========    =========   =========   =========    =========    =========   =========
Other Data:
EBITDA(1) .......................   $  13,839   $   9,281    $  27,950   $  27,427   $  23,783    $  16,070    $  27,967   $  29,876
Adjusted EBITDA .................      13,839       9,281       27,950      27,427      23,783       16,070       27,967      29,876
Interest expense ................       4,945       6,922        9,175      12,272      14,672        9,641       10,890      15,346
Depreciation and amortization ...       3,993       4,092        5,593       8,282      10,585        8,018        8,830      11,327
Capital expenditures(2) .........       4,463      24,192       40,933      29,172      27,566       19,178       12,067      25,805
Ratio of earnings to
fixed charges(3) ................        1.9x        0.8x         2.4x        1.5x        0.9x         0.8x         1.7x        1.2x

                                                                              As of                                        As of
                                                                           September 30                                June 30, 1999
                                               ---------------------------------------------------------------------   ------------
                                                  1994          1995           1996           1997           1998       (unaudited)
                                               ---------      ---------      ---------      ---------      ---------
Balance Sheet Data:                           (unaudited)    (unaudited)
Cash and cash equivalents ................     $     745      $   1,017      $     152      $     870      $   1,480     $     597
Working capital (deficiency) .............        (3,671)       (18,183)       (18,413)       (20,892)       (48,748)      (44,275)
Total assets .............................        85,335        136,166        199,201        230,517        270,819       288,422
Total debt ...............................        54,834         93,300        123,376        143,690        176,394       188,013
Stockholder's equity .....................        16,461         14,010         26,984         33,858         33,644        42,350

- -----------
(1) EBITDA is defined as operating income plus depreciation and amortization, adjusted for the following non-cash and income items:

     o with respect to American Tissue, income items include rental income and income from insurance claims; and

     o    with respect to the Berlin-Gorham Mills, non-cash items exclude:

          o    the asset impairment and net realizable value charges,

          o    the property tax accrual reversal,

          o    the corporate overhead allocation, and

          o income items exclude the severance charge and the gain on timberlands sale.

     Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary. See "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and notes thereto of American Tissue and the financial statements and notes thereto of the Berlin-Gorham Mills, included elsewhere herein.

(2)  Excludes portions attributable to capital leases.

(3)  The ratio of earnings to fixed charges has been calculated by dividing

     o    (1) income before income taxes plus fixed charges by

     o (2) fixed charges. Fixed charges are defined as interest expense plus the estimated interest portion of rent expense.

BERLIN-GORHAM MILLS

     Set forth below are selected historical financial data of the Berlin-Gorham Mills for the five fiscal years ended 1998. The operating data and the other financial data for:

     o the 52 weeks ended December 29, 1996, December 28, 1997 and December 27, 1998 are derived from, and should be read in conjunction with, the financial statements for the Berlin-Gorham Mills audited by Ernst & Young LLP, independent auditors, whose report with respect to such financial statements, as well as such financial statements, are included elsewhere herein; and

     o the 52 weeks ended December 31, 1994 and December 25, 1995 and for the 26 weeks ended June 28, 1998 and June 27, 1999, respectively, are derived from unaudited financial statements for the Berlin-Gorham Mills.

The unaudited financial statements for the 26 week periods ended June 28, 1998 and June 27, 1999 are included in this prospectus. The financial statements for the 52 weeks ended December 31, 1994 and December 25, 1995 are not included in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Berlin-Gorham Mills" and the historical financial statements, and the related notes, of the Berlin-Gorham Mills included elsewhere in this prospectus.

                                                                                                                26 Weeks Ended
                                                               52 Weeks Ended December(1)                           June(2)
                                             ------------------------------------------------------------    ----------------------
                                                1994        1995        1996         1997         1998         1998         1999
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------
                                            (unaudited)  (unaudited)                                              (unaudited)
Statements of Operations Data:
Net sales ................................   $ 164,733    $ 236,311   $ 177,916    $ 183,398    $ 174,423    $  87,439    $  86,372
Cost of sales ............................     179,996      199,416     189,173      179,648      185,820       98,360       83,268
Severance charge .........................        --           --          --           --          1,932        1,932         --
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------
Gross profit (loss) ......................     (15,263)      36,895     (11,257)       3,750      (13,329)     (12,853)       3,104
Adjustment to net realizable value .......        --           --          --           --           --           --         16,175
Selling and administrative expenses ......       5,353        4,838       3,698        6,542        9,155        5,136        4,693
Property tax accrual reversal ............        --           --          --           --           --           --         (8,957)
Gain on timberland sale ..................        --           --          --        (13,518)        --           --           --
Asset impairment charge ..................        --           --          --           --        143,632         --           --
Corporate overhead allocation(3) .........       3,085        3,880       5,412        5,726        7,764        3,342        3,783
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------
Operating income (loss) ..................     (23,701)      28,177     (20,367)       5,000     (173,880)     (21,331)     (12,590)
Interest expense and other income, net ...       1,195          609       1,474        2,472        2,462        1,244        1,240
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes ........     (24,896)      27,568     (21,841)       2,528     (176,342)     (22,575)     (13,830)
Income tax provision (benefit)(4) ........      (8,992)      10,958      (8,303)       1,077      (68,287)      (8,759)      (5,366)
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------
Net income (loss) ........................   $ (15,904)   $  16,610   $ (13,538)   $   1,451    $(108,055)   $ (13,816)   $  (8,464)
                                             =========    =========   =========    =========    =========    =========    =========


Other Data:
EBITDA(5) ................................   $   3,901    $  56,877   $   9,106    $  21,387    $   3,414    $  (3,974)   $   1,087
Adjusted EBITDA(6) .......................       8,566       62,328      15,025       27,788        7,696       (1,161)       2,054
Interest expense .........................       1,198        1,238       1,573        2,547        2,547        1,244        1,240
Depreciation and amortization ............      24,517       24,820      24,061       24,179       23,966       12,083        2,676
Capital expenditures .....................      16,524       13,165      10,872       13,084        9,146        2,812        3,211


                                                              As of                 As of
                                                        December 27, 1998       June 27, 1999
                                                        -----------------       -------------
                                                                                 (unaudited)
Balance Sheet Data
Cash and cash equivalents..........................         $  1,753              $  1,675
Working capital....................................            7,684                14,286
Total assets.......................................          101,042                 8,280
Total debt.........................................           30,255                30,255

- -----------
(1) The Berlin-Gorham Mills' fiscal year ends on the last Sunday of December (i.e., December 25, 1994, December 31, 1995, December 29, 1996, December 28, 1997 and December 27, 1998).

(2) The Berlin-Gorham Mills' first fiscal quarter ends on the last Sunday of the month of June (i.e., June 28, 1998 and June 27, 1999).

(3) Corporate overhead allocation represents a pro rata allocation of Crown Paper's corporate administrative costs, which are not directly attributable to the Berlin-Gorham Mills. Such costs include such items as accounting and tax services, certain human resources services, computer services and general corporate administrative costs.

(4) The Berlin-Gorham Mills have historically been included in the consolidated tax returns of Crown Paper. Income taxes are presented as if the Berlin-Gorham Mills filed its taxes on a separate return basis.

(5) See definition of EBITDA in note (1) of "Selected Historical Financial Data-American Tissue."

(6) Adjusted EBITDA for the Berlin-Gorham Mills represents EBITDA adjusted as follows:

                                                                                                                      26 Weeks
                                                                  Fiscal Year Ended December(1)                     Ended June(2)
                                                    -------------------------------------------------------     --------------------
                                                      1994       1995        1996        1997        1998        1998         1999
                                                    -------     -------     -------     -------     -------     -------      -------
                                                  (unaudited) (unaudited)
EBITDA ........................................     $ 3,901     $56,877     $ 9,106     $21,387     $ 3,414     $(3,974)     $ 1,087
Non-continuing employee compensation
expense .......................................       2,953       2,953       2,953       2,953       2,953       1,477          601
Property tax savings ..........................       1,712       2,498       2,966       3,448       1,329       1,336          366
                                                    -------     -------     -------     -------     -------     -------      -------

Adjusted EBITDA ...............................     $ 8,566     $62,328     $15,025     $27,788     $ 7,696     $(1,161)     $ 2,054
                                                    =======     =======     =======     =======     =======     =======      =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AMERICAN TISSUE

     The following discussion should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data" and our historical audited and unaudited financial statements and related notes included elsewhere in this prospectus.

Overview

     We are a leading integrated manufacturer of tissue products in North America, with a comprehensive product line that includes jumbo tissue rolls for converting and converted tissue products for end-use. Our converted products are sold in the away-from-home and at-home markets, and our jumbo rolls are sold to other manufacturers of converted tissue products. Substantially all of our net sales are derived from the manufacture and sale of converted tissue products and jumbo rolls. We also generate a small portion of our net sales from the sale of tissue converting equipment.

     We utilize our tissue mills on an integrated company basis to maximize jumbo roll production at our lowest cost mills. For example, upon the acquisition of our Neenah, Wisconsin facility from Kimberly-Clark in November 1996, we were able to consolidate tissue production by shifting manufacturing from three of our smaller tissue mills to our largest facilities in Neenah, Wisconsin and St. Helens, Oregon. As a result of shifting production to these facilities, we were better able to absorb manufacturing overhead costs.

     Since fiscal 1997, demand for our products has increased. Accordingly, we have increased production at our operating tissue mills, re-opened two of our smaller mills, and consolidated the operations of our Tomahawk, Wisconsin and Winchester, New Hampshire facilities by moving one of our Tomahawk facility tissue machines to Winchester. We have developed a network of tissue converting equipment to support and enhance our converted product business.

     In each of our last four fiscal years, we have experienced growth in net sales of converted tissue products and jumbo rolls. The acquisition of our integrated tissue mill/converting facility in Neenah, Wisconsin from Kimberly-Clark, resulting from the merger of Kimberly-Clark and Scott Paper, has significantly contributed to the growth of net sales of our converted tissue products and jumbo rolls. Shipments of premium and value grades of tissue products remained strong through the first nine months of fiscal 1999 due to our aggressive marketing efforts. Our at-home products experienced increased product penetration, including premium grades of bath and towel tissue. Our away-from-home sales have experienced strong growth resulting from the new and improved tissue products manufactured at our Neenah mill.

     The following is a summary of our net sales for the periods indicated (dollars in millions):

                                       Fiscal Years               Nine Months
                                   Ended September 30,          Ended June 30,
                             -----------------------------    ------------------
                               1996       1997       1998       1998       1999
                             -------    -------    -------    -------    -------
Paper products ..........    $ 152.5    $ 196.4    $ 208.3    $ 152.6    $ 182.5
Equipment sales .........        0.2        1.2        5.7        3.6        0.9
                             -------    -------    -------    -------    -------
Total net sales .........    $ 152.7    $ 197.6    $ 214.0    $ 156.2    $ 183.4
                             =======    =======    =======    =======    =======


     We were incorporated in August 1998 for the purpose of reorganizing the ownership interests of the stockholders of American Tissue Corporation and certain of its affiliates into us. In October 1998, we completed our reorganization of such ownership interests, which consist of the outstanding capital stock of our corporate subsidiaries and the outstanding membership interests in our subsidiaries formed as limited liability companies. We and our corporate subsidiaries have elected S corporation status under the Internal Revenue Code of 1986, as amended. As a result, we and such subsidiaries are not subject to U.S. federal income taxes and certain state and local income taxes.

Results of Operations

     The following table sets forth certain data as a percentage of our net sales:

                                                         Fiscal Years           Nine Months
                                                      Ended September 30,     Ended June 30,
                                                   -----------------------    --------------
                                                   1996     1997     1998     1998     1999
                                                   -----    -----    -----    -----    -----
                                                                               (unaudited)
Net sales ......................................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales ..................................    80.1     77.2     81.8     82.2     78.2
                                                   -----    -----    -----    -----    -----
Gross profit ...................................    19.9     22.8     18.2     17.8     21.8
Selling, general and administrative expenses (1)    11.2     13.6     13.7     13.6     12.0
Operating income ...............................     8.7      9.2      4.5      4.2      9.8
Interest expense, net ..........................     6.0      6.2      6.9      6.2      5.9
Rental and other income ........................     0.3      0.4      0.6      0.4      0.6
Income from insurance claims ...................     5.6      0.1      1.2      0.5     --
EBITDA (2) .....................................    18.3     13.9     11.1     10.3     15.1

- -----------
(1) It is our policy to include freight expense in this category as a selling expense.

(2)  See definition of EBITDA in note (1) of "Selected Historical Financial Data
     - American Tissue."

     Nine Months Ended June 30, 1999 ("fiscal 1999 nine months") Compared to the Nine Months Ended June 30, 1998 ("fiscal 1998 nine months")

     Net Sales. Our net sales increased $27.2 million, or 17.4%, from $156.3 million in the fiscal 1998 nine months to $183.5 million in the fiscal 1999 nine months.

     Net sales of converted tissue products increased $11.2 million, or 9.5%, from $118.3 million in the fiscal 1998 nine months to $129.5 million in the fiscal 1999 nine months. Shipments of away-from-home products increased 1.2 million cases, or 25.5%, from the fiscal 1998 nine months to the fiscal 1999 nine months. This increase was due primarily to our strategy of increasing our sales efforts to take advantage of competitor consolidation and the implementation of our new private label program. Shipments of at-home products increased 0.2 million cases, or 5.7%, from the fiscal 1998 nine months to the fiscal 1999 nine months. During the fiscal 1999 nine months, we were able to increase our sales of at-home products, despite competitive pricing in this segment that resulted in an average price decrease of approximately 2.6%. We believe this decrease in price was less than that experienced by some of our competitors because of our focus on sales of a higher quality mix of products.

     Net sales of jumbo rolls increased $18.7 million, or 54.4%, from $34.4 million in the fiscal 1998 nine months to $53.1 million in the fiscal 1999 nine months. Shipments of jumbo rolls increased 18,000 tons, or 46.3%, from the fiscal 1998 nine months to the fiscal 1999 nine months. We secured long term contracts, focusing on premium and specialty grades of jumbo rolls, which resulted in stronger pricing and higher volume in the fiscal 1999 nine months. Despite decreases in the jumbo roll pricing of certain of our competitors, we believe that our average selling price increased because of our mix of higher quality specialty grades of jumbo rolls.

     Net sales of equipment decreased $2.7 million from $3.6 million in the fiscal 1998 nine months to $0.9 million in the fiscal 1999 nine months. Equipment sales continue to be intermittent as a result of our recent entry into this business.

     Gross Profit. Our gross profit increased $12.2 million, or 43.9%, from $27.8 million in the fiscal 1998 nine months to $40.0 million in the fiscal 1999 nine months. Gross profit, as a percentage of net sales, increased from 17.8% in the fiscal 1998 nine months to 21.8% in the fiscal 1999 nine months. This increase in gross profit, as a percentage of net sales, was a result of higher sales and production volumes, lowering per unit costs and better absorption of certain fixed costs. Depreciation and amortization increased $0.8 million, or 10.1%, from $8.0 million in the fiscal 1998 nine months to $8.8 million in the fiscal 1999 nine months.

     Selling, General and Administrative Expenses. It is our policy to include freight expense in this category as a selling expense. Freight expense increased $0.1 million from $9.5 million in the fiscal 1998 nine months to $9.6 million the fiscal 1999 nine months. Selling, general and administrative expenses, excluding freight, increased $0.6 million, or 5.3%, from $11.7 million in the fiscal 1998 nine months to $12.3 million in the fiscal 1999 nine months. Selling, general and administrative expense, excluding freight, was 6.7%, as a percentage of net sales, in the fiscal 1999 nine months as compared to 7.5% in the fiscal 1998 nine months. This percentage decrease was due to net sales increasing at a faster rate than selling, general and administrative expenses, excluding freight, between the fiscal 1998 nine months and the fiscal 1999 nine months and our continuing efforts to reduce overhead.

     Operating Income. Operating income increased $11.5 million, or 175%, from $6.6 million for the fiscal 1998 nine months to $18.1 million for the fiscal 1999 nine months. Operating income, as a percentage of net sales, was 9.8% for the fiscal 1999 nine months, as compared to 4.2% for the fiscal 1998 nine months. This increase was due to the reasons stated above.

     Interest Expense. Interest expense increased $1.3 million, or 13%, from $9.6 for the fiscal 1998 nine months to $10.9 million for the fiscal 1999 nine months. This increase reflects higher short-term debt levels during the fiscal 1999 nine months, as compared to the fiscal 1998 nine months.

     Fiscal 1998 Compared to Fiscal 1997

     Net Sales. Our net sales increased $16.4 million, or 8.3%, from $197.6 million in fiscal 1997 to $214.0 million in fiscal 1998. The increase was attributable to greater sales volume in most product lines.

     Net sales of converted tissue products increased $6.7 million, or 4.3%, from $154.4 million in fiscal 1997 to $161.1 million in fiscal 1998. Shipments of away-from-home products decreased 0.6 million cases, or 9.0%, from 7.1 million cases in fiscal 1997 to 6.5 million cases in fiscal 1998. This decrease was primarily attributable to the expiration of a major contract for converted tissue products in April 1997. Shipments, excluding this contract, increased by
0.7 million cases in fiscal 1998, as compared to fiscal 1997. We maintained our historic price levels in the away-from-home market while pursuing increased distribution penetration with a 36% increase in our regional sales team from 11 to 15 sales personnel. Shipments of at-home products increased 0.6 million cases, or 13.2%, from 4.8 million cases in fiscal 1997 to 5.4 million cases in fiscal 1998. In anticipation of the opening of our Calexico, California converting facility, we pursued West Coast at-home business with aggressive pricing.

     Net sales of jumbo rolls increased $5.2 million, or 12.6%, from $42.0 million in fiscal 1997 to $47.2 million in fiscal 1998. We experienced an increase in tons sold because of an increase in production of premium grades of tissue from our Neenah, Wisconsin mill and our St. Helens, Oregon tissue operation.

     Net sales of equipment increased $4.5 million, or 360.4%, from $1.2 million in fiscal 1997 to $5.7 million in fiscal 1998. Equipment sales are intermittent, and vary as a result of our recent entry into this business.

     Gross Profit. Gross profit decreased $6.1 million, or 13.6%, from $45.0 million in fiscal 1997 to $38.9 million in fiscal 1998. Gross profit, as a percentage of net sales, decreased from 22.8% in fiscal 1997 to 18.2% in fiscal 1998. This decrease in gross profit as a percentage of net sales was the result of increased overhead due to the purchase and start-up of our Neenah, Wisconsin mill and our Waterford, New York converting facility in the second half of fiscal 1998. Depreciation and amortization expense relating to these facilities as well as other capital spending increased by $2.3 million, or 27.8%, from $8.3 million in fiscal 1997 to $10.6 million in fiscal 1998.

     Selling, General and Administrative Expenses. It is our policy to include freight expense in this category as a selling expense. Freight expense increased $2.8 million, or 26.6%, from $10.6 million in fiscal 1997 to $13.4 million in fiscal 1998. This resulted from our increased volume of converted tissue products, which increased 10.6%, and an increase in sales to West Coast customers, in anticipation of the start-up of our Calexico, California converting facility. Selling, general and administrative expenses, exclusive of freight, decreased $0.4 million, or 2.3%, from $16.4 million in fiscal 1997 to $16.0 million in fiscal 1998. Selling, general and administrative expenses, excluding freight, was 7.5% as a percentage of net sales in fiscal 1998, as compared to 8.3%, as a percentage of net sales in fiscal 1997.

     Operating Income. Operating income decreased $8.6 million, or 47.3%, from $18.1 million in fiscal 1997, to $9.5 million in fiscal 1998. Operating income as a percentage of net sales was 4.4% in fiscal 1998, as compared to 9.1% in fiscal 1997. This decrease was due to the reasons stated above.

     Interest Expense. Interest expense increased $2.4 million, or 19.6%, from $12.3 million in fiscal 1997 to $14.7 million in fiscal 1998. This increase was due to acquisition financing, capital spending and higher working capital needs. Fiscal 1998 interest expense includes $1.3 million of non-cash expense for related party debt.

     Fiscal 1997 Compared to Fiscal 1996

     Net Sales. Our net sales increased $44.9 million, or 29.4%, from $152.7 million in fiscal 1996 to $197.6 million in fiscal 1997. Net sales continued to grow in fiscal 1997, as a result of the acquisition of our Neenah mill in the first quarter of fiscal 1997 and our Greenwich mill in the third quarter of fiscal 1996, and the start-up of new converting facilities and machines in our Waterford, New York operation.

     Net sales of converted tissue products increased $21.3 million, or 16.0%, from $133.1 million in fiscal 1996 to $154.4 million in fiscal 1997. Shipments of away-from-home products increased 2.3 million cases, or 48.8%, from 4.8 million cases in fiscal 1996 to 7.1 million cases in fiscal 1997. Shipments of at-home products increased 1.2 million cases, or 31.7%, from 3.6 million cases in fiscal 1996 to 4.8 million cases in fiscal 1997. Net sales grew at a slower rate than sales volume as our mix of products sold reflected a higher percentage of certain bath tissue and towels which have a lower per unit sales price.

     Net sales of jumbo rolls increased $22.6 million, or 116.5%, from $19.4 million in fiscal 1996 to $42.0 million in fiscal 1997. This increase was caused by additional sales volume resulting from the acquisition of our Neenah and Greenwich tissue mills and the low volume of jumbo rolls sales in fiscal 1996 as compared to fiscal 1997 due to a fire in our Hauppauge, New York facility in the first quarter of 1996, which decreased our inventory of jumbo rolls for sale in fiscal 1996.

     Net sales of equipment increased from $0.2 million in fiscal 1996 to $1.2 million in fiscal 1997. Fiscal 1997 was the first year that we focused on equipment sales as part of our business strategy of bundling long-term jumbo roll sales contracts with equipment sales.

     Gross Profit. Gross profit increased $14.6 million, or 47.9%, from $30.4 million in fiscal 1996 to $45.0 million in fiscal 1997. Gross profit, as a percentage of net sales, increased from 19.9% in fiscal 1996 to 22.8% in fiscal 1997. This increase in gross profit, as a percentage of net sales, is a result of higher sales volume at existing facilities and increased gross profit from the paper mills acquired in the third quarter of 1996 and first quarter of 1997. Depreciation and amortization expense increased $2.7 million, or 48.1%, from $5.6 million in fiscal 1996 to $8.3 million in fiscal 1997. This increase was due to higher capital spending, including the two acquisitions discussed above.

     Selling, General and Administrative Expenses. It is our policy to include freight expense in this category as a selling expense. Freight expenses increased $4.2 million, or 65.7%, from $6.4 million in fiscal 1996 to $10.6 million in fiscal 1997. Selling, general and administrative expenses, exclusive of freight, increased $5.6 million, or 52.0%, from $10.8 million in fiscal 1996 to $16.4 million in fiscal 1997. Freight expense increased as a result of increased shipments of converted products and the shift in geographic sales as our business expanded into the Midwest and West Coast. Selling, general and administrative expenses, excluding freight, was 8.3% as a percentage of net sales in fiscal 1997 as compared to 7.0% as a percentage of net sales in fiscal 1996. This increase was a result of the expansion of our sales and administrative organization in anticipation of higher sales growth. Also, certain expenses formerly classified in cost of sales were reclassified to this category beginning in fiscal 1997.

     Operating Income. Operating income increased $4.8 million, or 36.2%, from $13.3 million in fiscal 1996 to $18.1 million in fiscal 1997, for the reasons stated above. Operating income as a percentage of net sales was 9.1% for fiscal 1997, compared to 8.7% for fiscal 1996.

     Unusual Item. Proceeds of insurance of $8.6 million was recognized as a gain in fiscal 1996 relating to an insurance settlement for the fire that destroyed our headquarters, warehouse and converting facility located in Hauppauge, New York in the first quarter of fiscal 1996.

     Interest Expense. Interest expense increased $3.1 million, or 33.8%, from $9.2 million in fiscal 1996 to $12.3 million in fiscal 1997. The increase resulted from acquisitions, capital spending and higher working capital needs which in turn resulted in a significant increase in debt and related interest expense.

BERLIN-GORHAM MILLS

     The following discussion and analysis of financial condition and results of operations covers periods before our acquisition of the Berlin-Gorham Mills. The results of operations and financial condition for the periods subsequent to our acquisition of the Berlin-Gorham Mills will not necessarily be comparable to prior periods. The following should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data" and the historical audited and unaudited financial statements and related notes of the Berlin-Gorham Mills included elsewhere in this prospectus.

Overview

     The Berlin-Gorham Mills are fully integrated pulp and paper mills. The pulp mill has an annual capacity of approximately 350,000 tons of bleached northern hardwood and softwood pulp. Of the pulp produced at the mill in 1998, approximately 47% of the hardwood pulp and 100% of the softwood pulp was used by the paper mill in the production of paper and toweling and the remaining approximately 53% of the hardwood pulp was dried and either sold to other Crown Paper mills or as market pulp. Prior to the acquisition, at our request, Crown Paper commenced operation of an existing wet lap machine previously idled for which it was reimbursed by us in the amount of approximately $313,000. This wet lap machine has added approximately 26,000 tons of annual capacity.

     The four paper machines operated in the paper mill have an annual capacity of approximately 179,000 tons of uncoated freesheet paper annually, and the toweling machine operated in the paper mill has an annual production capacity of approximately 39,000 tons of toweling. The four paper machines produce uncoated freesheet paper products for the printing and publishing markets, including premium text and cover grades, book papers, opaques and forms bond. The toweling machine produces primarily away-from-home towel and wiper grades. Following its spinoff in 1995 from James River, the predecessor of Fort James, Crown Paper redirected its production at the Berlin-Gorham Mills to increase its focus on the text and cover sector of the premium paper market.

     The following is a summary of Berlin-Gorham Mills' net sales for the periods indicated (dollars in millions):

                                           52 Weeks                26 Weeks
                                        Ended December            Ended June
                                 ---------------------------   -----------------
                                   1996      1997      1998      1998      1999
                                 -------   -------   -------   -------   -------
Uncoated free sheet ..........   $ 123.0   $ 119.9   $ 119.3   $  62.5   $  57.7
Towel ........................      22.5      26.5      15.6       6.2      11.2
Market pulp ..................      32.4      37.0      39.5      18.7      17.5
                                 -------   -------   -------   -------   -------
Total net sales ..............   $ 177.9   $ 183.4   $ 174.4   $  87.4   $  86.4
                                 =======   =======   =======   =======   =======


     The Berlin-Gorham Mills historically operated as part of an operating division of Crown Paper, and not as a stand-alone entity. As a result, the historical financial information included in this prospectus does not necessarily reflect what the Berlin-Gorham Mills' financial position and results of operations would have been had the Berlin-Gorham Mills been operated as a stand-alone entity during the periods presented.

     As part of an operating division of Crown Paper, the Berlin-Gorham Mills were allocated selling and administrative expenses and Crown Paper corporate overhead expenses in the combined amounts of $12.3 million and $16.9 million for the 52 weeks ended December 28, 1997 and December 27, 1998, respectively, and $8.5 million for the 26 weeks ended June 27, 1999. The selling and administrative expense allocations were based on sales efforts made with respect to the Berlin-Gorham Mills, and the corporate overhead expense allocations were based on the Berlin-Gorham Mills' projected proportion of Crown Paper's projected tons sold. All of the Berlin-Gorham Mills' selling and administrative costs are reported as fixed costs and are included in cost of goods sold. For comparative purposes, Crown Paper's corporate, general and administrative costs are reported as separate items. We estimate that the corporate overhead expenses that will be allocated by us to the Berlin-Gorham Mills will be $1.7 million for the first year, on a stand-alone basis, based on a detailed analysis of compensation benefits for employees employed by us, and related non-payroll costs incurred, following the acquisition. Future operating results are expected to be affected by changes in depreciation and amortization expense related to impaired assets, reduced selling and administrative expenses, elimination of certain lease financing costs and intercompany transactions with our other affiliates and other items resulting from the Transactions. See "Unaudited Pro Forma Consolidated Financial Data" included elsewhere in this prospectus. We cannot assure you that we will be able to realize all of the benefits we expect as a stand-alone entity after the acquisition.

     Interest expense represents interest expense on the industrial revenue bonds, the proceeds of which are specifically restricted for use in funding certain environmental improvements at the Berlin-Gorham Mills. American Tissue will not assume the industrial revenue bonds and Crown Paper will retain liability for the industrial revenue bonds following the acquisition.

     Crown Paper took a $143.6 million charge which was recorded in the fourth quarter of 1998 to write down the book value of Berlin-Gorham Mills. In connection with the acquisition, Crown Paper took an adjustment to net book value of the Berlin-Gorham Mills totaling $16.2 million, which was recorded in the first quarter of 1999 in order to record the Berlin-Gorham Mills' assets at their estimated net realizable value.

Results of Operations

     The following sets forth certain data as a percentage of the Berlin-Gorham Mills' net sales:

                                               52 Weeks                26 Weeks
                                           Ended December             Ended June
                                      ------------------------     ---------------
                                      1996      1997     1998      1998      1999
                                      -----     -----    -----     -----     -----
                                                                     (unaudited)
Net sales .........................   100.0%    100.0%   100.0%    100.0%    100.0%
Cost of goods sold ................   106.3      98.0    107.6     114.7      96.4
                                      -----     -----    -----     -----     -----
Gross profit (loss) ...............    (6.3)      2.0     (7.6)    (14.7)      3.6
Adjustment to net realizable value     --        --       --        --        18.7
Property tax accrual reversal .....    --        --       --        --       (10.4)
Selling and administrative expenses     2.1       3.6      5.2       5.9       5.4
Asset impairment charge ...........    --        --      (82.3)     --        --
Gain on timberlands sale ..........    --         7.4     --        --        --
Corporate allocation ..............     3.0       3.1      4.5       3.8       4.4
                                      -----     -----    -----     -----     -----
Operating income (loss) ...........   (11.4)      2.7    (99.6)    (24.4)    (14.5)
Interest expense and other income .     0.8       1.3      1.4       1.4       1.4
EBITDA(1) .........................     5.1      11.7      2.0      (5.0)      1.3


(1) See definition of EBITDA in note (1) of "Selected Historical Financial Data-American Tissue."

     26 Weeks Ended June 27, 1999 ("1999 26 weeks") Compared to the 26 Weeks Ended June 28, 1998 ("1998 26 weeks")

     Net Sales. Net sales decreased $1.0 million, or 1.2%, from $87.4 million in the 1998 26 weeks to $86.4 million in the 1999 26 weeks. Shipments increased 13,639 tons, or 9.0%, from 151,482 tons in the 1998 26 weeks to 165,121 tons in the 1999 26 weeks.

     Net sales of uncoated freesheet papers decreased $4.9 million, or 7.8%, from $62.5 million in the 1998 26 weeks to $57.7 million in the 1999 26 weeks. Despite improvements in our premium printing grades, poor market pricing for our target bond grades contributed to an overall price decrease of 11.2%.

     Net sales of jumbo rolls of towel increased $5.0 million, or 80.3%, from $6.2 million in the 1998 26 weeks to $11.2 million in the 1999 26 weeks. The increase in net sales was primarily due to a 8,185 ton increase in tons sold, which was partially offset by a 7.0% decrease in average net sales price per ton. The increase in tons sold was due to the efforts of the Berlin-Gorham Mills to regain market share lost near the end of 1997 and increased production.

     Net sales of pulp declined $1.2 million, or 6.3%, from $18.7 million in the 1998 26 weeks to $17.5 million in the 1999 26 weeks. The decline was primarily due to a 9.8% decrease in average net sales price per ton that was partially offset by a 2,038 ton, or 3.9%, increase in tons sold from 52,444 tons in the 1998 26 weeks to 54,482 tons in the 1999 26 weeks. Although difficult market conditions prevailed, some upward movement in price was seen at the end of the 1999 26 weeks.

     Gross Profit. Gross profit increased $16.0 million, from $(12.9) million in the 1998 26 weeks to $3.1 million in the 1999 26 weeks. Gross profit as a percentage of net sales increased from (14.7)% in the 1998 26 weeks to 3.6% in the 1999 26 weeks. This increase in gross profit is a result of lower employee compensation expense, depreciation and amortization and wood costs and improved operating efficiencies, and was partially offset by a decline in average net sales price per ton. Depreciation and amortization decreased $9.0 million, or 77%, from $11.7 million in the 1998 26 weeks to $2.7 million in the 1999 26 weeks.

     Selling and Administrative Expenses. Selling and administrative expenses decreased $0.4 million, or 7.8%, from $5.1 million in the 1998 26 weeks to $4.7 million in the 1999 26 weeks.

     Operating Loss. Operating loss decreased $8.7 million, or 40.8%, from $(21.3) million in the 1998 26 weeks to $(12.6) million in the 1999 26 weeks. Included in the 1999 26 weeks operating loss was a $16.2 million downward adjustment from the sale of the Berlin-Gorham Mills, which was partially offset by the $9.0 million property tax accrual reversal. Operating loss before these special charges decreased $15.9 million, from $(21.3) in 1998 26 weeks to $(5.4) million in 1999 26 weeks.

     Crown Paper Corporate Overhead Allocation. Crown Paper corporate overhead allocation increased $0.4 million, or 13.2%, from $3.3 million in the 1998 26 weeks to $3.8 million in the 1999 26 weeks.

     Interest Expense. Interest expense remained materially unchanged in the 1999 26 weeks, as compared to the 1998 26 weeks, at $1.2 million.

     Year Ended December 27, 1998 Compared to Year Ended December 28, 1997

     Net Sales. Net sales decreased $9.0 million, or 4.9%, from $183.4 million in 1997 to $174.4 million in 1998.

     Net sales of uncoated freesheet papers decreased $0.5 million, or 0.4%, from $119.9 million in 1997 to $119.3 million in 1998. Shipments of uncoated freesheet tons sold in 1998 increased 6,768, or 3.9%, from 171,985 in 1997 to 178,753 in 1998. However, average net selling price per ton decreased by $29, or 4.2%, during the same period. Shipments of premium printing papers tons sold, including text and cover grades, increased 3,857, or 49.2%, from 7,837 in 1997 to 11,694 in 1998, as a result of the Berlin-Gorham Mills continuing strategy to focus on this market. Net sales price for premium printing papers declined $23 per ton, or 2.1%, in 1998 as compared to 1997. Net sales of web publishing grades increased 5.4% from 59,146 tons in 1997 to 62,331 tons in 1998. In addition, average net selling price increased $4 per ton, or 0.5%.

     Net sales of jumbo rolls of towel declined $10.9 million, or 41.1%, during 1998 as compared to 1997. The decline was primarily due to a reduction in tons sold of 9,867 tons, or 29.3%, from 33,635 in 1997 to 23,768 in 1998, due primarily to a decision by a customer to use their own internal resources. Also contributing to the decline in net sales was a 16.6% decline in average net sales prices per ton as the Berlin-Gorham Mills discounted toweling pricing to regain market share.

     Net sales of pulp increased $2.5 million, or 6.6%, from $37.0 million in 1997 to $39.5 million in 1998. The increase in net sales was primarily due to an 19.0% increase in tons sold, from 99,598 tons in 1997 to 118,497 tons in 1998. The increase in tons sold was due to increased operating efficiencies that led to increased production during 1998 and therefore more pulp being made available for sale to external markets. The effect of the increase in tons sold during 1998 was partially offset by a 10.4% decrease in average net sales price per ton during 1998, as compared to 1997, which was reflective of pricing in the global pulp markets.

     Gross Profit. Gross profit decreased $17.1 million, from $3.8 million in 1997 to a loss of $(13.3) million in 1998. Gross profit as a percentage of net sales decreased from 2.0% in 1997 to (7.6)% in 1998. This decrease in gross profit is a result of the decline in average net selling price per ton and decreased sales of jumbo rolls of towels. Gross profit in 1998 included the severance charge of $1.9 million. Depreciation and amortization decreased $0.2 million, or 0.9%, from $24.2 million in 1997 to $24.0 million in 1998.

     Selling and Administrative Expenses. Selling and administrative expenses increased $2.6 million, or 39.9%, from $6.5 million in 1997 to $9.2 million in 1998. The increase was primarily due to increased sales and marketing expenses to expand the Berlin-Gorham Mills' premium printing and publishing papers market share.

     Operating Income. Operating income decreased from $5.0 million in 1997 to a loss of $(173.9) million in 1998. Operating income in 1998 included an asset impairment charge of $143.6 million. Operating income in 1997 included a $13.5 million gain on timberlands sale. Operating income before these special charges declined $21.8 million, from $(8.5) million in 1997 to $(30.3) million in 1998.

     Crown Paper Corporate Overhead Allocation. Crown Paper corporate overhead allocation increased $2.0 million, or 36.8%, from $5.7 million in 1997 to $7.8 million in 1998.

     Interest Expense. Interest expense remained materially unchanged in 1998, as compared to 1997, at $2.5 million.

     Year Ended December 28, 1997 as Compared to Year Ended December 29, 1996

     Net Sales. Net sales increased $5.5 million, or 3.1%, from $177.9 million in 1996 to $183.4 million in 1997.

     Net sales of uncoated freesheet papers declined $3.2 million, or 2.6%, from $123.0 million in 1996 to $119.9 in 1997, primarily as a result of a 2.4% decrease in net sales price per ton on substantially the same tonnage volume. Although total net sales price per ton of uncoated freesheet paper declined, sales of premium printing papers, including text and cover grades, increased 2,412 tons, or 44.5%, from 5,425 tons in 1996 to 7,837 tons in 1997, as a result of the Berlin-Gorham Mill's continued strategy to focus on this market. Net sales price for premium printing papers increased $102 per ton, or 10.2%. Sales of web publishing grades increased 5,288 tons, or 9.8% from 53,858 tons in 1996 to 59,146 tons in 1997, with net selling price decreasing by $4 per ton, or 0.5%. Net sales price per ton and sales volume of other grades of uncoated freesheet paper declined.

     Net sales of jumbo rolls of towel increased 5,062 tons, or 17.7%, in 1997, from 28,573 tons in 1996 to 33,635 tons in 1997. Average net sales price per ton was materially unchanged between 1997 and 1996. The increase in tons sold was due to favorable market conditions that allowed the Berlin-Gorham Mills to increase sales. Net sales increased $4.0 million, or 18.0%, from $22.5 million in 1996 to $26.5 million in 1997.

     Net sales of pulp increased $4.6 million, or 14.2%, from $32.4 million in 1996 to $37.0 million in 1997. The increase was primarily due to a 14.8% increase in tons sold during 1997 as compared to 1996. The increase in tons sold was due to increased operating efficiencies that led to increased production during 1997 as compared to 1996.

     Gross Profit. Gross profit increased $15.0 million from $(11.3) million in 1996 to $3.8 million in 1997. Gross profit as a percentage of net sales increased from (6.3)% in 1996 to 2.0% in 1997. This increase in gross profit, as a percentage of net sales, is a result of improved operating efficiencies and lower wood and pulp costs in 1997, as compared to 1996.

     Selling and Administrative Expenses. Selling and administrative expenses increased $2.8 million from $3.7 million in 1996 to $6.5 million in 1997. The increase was primarily due to increased sales and marketing expenses as Crown Paper implemented a marketing program to support production at the Berlin-Gorham Mills of premium text and cover papers.

     Operating Income. Operating income increased $25.4 million, from $(20.4) million in 1996 to $5.0 million in 1997. Operating income in 1997 included a $13.5 million gain on timberlands sale. Operating income before this charge increased $11.9 million, from $(20.4) million in 1998 to $(8.5) million in 1997.

     Crown Paper Corporate Overhead Allocation. Crown Paper corporate overhead allocation increased $0.3 million from $5.4 million in 1996 to $5.7 million in 1997.

     Interest Expense. Interest expense increased $1.0 million from $1.5 million in 1996 to $2.5 million in 1997, as a result of the $12.3 million industrial revenue bond offering, which occurred in August of 1996.

Liquidity and Capital Resources

     American Tissue

     Historically, our growth has been financed through cash flow from operations, borrowings under our bank credit facilities and other financings. Net cash provided by operating activities was $21.9 million, $17.0 million and $4.8 million in fiscal 1997, 1998 and the 1999 nine months, respectively. Our capital expenditures were $29.2 million, $27.6 million and $12.6 million in fiscal 1997, 1998 and the 1999 nine months, respectively. We expect to spend approximately $22 million in fiscal 1999 for capital expenditures for business maintenance and profit improvement projects, exclusive of amounts expected to be paid with respect to the Berlin-Gorham Mills. A substantial portion of our capital expenditures have been for acquisitions and capacity growth and profit improvement projects, such as the acquisition of our Neenah and Greenwich tissue mills in fiscal 1997 and 1996, respectively, and the construction and installation of converting assets at our Calexico, California tissue converting facility in fiscal 1999. Our capital expenditures for the fiscal 1999 nine months included the replacement of a damaged Yankee dryer at our Mechanicville tissue mill, repairs and upgrades to our paper machines at our Neenah and Greenwich mills and the relocation of a tissue machine from our idled Tomahawk mill to our Winchester mill.

     Berlin-Gorham Mills

     The Berlin-Gorham Mills has historically funded its growth through cash flow from operations and borrowings under various Crown Paper credit facilities. Net cash provided by operating activities was $8.6 million, $(12.1) million and $(5.4) million in 1997, 1998 and the 1999 26 weeks, respectively. The Berlin-Gorham Mills' capital expenditures were $13.1 million, $9.1 million and $3.1 million in 1997, 1998 and the 1999 26 weeks, respectively.

     Combined

     As a result of the Transactions, we have a substantial amount of indebtedness. As of June 30, 1999, after giving pro forma effect to the Transactions, we would have had consolidated debt of $192.4 million, consisting of: (1) $22.9 million of mortgage and other indebtedness; (2) $9.9 million outstanding under the New Credit Facility (exclusive of unused commitments of $90.1, subject to borrowing base limitations); and (3) $165.0 million on the Notes, net of a discount of approximately $5.5 million. See "Capitalization" and "Use of Proceeds."

     Our primary capital requirements are for working capital, capital expenditures and payments of interest expense. We expect combined capital expenditures for American Tissue and the Berlin-Gorham Mills business maintenance (excluding environmental) and profit improvement projects of approximately $25 million in fiscal 1999 and ranging from approximately $30 million to approximately $32 million in fiscal 2000, of which we believe approximately $15 million will be for equipment maintenance in each of fiscal 1999 and fiscal 2000. In addition, we estimate, after consultation with independent environmental consultants, that approximately $13 million of capital expenditures, within a range of approximately plus or minus 25%, may be required to comply with the Cluster Rules at the Berlin-Gorham Mills, with compliance dates beginning in 1999 and extending over the next two to five years.

     We believe, based on current levels of operations and anticipated internal growth and price increases, anticipated reductions in capital expenditures, cash flow from operations, together with other available sources of funds including the availability of borrowings under the New Credit Facility, will be adequate for the foreseeable future to make required payments of principal and interest on our indebtedness and to fund anticipated capital expenditures and working capital requirements. Our ability to meet our debt service obligations and reduce our total debt will be dependent, however, upon our future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. A portion of our debt bears interest at floating rates. Therefore, our financial condition is and will continue to be affected by changes in prevailing interest rates.

Year 2000 Compliance

     The Year 2000 issue concerns the potential exposures related to the erroneous generation of business and financial information resulting from the fact that certain computer systems and software programs use two digits, rather than four, to define the applicable year of business transactions. These programs do not properly recognize a year that begins with "20" instead of the familiar "19." These programs may process data incorrectly or stop processing data altogether on January 1, 2000. We rely upon our own and vendor-supplied technology and recognize the potential business risk to our assets and systems associated with the arrival of the Year 2000.

     American Tissue

     We have substantially completed the process of identifying and remediating Year 2000 compliance issues associated with our computer systems and software programs. To date, we have spent approximately $600,000 in connection with our Year 2000 compliance program, and we believe there will be no material additional charges through completion. We are in the process of identifying Year 2000 compliance issues associated with our suppliers' products, services and operations. Our customers and suppliers may not have management information systems that are Year 2000 compliant and required systems modifications may not be completed by the Year 2000. We have initiated formal communications with all of our significant suppliers and large customers to determine the extent to which we are vulnerable to those third parties failure to address their own Year 2000 issue. Failure of our customers and suppliers to be Year 2000 compliant could have a material adverse effect on our business, financial condition and results of operations.

     Berlin-Gorham Mills

     We are responsible for completing the remediation of any computer systems and software programs at the Berlin-Gorham Mills which were not remediated by Crown Paper as of the closing of our acquisition of the Berlin-Gorham Mills. Crown Paper has represented to us that it had in operation programs designed to identify and remediate Year 2000 issues and that it estimated that the total cost to complete its remediation program would not exceed $1.25 million, of which we estimate $700,000 was remaining as of the consummation of the acquisition of the Berlin-Gorham Mills. However, we cannot assure you that the cost of remediating such systems and programs will not significantly exceed such amount.

Environmental Matters

     At December 28, 1997, December 27, 1998 and June 27, 1999, the Berlin-Gorham Mills had total accrued costs of $2.5 million, $2.4 million and $
2.8 million, respectively, primarily for estimated landfill site restoration, post-closure and monitoring costs over the next 30 years. For the nine months ended June 27, 1999, cash costs for site restoration, post-closure and monitoring of the landfill was less than $100,000.

     We believe, after consultation with independent environmental consultants, that approximately $13 million of capital expenditures, within a range of plus or minus approximately 25%, may be required to comply with the Cluster Rules, with compliance dates beginning in 1999 and extending over the next two to five years. Environmental capital spending for the 1999 fiscal year includes $0.2 million for compliance with the Cluster Rules. There are risks and uncertainties associated with the estimate that could cause total capital expenditures and the timing of such expenditures to be materially different from current estimates, including changes in technology, interpretation of the rules by government agencies that may be substantially different from management's interpretation or other matters. The EPA has also proposed additional requirements for the pulp and paper industry, which, if and when adopted, may require additional material expenditure.

     The Berlin-Gorham Mills have been in operation for many years and, over such time, Crown Paper and other prior operators at the Berlin-Gorham Mills have generated and disposed of wastes which are or may be considered hazardous. The soil, groundwater and adjacent area remediation which is currently under consideration with respect to the Berlin-Gorham Mills could, based upon available information, cost up to $400,000 over the next two years. Included among the waste materials generated by past operations are contaminants left in the vicinity of a former chemical plant on the northern portion of the Berlin pulp mill property, of which a small building known as the "Cell House" remains standing. The procedures required to remove the Cell House, encapsulate and seal off the affected areas and thereafter to monitor such areas as required by current regulations are estimated to cost up to $2.3 million. In addition, certain maintenance and repairs to the wastewater treatment plants at the Berlin-Gorham Mills have been identified which are estimated to cost up to $2.1 million.

     The discovery of previously unknown contamination of property underlying, or in the vicinity of, the Berlin-Gorham Mills could require us to incur material unforeseen expenses for which we may not have any recourse against Crown Paper or other prior operators. Occurrences of any of these events could have a material adverse effect on our financial condition.

     The Berlin-Gorham Mills have systems which process and treat large amounts of wastewater primarily generated by their operations. Due to aging of the treatment systems and to the evolution of mill operations, it is anticipated that the related treatment systems and equipment will require replacement and/or upgrading. In addition, there is evidence that effluent in connection with the wastewater treatment processes has, over time, resulted in accumulations of sediment and other buildup in adjacent lagoons and watercourses. It is anticipated that changes in the applicable processes and the related technology and equipment may be necessary in the future both to remediate such buildups and to accommodate expansion of mill production schedules. The foregoing changes may require additional material capital expenditures.

Certain Other Matters

     Gain on Timberland Sale. During the fourth quarter of 1997, the Berlin-Gorham Mills sold 24,000 acres of timber-producing properties for $24.5 million and recognized a gain of $13.5 million. Net proceeds of the sale were used to pay down Crown Vantage debt.

     Settlement of City of Berlin Property Tax Case. In February 1999, the Berlin-Gorham Mills concluded an agreement with the City of Berlin, New Hampshire, concerning assessed values and taxability of factory machinery. Over the next three years the agreement significantly reduces the assessed value from recent valuations of the Berlin-Gorham Mill's pulp mill. The Berlin-Gorham Mills reversed a property tax accrual of approximately $9.0 million in the 1999 six months, which relates to amounts over-accrued for previous tax years.

     We Have Recently Made Changes in Our Finance and Accounting Department. Historically, we have not always completed our fiscal year audited financial statements or our fiscal quarter unaudited financial statements in a timely manner. For instance, our audited financial statements for the fiscal year ended September 30, 1998 were not issued until February 19, 1999 and our unaudited financial statements for the fiscal quarter ended December 31, 1998 and March 31, 1999 were not issued until February 22, 1999 and May 21, 1999, respectively. However, our unaudited financial statements for our fiscal quarter ended June 30, 1999 were timely delivered to the trustee under the indenture for the old notes and the record holder of the old notes as required by the indenture. The failure to complete and deliver our financial statements in the past has caused defaults under our then existing credit facilities. See "Risk Factors - Our Debt Agreements Contain Operating And Financial Restrictions."

     In order to address certain deficiencies of our management information systems and accounting systems, we have restructured our financial and accounting department, including hiring a new chief financial officer and retaining consultants who are working with us to install new management information systems. We believe that such changes will be helpful in managing our operations, including completing and delivering our financial statements in a more timely manner.

     It is our intention to deliver financial statements and file reports with the Securities and Exchange Commission within the required time periods of the Securities Exchange Commission and as required by the indenture governing the old notes and our New Credit Facility. However, we can give you no assurance that we will be able to effect such changes in our management information systems and accounting systems in a timely manner or that any delay will not have a material adverse effect on our business, financial condition and results of operations.

Inflation and Cyclicality

     Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our results of operations.

     Although management of the Berlin-Gorham Mills cannot accurately anticipate the effect of inflation on the operations of the Berlin-Gorham Mills, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on the results of operations of the Berlin-Gorham Mills.

     The markets for the tissue and uncoated freesheet paper products produced by American Tissue and the Berlin-Gorham Mills are characterized by periods of supply and demand imbalance, with supply being added in large blocks and demand fluctuating with changes in industry capacity, economic conditions (including in the case of our uncoated freesheet paper products, the overall level of domestic economic activity) and competitive conditions (including, in the case of our uncoated freesheet paper products, intensified competition from overseas producers responding to favorable exchange rate fluctuations and/or unfavorable overseas market conditions). All of such conditions are beyond our control.

Seasonality

     Historically, net sales for American Tissue have been somewhat stronger during our third and fourth fiscal quarters, due to increased seasonal usage by consumers in our at-home business and inventory and usage patterns in our away-from-home business.

Statement of Financial Accounting Standards No. 121

     Statement of Financial Accounting Standards No. 121 ("Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of") requires management to assess the recoverability of its investments in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may be impaired. Such assessment requires that the future cash flows expected to result from use of the assets are estimated and an impairment loss recognized when future cash flows are less than the carrying value of such assets. Estimating future cash flows requires an estimate of useful lives of its long-lived assets, future production volumes and costs, future sales volumes, demand for the product mix and prices of the Berlin-Gorham Mills that reflect the use of its long-lived assets and market conditions.

     Based on this assessment, Crown Paper took a $143.6 million charge which was recorded during the fourth quarter of 1998 to write down the carrying value of the Berlin-Gorham Mills. Statement of Financial Accounting Standards No. 121 also requires that assets held for sale be stated at the lower of cost or net realizable value. In connection with the acquisition, Crown Paper took an adjustment to net book value of the Berlin-Gorham Mills totaling $16.2 million, which was recorded in the first quarter of 1999 in order to record the assets at their estimated net realizable value. Although management of Crown Paper believes it had a reasonable basis for its estimates, it is reasonably possible that American Tissue may change its estimate of future cash flows and/or net realizable values.

                                INDUSTRY OVERVIEW

Tissue Industry

     Tissue is used principally in products such as bath tissue, facial tissue, napkins and paper towels and is typically sold into two key market segments: (1) the consumer, or "at-home," sector; and (2) the commercial and industrial, or "away-from-home," sector. In general, at-home tissue products are sold to grocery stores and supermarkets, retail mass merchandisers, warehouse club stores and drug stores for direct purchase by the consumer end-user. Away-from-home tissue products are usually sold to paper, foodservice and janitorial supply distributors, who, in turn, re-sell these products for use in hotels, restaurants, factories, schools and other commercial, government and industrial institutions. Tissue is generally manufactured in jumbo roll form and is then converted into finished product for consumer end-use. A small quantity of tissue, however, is also used in consumer hygienic and absorbent products such as diapers, wipes and feminine hygiene products.

     According to industry sources, approximately 42% of all U.S. tissue is produced from purchased waste fiber, approximately 21% is produced from purchased virgin pulp, with the remainder produced on-site at integrated pulp and paper mills.

     The U.S. tissue industry is highly concentrated due to the recent merger activity between some of the largest industry participants. In 1995, Kimberly-Clark acquired Scott Paper, and in 1997 Fort Howard merged with James River, creating Fort James, the industry leader in terms of tissue capacity. Based on estimated 1998 capacity data for U.S. manufactures, the top five tissue producers accounted for approximately 80% of total industry capacity.

     According to industry sources, the U.S. tissue industry has among the most stable growth rates in the U.S. paper industry. Over the 15 year period from 1984 through 1998, total annual shipments of tissue increased from approximately
4.9 million tons to approximately 6.7 million tons, a compound annual growth rate of approximately 2.2%. Since 1984, total annual shipments have declined only once.

     Tissue is a mature industry and growth in shipments for the overall industry is correlated to increases in the general population. However, certain segments of the overall tissue industry, such as the at-home private label market, are experiencing significantly higher growth rates.

     Capacity growth in the tissue industry averaged approximately 1.4% over the period 1992 through 1998. Over the same period, operating rates averaged approximately 93.8%. As a result of significant new capacity coming on-line during 1998 and early 1999, growth in capacity for 1999 is expected to be approximately 3.7%. However, some of this new capacity was effectively offset by mill closures announced in 1997 and 1998 by major industry participants, such as Kimberly-Clark and Fort James. Many industry observers expect capacity growth to stabilize at an average of approximately 2.0% going forward, in-line with the historical growth in shipments. Imports, except a modest amount of tonnage from Canada, are not a significant factor since shipping relatively bulky tissue products long distances is usually economically inefficient.

                         U.S. Tissue Industry Statistics
                                   (000 tons)

                                  1992         1993         1994         1995         1996         1997         1998        1999e
                                 -------      -------      -------      -------      -------      -------      -------      -------
Shipments ..................       5,781        6,004        6,094        6,208        6,261        6,431        6,711        6,757
   % change ................         2.0%         3.9%         1.5%         1.9%         0.9%         2.7%         4.4%         0.7%
Capacity ...................       6,413        6,407        6,539        6,552        6,647        6,884        6,899        7,155
   % change ................         2.7%       -0.1%          2.1%         0.2%         1.4%         3.6%         0.2%         3.7%
Utilization ................        90.1%        93.7%        93.2%        94.7%        94.2%        93.4%        97.3%        94.4%

- ---------------------
e=estimate
Source: Resource Information Systems, Inc.

     While pricing remained competitive during 1998, we believe that prices for tissue products may increase in 1999 as a result of: (1) rising pulp prices and
(2) announced price increases by certain major jumbo roll manufacturers.

The At-Home Market

     Since the mid-1990s, shipments in the approximately $7.0 billion at-home market (based on estimated 1997 total sales) have been growing at an annual rate of just over 2.0%. Converted tissue products for this segment ranges from branded value grades (approximately 40% of the market) to specialty and premium grades (approximately 44.0% of the market). An increasingly important segment of the at-home market is private label. Within the at-home sector, bath tissue represents approximately 50.0% of the market, towels make up approximately 32.0% and facial tissue and paper napkins represent approximately the remaining 18.0%. In general, at-home tissue products are sold to grocery stores and supermarkets, retail mass merchandisers, warehouse club stores and drug stores for direct purchase by the consumer end-user.

     Industry sources estimate that the approximately 16.0% private label share of the at-home market is significantly stronger in the western U.S., with an approximate 21.8% market share. Growth in 1998 within the national private label sector was estimated to be 4.0%. In our opinion, the higher growth rate seen within the private label segment versus the overall tissue industry is representative of:

     (1) increased recognition by consumers that private label tissue can offer reasonable quality at consistently attractive prices;

     (2) product line extension by tissue manufacturers within the private label segment, from traditional economy and value brands into premium brands;

     (3) increased emphasis by retailers who generally receive higher margins on private label tissue products than on branded national tissue products; and

     (4) the growth of retail mass merchandisers and warehouse club stores which generally emphasize private label tissue products.

The Away-From-Home Market

     The approximately $4.0 billion away-from-home market (based on estimated 1997 total sales) has experienced modestly lower growth in shipments since the mid-1990s versus the at-home market. Industry sources estimate the average annual growth in shipments at approximately 1.5%. Despite positive trends regarding dining outside the home and a growing travel market, the slower growth in shipments seen over the past few years within the away-from-home versus the at-home markets is likely a result of lower growth rates in traditional manufacturing and industrial job markets versus the increasing service economy.

     Paper, foodservice and janitorial supply distributors, the primary customers for away-from-home tissue products, tend to favor manufacturers who can provide a broad line of various tissue products. In addition, we believe that many of these same customers are increasingly concerned regarding industry consolidation within the away-from-home market, and are looking for alternatives to the large, national suppliers.

     Within the away-from-home market, towels represents approximately 44% of the market, bath tissue makes up approximately 30% and facial tissue and napkins represent approximately the remaining 26%.

Uncoated Freesheet Papers

     Uncoated freesheet paper constitutes the largest segment of the printing/writing/publishing paper sector in the United States, with estimated 1998 capacity of 14.9 million tons representing approximately 31% of total U.S. paper capacity of 48.4 million tons.

     The primary use for uncoated freesheet paper is in office reprographic or communication papers (i.e., copier and printer papers), accounting for approximately 30% of total shipments; followed by offset papers for commercial printing and book publishing applications (approximately 24% of shipments); premium value applications, such as text and cover fine printing grades (used for financial printing, fine stationary and promotional brochures); greeting cards and technical specialty papers (approximately 18% of shipments); business forms bond and computer forms (approximately 18% of shipments); and envelopes (approximately 10% of shipments).

     Commodity grades of uncoated freesheet, such as offset papers and forms bond, are generally manufactured on larger machines that often have lower production costs than smaller machines. Many manufacturers with large machines often have kraft pulp mills onsite, enabling the lowest cost production of uncoated freesheet paper. Smaller machines, which may include machines not integrated to the production of kraft pulp, are typically dedicated to more value added grades of uncoated freesheet in order to offset their generally higher cost of production.

     Despite merger activity during 1998 (e.g., Weyerhauser's purchase of Bowater's Dryden, Ontario mill and International Paper's merger with Union
Camp), the uncoated freesheet industry remains relatively unconcentrated as compared to tissue paper industry. Based on estimated 1998 capacity data for U.S manufacturers, the top five uncoated freesheet producers accounted for approximately 60% of industry capacity.

     Demand for uncoated freesheet papers is correlated to strength in the general economy and changing technology. U.S. uncoated freesheet capacity had a compound annual growth rate of approximately 1.6% over the period 1992 through 1998. Over the same period, total annual shipments increased from approximately
12.3 million tons to 13.7 million tons, a compound annual growth rate of approximately 1.7%. However, certain grades of uncoated freesheet, such as cut size reprographic paper, continue to be in high demand as a result of the increased use of computer desk top printers and the growth of the small office/home office



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



market. As the table below indicates, year-to-year growth was much more cyclical, resulting in significant volatility in pricing over the same seven-year period.

                   U.S. Uncoated Freesheet Industry Statistics
                                   (000 tons)

                                          1992        1993        1994        1995        1996        1997        1998       1999e
                                        -------     -------     -------     -------     -------     -------     -------     -------
Shipments ..........................     12,348      12,532      13,462      12,993      13,160      13,684      13,651      13,974
   % change ........................        5.5%        1.5%        7.4%      -3.5%         1.3%        4.0%      -0.2%         2.4%
Capacity ...........................     13,617      13,625      13,956      14,393      14,488      14,701      14,946      15,163
   % change ........................        3.1%        0.1%        2.4%        3.1%        0.7%        1.5%        1.7%        1.5%
Utilization ........................       90.7%       91.9%       96.4%       90.3%       90.8%       93.1%       91.3%       92.2%
Imports, net .......................        228         455         214         391         295         390         595         720
Apparent U.S. consumption ..........     12,576      12,987      13,676      13,384      13,455      14,074      14,246      14,694
   % change ........................        5.2%        3.3%        5.3%      -2.1%         0.5%        4.6%        1.2%        3.1%
Price ($/ton)* .....................    $   578     $   589     $   611     $   931     $   747     $   675     $   651     $   622

- -----------
e = estimate
Source: Resource Information Systems, Inc.
*  20 lb. communication paper (reprographic bond).

     According to industry sources, uncoated freesheet capacity is forecast to increase by an average annual rate of approximately 0.9% over the 1999 to 2001 period, below the historical 10 year average of approximately 2.1%.

     Average historical pricing for benchmark 20 lb. communication paper exhibits the cyclical nature of the uncoated freesheet market. Transaction prices were at their last cyclical low in 1992, at approximately $578 per ton, and peaked in 1995 at approximately $931 per ton, a 61% increase in price. Current pricing for bond paper is similar, on a nominal basis, to 1992 pricing.

     Uncoated freesheet apparent U.S. consumption has increased 3.2% in the first quarter of 1999 as compared to the same quarter in 1998, substantially above the 1998 increase in apparent U.S. consumption. The increase in demand has prompted a number of major U.S. producers, including Georgia-Pacific and Boise Cascade, to announce price increases for various grades of uncoated freesheet, although there can be no assurance that these price increase announcements will hold.

                                    BUSINESS

Overview

     We are a leading integrated manufacturer of tissue products in North America, with a comprehensive product line that includes jumbo tissue rolls for converting and converted tissue products for end-use. Since our inception in 1981, we have grown primarily through the opportunistic acquisition and integration of underperforming tissue mills and converting assets. We currently operate six paper mills (including five tissue mills), seven converting facilities, two printing/packaging facilities and 11 distribution centers. During the LTM Period, we derived approximately 72.5% of our net sales from sales of converted tissue products, approximately 26.2% from sales of jumbo rolls and the remainder from tissue converting equipment sales. For the LTM Period, on a pro forma basis, giving effect to the Transactions, we would have generated net sales of approximately $409.4 million and Adjusted EBITDA of approximately $57.2 million.

     Our converting facilities transform jumbo rolls into a wide range of finished tissue products, such as bath tissue, paper towels, napkins and facial tissue. We believe that our flexible manufacturing capabilities allow us to offer a range of products that is broader than that offered by any other North American tissue producer. We sell converted tissue products in the away-from-home and at-home markets. During the LTM Period, our



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



tissue mills produced approximately 96,000 tons of jumbo rolls for our own converting operations and approximately 67,000 tons for sale to other tissue producers. In addition to tissue products, we use our internal engineering expertise to recondition and sell used tissue converting equipment to support our jumbo roll business. With the acquisition of the Berlin-Gorham Mills, we became effectively 100% vertically integrated with respect to virgin pulp, increased our toweling capacity by approximately 17.7% and extended our product offering in the away-from-home market with uncoated freesheet papers.

     Our converted tissue products are sold throughout the United States and in certain regions of Canada and Mexico. We sell premium, specialty and commodity grades of jumbo rolls to both domestic and international markets. Our total net sales have increased every year since our inception.

     We were founded in 1981 as a manufacturer of converted tissue products for the at-home market, principally in the eastern United States. Since then, we have become more vertically integrated through the acquisition of various mill facilities. We began selling jumbo rolls to third parties in 1990. We entered the away-from-home market in 1992 and expanded our presence in that market in 1994 with the acquisition of Tagsons Papers, Inc., which included a paper mill and converting assets in upstate New York. Since 1992, we have sought to expand our presence throughout North America. We commenced our western expansion strategy with the acquisition of our tissue machine in St. Helens, Oregon in 1992. We opened our tissue converting/distribution facility in Mexicali, Mexico in 1995 and we acquired our tissue manufacturing and converting facility in Neenah, Wisconsin in 1996. To further support such expansion, we established a tissue converting/distribution facility in Calexico, California in November 1998.

Business Strategy and Competitive Advantages

     Our business strategy and competitive advantages include the following:

     o Opportunistic Acquisitions of Underperforming Assets. We benefit from a senior management team experienced in acquiring underperforming paper mills and converting assets at a substantial discount to replacement costs, implementing strict cost reduction programs and selectively making capital expenditures to increase capacity and improve operating efficiency. In November 1996, for example, pursuant to an opportunity created by the merger of Kimberly-Clark and Scott Paper, we acquired our Neenah, Wisconsin facility from Kimberly-Clark at an attractive price. The Neenah facility then had 372 employees and five tissue machines, of which two were operating full-time, two were operating part-time and one was idled. These machines produced a total of approximately 43,000 tons annually. Shortly thereafter, we implemented a number of initiatives to improve the efficiency of the Neenah facility, including personnel reductions and selective capital investments to improve the operation of these tissue machines. As of March 31, 1999, the Neenah facility had 259 employees and five tissue machines in full-time operation. We estimate that these five full-time tissue machines will produce approximately 66,000 tons in fiscal 1999, based on production of approximately 33,000 tons in the first half of fiscal 1999. Net sales at our Neenah facility have grown from approximately $39.2 million in fiscal 1997 to approximately $64.0 million in the LTM Period, a compound annual growth rate of approximately 38.7%.

     o Capitalize on Flexible, Efficient Manufacturing Capability. We maintain a diverse array of manufacturing, converting and packaging equipment and a skilled workforce, which we believe enable us to respond to changes in market conditions and customer requirements more rapidly than our competitors. Our 11 tissue machines (excluding the toweling machine at the Berlin-Gorham Mills) have an annual capacity ranging from approximately 12,000 tons to approximately 50,000 tons, and our highest capacity machine is among the largest capacity tissue machines in the industry. In addition, we are able to vary the raw material input on most of our tissue machines to produce tissue from virgin pulp, recycled paper or paper manufacturing by-products. These flexibilities enable us to economically manufacture a broad range of products, utilizing the most efficiently configured machine for each product.

     o Capitalize on Competitor Consolidation. We believe the continuing trend of competitor consolidation has created marketing opportunities for us. For example, Kimberly-Clark's merger with Scott Paper and James River's merger with Fort Howard have increased the concentration of suppliers, which is a concern of many customers. In addition, certain niche opportunities have been created by our competitors' consolidations, where they have chosen to discontinue or de-emphasize certain value or economy product categories. To capitalize on this trend and strengthen our position as an alternative supplier in certain product areas, we have built a comprehensive product line of premium, value and economy grades in each product category and have increased our away-from-home salesforce.

     o Strategically Locate Our Manufacturing Facilities. We believe that our tissue mills, converting facilities and distribution centers are strategically located across North America, including:

          o five tissue mills, with three in the Northeast, one in the Midwest and one on the West Coast;

          o seven converting facilities, with four in the Northeast, one in the Midwest, one on the West Coast and one in Mexico; and

          o 11 distribution centers, with eight in the Northeast and Middle Atlantic States, one in the Midwest, one on the West Coast and one in Mexico.

          We believe that the geographic diversity of our locations allows us to service both national and regional accounts economically and efficiently. Since our inception, we have had a strong presence in the Northeast, and more recently, we have expanded our business westward. Our Mexicali, Mexico converting facility, which opened in fiscal 1995, and our Calexico, California converting facility, which opened in fiscal 1998, enable us to take advantage of the geographic diversity of our tissue mill operations in Neenah, Wisconsin and St. Helens, Oregon.

     o Continue To Expand Our Diverse and Broad Product Line. We believe that our diverse product line, with over 200 product categories and over 780 SKUs, is the broadest in North America and represents a key competitive advantage. Our broad line of converted tissue products, which are available in a wide range of grades, designs and package configurations, and our ability to respond quickly to customer requirements for multiple-product orders, allow us to offer "one-stop shopping" to our customers. This is particularly important given the trend toward supplier consolidation. By offering a wide range of products, we can provide our customers with more frequent shipments of a larger mix of products, which lowers the minimum efficient order quantity per product, which facilitates "just-in-time" and "cross-docking" practices. Our strategy is to continue to expand our product line through the introduction of new or enhanced products. Recent additions to our product line include polycoated tablecovers, printed table napkins, pizza boxes, center-pull towels, straws and stirrers and split-core bath tissue.

     o Diverse Customer Base. Our customer base is broadly diversified across industries and geographic locations, greatly reducing our dependence on any single customer or market. Prior to our acquisition of the Berlin-Gorham Mills, no single customer represented more than 8.0% of our net sales in the LTM Period and our top 10 customers represented approximately 28.6% of our net sales in the LTM Period.

     o Grow Jumbo Roll Sales by Leveraging Equipment Sales Business. We intend to leverage our expertise in buying, reconditioning and selling used tissue converting equipment to increase our sales of jumbo rolls. For example, we generally sell our tissue converting equipment to tissue products manufacturers who sign multi-year jumbo roll purchase contracts with us. Our third-party jumbo rolls are generally used by domestic customers to manufacture non-competing finished tissue products, such as branded at-home and niche tissue products, including disposable diapers, feminine sanitary napkins and disposable medical products or are sold to overseas converters. During the LTM Period, our equipment sales business generated net sales of approximately $3.1 million.

     o Favorable Supply and Service Agreements. We have entered into supply and service agreements which we believe are favorable to us. We entered into a supply agreement with Boise-Cascade, expiring in 2022, under which we purchase slush pulp, at a price which is substantially below the market price for baled virgin pulp, from the integrated Boise Cascade pulp and paper mill in St. Helens, Oregon that houses our tissue machine. During the LTM Period, we purchased approximately 42,000 tons under this agreement, which represented approximately 84.0% of the total pulp requirements of our St. Helens, Oregon operation. Also, in connection with our acquisition of the Berlin-Gorham Mills, we entered into agreements with Crown Paper, under which Crown Paper will purchase from us annually 40,000 tons of pulp produced at the Berlin-Gorham Mills. We have also agreed to outsource the sales and marketing of certain grades of our uncoated freesheet papers to the established salesforce of Crown Paper, which we believe will afford us substantial savings over the Berlin-Gorham Mills historical selling expense.

Products, Marketing and Customers

     We manufacture and sell a full line of converted tissue products varying by weight, softness, size, grade, package configuration and price for both the away-from-home and at-home markets. We have four major product lines: bath tissue, paper towels, napkins and facial tissue. We also manufacture tablecovers, paper plates, pizza boxes and straws and stirrers. Towel, napkin and tablecover products are available in occasional and seasonal prints for parties and holiday seasons. Potential new products now being evaluated include printed paper plates, hot and cold beverage cups and paper bags. In addition, we manufacture and sell jumbo rolls to other tissue converters.

     The following table sets forth our net sales by market for the periods shown (dollars in millions):


                                                                                                                       12 Months
                                                           Fiscal Years Ended September 30,                              Ended
                                  -----------------------------------------------------------------------------      March 31, 1999
                                        1995                1996                 1997               1998              (unaudited)
                                  ----------------    -----------------    ----------------    ----------------    -----------------
Away-from-home ...............    $ 53.0      38.2%   $ 69.9       45.8%   $ 85.8      43.4%   $ 89.2      41.7%   $ 96.8      41.0%
At-home ......................      61.3      44.1      63.2       41.4%     68.6      34.7      71.9      33.6      74.5      31.5
  Total converted ............     114.3      82.3     133.1       87.2%    154.4      78.1     161.1      75.3     171.3      72.5
Jumbo rolls ..................      24.7      17.7      19.4*      12.7%     42.0      21.3      47.2      22.1      61.8      26.2
Equipment sales ..............      --        --         0.2        0.1%      1.2       0.6       5.7       2.6       3.1       1.3
                                  ------    ------    ------     ------    ------    ------    ------    ------    ------    ------
  Total ......................    $139.0     100.0%   $152.7      100.0%   $197.6     100.0%   $214.0     100.0%   $236.2     100.0%
                                  ======    ======    ======     ======    ======    ======    ======    ======    ======    ======

- -----------
* The decrease from fiscal 1995 was due primarily to the fire in our Hauppauge, New York facility in November 1995.

     Away-from-home converted products (approximately 41.0% of LTM Period net sales). We manufacture and market a broad line of converted tissue products for the estimated $4.0 billion U.S. away-from-home market. We sell our away-from-home products principally to paper, foodservice and janitorial supply distributors, who resell these products to hotels, restaurants, offices, factories, hospitals, schools and government facilities. Our 15 regionally based away-from-home sales managers are responsible for coordinating our sales efforts to these distributors. Additionally, we seek to create "pull-through" demand for our away-from-home products by marketing directly to end-users. Since we entered the away-from-home market in 1992, we have built our away-from-home product line to include 141 product categories and 299 SKUs, ranging from economy and value grades to premium grades. Kimberly-Clark's merger with Scott Paper and James River's merger with Fort Howard have resulted in a concentration of supply base, a concern of customers. We believe the continuing trend of competitor consolidation has created marketing opportunities for us, and we have become an alternative supplier to give our customers a choice of products.

     Certain niche areas have been created by our competitors' consolidations, where they have chosen to withdraw or de-emphasize certain value or economy product categories. We believe we are the only tissue supplier in North America to offer premium, value and economy grades in each category for combined shipment in a truckload order. This has enabled us to provide our customers with what we believe to be the broadest product offering in the industry, an increasingly critical selling point with customers who are seeking "one-stop shopping." Our away-from-home converted products include folded and roll towels, bulk and dispenser napkins and bath and facial tissues. While we have historically concentrated on value-priced and economy products in this market, we have introduced our Manhattan(TM) line of premium quality away-from-home products to take advantage of the growing demand for premium away-from-home products. During the LTM Period, approximately 76.7% of our away-from-home products were sold under our brand names, with private label products (under distributor label) and products manufactured for particular, national accounts (under corporate label) constituting the remainder. Our away-from-home products are sold through distributors, such as Bunzl, Burke, Restaurant Depot and Sweet Paper, to a wide variety of end-customers including:

     o    restaurants, such as Sbarro, Bertucci's and Chili's;

     o hospitality companies, such as Caesars Palace, Carnival Cruise Lines and Holiday Inn;

     o    corporations, such as AT&T and General Electric; and

     o educational institutions, such as Dartmouth College, Johns Hopkins University and the University of North Carolina.

In addition, we sell to national accounts, such as Burger King and Wendy's.

     Our net sales in the away-from-home market have grown from approximately $53.0 million in fiscal 1995 to approximately $96.8 million in the LTM Period, a compound annual growth rate of approximately 18.8%. This growth was due to, among other things:

     o    acquiring assets;

     o    expanding product lines; and

     o    increasing market share in certain segments.

     At-home converted products (approximately 31.5% of LTM Period net sales). We manufacture and market a broad line of converted tissue products for the estimated $7.0 billion U.S. at-home market. Our at-home products are sold through a network of more than 60 independent brokers and agents that sell throughout the United States and in certain regions of Canada and Mexico. Our four regional sales managers are responsible for coordinating the sales efforts of these independent brokers and agents. These sales managers focus on maintaining close relationships with independent food brokers and retailers in their territories by emphasizing our traditional strengths:

     o    value,

     o    competitive pricing,

     o    enhanced margins for retailers, and

     o the flexibility to manufacture short runs of products at prices attractive to retailers and margins acceptable to us.

     In particular, we target the estimated $1.1 billion private label segment of the at-home market, for which we manufacture products that range from economy to premium quality grades. As a private label manufacturer, we generally seek to avoid direct competition with larger branded consumer product companies, such as Procter & Gamble and Kimberly-Clark. During the LTM Period, approximately 82.1% of our at-home products are manufactured for specific retailers for sale under private labels, with the remainder manufactured for sale under our own brand names.

     Our core at-home products include a broad line of bath tissue, paper towels, napkins and facial tissue. Over the past several years, the at-home market has expanded from economy products to an assortment of quality grades, and we have responded by expanding the range and variety of printing, coloring and embossing applied to our at-home products. We produce our branded at-home tissue products principally under our Magnolia(TM), Sterling(TM), Magic Soft(TM) and Elan(TM) brand names. We sell our brand name products principally to smaller retailers that do not have their own private label brands, as well as large retailers that wish to offer tissue across a wide price continuum.

     We focus our marketing efforts for at-home products on trade promotion and incentive programs targeted to major food store chains, mass merchandisers and drug retailers. Consistent with our focus on the private label and branded value segments of the at-home market, our use of advertising and promotion focused on the end-users is minimal. We currently estimate private label penetration to be only approximately 16.0% of the at-home market and industry sources estimate that the growth of this segment was approximately 4.0% in 1998, as retailers continue to extend their lines of tissue products from economy and value grades to premium grades. We believe that this trend will continue. Our customers include:

     o grocery stores and supermarkets, such as Aldi, Pathmark, Winn Dixie, Ralphs, Loblaws and Stop & Shop;

     o    mass merchandisers, including Dollar General;

     o    drug stores, such as Rite Aid and Walgreens; and

     o    buying "co-ops" and wholesalers such as Super Value and Wakefern.

     Our net sales in the at-home market have grown from approximately $61.3 million in fiscal 1995 to approximately $74.5 million in the LTM Period, a compound annual growth rate of approximately 5.7%.

     Jumbo rolls (approximately 26.2% of LTM Period net sales). In addition to supplying the internal needs of our converting facilities, we manufacture and sell standard and specialty grades of jumbo rolls directly to converters of finished tissue products, such as Kimberly-Clark, Georgia-Pacific and Fort James. The jumbo rolls we sell are generally used by our domestic customers to manufacture non-competing finished tissue products, such as branded at-home and niche tissue products, including disposable diapers, feminine sanitary napkins and disposable medical products. Our strategy is to emphasize stable customer relationships to sustain a long-term market for our specialty jumbo rolls, which often sell at a higher price per ton than our converted tissue products. Our net sales of jumbo rolls have grown from approximately $24.7 million in fiscal 1995 to approximately $61.8 million in the LTM Period, a compound annual growth rate of approximately 30.0%, reflecting our strategy of emphasizing jumbo roll sales.

Converting Equipment Sales

     In addition to our lines of tissue products, we have two machine shops in Hauppauge, New York which are dedicated to refurbishing and reconditioning converting equipment that we either use internally or sell to other tissue converters. In fiscal 1996, 1997, 1998 and the LTM Period, we had net equipment sales of approximately $0.2 million, $1.2 million, $5.7 million and $3.1 million, respectively, achieving gross profits of approximately $0.1 million, $0.9 million, $4.1 million and $2.8 million, respectively. We have initiated a strategy of bundling future jumbo roll sales with equipment sales, which has resulted in strengthening our long-term jumbo roll business.

Pricing Trends

     We believe favorable industry tissue pricing conditions exist, particularly in the jumbo roll market. All our tissue mills are operating at full capacity and recent jumbo roll pricing announcements indicate a tightness of supply will support increased prices.

Manufacturing

     Jumbo Roll Manufacturing. Our jumbo roll manufacturing process begins with wood pulp, recycled paper and waste paper. These raw materials typically are pulped in large blenders or pulpers and moved via networks of pipes and pumps to a tissue machine where sheets of tissue paper are formed according to customer or grade specifications. The tissue paper is then drawn through the machine, being formed on wires as it travels through various press rolls. Once the sheets are formed, they are transferred to a dryer section of the machine that dries the tissue. Following the drying process, the tissue paper is removed from the drying cylinders and wound into jumbo rolls. Jumbo rolls are either used internally for our converting operations or sold to third-party purchasers.

     Converting. Converting involves loading jumbo tissue rolls onto converting machines which unwind, perforate, emboss and print tissue as needed. The machines then roll or fold the processed tissue into finished products such as bath tissue, napkins or paper towels.

     Packaging. We carton, wrap and pack our converted products into cases. Consistent with our emphasis on vertical integration, we also manufacture our own corrugated boxes, folding cartons, printed poly wrap and printed paper wrap. Our packaging capabilities complement our flexible manufacturing strength by enabling us to offer our products in a wider range of package configurations, an especially important consideration in the at-home market, and to respond quickly and efficiently to our customer needs.

Quality Control

     Our tissue mills and converting facilities are subject to rigorous quality control standards. We require our production facilities to adhere to strict technical specification guidelines. For example, we require that the tissue we produce meet standards such as basis weight, tensile strength, absorbency and brightness. Our five tissue mills use the Measurex Open Network System, a process control system which helps provide consistent quality and compatibility with existing systems. Our converting facilities use an acceptance grading system/statistical process control, which requires that plant managers and floor supervisors be responsible for our product specifications. All quality control processes are monitored on a daily basis and the results are forwarded for plotting and graphing to our centralized Quality Assurance Department.

Raw Materials and Suppliers

     The principal raw materials for our tissue manufacturing operations are wood pulp, recycled paper pulp and waste paper. Under our agreement with Boise Cascade, as recently amended, we are currently required to purchase a minimum of 35,000 tons of wood pulp per year from Boise Cascade. This minimum increases to 57,000 tons per year commencing January 1, 2000. Additionally, Boise Cascade is currently required to make available to us a minimum of 40,000 tons of pulp per year, which minimum increases to 62,000 tons per year, commencing January 1, 2000. All of the pulp tonnage made available to us by Boise Cascade is currently used at our St. Helens, Oregon tissue-making operation. This tonnage is currently sufficient to satisfy our requirements at our St. Helens facility. In addition, Boise Cascade is required to make available to us a minimum of 20 tons per day of blended pulp. Pricing is calculated by a formula referencing certain market prices. Our agreement with Boise Cascade is effective through December 31, 2022. We also purchase pulp from a number of other suppliers. We purchase wastepaper under a combination of supply arrangements with brokers located in the Midwest and Northeast United States. In order to minimize freight costs, we focus on maintaining and establishing relationships with wastepaper dealers located near our manufacturing facilities and in close proximity to urban areas where a majority of waste is generated. We believe our current sources of supply are adequate to meet our requirements for our tissue manufacturing operations and that with our acquisition of the Berlin-Gorham Mills, we are effectively 100% vertically integrated with respect to virgin pulp.

     The principal raw materials for our tissue converting operations are standard and specialty grade jumbo rolls of tissue. We believe our ability to supply our converting operations with a range of tissue grades manufactured at our mills is a competitive advantage, as we can supply all of our tissue needs from internal production.

Competition

     The tissue industry is highly competitive. We believe that competition is based principally on product quality, price and customer service. Our competitors include Kimberly-Clark, Fort James, Procter & Gamble, Georgia-Pacific, Wisconsin Tissue (a subsidiary of Chesapeake Corporation), Potlatch, Marcal, Irving and Global Tissue (a subsidiary of Kruger, Inc.). Many of our competitors are larger and more strongly capitalized than we are, which may enable them to better withstand periods of declining prices and adverse operating conditions in the tissue industry.

     In the uncoated freesheet paper market, we compete principally in North America, primarily with U.S. and Canadian paper producers, but also with overseas producers. Similar to the tissue market, we compete primarily on the basis of price, although quality and service are often the determining factors in the choice of a supplier. In addition, we compete with integrated and non-integrated producers of paper products. Fully-integrated manufacturers (i.e., those whose requirements for pulp or other fiber are met fully from their internal sources) may have certain competitive advantages relative to those that are not fully-integrated manufacturers in periods of relatively high prices for raw materials, in that the former are able to ensure a steady source of such raw materials at costs that may be lower than prices in the prevailing market. In contrast, certain competitors which are less integrated than we are may have certain cost advantages in periods of relatively low pulp prices in that they may be able to purchase pulp at prices lower than our production costs. Moreover, certain of our competitors are lower-cost producers than we are and certain of our competitors have greater financial resources than we have. Our competitors include International Paper, Georgia-Pacific, Champion International and Boise Cascade. In addition, many end-users of printing/writing/publishing products in recent years have responded to changing economic conditions and paper prices by substituting less expensive paper grades for use in their products, and this tendency may benefit certain of our competitors which produce lower priced paper products.

     We cannot assure you that we will be able to successfully compete in the tissue or uncoated freesheet papers industry or that increased competition will not have a material adverse effect on our business, financial condition and results of operations.

Berlin-Gorham Mills Acquisition

     On July 9, 1999, we purchased the Berlin-Gorham Mills from Crown Paper, through Pulp & Paper of America LLC, a wholly-owned subsidiary of ours and one or more of its subsidiaries. As consideration for the purchase of such assets, we paid $47.1 million in cash, of which $45 million is subject to adjustment, and assumed certain ongoing contractual liabilities related to the assets being acquired.

     The cash portion of the purchase price included $2.1 million relating to mill costs and wet lap machine and other repair costs and reimbursement of certain property tax for the amount of $0.9 million prepaid for us by Crown Paper.

     In addition to the property, plant and equipment which we acquired pursuant to the asset purchase agreement, Crown Paper transferred certain inventory to us at the closing comprised of raw materials, finished goods, supplies and spare parts. Such inventory is to have a value of $31.4 million. The actual value of the inventory is being determined according to generally accepted accounting principles as of the closing date of the acquisition. Thereafter, the $45 million of the cash portion of the purchase price will be adjusted downward depending on the amount by which the parties agree or if they cannot agree, an agreed-upon mediator determines, that the closing inventory value was below $31.4 million.

     In connection with our acquisition of the Berlin-Gorham Mills, we have entered into a number of agreements with Crown Paper. Under these agreements, Crown Paper will, for a period of three years from the consummation of the acquisition:

     o purchase from us annually, 40,000 tons of virgin pulp at a contractually determined market-based price, less certain discounts;

     o purchase orders for a minimum of 20,000 tons of certain publishing grades of uncoated freesheet paper manufactured at the Berlin-Gorham Mills. If we accept such orders, we will be obligated to manufacture and sell such products to Crown Paper, under its trademarks, for resale by Crown Paper to its customers, at certain agreed-upon prices, less a discount; and

     o be engaged as our exclusive sales representative for certain grades of uncoated freesheet paper (other than certain publishing grades), with the obligation to use its best efforts to sell a minimum of 130,000 tons of such papers annually for a specified commission.

     Under such uncoated freesheet paper marketing agreements, Crown Paper bears all marketing costs and selling responsibility. In addition, under the asset purchase agreement, Crown Paper has agreed not to compete with us in the manufacture and marketing of tissue, toweling and certain grades of uncoated freesheet papers for a period of three years following the consummation of the acquisition.

     At the closing of the acquisition, we entered into a transitional services agreement with Crown Paper. Under such agreement, each party will provide the other with certain transition services for an agreed-upon period at an agreed upon cost.

     The Berlin-Gorham Mills have been in continuous operation since 1904 and were acquired by Crown Paper in 1995 as part of its spin-off from James River, the predecessor to Fort James. The Berlin-Gorham Mills are a fully integrated pulp and paper manufacturing facility consisting of a kraft pulp mill in Berlin, New Hampshire and a paper mill in Gorham, New Hampshire which is comprised of four paper machines and a towel machine. The four paper machines were dedicated by Crown Paper to the manufacture of uncoated freesheet papers primarily for printing, writing and publishing applications. The toweling machine was dedicated by Crown Paper to the manufacture of jumbo rolls of towel for converting into commercial towel products. The Berlin-Gorham Mills also include six hydroelectric generating facilities, six steam turbines for the generation of electricity and a solid waste landfill. The mills and the hydroelectric generating facilities are located on the Androscoggin River, which provides water for operation of the mills and the hydroelectric generating facilities.

     The four paper machines have an aggregate annual production capacity of approximately 180,000 tons and produced approximately 150,000 tons of uncoated freesheet paper products in the LTM Period, sales of which generated revenues of approximately $115.0 million in the LTM Period. We believe that the machines are well suited for the production of specialty grade papers and, together, produce grades ranging from 26 to 150 pounds in basis weight. The independent manufacturing systems of the four machines allow the Gorham paper mill to simultaneously produce papers with different colors, characteristics and mixtures of pulp and additives. In addition to producing various grades of freesheet paper for sale to or through Crown Paper pursuant to our marketing agreement with Crown Paper, we are currently using the paper machines to manufacture freesheet reprographic papers (computer printer, copier and fax papers) under our own brands or the brands of our private label away-from-home customers for resale to small office/home office customers and specialty papers for converting into certain disposable food service papers such as paper plates and bags.

     The toweling machine manufactures jumbo rolls of towel for converting into away-from-home towel products, such as C-fold and multi-fold towels. This machine has the potential for producing toweling for converting jumbo rolls into at-home towel products, masking tape base, surgical-medical disposables and filtration products.

     The Berlin pulp mill consists of nine batch digesters, three washer lines, separate hardwood and softwood elemental chlorine bleach plants and a chemical recovery unit capable of simultaneously producing hardwood and softwood pulp. The pulp mill is connected to the Gorham paper mill via two gravity-fed pipelines. In the LTM Period, the pulp mill supplied 85.3% of the paper mill's wood pulp requirements. In the LTM Period, the Berlin pulp mill dried and sold approximately 116,000 tons of hardwood as market pulp (including sales to other Crown Paper mills).

     Reports filed by Crown Paper with the Securities and Exchange Commission state that from 1992 to 1994, Fort James invested approximately $87.0 million to rebuild and expand the chemical recovery unit, which Crown Paper believes extended the life of such unit by approximately 20 to 25 years. Through the implementation of various strategies, including the startup of an existing wet lap pulp machine at the Berlin pulp mill and the use of recycled paper and certain paper manufacturing by-products that would otherwise be discarded, we are seeking to significantly increase the amount of virgin pulp available for sale to our tissue mills and as market pulp to third party purchasers. We cannot assure you that we will be able to successfully implement such strategies or that the implementation of such strategies will result in any anticipated cost benefits or increased revenues.

     Wood fiber is the largest single material cost for the Berlin-Gorham Mills. Wood chips, which are used in kraft pulp making, are either produced at the Berlin pulp mill from timber purchased under long term supply contracts or purchased from local suppliers. Raw materials required by the Berlin-Gorham Mills are clay and chemicals used in pulp and paper production, which are supplied under contracts with certain suppliers. We believe that the Berlin-Gorham Mills currently have adequate sources of raw materials and that adequate alternative sources of supply are available.

     The six hydroelectric generating facilities located on the Androscoggin River and six steam turbines generate approximately 31 megawatt hours of electricity in the aggregate. In 1998, the Berlin-Gorham Mills generated approximately 82% of their power requirements and their average cost of internally generated power was approximately 31% of the cost of purchased power. The Berlin-Gorham Mills sell a small amount of power to the local public utility when internal demand is less than internal generation.

     The Gorham paper mill principally produces uncoated freesheet papers for custom business forms, book and opaque papers for hard cover books and manuals and premium grade papers for annual reports and other printing applications. Paper products from the Berlin-Gorham Mills include:

               Products                                        Markets
               --------                                        -------

Text and Cover, Writing and Opaque                       Commercial Printing
Publishing Papers                                        Book and Magazine
Business Papers                                          Communication
Technical Specialties                                    Specialty Converting


     In September 1998, Crown Paper appointed a new management team, including a new mill manager, for the Berlin-Gorham Mills. The new management team improved operating performance, increased production and reduced fixed costs. In the six month period following Crown Paper's appointment of the new mill management team, fixed costs decreased approximately $5.5 million, or approximately 14.5%, while paper production increased approximately 9,483 tons, or approximately 11.2%, as compared to the same period in the prior year. The severance of 95 employees during the LTM Period, in addition to the 13 employees who left in the first quarter of 1998, is estimated to result in approximately $3.0 million of annual savings. Approximately $2.5 million of compensation costs associated with the severed employees was recorded in the LTM Period and has been reflected in Adjusted EBITDA for the LTM Period. Associated with the reduction in personnel was a non-recurring severance charge of approximately $1.9 million. In addition, in

February 1999, the City of Berlin, New Hampshire settled a longstanding property tax dispute regarding the Berlin pulp mill. Based upon the revised property assessment value and the current property tax rate, we believe that we will realize approximately $2.0 million in savings for each of the next three years as a result of this settlement, of which $0.6 million is reflected in Adjusted EBITDA for the LTM Period. Also reflected in the results of the LTM Period is a non-cash write-down in the value of the assets at the Berlin-Gorham Mills of approximately $159.8 million, $16.2 million of which resulted from Crown Paper selling the assets to us at below book value.

Facilities

     In addition to the Berlin-Gorham Mills, we operate five tissue mills, with a total annual capacity of 220,000 tons. Of these mills, one is in New Hampshire, two are in New York, one is in Oregon and one is in Wisconsin. We also operate seven converting facilities and two packaging/printing facilities. Of these converting facilities, one is in California, one is in Mexico, four are in New York and one is in Wisconsin. Both packaging/printing facilities are in New York. We also have 11 distribution facilities. Of these distribution facilities, one is in California, one is in Mexico, one is in New Jersey, seven are in New York and one is in Wisconsin. Certain of the mills and facilities discussed above are located on the same real property sites. See "-Berlin-Gorham Mills Acquisition" for information as to these facilities.

     The following table lists our production facilities and their operations:

                                           Fiscal Year                                                       Annual Production
              Mills                          Acquired                       Products                             Capacity(1)
- -----------------------------------    --------------------     -----------------------------------      ---------------------------
    Winchester, New Hampshire                3Q 1994                    100% recycled and                            24,000   tons
                                                                        100% virgin tissue
       Greenwich, New York                   3Q 1996                    100% recycled and                            24,000
                                                                        100% virgin tissue
     Mechanicville, New York                 1Q 1995                    100% recycled and                            50,000
                                                                        100% virgin tissue
      St. Helens, Oregon(2)                  1Q 1993                     20% recycled and                            50,000
                                                                        100% virgin tissue
        Neenah, Wisconsin                    1Q 1997                    100% recycled and                            72,000
                                                                        100% virgin tissue                          -------
          Total tonnage                                                                                             220,000   tons
                                                                                                                    =======
      Converting Facilities
- -----------------------------------
      Calexico, California                   1Q 1998                    Converted Tissue                          1,500,000   cases
        Mexicali, Mexico                     4Q 1996                    Converted Tissue                          1,000,000
         Coram, New York                     2Q 1997                    Converted Tissue                          2,000,000
     Hauppauge, New York(3)                  3Q 1990                    Converted Tissue
                                             3Q 1991                   and Plastic Products                       4,000,000
     Waterford, New York(4)                  3Q 1996                    Converted Tissue                          4,000,000
        Neenah, Wisconsin                    1Q 1997                    Converted Tissue                          2,500,000
                                                                                                                -----------
           Total cases                                                                                           15,000,000   cases
                                                                                                                ===========

- -----------
(1)  All annual capacity amounts are approximate.

(2) We have leased a portion of Boise Cascade's St. Helens, Oregon facility from Boise Cascade pursuant to a lease expiring in December 31, 2022 in connection with the operation of a tissue paper machine which we purchased from Boise Cascade in November 1992. Boise Cascade operates such tissue machine for us on a cost-sharing basis and, pursuant to its agreement with us, retains an option to repurchase the machine under certain circumstances.

(3) We operate two converting facilities in Hauppauge, New York, one of which is leased.

(4) This distribution center is held in the form of a leasehold estate granted by the Town of Waterford Industrial Development Agency and, upon the expiration of the related lease on January 1, 2009, will be reacquired in fee by us for nominal consideration.

Legal Proceedings

     From time to time we are subject to a number of legal proceedings and other claims arising in the ordinary course of our business. We do not believe that any pending or threatened legal proceedings or other claims will have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations.

Environmental Regulation

     Our operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste water and storm water, storage, treatment and disposal of materials and waste, remediation of soil, surface water and ground water contamination, and liability for damages to natural resources. Compliance with these laws and regulations is an increasingly important factor in our business. We will continue to incur capital and operating expenditures in order to maintain compliance with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements.

     We are subject to strict, and under certain circumstances, joint and several, liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that we own or operate and at properties where we or our predecessors have arranged for the disposal of regulated materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We may be involved in additional proceedings in the future and the total amount of such future costs and other environmental liabilities may be material.

     On April 15, 1998, the U.S. Environmental Protection Agency issued final rules known as the "Cluster Rules" affecting pulp and paper industry discharges of wastewater and gaseous emissions. The Cluster Rules apply to pulping from the initial feedstock of wood and certain bleaching processes. The Cluster Rules require changes in the pulping, bleaching and/or air emission and wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin-Gorham Mills. Based upon our understanding of the Cluster Rules, and after consultation with independent environmental consultants, we estimate that approximately $13 million of capital expenditures, within a range of approximately plus or minus 25%, may be required to comply with the Cluster Rules, with compliance dates beginning in 1999 and extending over the next two to five years. There are risks and uncertainties associated with our estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates. The EPA has also proposed additional requirements for the pulp and paper industry, which, if and when adopted, may require additional material expenditures.

     The Berlin-Gorham Mills have been in operation for many years and, over such time, Crown Paper and other prior operators at the Berlin-Gorham Mills have generated and disposed of wastes which are or may be considered hazardous. The soil, groundwater and adjacent area remediation which is currently under consideration with respect to the Berlin-Gorham Mills could, based upon available information, cost up to $400,000 over the next two years. Included among the waste materials generated by past operations are contaminants left in the vicinity of a former chemical plant on the northern portion of the Berlin pulp mill property, of which a small building known as the "Cell House" remains standing. The procedures required to remove the Cell House, to encapsulate and seal off the affected areas and thereafter to monitor such areas as required by current regulations are estimated to cost up to $2.3 million. The discovery of previously unknown contamination of property underlying, or in the vicinity of, the Berlin-Gorham Mills could require us to incur material unforeseen expenses for which we may not have any recourse against Crown Paper or other prior operators. In addition, certain maintenance and repairs to the wastewater treatment plant at the Berlin-Gorham Mills have been identified, which are estimated to cost up to $2.1 million.

     The Berlin-Gorham Mills have systems which process and treat large amounts of wastewater primarily generated by their operations. Due to aging of the treatment systems and to the evolution of mill operations, it is anticipated that the related treatment systems and equipment will require replacement and/or upgrading. In addition, there is evidence that effluent in connection with the wastewater treatment processes has, over time, resulted in accumulations of sediment and other buildup in adjacent lagoons and watercourses. It is anticipated that changes in the applicable processes and the related technology and equipment may be necessary in the future both to remediate such buildups and to accommodate expansion of mill production schedules. The foregoing changes may require additional material capital expenditures.

Employees

     As of September 1, 1999, we employed 2,343 persons, consisting of 1,938 hourly and 405 salaried employees. We have collective bargaining agreements with the Paper, Allied-Industrial, Chemical and Energy Workers International Union covering approximately 928 of our hourly employees, 242 of which are employed at our mill in Neenah, Wisconsin and 686 of which are employed at the Berlin-Gorham Mills. We also have an agreement with the Office and Professional Employees International Union covering 22 clerical employees at the Berlin-Gorham Mills. Our agreement relating to the Neenah hourly employees expires on May 31, 2002, subject to automatic annual renewals unless either party objects. Our agreements relating to the Berlin-Gorham employees expire in June 2002, as to hourly employees, and in July 2002, as to clerical employees.

     Our St. Helens, Oregon paper machine is operated for us by employees of Boise Cascade on a cost-sharing basis. The Boise Cascade employees are represented by the Association of Western Pulp and Paper Workers. Boise Cascade's collective bargaining agreement expires on March 14, 2004, subject to automatic yearly renewals unless either party notifies the other to the contrary.

     We believe that relations with our employees are satisfactory.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth, as of September 1, 1999, certain information as to our directors and executive officers:

       Name                                Age               Position
       ----                                ---               --------
Nourollah Elghanayan                        83        Chairman of the Board and a Director
Mehdi Gabayzadeh                            54        President, Chief Executive Officer and a Director
Edward I. Stein                             54        Executive Vice President and Chief Financial Officer
Nicholas T. Galante, III                    43        Executive Vice President and President and Chief
                                                      Executive Officer of Pulp & Paper of America LLC
Steven C. Catalfamo                         39        First Vice President-Tissue Converting
John J. Jackmore                            61        First Vice President-Away-From-Home Division
Donald A. MacIntyre                         56        First Vice President-At-Home Division
Mark J. Smith                               38        First Vice President-Tissue Manufacturing
Andrew H. Rush                              40        Director


     Directors are elected by the stockholders to one-year terms. Officers serve at the discretion of the board of directors.

     Nourollah Elghanayan has served as our Chairman of the Board and a director since October 1998. He served as President, Chief Operating Officer and Director of our subsidiary, American Tissue Corporation, from 1982 until October 1998. Mr. Elghanayan is also an investor in commercial real estate.

     Mehdi Gabayzadeh has served as our President, Chief Executive Officer and a director since October 1998. He served as Executive Vice President and Director of our subsidiary, American Tissue Corporation, from 1982 to October 1998.

     Edward I. Stein has served as our Executive Vice President and Chief Financial Officer since May 1999. Prior to joining us, Mr. Stein served as Chief Financial Officer of Perry H. Koplik & Sons, Inc., a pulp and paper broker, from 1976 to May 1999.

     Nicholas T. Galante, III has served as our Executive Vice President and President of our subsidiary, Pulp & Paper of America LLC, since April 1999. Mr. Galante has also served as Director of Jumbo Rolls and Fast Food Restaurants of our subsidiary, American Tissue Corporation, since 1994. Prior to joining American Tissue Corporation, Mr. Galante served an Executive Vice President of Tagsons Papers, Inc. from 1977 to 1994. Tagsons Papers, Inc. filed a petition seeking relief under Chapter 11 of the Federal Bankruptcy Code in 1994.

     Steven C. Catalfamo has served as our First Vice President-Tissue Converting since April 1999 and Vice President-Engineering of our subsidiary, American Tissue Corporation, since 1994. He served as our Vice President of Engineering and Quality Control from 1989 to 1994, having joined American Tissue Corporation as a plant manager in 1986.

     John J. Jackmore has served as our First Vice President-Away-From Home Division since April 1999 and has served as Vice President-Commercial and Industrial Sales of our subsidiary, American Tissue Corporation, since 1992. From 1990 to 1992, he served as Sales Manager for Tagsons Papers, Inc. From 1985 to 1990, he served as President of Rhem-Sofco, a paper distributor.

     Donald A. MacIntyre has served as our First Vice President-At-Home Division since April 1999 and as Director of Consumer and Private Label Sales of our subsidiary, American Tissue Corporation, since 1991.

From 1969 to 1991, he held various sales positions with Fort Howard and Sweetheart Cup Company Inc., including as National Sales Manager from 1989 to 1991.

     Mark J. Smith has served as our First Vice President-Tissue Manufacturing since April 1999 and as Vice President-Tissue and Kraft Manufacturing of our subsidiary, American Tissue Corporation, since 1994.

     Andrew H. Rush became one of our directors on July 9, 1999. Mr. Rush has been a Managing Director of DLJ Merchant Banking Partners, L.P. since January 1997. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking Partners, L.P. and its predecessors. Mr. Rush currently serves as a member of the advisory board of Triax Midwest Associates, L.P. and as a member of the board of directors of Societe d'Ethanol de Synthese and Nextel Partners Inc. Mr. Rush previously served as a director of Doane Products Company.

Executive Compensation

     The following table sets forth the compensation earned, whether paid or deferred, by our Chief Executive Officer and by our other most highly compensated executive officers during fiscal 1996, 1997 and 1998 for services rendered in all capacities to us and our predecessor during such fiscal years.


                                                             Annual Compensation
                                               ---------------------------------------------------
                                   Fiscal                                         Other Annual            All Other
Name and Principal Position         Year       Salary ($)          Bonus($)    Compensation ($)(1)    Compensation ($)(2)
- ---------------------------         ----       ----------          --------    -------------------    -------------------
Mehdi Gabayzadeh                    1998         240,000               --               691                   --
President and Chief Executive       1997         240,000               --               749                   --
Officer                             1996         240,000               --               749                   --

Nicholas T. Galante, III(3)         1998         210,000(3)            --               259                  1,835
Executive Vice President,           1997         200,000(3)            --               281                  1,600
President and Chief Executive       1996         200,000(3)            --               250                  1,600
Officer of Pulp & Paper
America LLC

Roland L. Gasper(4)                 1998         130,000               --             1,814                  1,350
Chief Financial Officer             1997         120,000               --             1,094                   --
                                    1996            --                 --              --                     --

Steven C. Catalfamo                 1998          95,192             12,000             259                   --
First Vice President-               1997          82,000             18,500             258                   --
Tissue Converting                   1996          82,000             15,000             256                   --

John J. Jackmore                    1998         101,724             31,493             293                  1,912
First Vice President-               1997          92,000             27,821             287                  1,917
Away-From-Home Division             1996          89,203             19,459             278                  2,173

- -----------
(1) Reflects life insurance premiums and car allowances paid or reimbursed by us.

(2)  Reflects matching contributions under our 401(k) Plan.

(3) Mr. Galante's salary includes an annual consulting fee of $120,000 which has been paid to Six Gees, Inc., a corporation wholly owned by Mr. Galante.

(4)  Mr. Gasper resigned as of May 31, 1999.

     Edward I. Stein, our Executive Vice President and Chief Financial Officer, began his employment with us on May 31, 1999. He will receive from us annually a salary of $275,000, entertainment reimbursement of up to $20,000 and a personal usage and company car allowance of up to $7,500, plus reimbursement for insurance related thereto.

Director Compensation

     None of our directors receives any compensation or fees for service on the Board of Directors.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of August 31, 1999, with respect to the beneficial ownership, fully diluted, of our common stock by
(a) each stockholder known by us to own beneficially 5% or more of the outstanding shares of our common stock; (b) each of our directors; (c) each of our executive officers named in "Management - Executive Compensation;" and (d) all of our executive officers and directors as a group.

                                                Number of Shares of           Percentage of
Name of Beneficial Owner(1)                         Common Stock                  Total
- ---------------------------                         ------------                  -----
Middle American Tissue Inc.(2)                          200.000                  100.000%
Super American Tissue Inc.(3)                           176.000                   88.000
DLJMB Funds(4)                                           24.000                   12.000
Nourollah Elghanayan                                     53.474(5)                26.737
Victoria Elghanayan                                      35.057(6)                17.529
Mehdi Gabayzadeh                                         88.000(7)                44.000
Mehdi Gabayzadeh and Joseph Neissany
as trustees for Diane Gabayzadeh Trust                   17.327(7)                 8.664
Mehdi Gabayzadeh and Joseph Neissany
as trustees for Deborah Gabayzadeh Trust                 17.327(7)                 8.664
Mehdi Gabayzadeh and Joseph Neissany
as trustees for John Gabayzadeh Trust                    20.103(7)                10.051
Jeffrey Elghanayan                                       25.773                   12.887
Edward I. Stein                                            --                       --
Nicholas T. Galante, III                                   --                       --
Steven C. Catalfamo                                        --                       --
John J. Jackmore                                           --                       --
Donald A. MacIntyre                                        --                       --
Mark J. Smith                                              --                       --
Andrew H. Rush                                             --  (8)                  --
All directors and executive officers
as a group (9 persons)(5)(7)                            141.474(8)    70.737

- -----------
(1) The address of each of these stockholders (other than DLJMB Funds) is c/o American Tissue Corporation, 135 Engineers Road, Hauppauge, New York 11788.

(2) Middle American Tissue Inc. directly owns 100% of our issued and outstanding shares.

(3) Super American Tissue Inc. directly owns 88% of the issued and outstanding shares of Middle American Tissue Inc., our direct parent, after giving effect to the exercise of certain warrants to purchase up to 12% of Middle American Tissue's common stock to be issued to affiliates of the Initial Purchaser upon the consummation of the Transactions. Each of the persons or entities listed in this table beneficially owns their shares in American Tissue through their ownership interest in either Middle American Tissue Inc. or Super American Tissue Inc.

(4) The DLJMB Fund consists of DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ EAB Partners, L.P.; DLJ First ESC, L.P. and DLJ ESC II, L.P., hold directly warrants to purchase up to 12% of the common stock of Middle American Tissue as of July 9, 1999. The address of each of these entities, other than DLJ Offshore Partners II, C.V., is 277 Park Avenue, New York, New York 10172. The address of DLJ Offshore Partners II, C.V., is care of John B. Gorsiraweg, 14, Willemstad, Curacao, Netherlands Antilles.

(5)  The shares of common stock beneficially owned by Mr. Elghanayan include
     35.057 shares owned directly by his wife, Victoria Elghanayan. Mr. Elghanayan disclaims beneficial ownership of the shares held by his wife.

(6) The shares of our common stock beneficially owned by Mrs. Elghanayan do not include 18.417 shares owned directly by her husband, Nourollah Elghanayan. Mrs. Elghanayan disclaims beneficial ownership of the shares owned by her husband.

(7)  The shares of our common stock beneficially owned by Mr. Gabayzadeh include
     20.103 shares owned by the John Gabayzadeh Trust, 17.327 shares owned by the Diane Gabayzadeh Trust and 17.327 shares owned by the Deborah Gabayzadeh Trust, over which he has shared voting and dispositive power.

(8) Does not include warrants to purchase up to 12% of Middle American Tissue's common stock as of July 9, 1999 beneficially owned by the DLJMB Funds. Mr. Rush is a Managing Director of DLJ Merchant Banking Partners II, L.P. and, as a result, may be deemed to beneficially own the warrants owned by the DLJMB Funds. Mr. Rush disclaims beneficial ownership of the warrants beneficially owned by the DLJMB Funds.

     Super American Tissue Inc., Mr. Elghanayan and the other shareholders of Super American Tissue affiliated with him, Mr. Gabayzadeh and the other shareholders of Super American Tissue affiliated with him, and certain other companies controlled by Messrs. Elghanayan and Gabayzadeh that are not subsidiaries of Super American Tissue have entered into a shareholders agreement. The shareholders agreement provides that the board of directors of Super American Tissue is to consist of an equal number of directors designated by each of Messrs. Elghanayan and Gabayzadeh and that each subsidiary of Super American Tissue (including American Tissue and its subsidiaries) shall be directly or indirectly managed by them, provided that if any financing arrangement requires that the board of directors of Super American Tissue or any of its subsidiaries consist of one or more directors not appointed by Messrs. Elghanayan and Gabayzadeh,

     o such outside directors shall constitute no more than one third of the board of directors of Super American Tisssue or the applicable subsidiary and

     o any action by such board will require the consent of a majority of the directors designated by each of Messrs. Elghanayan and Gabayzadeh.

     Under the shareholders agreement, Messrs. Elghanayan and Gabayzadeh, or upon the incapacity or death of either of them, the remaining shareholder and the designee of such incapacitated or deceased shareholder, have the right to cause Super American Tissue or any of its subsidiaries to effect an initial public offering of its capital stock or any capital stock of its subsidiaries and certain other financial transactions. However, if the purpose of an initial public offering of the capital stock of Super American Tissue or any of its subsidiaries or other financial transaction (including a sale of all or substantially all of the assets of Super American Tissue or one of its subsidiaries) is the facilitation of payment of indebtedness owing by Super American Tissue or any of its subsidiaries to a shareholder of Super American Tissue then the authorization of such transaction is subject to the prior satisfaction of certain conditions. The most significant of such conditions is the requirement that the receipt by the shareholder proposing such transaction or the applicable company receive an opinion of an investment banking firm of nationally recognized standing to the effect that the proposed transaction is fair to all of the companies that are parties to the shareholders agreement and their respective shareholders. Super American Tissue is not required to redeem any of its capital stock from the estate of a deceased shareholder.

     For information as to the stockholders agreement relating to Middle American Tissue, see "Description of Certain Indebtedness - Middle American Tissue Notes."

                       CERTAIN RELATED PARTY TRANSACTIONS

     Super American Tissue Inc., a Delaware corporation, beneficially owns all of the outstanding common stock of Middle American Tissue Inc. (other than certain warrants issued to certain affiliates of the initial purchaser of the old notes to purchase up to 12% of Middle American Tissue's common stock as of the issue date of the old notes). Middle American Tissue owns 100% of our outstanding capital stock. See "Principal Shareholders" and "Description of Certain Indebtedness - Middle American Tissue Notes." Mr. Nourollah Elghanayan, our Chairman of the Board and a director, together with members of his family, owns 50.0% of the outstanding common stock of Super American Tissue. Mr. Mehdi Gabayzadeh, our President, Chief Executive Officer and a director, together with certain trusts for the benefit of Mr. Gabayzadeh's children, of which he is one of the trustees, owns the other 50.0% of the outstanding common stock of Super American Tissue.

     In September 1998, Messrs. Elghanayan and Gabayzadeh and the other stockholders of Super American Tissue caused American Tissue to be incorporated as a Delaware corporation. As of October 1, 1998, these stockholders also beneficially owned, all of the outstanding capital stock or membership interests, as the case may be, of all of the corporations and limited liability companies, which are now our wholly owned subsidiaries. See Note 1 to our historical consolidated financial statements. Effective as of October 1, 1998, these stockholders caused us to issue 200 shares of our common stock to them, on a pro rata basis, in exchange for the shares of common stock and membership interests they owned, constituting all of the outstanding equity interests in such corporations and limited liability companies. As a result of this exchange, such corporations and limited liability companies became our subsidiaries.

     Thereafter, on March 26, 1999, these stockholders caused Super American Tissue to be formed as a Delaware corporation. Effective June 1, 1999, these stockholders exchanged, on a pro rata basis, the shares of our outstanding common stock they owned for pro rata shares of the common stock of Super American Tissue. As a result of this exchange, we became a wholly-owned direct subsidiary of Super American Tissue. On July 1, 1999, these stockholders caused Middle American Tissue to be formed as a Delaware corporation. Middle American Tissue is a wholly-owned subsidiary of Super American Tissue, and we are a wholly-owned subsidiary of Middle American Tissue, in each case without giving effect to warrants issued to affiliates of the initial purchaser of the old notes in connection with the purchase by such affiliates for $20.0 million of senior secured discount notes of Middle American Tissue. See "Principal Shareholders."

     These stockholders also collectively own all of the outstanding shares of common stock or membership interests, as the case may be, of the following corporations and limited liability companies (the "Affiliated Companies"):
American Kraft Mills of Tennessee LLC, American Tissue Mills of Massachusetts, Inc., American Tissue Mills de Mexico S.A. de C.V., American Tissue Mills of Ohio, Inc., Huntington LLC, Lakeview Real Estate LLC and Pheasant LLC.

     Each of the Affiliated Companies is owned 50.0% by Mr. Elghanayan and members of his family and 50.0% by Mr. Gabayzadeh and certain trusts for the benefit of Mr. Gabayzadeh's children, of which he is one of the trustees. Mr. Elghanayan serves as Chairman, Chief Executive Officer, Treasurer and a director of each of the Affiliated Companies. Mr. Gabayzadeh serves as President, Chief Operating Officer, Secretary and a director of each of the Affiliated Companies. The Affiliated Companies do not have any other officers or directors.

Transactions with the Affiliated Companies

     Certain of the Affiliated Companies are indebted to certain of our subsidiaries, which indebtedness was incurred since October 1, 1997, the first day of fiscal 1998, or was incurred prior thereto and has been outstanding since the date of incurrence of such indebtedness. All of the amounts receivable by our subsidiaries from the Affiliated Companies have no definite maturity date and do not bear interest.

                                                                                               Amount Outstanding at
                                                                                                 June 30, 1999 and
                                                                                             Highest Amount Outstanding
             Creditor                                         Debtor                            Since October 1, 1997
             --------                                         ------                            ---------------------
American Tissue Corporation                  American Kraft Mills of Tennessee                     $ 4,999,376(1)
American Tissue Corporation                  Huntington                                                      0(2)
American Tissue Corporation                  American Tissue Mills of Ohio                           4,547,178(3)
American Tissue Corporation                  American Tissue Mills of Massachusetts                  4,916,161(4)
American Tissue Corporation                  American Tissue Mills de Mexico                         2,301,058(5)
Grand                                        American Tissue Mills of Ohio                           1,032,632(6)
Grand                                        American Tissue Mills of Massachusetts                  1,442,278(7)
American Tissue Mills of Greenwich           American Tissue Mills of Massachusetts                    197,000(8)
100 Realty Management                        Lakeview Real Estate                                      395,207(9)
100 Realty Management                        Pheasant                                                  182,090(10)
Unique Financing                             American Tissue Mills of Ohio                             290,000(11)
American Tissue Mills of New York            American Tissue Mills of Massachusetts                    183,229(12)
Other                                                                                                   54,000
                                                                                                   -----------
   Total                                                                                           $20,540,209
                                                                                                   ===========

- -----------
(1) Represents indebtedness arising from loans made from time to time to finance the purchase of assets by American Kraft Mills of Tennessee, consisting of a kraft paper mill and related startup costs, capital improvements and working capital needs.

(2) Represents indebtedness arising from loans made to finance the cost of certain improvements of real property owned by Huntington.

(3) Represents indebtedness for advances made from time to time to finance certain continuing costs of maintaining the tissue mill owned by American Tissue Mills of Ohio.

(4) Represents indebtedness for advances made from time to time to finance certain continuing costs relating to a tissue mill formerly operated by American Tissue Mills of Massachusetts which has discontinued operations.

(5) Represents indebtedness for working capital loans made from time to time to finance the converting operations conducted by American Tissue Mills de Mexico at our converting facility in Mexicali, Mexico.

(6) Represents indebtedness for advances made from time to time to finance certain continuing costs of maintaining the tissue mill assets owned by American Tissue Mills of Ohio.

(7) Represents indebtedness for advances made from time to time to finance certain continuing costs of the discontinued paper mill operations of American Tissue Mills of Massachusetts.

(8) Represents indebtedness for advances made from time to time to finance certain continuing costs of the discontinued paper mill operations of American Tissue Mills of Massachusetts.

(9) Represents indebtedness arising from working capital loans made from time to time to finance the costs of repairs and improvements of certain real property owned by Lakeview.

(10) Represents indebtedness arising from working capital loans made from time to time to finance the acquisition of certain undeveloped land owned by Pheasant which is proposed to be leased to American Tissue Corporation following the development and construction of a warehouse.

(11) Represents indebtedness for advances made from time to time to finance certain continuing costs of maintaining the tissue mill assets owned by American Tissue Mills of Ohio.

(12) Represents indebtedness for advances made from time to time to finance the continuing costs of the discontinued paper mill operations of American Tissue Mills of Massachusetts.

     Certain of our subsidiaries are indebted to certain of the Affiliated Companies for money borrowed by these subsidiaries from such Affiliated Companies during fiscal 1998 to finance the working capital requirements of such subsidiaries. Such indebtedness is not evidenced by any promissory notes, is payable on demand and does not accrue interest. The details of such indebtedness are as follows:

                                                                           Amount Payable
                 Debtor                          Creditor               as of June 30, 1999
                 ------                          --------               -------------------
American Tissue Corporation               Lakeview Real Estate               $4,570,934
American Tissue Mills of Neenah           Lakeview Real Estate                  931,877
100 Realty Management                     Huntington                          1,310,848
                                                                             ----------
   Total                                                                     $6,813,659
                                                                             ==========

     Our subsidiary, American Tissue Mills of Neenah, has entered into a lease, dated August 1, 1998, with Lakeview Real Estate pursuant to which American Tissue Mills of Neenah leases our Neenah, Wisconsin distribution facility from Lakeview for a 20-year term expiring on July 31, 2018. The annual rental under such lease is currently approximately $1,270,000, and increases from time to time to a maximum annual rent of approximately $1,460,000. In addition, the tenant pays as additional rent to Lakeview all taxes, insurance and maintenance costs of such facility. American Tissue Mills of Neenah has made aggregate rental payments to Lakeview from the beginning of the lease term, August 1, 1998, through August 31, 1999, of $1,029,149.

     Our subsidiary, American Tissue Corporation, leases a warehouse facility located in Huntington, New York from Huntington LLC under a lease dated June 1, 1998, for a 20-year term expiring on May 29, 2018. The current annual rental under such lease is approximately $520,000 and increases from time to time to a maximum of approximately $883,000. In addition, the tenant pays as additional rent to Huntington all taxes, insurance and maintenance costs of such facility. American Tissue Corporation has made aggregate rental payments to Huntington from the beginning of the lease term, June 1, 1998, through August 31, 1999 of $633,780.

     American Tissue Corporation purchases corrugating medium, a material used to manufacture corrugated containers, and core stock from American Kraft Mills of Tennessee at market prices. For the 18 months ended August 31, 1999, American Tissue Corporation purchased approximately 8,701 tons of corrugating medium and core stock from American Kraft Mills of Tennessee for which it paid an aggregate of approximately $2,433,155.

     Pursuant to an agreement dated December 12, 1994, our subsidiary, American Tissue Corporation, reimburses American Tissue Mills de Mexico for all operating expenses, including payroll costs, incurred by American Tissue Mills de Mexico for converting jumbo rolls of tissue supplied by American Tissue Corporation into finished tissue products at our converting facility in Mexicali, Mexico. American Tissue Corporation also pays American Tissue Mills de Mexico a fee equal to 5.0% of such operating expenses, net of any losses resulting from currency fluctuations. For the 18 months ended August 31, 1999, American Tissue Corporation reimbursed American Tissue Mills de Mexico for $1,484,606 of operating expenses and paid American Tissue Mills de Mexico $74,230 in converting fees.

     Three of our subsidiaries, Engineers Road, Gilpin Realty and Coram Realty, together with Huntington, an Affiliated Company, have entered into a mortgage loan with Roslyn Savings Bank in the principal amount of $14.3 million, at an annual rate of 7.5%, which matures on August 1, 2008. The aggregate principal amount we allocated to our subsidiaries was $7,718,644.

Transactions with Executive Officer

     American Tissue Corporation has paid an annual consulting fee of $120,000 to Six Gees, Inc., of which Nicholas T. Galante, III, one of our Executive Vice Presidents, is the sole stockholder. Such consulting fee is in addition to compensation paid to Mr. Galante as one of our executive officers.

Transactions with Certain Stockholders

     Messrs. Elghanayan and Gabayzadeh have borrowed money from certain of our subsidiaries in the aggregate amount of $1.5 million as of June 30, 1999. The highest amount of such indebtedness outstanding since October 1, 1997 was $1.5 million. Such loans have no definite repayment date and do not bear interest.

     Certain of our subsidiaries are indebted to the beneficial owners of our common stock on account of loans made by such stockholders to our subsidiaries to finance their working capital requirements. The aggregate amount of such indebtedness was $21.7 million as of June 30, 1999 and each item of indebtedness is evidenced by a demand promissory note and bears interest at 10.0% per annum. As of July 9, 1999, all of such indebtedness was assumed by Super American Tissue and is evidenced by a seven year note of Super American Tissue which bears interest at 10.0% per annum, and requires no interest payments prior to maturity. Our subsidiaries were released from liability to such stockholders. In addition, certain of our beneficial holders of our common stock loaned Super American Tissue $5.0 million on the issue date of the old notes on the same terms.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS


New Credit Facility

     General. On July 9, 1999, we, certain of our subsidiaries, certain lenders and LaSalle Bank National Association, as agent for such lenders (the "Agent"), entered into a revolving credit and security agreement (the "New Credit Facility"). The New Credit Facility provides for the making of revolving credit loans to, and the issuance of letters of credit on behalf of, one or more of our subsidiaries, subject to the following limitations:

     o the aggregate amount of loans outstanding at any one time to any borrower will be limited to a maximum of the sum of:

          (1) 85% of the face amount of such borrower's accounts receivable assigned to, and accepted by, the lenders, plus

          (2) 75% of the lower of the cost or market value of such borrower's jumbo roll inventory assigned to, and accepted by, the lenders, plus

          (3) 65% of the lower of the cost or market value of such borrower's inventory (other than jumbo rolls) assigned to, and accepted by the lenders, minus

          (4)  such reserves as the Agent may establish from time to time;

     o the aggregate sum of all loans outstanding to all borrowers at any one time on the basis of the borrowers' eligible inventory may not exceed $50.0 million;

     o the face amount of all issued and undrawn letters of credit may not exceed $15.0 million; and

     o the aggregate amount of all loans and letters of credit may not exceed $100.0 million.

     Interest Rates. Borrowings under the New Credit Facility (including amounts reimbursable following drawings under letters of credit) bear interest, at our election, at an annual rate equal to either 30-, 60- or 90-day LIBOR plus 2.25% or the Agent's prime rate (as publicly announced from time to time).

     Prepayments. Borrowings under the new credit facility may be prepaid by us at any time without penalty.

     Covenants. The obligations of the lenders who are parties to the New Credit Facility to advance funds are subject to certain conditions customary for facilities of similar size and nature. In addition, we and our subsidiaries are subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions:

     o    mergers, consolidations, assets sales or changes in capital structure;

     o    creation or acquisition of subsidiaries;

     o purchase or redemption of our capital stock or declaration or payment of dividends or distributions on such capital stock;

     o    incurrence of additional indebtedness;

     o    investment activities;

     o granting or incurrence of liens to secure other indebtedness (other than the Notes);

     o    prepayment or modification of the terms of subordinated indebtedness;
          and

     o    engaging in transactions with affiliates.

     In addition, the New Credit Facility requires us to satisfy certain financial covenants customary for facilities of similar size and nature and also provides for customary events of default.

     Collateral. The New Credit Facility is secured by a first priority lien on all of accounts receivable, inventory, chattel paper, instruments, investment property, documents, all related general intangibles of the foregoing (other than any intellectual property collateral) of those of our subsidiaries that are parties to the New Credit Facility and all proceeds of the foregoing. In addition, the New Credit Facility is secured by a security interest that is junior to that of the trustee for the Notes on all of the collateral securing the Notes in which the trustee has a first priority security interest.

Other Indebtedness

     Certain of our subsidiaries have entered into financing arrangements in connection with the purchase or construction of real property for our facilities in the aggregate principal amount of approximately $21.0 million as of June, 1999, as follows:

                     Annual
Principal          Interest
  Amount             Rate               Maturity                   Lender                   Real Property Collateral
- -------------   -------------     -------------------    -----------------------    -----------------------------------------
 $284,000(1)             --       September 30, 2004     Community                  Converting/distribution facility
                                                         Redevelopment Agency       Calexico, CA
  166,000               3.00%     September 30, 2013     Community                  Converting/distribution facility
                                                         Redevelopment Agency       Calexico, CA
3,000,000(2)    prime plus 1%     April 15, 2004         Valley Independent         Converting/distribution facility,
                                                         Bank                       Calexico, CA
6,303,214               8.05%     October 17, 2007       Bank United                Converting/distribution facility,
                                                                                    Waterford, NY
2,777,119               7.75%     January 1, 2008        Bank United                Distribution center, Saratoga Springs, NY
7,718,644(3)            7.50%     August 1, 2008         Roslyn Savings Bank        Distribution center, executive offices and
                                                                                    machine shop, Hauppauge, NY and
                                                                                    converting facility, Coram, NY
  794,167               7.50%     November 1, 2008       Security Mutual Life       Distribution center, Halfmoon, NY(4)
                                                         Insurance Company of
                                                         New York

- -----------
(1) This is a reimbursement loan with the Community Redevelopment Agency of the City of Calexico, which by its terms will be forgiven 5 years after the filing of employment report by our subsidiary, Calexico Tissue Company, stating that it has hired 100 employees.

(2) On April 15, 1999, this short term mortgage loan was refinanced with a mortgage loan with Bank United in the principal amount of $4.0 million, at an annual interest rate of 8.0%, which matures on April 15, 2004.

(3) This sum is a part of a larger mortgage loan of approximately $14.1 million with respect to which three of our subsidiaries, Engineers Road, Gilpin Realty and Coram Realty, as well as an unconsolidated affiliate, Huntington, are obligors. The outstanding principal amount of additional indebtedness outstanding under the mortgage loan and attributable to Huntington as of March 31, 1999 was approximately $6.4 million. See "Certain Related Party Transactions."

(4) This distribution center is held in the form of a leasehold estate granted by the Town of Waterford Industrial Development Agency and, upon the expiration of the related lease on January 1, 2009, will be reacquired in fee, for a nominal consideration.

     In addition, as of June 30, 1999, we had outstanding indebtedness in the principal amount of approximately $733,000, payable to Curtiss-Wright. This indebtedness bears interest at an annual rate of 8% and matures on August 1, 2006.

Middle American Tissue Notes

     Middle American Tissue Inc., our parent, raised approximately $20.0 million of the funds necessary to consummate the Transactions through the issuance of senior secured discount notes to certain affiliates of the initial purchaser of the old notes in a private transaction. The Middle American Tissue notes were issued with warrants to purchase up to 12% of Middle American Tissue's common stock at a nominal exercise price. The holders of such notes and warrants and Super American Tissue have executed a stockholders agreement which contains various rights and obligations of Middle American Tissue and the holders of the equity securities of Middle American Tissue. As long as affiliates of the initial purchaser of the old notes collectively own a majority of the Middle American Tissue notes or warrants, they will have the right to appoint one member of our board of directors of Middle American Tissue.

     The Middle American Tissue notes:

     o are structurally subordinate to the New Credit Facility and the Notes because such notes have been issued by our parent and are not guaranteed by us;

     o accrue but do not pay interest at the rate of 15% per year for the first four years;

     o pay interest in cash at the rate of 15% per year semi-annually in arrears on each January 15 and July 15, commencing January 15, 2004;

     o together with certain obligations under the stockholders agreement, are secured by a pledge of our outstanding common stock; and

     o subject Middle American Tissue and its subsidiaries to customary covenants for this type of financing, including restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, assets sales and mergers.

     The stockholders agreement contains provisions providing for each of Middle American Tissue and the initial purchasers (and, in some instances, their transferees) to require redemption of the notes or warrants, or both, at various times, prior to the maturity of the Notes. When Middle American Tissue is required to pay interest in cash, or if Middle American Tissue is required by the holders of the Middle American Tissue notes or warrants, or both, to redeem the Middle American Tissue notes or warrants, or both, Middle American Tissue may be unable to make the payment. The restricted payment covenant of the indenture relating to the Notes does not contain any express provision permitting us to pay dividends to Middle American Tissue or to pay interest or principal or finance a redemption of the Middle American Tissue notes. See "Description of Notes - Certain Covenants - Restricted Payments." If Middle American Tissue defaults under its obligations set forth above, the holders could exercise their rights under the pledge agreement regarding the pledge of our common stock, and thereby obtain control of us and the right to sell our common stock. If an affiliate of the initial purchaser of the old notes obtains control of us, no change of control will occur under the Notes. In such case, any sale by an affiliate of the initial purchaser to a non-affiliate would likely result in a change of control under the Notes. See "Description of Exchange Notes - Certain Covenants Change of Control" and "- Certain Definitions
- - Permitted Holders."

                          DESCRIPTION OF EXCHANGE NOTES

General

     The exchange notes will be issued under an indenture among American Tissue, the subsidiary guarantors and The Chase Manhattan Bank, as trustee, which is also the indenture under which the old notes were issued. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. Moreover, the provisions of the registration rights agreement, including those respecting payment of liquidated damages, will not apply to the exchange notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The exchange notes are subject to all of those terms, and holders of the exchange notes and the related subsidiary guarantees are referred to the indenture and the Trust Indenture Act for a complete statement of them.

     The following summary of the material provisions of the indenture and certain material provisions of the collateral documents is not complete. For a complete understanding of the indenture and the collateral documents, you should read each of these documents in its entirety, including the definitions stated in the indenture of the defined terms used in it. Copies of the indenture, the collateral documents and the registration rights agreement were filed as exhibits to the exchange offer registration statement and are available as set forth under the caption "Available Information." The definitions of some of the terms used in this description are stated below under "Certain Definitions." For purposes of this summary, the terms "American Tissue", "we", "our" or "us" refers only to American Tissue and not to any of its subsidiaries.

     Under specified circumstances, American Tissue will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not guarantee the exchange notes or be subject to any of the restrictive covenants set forth in the indenture. As of the date of this prospectus, none of our subsidiaries is an Unrestricted Subsidiary.

Principal, Maturity and Interest

     The exchange notes will be limited in aggregate principal amount to $165.0 million and will mature on July 15, 2006. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

     The exchange notes will accrue interest at the annual rate of 12 1/2% and will be payable semi-annually in arrears on January 15 and July 15, commencing on Janury 15, 2000. We will make each interest payment to the holders of record of these exchange notes on the immediately preceding January 1 and July 1. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30- day months.

     Principal, premium, if any, and interest on the exchange notes will be payable at the office or agency of American Tissue maintained for such purpose within the City and State of New York. Until otherwise designated by us, our office or agency in New York City will be the office of the trustee maintained for such purpose. At our option, payment of interest may be made by check mailed to the holders of the exchange notes at their respective addresses set forth in the register of holders of these exchange notes. However, payments of the principal, premium, if any, and interest on exchange notes, will be required to be made by wire transfer of immediately available funds to the accounts of those holders of exchange notes that have given wire transfer instructions to us.

Ranking and Security

     The exchange notes will be senior obligations of American Tissue and will rank:

     o equally in right of payment with all of our current and future unsubordinated Indebtedness, and

     o senior in right of payment to any of our Indebtedness that is subordinated to the exchange notes.

     Our obligations under the exchange notes will be unconditionally guaranteed on a senior basis, jointly and severally, by each of our subsidiary guarantors. See "- Subsidiary Guarantees." All of our domestic subsidiaries (other than a Receivables Subsidiary or an Unrestricted Subsidiary) are subsidiary guarantors. The subsidiary guarantees will be senior obligations of our subsidiary guarantors and will rank:

     o equal in right of payment with all existing and future unsubordinated Indebtedness of our subsidiary guarantors, and

     o senior in right of payment to any Indebtedness of our subsidiary guarantors that is subordinated to such subsidiary guarantees.

     Under the collateral documents, the exchange notes and the subsidiary guarantees will be secured by a first priority lien on:

     o    the Primary Collateral (as defined below); and

     o the Boise Collateral (as defined below), except that Boise Cascade will have a right to share in certain proceeds of such collateral, as limited by the Boise Intercreditor Agreement (as defined below); and

in accordance with the Existing Lien Intercreditor Agreement (as defined below), by a lien on the Secondary Collateral (as defined below) that is junior to the lien on such collateral securing Indebtedness under our new Revolving Credit Facility and other Indebtedness.

     American Tissue is a holding company and has, and as of the issue date of the exchange notes will have, no material assets other than the Capital Stock of its subsidiaries, and all of its consolidated operations are conducted through its subsidiaries.

     Under the collateral documents, we and each of our subsidiary guarantors, as applicable (except as otherwise indicated below), has assigned, granted and pledged as collateral to the trustee for the benefit of the trustee and the holders of the exchange notes:

          (1) a first priority lien on all of the following assets constituting the "Primary Collateral":

          o substantially all paper mill plant and property (which as of the date of this prospectus consists of the owned and certain leased facilities described under "Business - Facilities") and, substantially all of the equipment (excluding any equipment located outside the United States) owned by any subsidiary guarantor (including all of the land and fixed assets of the Berlin-Gorham Mills, existing tissue and jumbo roll manufacturing assets and tissue converting equipment), together with all additions, accessions, improvements, alterations, replacements and repairs thereto, excluding, however the Existing Mortgage Collateral;

          o all outstanding Capital Stock of each of our domestic subsidiaries and 65% of the outstanding Capital Stock of each of our foreign subsidiaries;

          o all assets deposited or required to be deposited in the Collateral Account pursuant to the indenture;

          o    the Intellectual Property Collateral;


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          o    any and all other property or assets of ours and of any of our subsidiary guarantors (other than the Boise Collateral and the Secondary Collateral);

          o    all general intangibles relating to any of the foregoing; and

          o    all proceeds of the foregoing;

          (2) a first priority lien on all of the following assets constituting the "Boise Collateral", subject to the Boise Intercreditor Agreement:

          o certain tissue manufacturing equipment located at Boise Cascade's St. Helens, Oregon mill facility, including all future improvements thereof and additions and replacements thereto; and

          o    all proceeds of the foregoing;

          (3) a second priority lien on all of the following assets, constituting the "Secondary Collateral", subject to the Existing Lien Intercreditor Agreement:

          o    the Existing Mortgage Collateral; and

          o all inventory, accounts receivable, chattel paper, instruments, investment property, documents, all related general intangibles (other than Intellectual Property Collateral) and all proceeds of the foregoing of those subsidiary guarantors that are parties to our new Revolving Credit Facility (the "Revolving Credit Collateral").

     Collateral consisting of real property will be mortgaged by the relevant subsidiary guarantors, pursuant to mortgages or deeds of trust, subject to certain Permitted Collateral Liens. Collateral consisting of personal property will be pledged by American Tissue and our subsidiary guarantors, pursuant to a security agreement, subject to certain Permitted Collateral Liens.

     The indenture and the relevant collateral documents require that we and our subsidiary guarantors pledge, subject to Permitted Collateral Liens, all

          (1) After-Acquired Property of the types described in the preceding paragraph, and

          (2) as soon as practicable after the issue date of the old notes, the plant and property owned by Calexico Tissue Company LLC located at Parcels 5 and 6 of the Kloke Tract, Calexico, California,

in each case as collateral under the indenture and the relevant collateral documents. However, Calexico Tissue will not be required to grant a lien on Parcel 5 of the Kloke Tract until such time as it undertakes to improve such property.

     To the extent specifically permitted pursuant to the terms of the indenture,

          o the exchange notes will be effectively subordinated to existing and future secured Indebtedness to the extent of any of our assets serving as collateral for such Indebtedness, and


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          o    each subsidiary guarantee, likewise, will be effectively
               subordinated to existing and future secured Indebtedness of the relevant subsidiary guarantors to the extent of any assets serving as collateral for such Indebtedness.

Specifically the obligations:

          o of our subsidiary guarantors, American Tissue Mills of Oregon, Inc. and American Tissue Corporation, under the Boise Agreement, are secured by a lien on the Boise Collateral which is junior in priority to the lien securing repayment of the exchange notes and the subsidiary guarantees of these subsidiary guarantors; provided, however, that notwithstanding such lien priority, the Boise Intercreditor Agreement provides that:

               o Boise Cascade and the trustee have the right to share, on a dollar-for-dollar basis, up to the first $20.0 million in proceeds derived from the Boise Collateral and

               o thereafter, all such proceeds are to be used exclusively to satisfy the outstanding obligations under the exchange notes and the subsidiary guarantees of these subsidiary guarantors;

          o under the Existing Mortgage Loans of those subsidiary guarantors that are parties to such loans are secured by liens on the Existing Mortgage Collateral that are senior in priority to the lien securing the exchange notes and the subsidiary guarantees, and the exchange notes and the subsidiary guarantees will be secured by a lien on certain of such collateral that is junior in priority to the liens securing the Existing Mortgage Loans; and

          o under our new Revolving Credit Facility of those of our subsidiary guarantors that are parties to such Revolving Credit Facility will be secured by a first priority lien on the Revolving Credit Collateral that is senior in priority to the liens securing the exchange notes and the subsidiary guarantees thereof, and by a second priority lien on the Primary Collateral of those subsidiary guarantors, and the exchange notes and the subsidiary guarantees will be secured by a lien on the Revolving Credit Collateral that is junior in priority to the lien securing the Revolving Credit Facility.

In addition, the indenture permits us and our subsidiary guarantors to create Purchase Money Liens securing Purchase Money Obligations, and the exchange notes and the subsidiary guarantees thereof will also be effectively subordinated to such Purchase Money Obligations to the extent of any assets serving as collateral for such Purchase Money Obligations.

     If an event of default occurs under the indenture, the trustee, on behalf of the holders of the exchange notes, in addition to any rights or remedies available to it under the indenture, may take such actions as the trustee deems advisable to protect and enforce its rights in the collateral for the exchange notes and the subsidiary guarantees thereof, including, without limitation, the institution of foreclosure proceedings in accordance with the collateral documents and applicable law. However, the rights and remedies available to the trustee under the collateral documents and the actions


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permitted to be taken by it thereunder with respect to the collateral securing the exchange notes and the subsidiary guarantees thereof will be subject to the provisions of the Intercreditor Agreements.

     The proceeds received by the trustee from any foreclosure of such collateral will be applied by the trustee,

          o first, to pay the expenses of such foreclosure and fees and other amounts then payable to the trustee under the indenture and the collateral documents, and

          o thereafter, to pay the principal of, premium, if any, and accrued interest on the exchange notes.

Until such time, however, as all of the obligations under the Existing Mortgage Loans and the Revolving Credit Facility are paid in full, the proceeds from any foreclosure or other realization upon the Existing Mortgage Collateral and the Revolving Credit Collateral will be applied

          o first, to pay the lenders under such facilities all amounts then payable under the Existing Mortgage Loans and the Revolving Credit Facility, respectively, and

          o thereafter, in the manner described in the immediately preceding sentence.

Certain proceeds from any foreclosure or other realization on the Boise Collateral will be shared with Boise Cascade in the manner and to the extent described above.

     Under the terms of the indenture and the collateral documents, the trustee will determine the circumstances under, and manner in, which to dispose of the Primary Collateral and, subject to the Boise Intercreditor Agreement, the Boise Collateral (including, without limitation, the determination of whether to release all or any portion of such collateral from the liens created by the collateral documents and whether to foreclose on such collateral following an event of default). See "- Intercreditor Agreements." The trustee will have no vote on any decisions with respect to the Secondary Collateral (including, without limitation, the time or method of foreclosure), until such time as the Indebtedness constituting the Existing Mortgage Loans and/or under the Revolving Credit Facility, as the case may be, is satisfied in full. See "- Intercreditor Agreements."

     The right of the trustee to repossess and dispose of collateral upon the occurrence of an event of default under the indenture is, in the case of Boise Collateral and the Secondary Collateral, subject to the provisions of the Intercreditor Agreements. With respect to any of the collateral, such right is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us or any of our subsidiary guarantors prior to the trustee having repossessed and disposed of the collateral. In the case of real property collateral, such right could be significantly impaired by restrictions under state law.

     The indenture permits the release of collateral without the substitution of additional collateral under certain circumstances, as described under "- Certain Covenants - Asset Sales." See "- Possession, Use and Release of Collateral." As a result, we and our subsidiaries will be permitted to sell certain assets without compliance with the covenant of the indenture concerning "Asset Sales". Collateral will also be released as security for the exchange notes and the subsidiary guarantees upon the release of a subsidiary guarantor as described in the last paragraph under "Subsidiary Guarantees" below.


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     The amounts realizable by the trustee in respect of the collateral in the event of a liquidation will depend upon market and economic conditions at such time, the availability of buyers, certain existing liens and similar factors.

     The Boise Collateral and the Existing Mortgage Collateral are necessary to continue the operation of our business in the ordinary course. However, the trustee and the holders of the exchange notes will not have an exclusive right to receive proceeds from the Boise Collateral or the benefit of a first priority lien on the Existing Mortgage Collateral. In addition, the fact that Boise Cascade has a right to receive certain proceeds from the Boise Collateral and the lenders under the Existing Mortgage Loans and our new Revolving Credit Facility, as the case may be, have a first priority lien on the Secondary Collateral could have a material adverse effect on the amount that would be realized upon a liquidation of the collateral. Accordingly, we cannot assure you that proceeds of any sale of the collateral pursuant to the indenture and the related collateral documents following an event of default would be sufficient to satisfy, or would not be substantially less than, amounts due under the exchange notes. See "Risk Factors - The Value Of Your Security Interest In The Collateral Is Uncertain." If the proceeds of any of the collateral were not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against the remaining assets, if any, of American Tissue and our subsidiary guarantors.

     Some or all of the collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that liens, rights or easements granted to third parties encumber assets owned by these subsidiary guarantors, including the Boise Collateral and the Secondary Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the trustee or the holders of the exchange notes to realize or foreclose on such collateral.

Intercreditor Agreements

     The trustee has entered into the Existing Lien Intercreditor Agreement with certain of the lenders under Existing Mortgage Loans, the agent for the lenders under our new Revolving Credit Facility, us and our subsidiary guarantors. The Existing Lien Intercreditor Agreement provides for the allocation of rights among the trustee, these lenders with respect to their respective interests in the collateral (excluding the Boise Collateral) and the enforcement provisions relating thereto. Until such time as any of the Existing Mortgage Loans or indebtedness under our new Revolving Credit Facility (including permitted refinancings), or both, have been satisfied in full, the relevant lenders under such facilities will have the exclusive right to determine the circumstances and manner in which the Existing Mortgage Collateral and the Revolving Credit Collateral, respectively, may be disposed of. This includes, without limitation, the right to determine whether to foreclose on the Existing Mortgage Collateral and the Revolving Credit Collateral, respectively, following an event of default under the Indebtedness secured thereby. At such time as the Existing Mortgage Loans or the Revolving Credit Facility, or both, have been satisfied in full, the trustee will have a first priority lien on such portion of the Existing Mortgage Collateral or the Revolving Credit Collateral which no longer secures such Indebtedness.


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     The Existing Lien Intercreditor Agreement provides, among other things, that until such time as the Existing Mortgage Loans and the Revolving Credit Facility, or both, have been satisfied in full:

          (1) during any insolvency proceeding, the lenders under such facilities and the trustee will coordinate their efforts to give effect to the relative priorities of their respective liens in the collateral;

          (2) the trustee and such lenders will provide notices to each other with respect to the occurrence of an event of default under the indenture, the Existing Mortgage Loans or the Revolving Credit Facility, as the case may be, and the commencement of any action to enforce rights of the trustee, the holders of the exchange notes or such lenders;

          (3) upon the occurrence of an event of default, all decisions with respect to (a) the Primary Collateral, including the time and method of any disposition thereof, will be made by the trustee, (b) the Existing Mortgage Collateral, including the time and method of any disposition thereof, will be made by the applicable lender under the Existing Mortgage Loans and (c) the Revolving Credit Collateral, including the time and method of any disposition thereof, will be made by the agent for the lenders under the Revolving Credit Facility;

          (4) for a period up to 120 days following the date of receipt by the agent for the lenders under the Revolving Credit Facility of written notice from the trustee or a lender under an Existing Mortgage Loan, as applicable, directing removal by the agent for the lenders under the Revolving Credit Facility of Revolving Credit Collateral from the applicable mortgaged property, the Revolving Credit Lender may enter and use the Existing Mortgage Collateral or the Primary Collateral, as appropriate, to the extent necessary to complete the manufacture of inventory, collect accounts receivable and repossess, remove, sell or otherwise dispose of the Revolving Credit Collateral;

          (5) proceeds of the Primary Collateral will be applied,

          o first, to the outstanding obligations of American Tissue and the subsidiary guarantors under the indenture, these exchange notes, the subsidiary guarantees and the collateral documents, and

          o second, any remaining Primary Collateral (including proceeds thereof) will be delivered to the agent for the lenders under the Revolving Credit Facility for application to the outstanding obligations under the Revolving Credit Facility;

          (6) proceeds of the Existing Mortgage Collateral will be applied,

          o first, to the outstanding obligations of the applicable subsidiary guarantors under the applicable Existing Mortgage Loans,

          o second, any remaining Existing Mortgage Collateral (including proceeds thereof) will be delivered to the trustee for application in accordance with the provisions of the indenture, and



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          o    third, any remaining Existing Mortgage Collateral (including proceeds thereof), will be delivered to the Revolving Credit Lender for application to the outstanding obligations under the Revolving Credit Facility;

          (7) proceeds of the Revolving Credit Collateral will be applied,

          o first, to the outstanding obligations under the Revolving Credit Facility of American Tissue and those subsidiary guarantors that are parties to such facility, and

          o second, any remaining Revolving Credit Collateral (including proceeds thereof) will be delivered to the trustee for application in accordance with the provisions of the indenture;

          (8) after the payment or other satisfaction in full of these exchange notes, the subsidiary guarantees, the Existing Mortgage Loans and Indebtedness under the Revolving Credit Facility, the balance of proceeds of the collateral, if any, shall be paid to or at the direction of American Tissue and the subsidiary guarantors or as otherwise required by law; and

          (9) neither the trustee nor any of the lenders under the Existing Mortgage Loans or the Revolving Credit Facility will directly or indirectly seek to foreclose or realize upon, judicially or non-judicially, any collateral upon which it does not have a senior lien or take any other enforcement action against or in respect of the collateral upon which it does not have a senior lien, without the consent of the party having such senior lien.

     Certain holders of Indebtedness of American Tissue or the subsidiary guarantors have not agreed, or may not agree, to be a party to the Existing Lien Intercreditor Agreement and, therefore, the trustee will not have a lien on any assets of American Tissue or such subsidiary guarantors encumbered by a lien in favor of such creditors. However, pursuant to indenture, American Tissue and the subsidiary guarantors will be required to grant a lien in favor of the trustee on such assets at such time as the Indebtedness held by such creditor has been satisfied in full.

     The trustee has entered into an intercreditor agreement with Boise Cascade Corporation (the "Boise Intercreditor Agreement"), pursuant to which, among other things:

          (1) Boise Cascade (a) consents to the granting of a lien by the applicable subsidiary guarantors in favor of the trustee on the Boise Collateral and certain agreements, including, without limitation, the Boise Agreement, relating to the use and operation thereof and (b) agrees to subordinate its lien on such collateral to the lien in favor of the trustee;

          (2) upon commencement of foreclosure upon the Boise Collateral by the trustee, Boise Cascade will have a right of first refusal to purchase the Boise Collateral if the trustee elects to sell such collateral to a third party;

          (3) upon commencement of a foreclosure of the contract rights of the applicable subsidiary guarantors under the Boise Agreement by the trustee, the trustee is not permitted to sell or otherwise transfer such rights to certain competitors of Boise Cascade; and

          (4) Boise Cascade and the trustee will share proceeds of a disposition of the Boise Collateral, on a dollar-for-dollar basis, up to the first $20.0 million of proceeds therefrom.


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     Thereafter, Boise Cascade will be subordinated to the rights of the trustee with respect to all remaining proceeds of the Boise Collateral until such time as the outstanding obligations of the applicable subsidiary guarantors in respect of the exchange notes and their subsidiary guarantees thereof have been paid or otherwise satisfied in full.


Possession, Use and Release of Collateral

     Subject to and in accordance with the provisions of the collateral documents and the indenture, so long as the trustee has not exercised its rights with respect to the collateral, upon the occurrence and continuance of an event of default, we and our subsidiary guarantors will have the right to remain in possession and retain exclusive control of the collateral, to operate the collateral, to alter or repair the collateral and to collect, invest and dispose of any income therefrom, subject, in the case of the Boise Collateral, the Existing Mortgage Collateral and the Revolving Credit Collateral, to the provisions of the Intercreditor Agreements and the Boise Agreement, the Existing Mortgage Loans and the Revolving Credit Facility, as applicable.

     Release of Collateral. We or any of our subsidiary guarantors, as the case may be, will have the right to obtain a release of items of collateral (other than certain Trust Monies) subject to an Asset Sale, and the trustee will release such collateral from the lien of the relevant collateral document and reconvey such collateral to us or any such subsidiary guarantor upon compliance with the condition that we deliver to the trustee the following:

          (a) a notice from us requesting the release of specified collateral, which notice:

               (i) specifically describes the collateral requested to be released,

               (ii) specifies the fair market value of such collateral as of a date within 60 days of such notice,

               (iii) states that the consideration to be received in respect of such collateral is at least equal to the fair market value of such collateral,

               (iv) states that the release of such collateral will not materially and adversely impair the value of the remaining collateral, taken as a whole, or interfere with the trustee's ability to realize such value and will not impair the maintenance and operation of the remaining collateral, taken as a whole,

               (v) confirms the sale of, or an agreement to sell, the collateral requested to be released in a bona fide sale to a person that is not our Affiliate or, in the event that such sale is to a person that is an Affiliate of ours, confirming that such sale is made in compliance with the provisions set forth in "- Certain Covenants - Affiliate Transactions,"

               (vi) certifies that if the sale of the collateral requested to be released constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the indenture with respect thereto, including, without limitation, the provisions set forth in "- Certain Covenants - Asset Sales," and



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               (vii) in the event there is to be a substitution of property for such collateral subject to the Asset Sale, specifies the property intended to be substituted for the collateral to be disposed of;

          (b) an officers' certificate from us stating that:

               (i) such sale covers only the collateral requested to be released (or other property which is not Primary Collateral),

               (ii) all Net Proceeds, if any, from the sale of any of such collateral will be applied pursuant to the provisions of the indenture in respect of Asset Sales,

               (iii) to the extent any of such collateral is comprised of any Boise Collateral or Secondary Collateral, Boise Cascade, the applicable lender under the Existing Mortgage Loans or the lenders under the Revolving Credit Facility, as applicable, to the extent such Indebtedness remains outstanding, shall have authorized the release of the same,

               (iv) there is no default or event of default under the indenture in effect or continuing on the date thereof or the valuation date referred to in clause (a)(ii) above,

               (v) the release of such collateral will not result in a default or event of default under the indenture, and

               (vi) all conditions precedent in the indenture relating to the release in question have been complied with; and

          (c) all documentation required by the Trust Indenture Act, if any, prior to the release of the collateral requested to be released by the trustee and, in the event that there is to be a substitution of property for such collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new collateral and to subject such new collateral to the lien of the relevant collateral documents.

     The indenture provides that:

     o we will be entitled, subject to compliance with the conditions set forth therein, to obtain the release of collateral which has been taken by eminent domain, condemnation or in similar circumstances;

     o we will be entitled to obtain a full release of all of the collateral following legal defeasance or covenant defeasance of the indenture as described below under "- Legal Defeasance and Covenant Defeasance;" and

     o upon the release of any subsidiary guarantor from its obligations under the indenture and its subsidiary guarantee as described in the last paragraph under "- Subsidiary Guarantees," such subsidiary guarantor shall be entitled to obtain the release of all of its collateral.

     Disposition of Collateral Without Release. Notwithstanding the provisions of "- Release of Collateral" above, so long as no default or event of default under the indenture shall have occurred and be continuing or would result therefrom, we and our subsidiary guarantors may, among other


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things, without any release or consent by the trustee, conduct ordinary course activities with respect to collateral, including selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the lien of the collateral documents which has become worn out, defective or obsolete or not used or useful in the business and which either has an aggregate fair market value of $500,000 or less, or which is replaced by property of substantially equivalent or greater value which becomes subject to the lien of the collateral documents as After-Acquired Property; abandoning, terminating, cancelling, releasing or making alterations in or substitutions of any leases or contracts subject to the lien of the indenture or any of the collateral documents; surrendering or modifying any franchise, license or permit subject to the lien of the indenture or any of the collateral documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; granting a nonexclusive license of any intellectual property; and abandoning intellectual property which is no longer used or useful in our business.

Use of Trust Monies

     All Trust Monies (including, without limitation, all Net Proceeds that become part of the Available Amount under the covenant entitled "Asset Sales" and Net Insurance Proceeds required to be deposited with the trustee) shall be held by the trustee as a part of the collateral securing the exchange notes and, so long as no default or event of default under the indenture shall have occurred and be continuing, may either:

          (1) be released as contemplated by "- Certain Covenants - Asset Sales" if such Trust Monies represent Available Amounts in respect of an Asset Sale; or

          (2) at our direction applied by the trustee from time to time to the payment of the principal of, premium, if any, and interest on any exchange notes at maturity or upon redemption or retirement, or to the purchase of exchange notes upon tender or in the open market or otherwise, in each case in compliance with the indenture.

     We may also withdraw Trust Monies constituting Net Insurance Proceeds to repair or replace the relevant Collateral, subject to certain conditions set forth in the indenture.

     The trustee will be entitled to apply any Trust Monies to cure any event of default under the indenture. Trust Monies deposited with the trustee shall be invested in Cash Equivalents pursuant to our direction and, so long as no default or event of default shall have occurred and be continuing, we will be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

Subsidiary Guarantees

     Our payment obligations under the exchange notes will be, jointly and severally, guaranteed on an unconditional basis by each of our subsidiary guarantors. The obligations of each subsidiary guarantor under its subsidiary guarantee, and the grant by each subsidiary guarantor of liens on its assets to secure its obligations under its subsidiary guarantee, will be subject to various laws for the protection of creditors, including, without limitation, laws governing fraudulent conveyances and transfers. To the extent that the obligations of each subsidiary guarantor under its subsidiary guarantee, or the lien granted by the subsidiary guarantor on its collateral, were held to be unenforceable as a fraudulent conveyance or transfer or for other reasons,


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     o    the holders of the exchange notes would cease to have any direct claim against such subsidiary guarantor,

     o the trustee would cease to have a lien on the assets of such subsidiary guarantor, or

     o    both, as appropriate.

In an attempt to avoid this result, the subsidiary guarantees will provide that the obligations of each subsidiary guarantor thereunder will be limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under applicable law. Such amount could be substantially less than the obligations under the exchange notes. In addition, any limitation on the amounts payable by a subsidiary guarantor under its subsidiary guarantee pursuant to such provision will result in a corresponding limitation on the ability of the trustee to realize upon the collateral pledged by such subsidiary guarantor. See "Risk Factors - We May Be Subject To Federal And State Fraudulent Transfer Laws."

     The indenture provides that no subsidiary guarantor may consolidate with or merge with or into another corporation or other person (whether or not that subsidiary guarantor is the surviving entity), whether or not affiliated with that subsidiary guarantor, unless:

          (1) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than that subsidiary guarantor) assumes all the obligations of that subsidiary guarantor under its subsidiary guarantee, the indenture and the collateral documents pursuant to a supplemental indenture and other agreements in form and substance reasonably satisfactory to the trustee;

          (2) immediately after giving effect to such transaction, no default or event of default under the indenture exists;

          (3) such subsidiary guarantor, or any entity formed by or surviving any such consolidation or merger, would have a Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such subsidiary guarantor immediately preceding the transaction;

          (4) we, at the time of such transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "- Certain Covenants
     - Incurrence Of Indebtedness And Issuance Of Preferred Stock;"

          (5) the collateral owned by that subsidiary guarantor or surviving entity, as the case may be:

               (a) shall be subject to a lien in favor of the trustee for the benefit of the holders of the exchange notes; and

               (b) shall not be subject to any lien, other than Permitted Collateral Liens; and

          (6) the assets of the entity which is merged or consolidated with or into such subsidiary guarantor, to the extent that they are assets of the types which would constitute collateral


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     under the collateral documents, shall be treated as After-Acquired Property and such subsidiary guarantor or the surviving person, as the case may be, shall take such actions as may be reasonably necessary in accordance with the provisions of the collateral documents to cause such assets to be made subject to the lien of the collateral documents in the manner and to the extent required by the indenture;

provided, that the provisions of clauses (2) through (4) above shall not apply to the merger of two or more subsidiary guarantors into another subsidiary guarantor or the merger of a subsidiary guarantor into American Tissue.

     The indenture provides that in the event of:

          (x) a sale or other disposition of all or substantially all of the assets of a subsidiary guarantor, by way of merger, consolidation or otherwise; or

          (y) a sale or other disposition of all of the Capital Stock of a subsidiary guarantor, to a person which is not American Tissue or a subsidiary or an affiliate of American Tissue;

then such subsidiary guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such subsidiary guarantor) or the person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such subsidiary guarantor) will be released and relieved of any obligations under its subsidiary guarantee, the indenture and the collateral documents, provided that:

          (1) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the indenture described under "- Certain Covenants - Asset Sales;" and

          (2) all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other Liens which secure, Indebtedness of American Tissue or any of our subsidiaries, shall also terminate.

Optional Redemption

     At any time prior to July 15, 2002, we may, on any one or more occasions, redeem up to 35% in aggregate principal amount of exchange notes originally issued under the indenture, with the net cash proceeds of one or more Equity Offerings, at a redemption price equal to 113.25% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption, provided that

     o at least 65% of the aggregate principal amount of exchange notes originally issued under the indenture would remain outstanding immediately after giving effect to any such redemption; and

     o such redemption must occur within 90 days after the consummation of any such Equity Offering.

     Except pursuant to the preceding paragraph, we will not have the option of redeeming the exchange notes prior to July 15, 2004.



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



     On or after July 15, 2004, we may redeem all or part of these exchange notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed beginning on July 15 of each of the years indicated below:

         Date                                        Percentage
         ----                                        ----------
         2004...............................           106.625%
         2005 and thereafter................           100.000%



Selection and Notice

     If less than all of the exchange notes are to be redeemed at any time, the trustee will select exchange notes for redemption:

          (1) if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

          (2) if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No exchange notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any exchange note is to be redeemed in part only, the notice of redemption that relates to such exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions thereof called for redemption.

Mandatory Redemption

     We are not required to make mandatory redemption or sinking fund payments with respect to the exchange notes, other than pursuant to a Change of Control Offer or an Asset Sale Offer.

Certain Covenants

     Change of Control

     If a Change of Control occurs, each holder of exchange notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's exchange notes pursuant to a Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the exchange notes repurchased, plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Purchase Date pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under


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



the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws and regulations conflict with provisions of the indenture relating to such Change of Control Offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations in the indenture by virtue thereof.

     The Change of Control Offer Period will be 20 business days following the commencement of the Change of Control Offer and no longer, except to the extent that a longer period is required by applicable law. No later than five business days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), we will purchase all exchange notes tendered in response to the Change of Control Offer. Payment for any exchange notes so purchased will be made in the same manner as interest payments are made.

     If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the person in whose name an exchange note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender exchange notes pursuant to the Change of Control Offer.

     On the Change of Control Purchase Date, we will, to the extent lawful:

          (1) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the exchange notes so accepted together with an officers' certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by American Tissue.

     The paying agent will promptly mail to each holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The provisions described above that require us to make a Change of Control Offer will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the exchange notes to require that we repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

     Our ability to repurchase exchange notes pursuant to a Change of Control Offer may be limited by a number of factors. Our new Revolving Credit Facility currently prohibits us from


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


purchasing exchange notes and also provides that certain change of control events with respect to us would constitute a default thereunder. In that event, we would have to seek consent to purchase exchange notes or attempt to refinance the borrowings that contain such provision. If we do not obtain such consent or repay such borrowings, our failure to purchase tendered exchange notes would constitute a default under the indenture, which, in turn, would constitute a default under the Revolving Credit Facility.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of American Tissue and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require American Tissue to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of American Tissue and its subsidiaries taken as a whole to another Person or group may be uncertain.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     Asset Sales

     The indenture provides that we will not, and will not permit any of our subsidiaries to, engage in an Asset Sale unless:

          (1) we or the subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of in such Asset Sale, evidenced, in each case by

          o a resolution of the board of directors of such entity set forth in an officers' certificate delivered to the trustee and

          o with respect to an Asset Sale involving Primary Collateral in excess of $1.0 million, an appraisal report of an independent appraiser);

          (2) at least 80% of the consideration therefor received by us or such subsidiary is in the form of cash or Cash Equivalents;

          (3) if such Asset Sale involves the disposition of collateral, subject to the Intercreditor Agreements, we or such subsidiary have complied with the provisions described under"-Possession, Use and Release of Collateral;"

          (4) if such Asset Sale involves the disposition of collateral (other than Secondary Collateral), subject to the Intercreditor Agreements, the cash Net Proceeds thereof remaining after repayment (including a corresponding commitment reduction, if applicable) of any indebtedness secured by a Permitted Collateral Lien on such asset (the "Available Amount") shall be paid directly by the purchaser of the collateral to the trustee for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is included in such Net Proceeds, such property shall be made subject to the lien of the applicable collateral documents;

          (5) if such Asset Sale involves the disposition of Secondary Collateral, subject to the Intercreditor Agreements, the Available Amount shall be paid directly by the lender who holds a lien on the applicable Secondary Collateral to the trustee for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is included in the Net Proceeds constituting such Available Amount, such property shall be made subject to the lien of the applicable collateral documents; and

          (6) we or such subsidiary, as the case may be, applies the Net Proceeds as provided in the following paragraph.

For purposes of clause (2) above, each of the following shall be deemed to be cash:

          (a) the amount of any liabilities (as shown on our or such subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of us or any subsidiary (other than liabilities that are by their terms subordinated to, or equal in right of payment with, the exchange notes or any subsidiary guarantee thereof) that are assumed by the transferee of any such assets; and

          (b) any securities, notes or other obligations received by us or any subsidiary from such transferee that are converted by us or such subsidiary into cash within 60 days.

     We or the applicable subsidiary may, at our or its option, apply any such Net Proceeds within 360 days of the related Asset Sale as follows:

          (1) to the acquisition of "Replacement Assets," which shall be another business or other long-term assets, in each case, in the same or a similar, complementary, ancillary or related line of business as us or any of our subsidiaries was engaged in on the issue date of the old notes or any reasonable extensions or expansions thereof, provided, that:

          o any Replacement Assets acquired with any Available Amount shall be owned by us or by our subsidiary guarantor that made the Asset Sale and shall not be subject to any liens, other than Permitted Collateral Liens, and

          o we or our subsidiary guarantor, as the case may be, shall, subject to any applicable Intercreditor Agreement, execute and deliver to the trustee such collateral documents or other instruments as shall be reasonably necessary to cause such Replacement Assets to become subject to a lien in favor of the trustee, for the benefit of the holders of the exchange notes, securing its obligations under the exchange notes or its subsidiary guarantee, as the case may be, and otherwise shall comply with the provisions of the indenture applicable to After-Acquired Property; or

          (2) to reimburse us or any of our subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of Net Insurance Proceeds received on account of such loss, damage or taking.


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


     If we do not use any portion of the Net Proceeds as described above within such 360-day period, such unused portion of the Net Proceeds period shall constitute "Excess Proceeds" subject to disposition as provided below. When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an Asset Sale Offer to all holders of exchange notes to purchase the maximum principal amount of exchange notes that may be purchased out of the aggregate amount of Excess Proceeds. The Asset Sale Offer Price will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, and will be payable in cash in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of exchange notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, remaining Excess Proceeds shall be released to us and may be used free and clear of the lien of the collateral documents for general corporate purposes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     Subject to the Intercreditor Agreements, all Available Amounts shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under "- Possession, Use and Release of Collateral" and "- Use of Trust Monies," be deposited in the Collateral Account under the indenture.

     The Asset Sale Offer Period will be a period of 20 business days following the commencement of the Asset Sale Offer and no longer, except to the extent that a longer period is required by applicable law. No later than five business days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), we will purchase the principal amount of exchange notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all exchange notes tendered in response to the Asset Sale Offer. Payment for any exchange notes so purchased will be made in the same manner as interest payments are made.

     If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the holder in whose name an exchange note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender exchange notes pursuant to the Asset Sale Offer.

     On or before the Asset Sale Purchase Date, we will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of exchange notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all exchange notes tendered, and will deliver to the trustee an officers' certificate stating that such exchange notes or portions thereof were accepted for payment by us in accordance with the terms of this covenant. We, the Depositary or the paying agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering holder an amount equal to the purchase price of the exchange notes tendered by such holder and accepted by us for purchase, and we will promptly issue a new exchange note, and the trustee, upon delivery of an officers' certificate from us, will authenticate and mail or deliver such new exchange note to such holder, in a principal amount equal to any unpurchased portion of the exchange note surrendered. Any exchange note not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

     We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of an

Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the Asset Sale provisions by virtue thereof.

     Restricted Payments

     The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, make any of the following Restricted
Payments:

          (1) declare or pay any dividend or make any distribution on account of our or any of our subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us), other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) or dividends or distributions payable to us or any of our wholly owned subsidiaries;

          (2) purchase, redeem or otherwise acquire or retire for value any of our Equity Interests or Equity Interests of any direct or indirect parent of ours or of any of our subsidiaries (other than any such Equity Interests owned by us or any of our wholly owned subsidiaries that is a subsidiary guarantor);

          (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any indebtedness that is subordinated to the exchange notes, other than through the purchase or acquisition by us of indebtedness through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock); or

          (4) make any Restricted Investment,

unless, at the time of and after giving effect to such Restricted Payment:

          (a) no default or event of default will have occurred and be continuing or would occur as a consequence thereof;

          (b) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by us and our subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum of:

               (i) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus


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               (ii) to the extent not included in the amount described in clause
          (i) above, 100% of the aggregate net cash proceeds received after the Issue Date by us:

               o from the issue or sale of, or from additional capital contributions in respect of, our Equity Interests or of debt securities of ours or of any of our subsidiary guarantors that have been converted into, or canceled in exchange for, Equity Interests of ours or of any direct or indirect parent of ours, or

               o from the issue or sale of convertible or exchangeable Disqualified Stock that has been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a subsidiary of ours and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus the aggregate net cash proceeds received by us upon any such conversion or exchange; plus

               (iii) 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) following the issue date of the old notes not in excess of the original amount of the Investment in such Unrestricted Subsidiary; plus

               (iv) without duplication of amounts in clause (iii) above, to the extent that any Restricted Investment that was made after the issue date of the old notes is sold for cash or otherwise liquidated or repaid for cash, the amount of net cash proceeds received with respect to such Restricted Investment not in excess of the original amount of such Restricted Investment.

     The foregoing provisions do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

          (2) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a subsidiary of ours) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of ours (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such Restricted Investment, and any Net Income resulting therefrom, will be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (3) the redemption, repurchase, retirement or other acquisition of any Equity Interests of ours or of our direct or indirect parent in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a subsidiary of ours) of, or from substantially concurrent capital contributions in respect of, other Equity Interests of ours (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such


                                      109
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     redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, will be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (4) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of ours) of, or from substantially concurrent additional capital contributions in respect of, our Equity Interests (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, will be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (5) Permitted Tax Payments;

          (6) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction;

          (7) the repurchase, redemption, retirement for value or other acquisition of any of our Equity Interests or Equity Interests of any of our subsidiaries from employees, officers or directors (or their nominees) of ours or any of our subsidiaries or their authorized representatives upon such Person's cessation of employment with us or any such subsidiary or death pursuant to the terms of an employee benefit, employment agreement or similar arrangement in an aggregate amount not to exceed $500,000 in any fiscal year, plus the aggregate net cash proceeds from any issuance during such fiscal year of Equity Interests by us or any of our subsidiaries to employees, officers or directors thereof;

          (8) pro rata dividends or other distributions made by a subsidiary of ours to minority shareholders (or owners of an equivalent interest in the case of a subsidiary that is not a corporation);

          (9) the acquisition by us or a wholly owned subsidiary of ours of any Equity Interest in a subsidiary of ours from a minority shareholder of such subsidiary; and

          (10) the repurchase of our Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof.

     Our board of directors may designate any of our subsidiaries (including a newly acquired subsidiary) to be an Unrestricted Subsidiary if such designation would not cause a default. For purposes of making such determination, all outstanding Investments by us and our subsidiaries in the Unrestricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of our board of directors set forth in an officers' certificate delivered to the trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by us or such subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of


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making any Restricted Payment, we will deliver to the trustee an officers'
certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon our latest available financial statements.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and we will not issue any Disqualified Stock and will not permit any of our subsidiaries to issue any shares of preferred stock; provided, however, that we may incur indebtedness (including Acquired Indebtedness) or issue shares of preferred stock or Disqualified Stock and our subsidiaries that are subsidiary guarantors may incur Indebtedness and issue shares of preferred stock if:

          (1) the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.25 to 1 on or prior to the second anniversary of the Issue Date and 2.5 to 1 at any time thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

          (2) no default or event of default will have occurred and be continuing or would occur as a consequence thereof;

provided, that no guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by us or our subsidiary in compliance with this paragraph.

     The foregoing provisions will not apply to the following types of "Permitted Indebtedness":

          (1) the incurrence by us or any of our subsidiaries of Indebtedness under the Revolving Credit Facility and reimbursement obligations in respect of letters of credit (and guarantees thereof by subsidiaries that are subsidiary guarantors) in an aggregate principal amount at any time outstanding (with letter of credit obligations being deemed to have a principal amount equal to the maximum potential liability of us and our subsidiaries that are subsidiary guarantors with respect thereto) not to exceed an amount equal to $100.0 million less any mandatory repayments or prepayments of the Revolving Credit Facility with the proceeds of Asset Sales;

          (2) Existing Indebtedness;

          (3) Indebtedness represented by the exchange notes, the subsidiary guarantees and the indenture;

          (4) the incurrence by us or any of our subsidiaries of Indebtedness represented by capital lease obligations or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in our business or in the business of such subsidiary, in an aggregate principal amount not to exceed $20.0 million at one time outstanding;

          (5) the incurrence by us or any of our subsidiaries of Permitted Refinancing Indebtedness;

          (6) the incurrence by us or any of our wholly owned subsidiaries of intercompany Indebtedness between or among us and any of our wholly owned subsidiaries or between or among any wholly owned subsidiaries and the issuance of preferred stock by any of our wholly owned subsidiaries to us or any other of our wholly owned subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a person other than us or any wholly owned subsidiary of ours and (b) any sale or other transfer of any such Indebtedness or preferred stock to a person that is not either American Tissue or a wholly owned subsidiary of ours will be deemed, in each case, to constitute an incurrence of Indebtedness by us or such subsidiary, as the case may be, not permitted pursuant to this clause (6);

          (7) the incurrence by us or any of our subsidiaries that are subsidiary guarantors of Hedging Obligations;

          (8) Non-Recourse Debt;

          (9) Indebtedness by us or any of our subsidiaries solely in respect of bankers' acceptances, letters of credit and performance bonds or similar arrangements, in each case in the ordinary course of business;

          (10) Indebtedness arising from agreements of ours or our subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

               (a) such Indebtedness is not reflected on our balance sheet or the balance sheet of any of our subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

               (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value) actually received by us and our subsidiaries in connection with such disposition;

          (11) the incurrence by us or any of our subsidiaries that are subsidiary guarantors of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed the sum of $10.0 million; and



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          (12) the incurrence by a Receivables Subsidiary of Indebtedness in an amount not to exceed $25.0 million in a Qualified Receivables Transaction that is without recourse to us or to any of our subsidiaries or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person.

     Notwithstanding any other provision of this covenant, a guarantee of Indebtedness permitted by the terms of the indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     Indebtedness or preferred stock of any person which is outstanding at the time such person becomes a subsidiary of ours or is merged with or into or consolidated with us or a subsidiary of ours shall be deemed to have been incurred at the time such person becomes such a subsidiary of ours or is merged with or into or consolidated with us or any of our subsidiaries, as applicable.

     Notwithstanding any other provisions of this covenant, the maximum amount of Indebtedness that we or a subsidiary of ours may incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio provisions of this covenant, we may, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     Liens

     The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien, except:

          (1) with respect to any property or asset constituting collateral, liens created by the indenture or the collateral documents and Permitted Collateral Liens, or

          (2) with respect to any property or asset (other than collateral) now owned or hereafter acquired, Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     The indenture will provide that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of our Subsidiaries to:

          (1) (a) pay dividends or make any other distributions to us or any of our other subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation



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     in, or measured by, its profits, or (b) pay any Indebtedness owed to us or any of our other subsidiaries;

          (2) make loans or advances to us or any of our other Subsidiaries; or

          (3) transfer any of its properties or assets to us or any of our other subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

          (a) Existing Indebtedness (including, without limitation, pursuant to the Boise Agreement and the Existing Mortgage Loans) and any documents or agreements entered into pursuant thereto or securing obligations thereunder, all as in effect on the issue date of the old notes;

          (b) the Revolving Credit Facility and any documents or agreements entered into pursuant thereto or securing obligations thereunder, all as in effect as of the issue date of the old notes, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the agreements governing the Revolving Credit Facility as in effect on the issue date of the old notes;

          (c) the indenture, the exchange notes, the subsidiary guarantees and the collateral documents;

          (d) applicable law;

          (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by us or any of our subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any person, other than the person, or the assets of the person, so acquired;

          (f) by reason of customary non-assignment or subletting provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices;

          (g) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

          (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the issue date of the old notes; provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

          (i) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;


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          (j) any restriction or encumbrance contained in contracts for sale or other conveyance of assets permitted by the indenture in respect of the assets being sold or conveyed pursuant to such contract;

          (k) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; or

          (l) contracts with customers entered into in the ordinary course of business in the nature of restrictions on cash, other deposits or net worth, which restrictions are imposed by such customers.

     Nothing contained in the foregoing covenant entitled "Dividend and Other Payment Restrictions Affecting Subsidiaries" shall prevent us or any of our subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited by the covenant entitled "Liens."

     Transactions with Affiliates

     The indenture provides that we will not, and will not permit any of our subsidiaries to, sell, lease, transfer or otherwise dispose of, as applicable, any of our or such subsidiary's assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant subsidiary than those that would have been obtained in a comparable transaction by us or such subsidiary with an unrelated person; and

          (2) we deliver to the trustee (a) with respect to any Affiliate Transaction entered into after the issue date of the old notes involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or such subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of recognized standing;

provided that the following will not be deemed to be Affiliate Transactions:

          (a) the provision of administrative or management services by us or any of our officers or directors to any of our subsidiaries in the ordinary course of business consistent with past practice;

          (b) any employment agreement entered into by us or any of our subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of such subsidiary;



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          (c) transactions between or among us and/or our wholly owned subsidiaries or transactions between a Receivables Subsidiary and any person in which the Receivables Subsidiary has an Investment;

          (d) transactions not restricted by the covenant entitled "Restricted Payments" (including, without limitation, Permitted Investments);

          (e) reasonable fees and compensation paid to, and indemnity provided on behalf of, our or any of our subsidiaries' officers, directors, employees, agents or consultants as determined in good faith by the board of directors; and

          (f) any sale or other issuance of our Equity Interests (other than Disqualified Stock).

     Additional Subsidiary Guarantees

     The indenture provides that all of our domestic subsidiaries (other than a Receivables Subsidiary or an Unrestricted Subsidiary) will be subsidiary guarantors. In addition, the indenture provides that we will not, and will not permit any of our subsidiary guarantors to, make any Investment in any of our other subsidiaries that is not a subsidiary guarantor, unless such Investment is permitted by the covenant entitled "Restricted Payments" (including any Restricted Payment or Permitted Investment permitted or not restricted by such covenant).

     Impairment of Security Interests

     The indenture provides that neither we nor any of our subsidiaries will take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the lien in favor of the trustee for the benefit of the holders of the exchange notes in the Collateral, other than as expressly contemplated by the indenture, the collateral documents or the Intercreditor Agreements.

     Line of Business

     The indenture provides that we will not, and will not permit any of our subsidiaries to, engage in any business, other than the business of owning, operating or managing of pulp and paper manufacturing and converting businesses, the purchase, refurbishment and sale of pulp, paper and converting equipment and similar, complementary, ancillary or related lines of business.

     Payments for Consent

     The indenture provides that neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes, unless such consideration is offered to be paid or is paid to all holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports

     The indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any exchange notes are outstanding, we will



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furnish to the trustee and all holders of exchange notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we and our subsidiary guarantors have agreed that, for so long as any exchange notes remain outstanding, they will furnish to the trustee, holders of exchange notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Merger, Consolidation or Sale of Assets

     The indenture provides that we will not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, person or entity unless:

          (1) either

               o    we are the surviving entity or

               o the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the surviving entity assumes all of our obligations under the exchange notes, the indenture and the collateral documents pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) the surviving entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the lien of the collateral documents on the collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interests in such collateral which maybe perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

          (4) the collateral owned by or transferred to the surviving entity will:

               (a) continue to constitute collateral under the indenture and the collateral documents,


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               (b) will be subject to the lien in favor of the trustee for the benefit of the holders of the exchange notes, and

               (c) will not be subject to any lien, other than Permitted Collateral Liens;

          (5) the assets of the person which is merged or consolidated with or into the surviving entity, to the extent that such assets are assets of the types which would constitute collateral under the collateral documents, shall be treated as After-Acquired Property and the surviving entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the lien of the collateral documents in the manner and to the extent required in the indenture;

          (6) immediately after giving pro forma effect to such transaction, no default or event of default exists;

          (7) we or the surviving entity:

               (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and

               (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (8) we will have delivered to the trustee an officers' certificate and an opinion of counsel addressed to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, comply with the indenture and that such supplemental indenture is enforceable.

Events of Default and Remedies

     The indenture provides that each of the following constitutes an event of default:

          (1) default for 30 days in the payment when due of interest on the exchange notes;

          (2) default in payment when due of the principal of or premium, if any, on the exchange notes;

          (3) failure by us or any of our subsidiaries to comply with the provisions described under the captions "- Certain Covenants - Change of Control," "- Certain Covenants Asset Sales," "- Certain Covenants - Restricted Payments" or "- Certain Covenants -Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (4) continuance of a default in the performance, or breach, of any of our other covenants or warranties in the indenture for a period of 30 days after there has been given to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the



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     outstanding exchange notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

          (5) default under any mortgage, security agreement, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the issue date of the old notes, which default:

               (a) is caused by a failure to pay principal of, premium, if any, or interest on such Indebtedness, after the expiration of any grace period provided in such Indebtedness on the date of such default (referred to below as a "payment default"), or

               (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the indenture, default by us or any of our subsidiary guarantors in the performance of the collateral documents which adversely affects the enforceability or the validity of the trustee's lien on the collateral or which adversely affects the condition or value of the collateral, taken as a whole, in any material respect, repudiation or disaffirmation by us or any of our subsidiaries of its obligations under the collateral documents or the determination in a judicial proceeding that the collateral documents are unenforceable or invalid against us or any of our subsidiaries for any reason;

          (8) except as permitted by the indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any subsidiary guarantor, or any duly authorized person acting on behalf of any subsidiary guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and

          (9) certain events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries or any group of our subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to us, any Significant Subsidiary of ours or any group of our subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable without further action or notice. In addition to acceleration of the maturity of the exchange notes, if an event of default occurs and is continuing, the trustee will have the right, subject, in the case of the Boise Collateral and the Secondary Collateral, to the Intercreditor Agreements, to exercise remedies with respect to the collateral, such as foreclosure, as are available under the indenture, the collateral



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documents and at law. Holders of the exchange notes may not enforce the indenture or the exchange notes or exercise remedies with respect to the collateral, except as expressly provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding exchange notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the exchange notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the trustee may on behalf of the holders of all of the exchange notes waive any existing default or event of default and its consequences under the indenture, the exchange notes, the subsidiary guarantees and the collateral documents, except a continuing default or event of default in the payment of interest on, or the principal of, the exchange notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, we are required upon becoming aware of any default or event of default under the indenture, to deliver to the trustee a statement specifying such default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of ours or any of our subsidiaries, as such, will have any liability for any obligations of ours under the exchange notes, the subsidiary guarantees, the indenture, or the collateral documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting a exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     We may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes (referred to below as legal defeasance), except for:

          (1) the rights of holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest on such exchange notes when such payments are due from the trust referred to below;

          (2) our obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

          (4) the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture (referred to below as covenant


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defeasance) and thereafter any failure or omission to comply or default in complying with such obligations will not constitute a default or event of default with respect to the exchange notes.

     In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "- Events of Default" will no longer constitute an event of default with respect to the exchange notes.

     In order to exercise either legal defeasance or covenant defeasance,

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the old notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3) in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4) no default or event of default under the indenture will have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

          (6) we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;



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          (7) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of exchange notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (8) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to legal defeasance or covenant defeasance have been complied with.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of exchange notes) as to all outstanding exchange notes when either:

          (1) all such exchange notes theretofore authenticated and delivered (except lost, stolen or destroyed exchange notes which have been replaced or paid and exchange notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

          (2) (a) all such exchange notes not theretofore delivered to the trustee for cancellation have or will (upon the mailing of a notice or notices deposited with the trustee together with irrevocable instructions to mail such notice or notices to holders of the exchange notes) become due and payable and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in the trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the exchange notes not theretofore delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit; (b) we have paid all sums payable by us under the indenture; and
     (c) we have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

In addition, we must deliver to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

     A holder may exchange or transfer exchange notes in accordance with the indenture. The registrar for the exchange notes and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture, the exchange notes, the subsidiary guarantees, or the collateral documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the indenture, the exchange notes, the subsidiary guarantees, or the collateral


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documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

     Without the consent of each holder of exchange notes affected thereby, an amendment or waiver may not:

          (1) reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver of the indenture, exchange notes, subsidiary guarantees, or collateral documents;

          (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than the covenants described above under the captions "Change of Control" or "Asset Sales");

          (3) reduce the rate of or change the time for payment of interest on any exchange note;

          (4) waive a default or event of default in the payment of principal of, premium, if any, or interest on the exchange notes (except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any exchange note payable in money other than that stated in the exchange notes;

          (6) make any change in the provisions of the indenture, exchange notes, subsidiary guarantees or collateral documents relating to waivers of past defaults or the rights of holders of exchange notes to receive payments of principal of or premium, if any, or interest on the exchange notes;

          (7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described in clause
     (2) above or under the caption "Optional Redemption"); or

          (8) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of the holders of the exchange notes, we and the trustee may, from time to time, amend or supplement the indenture, the exchange notes, the subsidiary guarantees, or the collateral documents to:

          (1) cure any ambiguity, defect or inconsistency;

          (2) provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

          (3) provide for the assumption of our or any of our subsidiary guarantors' obligations to holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of our or any of our subsidiary guarantors' assets;



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          (4) provide for additional subsidiary guarantors as set forth in the indenture or to provide for the release of a subsidiary guarantor pursuant to the indenture;

          (5) make any change that would provide any additional rights or benefits to the holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such holder; or

          (6) comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trustee Indenture Act.

     Notwithstanding the foregoing, collateral may be released with the consent of the holders of at least 75% in aggregate principal amount of the then outstanding exchange notes in addition to releases of collateral expressly permitted by the collateral documents.

Concerning the Trustee

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs (which is not cured or waived), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder has offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Book-Entry, Delivery and Form

     The exchange notes to be exchanged for the old notes that were sold to qualified institutional buyers under Rule 144A in the United States initially will be in the form of one registered global note without interest coupons. Upon issuance, the global note will be deposited on the date of consummation of the Exchange Offer with the trustee, as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     The global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for exchange notes in certificated form, except in the limited circumstances described below. See "- Transfer of Interests in the Global Note for Certificated Exchange Notes." Except in the limited circumstances described below, owners of beneficial interests in the global note will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.



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     Initially, the trustee will act as paying agent and registrar for the exchange notes. Exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

     DTC has informed us that it is a limited-purpose trust company created to hold securities for its participant organizations and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons other than participants or indirect participants may beneficially own securities held by or on behalf of DTC only through its participants or the indirect participants.

     We expect that, pursuant to procedures established by DTC,

     o (1) upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global note and

     o (2) ownership of such interests in the global note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global note).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global note to such persons will be limited to that extent.

     So long as the global note holder is the registered holder of any exchange notes, the global note holder will be considered the sole owner of such exchange notes. Except as described below, owners of beneficial interests in the global note will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose. As a result, the ability of a person having a beneficial interest in the global note to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests may be affected by the lack of a physical certificate evidencing such interest.

     Payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on the global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes, including the global note, are registered as the owners thereof for the purpose of receiving such payments and for any


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and all other purposes whatsoever. Consequently, none of us, our subsidiary guarantors, the trustee or any agent of any of the foregoing has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities, such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. None of us, our subsidiary guarantors, the trustee or any agent of any of the foregoing will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the global note will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account DTC has credited the interests in the global note and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC reserves the right to exchange the global note for legended exchange notes in certificated form, and to distribute such exchange notes to its participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, our subsidiary guarantors, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their obligations under the rules and procedures governing any of their operations.

     We have been informed by DTC that its management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems."


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We have also been informed by DTC that it has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payments of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. According to DTC, this program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC has informed us that its plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, we have been informed by DTC that its ability to properly perform its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed us that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to:

     o (1) impress upon them the importance of such services being Year 2000 compliant; and

     o (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC has informed us that it is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Transfers of Interests in the Global Note for Certificated Exchange Notes

     The global note is exchangeable for definitive exchange notes in registered certificated form if:

          (1) DTC

               (x) notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 120 days thereafter, or

               (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934,

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated exchange notes or

          (3) a default or event of default with respect to the exchange notes shall have occurred and be continuing.

     In addition, beneficial interests in the global note may be exchanged for certificated exchange notes upon request, but only upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated exchange notes delivered in


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


exchange for the global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

     The indenture requires that payments in respect of the exchange notes represented by the global note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated exchange notes, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Exchange notes represented by the global note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by the Depositary to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

     Set forth below are some of the defined terms used in the Indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized or uncapitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person:

          (1) Indebtedness of any other person existing at the time such other person is merged with or into, or became a subsidiary of, such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a subsidiary of, such specified person, and

          (2) Indebtedness secured by a lien encumbering any asset acquired by such specified person.

     "Affiliate" of any specified person, means any other person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. Notwithstanding the foregoing, no Person (other than us or any subsidiary of ours) in which a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of ours or any of our subsidiaries solely by reason of such Investment.

     "After-Acquired Property" means any and all assets or property acquired after the issue date of the old notes including any assets or property acquired by us or any subsidiary guarantor from a transfer from us or a wholly owned subsidiary of ours that is a subsidiary guarantor.



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     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any subsidiary of such person) other than to us or to any of our wholly owned subsidiaries that is a subsidiary guarantor and other than directors' qualifying shares, in each case in excess of $250,000;

          (2) the issuance of Equity Interests in any subsidiaries or the sale of any Equity Interests in any subsidiaries, in each case, in one or a series of related transactions (x) that have a fair market value in excess of $250,000 or (y) with respect to which we shall have received net proceeds in excess of $250,000; and

          (3) the damage or destruction of all or any portion of the collateral or the taking of all or any portion of the collateral by eminent domain;

provided, that notwithstanding the foregoing, the term "Asset Sale" will not include:

          (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets or the assets of any of our subsidiaries, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets;"

          (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice and to the extent that such sales or leases are not part of a sale of the business in which such equipment was used or in which such inventory or accounts receivable arose;

          (c) a transfer of assets by us to a wholly owned subsidiary of ours that is a subsidiary guarantor or by a wholly owned subsidiary of ours to us or to another of our wholly owned subsidiaries that is a subsidiary guarantor;

          (d) an issuance of Equity Interests by a wholly owned subsidiary of ours to us or to another of our wholly owned subsidiaries that is a subsidiary guarantor;

          (e) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (f) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

          (g) sales or transfers of accounts receivable and related assets pursuant to a Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP; provided that such sales shall not exceed the lesser of $25.0 million or the outstanding balance under the Revolving Credit Facility; provided further that the entire proceeds of any such sale are used to repay outstanding indebtedness under the Revolving Credit Facility and permanently reduce commitments thereunder;

          (h) Permitted Investments; or



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          (i) a Restricted Payment that is permitted by the covenant entitled
     "Restricted Payments."

For the purposes of clause (g), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of us entered into as part of a Qualified Receivables Transaction.

     "Boise Agreement" means that certain agreement dated November 23, 1992, among Boise Cascade Corporation, American Tissue Mills of Oregon, Inc. and American Tissue Corporation, as amended on January 1, 1999 and as same may be further amended, modified, extended, renewed, amended and restated or supplemented from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association, limited liability company or other business entity, any and all shares, membership interests or other interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership, partnership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than 12 months from the date of acquisition;

          (2) U.S. dollar denominated (or foreign currency fully hedged) (a) time deposits, money-market deposits or accounts, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit and bankers' acceptance of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than 12 months from the date of acquisition, and (b) overnight bank deposits and federal funds transactions with a bank meeting the qualifications specified in clauses (a)(i) or (a)(ii) above;

          (3) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by,


                                      130
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     any domestic corporation rated A-2 (or the equivalent thereof) or better by
     S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within 12 months of the date of acquisition;

          (4) repurchase agreements with a term of not more than 60 days with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for underlying securities of the types described in subparagraphs (1), (2), or (3) above, in which the Company will have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations;

          (5) investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof; and

          (6) interests in money market mutual funds which invest solely in assets or securities of the types described in subparagraphs (1) through
     (5) hereof, inclusive.

     "Change of Control" means such time as:

          (1) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, a "Group"), other than any of the Permitted Holders, has become, directly or indirectly, the "beneficial owner," of 35% or more of the voting power of our voting Capital Stock and the Permitted Holders beneficially own, directly or indirectly, a lesser percentage of the voting power of our voting Capital Stock than the percentage beneficially owned by such person or Group; or

          (2) the sale, lease or transfer of all or substantially all of the assets of American Tissue and our subsidiaries to any person or Group (other than a subsidiary guarantor of ours or any of the Permitted Holders); or

          (3) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than as a result of death) to constitute a majority of our directors, as the case may be, then in office.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral Account" means the collateral account established pursuant to the indenture relating to the exchange notes.

     "Collateral" means collectively, all of the property and assets (including, without limitation, Primary Collateral, Boise Collateral and Secondary Collateral) that are from time to time subject to the lien of the collateral documents, including the liens, if any, required to be granted pursuant to the Indenture.


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     "Consolidated EBITDA" means, with respect to us and our subsidiaries for any period, the sum of, without duplication:

          (1) the Consolidated Net Income for such period; plus

          (2) the Fixed Charges for such period; plus

          (3) provision for consolidated taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period); plus

          (4) consolidated depreciation, amortization and other non-cash charges of ours and our subsidiaries required to be reflected as expenses on our books and records, minus

          (5) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (4); and

          (6) excluding the impact of foreign currency translations.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a subsidiary of a person will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such subsidiary was included in calculating the Consolidated Net Income of such person and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to us by such subsidiary without prior approval pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any person that is not a subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a wholly owned subsidiary thereof that is a subsidiary guarantor;

          (2) the Net Income of any subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders;

          (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded; and


                                      132
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          (5) all other extraordinary gains and extraordinary losses will be excluded.

     "Consolidated Net Worth" means, with respect to any person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such person and its consolidated subsidiaries as of such date, plus

          (2) the respective amounts reported on such person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the issue date of the old notes in the book value of any asset owned by such Person or a consolidated subsidiary of such Person, (y) all investments as of such date in unconsolidated subsidiaries of such Person and in other Persons that are not subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Depositary" means, with respect to the exchange notes issuable or issued in whole or in part in global form, the person specified in the indenture for the exchange notes as the Depositary with respect to the Notes, until a successor will have been appointed and become such Depositary pursuant to the applicable provision of the indenture, and, thereafter, "Depositary" will mean or include such successor.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days after the final maturity date of the exchange notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock are not more favorable to the holders of such Capital Stock than the covenants entitled "- Change of Control" and "- Asset Sales;" provided that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant entitled "Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act of

          (1) our Equity Interests (other than Disqualified Stock) or



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          (2) Equity Interests (other than Disqualified Stock) of our parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to our equity capital or are used to purchase our Equity Interests (other than Disqualified Stock).

     "Existing Indebtedness" means the Indebtedness of ours and our subsidiaries in existence on the issue date of the old notes, until such amounts are repaid.

     "Existing Mortgage Collateral" means (1) the property owned or leased by
(i) Coram Realty LLC located at 466-468 Coram-Yaphank Road, Coram, NY, (ii) Gilpin Realty Corporation located at 45 Gilpin Avenue, Hauppauge, NY, (iii) Grand LLC located at Route 4 and Bells Lane, Waterford, NY, (iv) Engineers Road LLC located at 135 Engineers Road, Hauppauge, NY and (v) Saratoga Realty LLC located at 3 Duplainville Road, Saratoga Springs, NY, (2) the equipment located at such property described in clause (1) which is encumbered by the Existing Mortgage Loans, (3) certain documents and intangibles relating to the foregoing and (4) any and all proceeds relating to the foregoing.

     "Existing Mortgage Loans" means the documents or instruments, including any related notes, guarantees, collateral documents and agreements executed in connection therewith, and in each case as amended, modified, renewed, extended, replaced, restated or refinanced from time to time which creates

          (1) an obligation of ours or a subsidiary guarantor of ours and

          (2) a security interest in any Existing Mortgage Collateral, in each case, in favor of a lender under the Existing Mortgage Loans.

     "Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:

          (1) the consolidated interest incurred by such person and its subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

          (2) the consolidated interest incurred by such person and our subsidiaries that was capitalized during such period;

          (3) any interest expense on Indebtedness of another person that is guaranteed by such person or one of our subsidiaries or secured by a lien on assets of such person or one of our subsidiaries (whether or not such guarantee or lien is called upon); and

          (4) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a person that is a subsidiary) on any series of preferred stock of such person payable to a party other than to us or a wholly owned subsidiary of ours, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.


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     "Fixed Charge Coverage Ratio" means with respect to any person for any period, the ratio of the Consolidated EBITDA of such person and our subsidiaries for such period to the Fixed Charges of such person and our subsidiaries for such period. In the event that we or any of our subsidiaries incurs, assumes, guarantees or redeems any Indebtedness or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated, giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above:

          (1) acquisitions that have been made by us or any of our subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period;

          (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent person or any of its subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the old notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements, in each case designed to protect such person against fluctuations in interest rates, currency rates or the prices of commodities actually at that time used in the ordinary course of business of such person.

     "Holdco" means Middle American Tissue Inc., a Delaware corporation, and the direct parent of the Company.

     "Holdco Notes" means the senior secured discount notes in an aggregate principal amount of $20.0 million issued on the issue date of the old notes to DLJ Merchant Banking Partners II, L.P. and certain of its affiliates.


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     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable) or representing any Hedging Obligations if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien on any asset of such person (whether or not such indebtedness is assumed by such person) and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person.

     "Independent Appraiser" means a person who in the course of its business appraises property and (1) where real property is involved, who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable real property is situated, (2) who does not have a direct or indirect financial interest in the Company and (3) who, in the judgment of our board of directors, is otherwise independent and qualified to perform the tasks for which it is engaged.

     "Intellectual Property Collateral" means all intellectual property owned by us or any of our subsidiary guarantors, including, without limitations, all trademarks, services marks, patents, copyrights, trade secrets and other proprietary information.

     "Intercreditor Agreements" means the Existing Lien Intercreditor Agreement and the Boise Intercreditor Agreement.

     "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Moody's" means Moody's Investor Services.

     "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such person or any of our subsidiaries or the extinguishment of any Indebtedness of such person or any of our subsidiaries; and

          (2) any extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such extraordinary or non-recurring gain (but not loss).



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


     "Net Insurance Proceeds" means collectively (1) all insurance proceeds (excluding liability insurance proceeds payable to the trustee for the exchange notes for any loss, liability or expense incurred by it) actually received by the trustee or us or any of our subsidiaries as a result of damage to, or the loss or destruction of, all or any portion of the collateral, less collection costs, including fees and expenses of attorneys and insurance adjusters paid or incurred by us or any of our subsidiaries and (2) all proceeds, awards or payments for any collateral which is taken by eminent domain, expropriation or similar governmental actions or sold pursuant to the exercise by the United States of America or any state, municipality, province or other governmental authority of any right which it may have to purchase, or to designate a purchaser or to order a sale of, all or any part of the collateral, in each case less collection costs, including fees and expenses of attorneys paid or incurred by us or any of our subsidiaries.

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales and brokerage commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable by us or any of our subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the exchange notes or the subsidiary guarantees thereof) secured by a lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither we nor any of our subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ours or any of our subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ours or of any of our subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Super American Tissue Inc., a Delaware corporation, our indirect parent and the direct parent of Holdco.

     "Permitted Collateral Liens" means the liens expressly permitted by the applicable Collateral Documents.



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     "Permitted Holders" means (x) Nourollah Elghanayan, Mehdi Gabayzadeh and their respective spouses, lineal descendants and adopted children and spouses of their respective lineal descendants and adopted children, siblings and lineal descendants of such siblings and spouses of such persons, any foundation controlled by any of the foregoing persons, any trusts for the benefit of any of the foregoing persons, (y) DLJ Merchant Banking Partners II, L.P. and (z) any Affiliates of the foregoing persons.

     "Permitted Investments" means:

          (1) any Investments in us or in a wholly owned subsidiary of ours that is a subsidiary guarantor and that is engaged in the same or a similar, complementary, ancillary or related line of business as us and our subsidiaries were engaged in on the issue date of the old notes and reasonable extensions or expansions thereof;

          (2) any Investment by us or a wholly owned subsidiary of ours in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not our Affiliates entered into as part of a Qualified Receivables Transaction;

          (3) any Investments in cash and Cash Equivalents;

          (4) Investments by us or any of our subsidiaries in a person if as a result of such Investment (a) such person becomes a wholly owned subsidiary of ours that is engaged in the same or a similar line of business as we and our subsidiaries were engaged in on the issue date of the old notes and reasonable extensions or expansions thereof or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a wholly owned subsidiary of ours that is a subsidiary guarantor and that is engaged in the same or a similar, complementary, ancillary or related line of business as we and our subsidiaries were engaged in on the issue date of the old notes and reasonable extensions or expansions thereof;

          (5) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Asset Sales;"

          (6) Investments outstanding as of the issue date of the old notes;

          (7) Investments which constitute Existing Indebtedness of ours or of any of our subsidiaries;

          (8) any payments made in connection with the acquisition of the Berlin- Gorham Mills pursuant to the related asset purchase agreement;

          (9) Investments, the payment for which consists exclusively of our Equity Interests (other than Disqualified Stock);

          (10) loans or advances to officers and employees of ours or any of our subsidiaries in an aggregate amount not exceeding $1.5 million at any one time outstanding;


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          (11) Investments in the form of intercompany Indebtedness to the extent permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (12) Hedging Obligations;

          (13) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers, in each case arising in the ordinary course of business; and

          (14) other Investments in any person (other than an Affiliate of ours or an Affiliate of any of our subsidiaries) that do not exceed $10.0 million at any time outstanding.

     "Permitted Liens" means:

          (1) liens securing obligations under the indenture, the exchange notes, the subsidiary guarantees thereof and the Collateral Documents;

          (2) liens securing the obligations under the Boise Agreement, the Existing Mortgage Loans and the Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed applicable amounts permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (3) liens in favor of us or any subsidiary guarantor of ours;

          (4) liens on property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries in accordance with the provisions of the indenture; provided that such liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us;

          (5) liens on property existing at the time of acquisition thereof by us or any of our subsidiaries; provided that such liens were in existence prior to the contemplation of such acquisition;

          (6) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (7) liens existing on the issue date of the old notes;

          (8) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

          (9) liens imposed by law or arising by operation of law, including carriers', warehousemen's, mechanics', materialmen's, vendors', repairmen's, or other similar liens arising or incurred in the ordinary course of business;

          (10) liens of landlords or of mortgagees of landlords arising by operation of law; provided that the rental payments secured thereby are not yet due and payable;

          (11) liens incurred in the ordinary course of our business or the business of any of our subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by us or such subsidiary;

          (12) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or public utility obligations;

          (13) Purchase Money Liens (including extensions and renewals thereof);

          (14) liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

          (15) judgment and attachment liens not giving rise to an event of default under the indenture;

          (16) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (17) liens arising out of consignment or similar arrangements for the sale of goods;

          (18) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease;

          (19) liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (20) liens securing Acquired Indebtedness (and any Permitted Refinancing Indebtedness which refinances such Acquired Indebtedness) incurred in accordance with the covenant described under "- Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that (a) such liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by us or any of our subsidiaries and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by us or such subsidiary and (b) such liens do not extend to or cover any property or assets of ours or of any of our subsidiaries, other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of ours or of such subsidiary;

          (21) liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

          (22) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect our ability or the ability of any of our subsidiaries to conduct its business and are incurred in the ordinary course of business;

          (23) liens securing our obligations under Hedging Obligations permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" or any collateral for the Indebtedness to which such Hedging Obligations relate;

          (24) liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptance issued or credited for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (25) leases or subleases granted to others that do not materially interfere with the ordinary course of business of American Tissue and our subsidiaries;

          (26) liens encumbering property or other assets under construction arising from progress or partial payments by a customer or us or any of our subsidiaries relating to such property or other assets;

          (27) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (28) liens securing other Indebtedness not exceeding $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of ours or any of our subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of ours or any of our subsidiaries incurred pursuant to the Fixed Charge Coverage Ratio test in the first paragraph of, or pursuant to clause (2) or (3) of the second paragraph of, the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes on terms at least as favorable to the Holders of the exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by us or by any subsidiary of our that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Tax Payments" means, for so long as we remain a "qualified Subchapter S subsidiary" (as defined in Section 1361(b)(3)(B) of the Code), distributions to Holdco to reimburse the shareholders of Holdco:

          (1) for tax liabilities, in an amount (not to exceed $2.0 million) equal to the product of (i) the previously unpaid interest on the Related Party Debt that will become taxable to the current holder of such debt on the issue date of the old notes as a result of the assumption of or transfer of such debt by or to Parent on the issue date of the old notes,
     (ii) the percentage of Parent's stock not owned on the issue date of the old notes by the current holder of the Related Party Debt, his spouse or a grantor trust of which either of them is grantor (a "Related Trust") and
     (iii) the maximum combined individual federal, state and local income tax rates in effect on the issue date of the old notes;

          (2) for tax liabilities in respect of each of our taxable years (or portion of a taxable year) beginning on or after the issue date of the old notes, in an amount equal to (i) (A) the amount of original issue discount on the Related Party Debt accrued during such year minus (B) the product of
     (I) the percentage of Parent's stock owned during such time by the current holder of the Related Party Debt, his spouse or a Related Trust and (II) the amount of original issue discount specified in clause (A), plus the amount of original issue discount incurred with respect to the Holdco Notes for such year (the "Annual Intermediate OID"), plus our taxable loss, if any for such year, minus our taxable income (to the extent such income does not exceed the sum of the amount of original issue discount described in clause (A) and the Annual Intermediate OID for such year), if any, for such year, multiplied by (ii) the maximum combined individual federal, state, and local income tax rate for such year; and

          (3) for tax liabilities, in an amount equal to the product of (i) (A) the excess, if any, of

               (I) our cumulative net taxable income since April 1, 1999 over

               (II) the cumulative interest expense incurred by Holdco with respect to the Holdco Notes, plus the cumulative interest expense incurred by Parent with respect to the Related Party Debt since April 1, 1999 and a percentage of any such unpaid interest expense incurred prior to April 1, 1999 equal to the percentage of Parent's stock not owned on the issue date of the old notes by the current holder of the Related Party Debt, his spouse or a Related Trust, increased by (B) the cumulative amounts included in clause (2) (i) (B) that have actually reduced a distribution under clause (2) and

               (ii) the maximum combined individual federal, state and local income tax rates in effect from time to time (excluding any state or locality that treats us, Holdco or Parent as a C corporation), minus

               (iii) all prior distributions made under this clause (3) and any tax payments in respect of any taxable period (or portion thereof) beginning on or after April 1, 1999 that were made prior to the issue date of the old notes by us or our Parent to or on behalf of any of their shareholders.

     If we become taxable as a "C" corporation (as defined in Section 1361(a)(2) of the Code) and becomes a member (for income tax purposes) of an affiliated, consolidated, combined or unitary group of which Parent is the common parent (a "Group Member"), "Permitted Tax Payments" shall mean distributions to Parent for income tax liabilities imposed on us as a Group Member, in an amount equal to

          (a) our cumulative net taxable income from the date on which we becomes a C corporation and a Group Member, multiplied by the maximum marginal federal, state and/or local corporate income tax rates in effect from time to time (excluding any jurisdiction that does not treat us as a Group Member), minus

          (b) all prior distributions made pursuant to this sentence and any such taxes paid directly by us.

     Any combined federal, state and/or local tax rate referred to in this definition shall be determined taking into account the deductibility of state and local income taxes for federal income tax purposes.

     Notwithstanding the foregoing, no Permitted Tax Payment shall be permitted if

     (x) a default or event of default under the indenture exists or would result therefrom or

     (y) the obligations with respect to any such Permitted Tax Payments are not subordinated in right of payment to our obligations under the exchange notes.

     "Purchase Money Lien" means a lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided, however, that such lien encumbers only such asset or property and is granted within 90 days of such acquisition.

     "Purchase Money Obligations" of any person means any obligations of such person to any seller or any other person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such person or any of our subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 90 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by us or any of our subsidiaries pursuant to which we or any of our subsidiaries may sell, convey or otherwise transfer to
(i) a Receivables Subsidiary (in the case of a transfer by us or any of our subsidiaries) and (ii) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of ours or any of our subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a wholly owned subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable and which is designated by our board of directors (as provided below) as a Receivables Subsidiary (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (a) is guaranteed by us or any of our subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (b) is recourse to or obligates us or any of our subsidiaries in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (c) subjects any property or asset of ours or any of our subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (2) with which neither we nor any of our subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such subsidiary than those that might be obtained at the time from persons who are not our Affiliates, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (3) with which neither we nor any of our subsidiaries has any obligation to maintain or preserve such subsidiary's financial condition or cause such subsidiary to achieve certain levels of operating results. Any such designation by our board of directors will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of our board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

     "Related Party Debt" means our debt that is assumed by or otherwise transferred to our direct parent on the issue date of the old notes in an aggregate amount not in excess of $33.0 million and accruing interest at not more than 10% per annum.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Revolving Credit Facility" means the credit agreement among us, certain of our subsidiary guarantors, certain lenders and LaSalle Bank National Association, as lender and agent for the other lenders, providing for working capital and other financing, as the same may be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof by the same or any other lender or group of lenders.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "S&P" means Standard & Poor's Financial Information Services.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa- 77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

     "Trust Monies" means, subject to the Intercreditor Agreements, all cash and Cash Equivalents received by the Trustee:

          (1) upon the release of collateral from the Lien of the Indenture or the collateral documents, including all Available Amounts and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

          (2) as Net Insurance Proceeds;

          (3) pursuant to the collateral documents;

          (4) as proceeds of any sale or other disposition of all or any part of the collateral by or on behalf of the trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the collateral pursuant to the indenture or any of the collateral documents or otherwise; or

          (5) for application as provided in the relevant provisions of the indenture or any collateral document for which disposition is not otherwise specifically provided for in the indenture or in any collateral document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of exchange notes, for the satisfaction and discharge of the indenture or to pay the purchase price of exchange notes pursuant to a Change of Control Offer or Asset Sale Offer.

     "Unrestricted Subsidiary" means any of our subsidiaries that is designated by our board of directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any of our other subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such subsidiary than those that might be obtained at the time from persons who are not our Affiliates;

          (3) is a person with respect to which neither we nor any of our subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our subsidiaries.

Any such designation by our board of directors will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Restricted Payments" hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such subsidiary will be deemed to be incurred by a subsidiary of ours as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "-Incurrence of Indebtedness and Issuance of Preferred Stock" hereof, we will be in default of such covenant). Our board of directors may at any time designate any Unrestricted Subsidiary to be a subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a subsidiary of ours of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (a) such Indebtedness is permitted under the covenant entitled "- Incurrence of Indebtedness and Issuance of Preferred Stock," and (b) no default or event of default under the indenture would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (2) the then outstanding principal amount of such Indebtedness.

                 CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

General

     The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders, as defined below, of the acquisition, ownership and disposition of the exchange notes acquired in and under the terms of our exchange offer by holders of old notes that acquired their old notes on original issuance and for the original offering price, but does not purport to be complete. It applies only if you are a holder that acquires exchange notes under our exchange offer. The discussion is based on current provisions of the Internal Revenue Code of 1986, applicable U.S. Treasury regulations, judicial authority and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus. We cannot assure that the IRS will not take a contrary view, and we have not sought, and will not seek, a ruling from the IRS. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conclusions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of the exchange notes.

     We assume in our discussion below that the exchange notes are held as capital assets. This discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular holders of the exchange notes in light of their specific circumstances. Moreover, this discussion does not address U.S. federal tax laws applicable to holders that may be subject to special tax rules, including, without limitation:

     o    banks and other financial institutions;

     o    real estate investment trusts;

     o    regulated investment companies;

     o    insurance companies;

     o    tax-exempt organizations;

     o custodians, nominees or similar intermediaries holding the exchange notes for others;

     o persons who own exchange notes through partnerships, S corporations or other pass through entities;

     o    dealers in securities;

     o persons that hold a exchange note as part of a "straddle," or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes;

     o    persons whose functional currency is not the U.S. dollar;

     o    persons subject to the alternative minimum tax;

     o Non-U.S. Holders (as defined below) that are entitled to claim the benefits of tax treaties to which the United States is a party; or

     o    Non-U.S. Holders that are engaged in a U.S. trade or business.

Finally, this discussion does not consider the effect of the tax laws of any foreign, state, local or other tax laws or estate or gift tax considerations that may be applicable to a particular holder.

     When we use the term "U.S. Holder," we mean an initial beneficial owner of exchange notes who, for U.S. federal income tax purposes:

     o is an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax laws);

     o is a corporation organized or formed in or under the laws of the United States or any political subdivision thereof;

     o is an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     o is a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust.

     WE ADVISE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF THE EXCHANGE NOTES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Interest and Original Issue Discount

     Each old note was issued with original issue discount ("OID"), and, accordingly, each exchange note will also have OID. You are required to include in income, in each year (regardless of whether you are a cash or accrual basis taxpayer), in advance of the receipt of cash payments on such exchange notes, that portion of the OID, computed on a constant yield-to-maturity basis, attributable to each day during such year on which you held the exchange notes.

     The amount of OID with respect to each exchange note is equal to the excess of (1) its "stated redemption price at maturity" over (2) its "issue price." Under OID Regulations, the "issue price" of the exchange notes is the initial offering price (not including any bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of the old notes were sold. The "stated redemption price at maturity" of each exchange note is the sum of all cash payments (whether denominated as principal or interest) provided by the exchange note, other than payments of "qualified stated interest". Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Accordingly, the 12 1/2% current interest payable on an exchange note will constitute qualified stated interest. All other amounts payable on the exchange notes will be included in the exchange note's stated redemption price at maturity.

     As a U.S. Holder of a debt instrument issued with OID, you will be required to include in gross income (generally as ordinary interest income) for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which you hold the debt instrument. The daily portions of OID are determined on a constant yield-to-maturity basis by allocating to each day on which you hold the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" (generally the period between interest payment or compounding dates) in which such day is included. The amount of the OID attributable to each "accrual period" is the product of

          (1) the "adjusted issue price" at the beginning of such accrual period and

          (2) the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period),

     less any qualified stated interest attributable to that accrual period.

     The "adjusted issue price" of an exchange note at the beginning of an accrual period generally will be equal to the issue price of the old note you exchanged for the exchange note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments that have been made on the exchange note other than payments of qualified stated interest.

     Qualified stated interest paid on an exchange note generally will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. Other payments on the exchange notes are not separately included in your income as interest, but rather are treated first as payments of previously accrued and unpaid OID and then as payments of principal.

Disposition of the Exchange Notes.

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss generally equals the amount you receive for the exchange note (less any amounts attributable to accrued and unpaid


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


qualified stated interest) minus your adjusted tax basis in the exchange notes. Your adjusted tax basis in an exchange note generally will equal the cost to you of the old notes you exchanged for the exchange notes, increased by the amount of OID previously included in your income with respect to such old notes and such exchange notes, and decreased by the amount of any principal or interest payments previously received by you on the exchange notes (other than payments of qualified stated interest).

     Your gain or loss will generally be a long-term capital gain or loss if you have held the old note and the exchange note you received in the exchange offer for more than one year. Otherwise, it will be short-term capital gain or loss. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding.

     We will report to U.S. Holders of the exchange notes and the IRS the amount of any "reportable payments" and any amount withheld with respect to the exchange notes during the calendar year.

     A noncorporate U.S. Holder may, under certain circumstances, be subject to "backup withholding" unless such U.S. Holder provides to us a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. In addition, a U.S. Holder will be subject to backup withholding if we have been notified by the IRS that backup withholding is required for such U.S. Holder due to a failure to properly report interest and dividend payments. The backup withholding rate is 31% of "reportable payments," which include interest and, under certain circumstances, principal payments.

                              PLAN OF DISTRIBUTION

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

          (1) it is not an "affiliate" (as defined in Rule 405 of the Securities
     Act) of American Tissue,

          (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and

          (3) it is acquiring the exchange notes in the ordinary course of its business.

     A holder that cannot make such representation will not be able to participate in the exchange offer, and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act or under an exemption from the registration requirements of the Securities Act.

     Each broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities, other than old notes acquired directly from American Tissue, may exchange such old notes under the exchange offer. However, such participating broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by the broker-dealer in the


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



exchange offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus, as it may be amended or supplemented from time to time.

     Based upon interpretations by the staff of the Securities and Exchange Commission, we believe that exchange notes issued under the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. We and our subsidiary guarantors have agreed that for a period of not less than one year following the consummation of the exchange offer, to make this prospectus, as amended or supplemented, available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities. In addition, until __________ , all dealers effecting transactions on the exchange notes may be required to deliver a prospectus.

     Based upon interpretations by the staff of the Securities and Exchange Commission, we believe that exchange notes issued under the exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     Neither we nor our subsidiary guarantors will receive any proceeds from any sale of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

     o    in the over-the-counter market;

     o    in negotiated transactions;

     o through the writing of options on the exchange notes or a combination of such methods of resale;

     o    at market prices prevailing at the time of resale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We and our subsidiary guarantors have agreed to pay all expenses incidental to the exchange offer, other than commissions and concessions of any brokers or dealers, and will indemnify holders


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


of the exchange notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                  LEGAL MATTERS

     Mandel & Resnik P.C., New York, New York will issue an opinion for us and our subsidiary guarantors with respect to the issuance of the exchange notes offered hereby, including

     (1)  our existence and good standing under our state of incorporation,

     (2)  our authorization of the sale and issuance of the exchange notes and

     (3)  the enforceability of the exchange notes.

                                     EXPERTS

     Our consolidated financial statements as of and for the fiscal years ended September 30, 1997 and 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Our consolidated financial statements as of and for the fiscal year ended September 30, 1996 included in this prospectus have been audited by Holtz Rubenstein & Co., LLP, independent public accountants, as stated in their report appearing herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of the Berlin-Gorham Pulp and Paper Mill at December 27, 1998 and December 28, 1997 and for each of the three years in the period ended December 27, 1998, as set forth in their report. We have included the financial statements of the Berlin-Gorham Pulp and Paper Mill in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                        CHANGE IN CERTIFYING ACCOUNTANTS

     In 1997, we changed our certifying accountants from Holtz Rubenstein & Co., LLP to Arthur Andersen LLP. Our board of directors recommended and approved the appointment of Arthur Andersen LLP as our certifying accountants. During the fiscal years ended September 30, 1993, 1994, 1995 and 1996, there were no disagreements with our former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of our former accountants, would have caused them to make reference to the subject matter of the disagreement in their report. None of the our former accountants' reports on our financial statements for the fiscal years ended September 30, 1994, 1995 and 1996 contained an adverse opinion or disclaimer of opinion, nor was it modified or qualified as to uncertainty, audit scope or accounting principles.

                              AVAILABLE INFORMATION

     We and our subsidiary guarantors have filed with the Securities and Exchange Commission a Registration Statement on Form S-4, the "Exchange Offer Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to American Tissue, our subsidiary guarantors and the exchange offer, reference is made to the Exchange Offer Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the exchange offer registration statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of such Web site is: http://www.sec.gov.

     As a result of the filing of the Exchange Offer Registration Statement, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith will be required to file periodic reports and other information with the Securities and Exchange Commission. Our obligation to file periodic reports and other information with the Securities and Exchange Commission will be suspended if the exchange notes are held of record by fewer than 300 holders as of the beginning of our fiscal year other than the fiscal year in which the exchange offer registration statement is declared effective.

     We will, nevertheless, be required to continue to file reports with the Securities and Exchange Commission if the exchange notes are listed on a national securities exchange. In the event we cease to be subject to the informational requirements of the Securities Exchange Act of 1934, we will be required under the indenture relating to the exchange notes to continue to file with the Securities and Exchange Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Securities Exchange Act of 1934.

     Under the indenture, we will furnish the holders of exchange notes with annual, quarterly and other reports after we file such reports with the Securities and Exchange Commission.

     Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by a firm of independent public accountants. We will also furnish such other reports as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS

American Tissue Inc.

Reports of Independent Public Accountants.......................................................  F-2, F-3
Consolidated Balance Sheets at June 30, 1999 (unaudited), September 30, 1998 and
1997............................................................................................  F-4
Consolidated Statements of Operations for the nine month periods ended June 30,
1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996.................  F-5
Consolidated Statements of Stockholders' Equity at June 30, 1999 (unaudited) and
September 30, 1998, 1997, 1996 and 1995.........................................................  F-6
Consolidated Statements of Cash Flows for the nine month periods ended June 30,
1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996.................  F-7
Notes to Consolidated Financial Statements......................................................  F-8-F-22


Berlin-Gorham Mills

Report of Independent Auditors..................................................................  F-23
Balance Sheets at December 27, 1998 and December 28, 1997.......................................  F-24
Statements of Operations for the 52 weeks ended December 27, 1998, December 28,
1997 and December 29, 1996.....................................................................   F-25
Statements of Changes in Crown Vantage's Investment for the fifty two weeks ended December 27, 1998, December 28, 1997 and December 29, 1996................................  F-26
Statements of Cash Flows for the fifty two weeks ended December 27, 1998,
December 28, 1997 and December 29, 1996.........................................................  F-27
Notes to Financial Statements...................................................................  F-28-F-37
Balance sheets at June 27, 1999 (unaudited) and December 27, 1998...............................  F-38
Statements of Operations for the 26 weeks ended June 27, 1999 and June 28, 1998
(unaudited).....................................................................................  F-39
Statements of Cash Flows for the 26 weeks ended June 27, 1999 and June 28, 1998
(unaudited).....................................................................................  F-40
Notes to Interim Financial Statements...........................................................  F-41-F-43

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of American Tissue Inc.:

     We have audited the accompanying consolidated balance sheets of American Tissue Inc. (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Tissue Inc. as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP


Melville, New York

February 19, 1999 (except with respect to the matters discussed in Note 15, as to which the date is August 10, 1999)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
American Tissue Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of American Tissue Inc. (the "Company") for the year ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of American Tissue Inc. for the year ended September 30, 1996 in conformity with generally accepted accounting principles.


                                                     Holtz Rubenstein & Co., LLP


Melville, New York
December 23, 1996

                              AMERICAN TISSUE INC.

                           CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except share amounts)

                                                                                               June 30,            September 30,
                                                                                              ---------      -----------------------
                                                                                                1999           1998           1997
                                                                                              --------       --------       --------

                                                                                             (unaudited)
                                     ASSETS
CURRENT ASSETS:
Cash and cash equivalents .............................................................       $    597       $  1,480       $    870
Accounts receivable, net of allowance for doubtful accounts of $408 ...................         35,078         33,229         29,466
(unaudited), $83 and $1,380, respectively
Inventories (Note 3) ..................................................................         57,219         51,988         51,986
Equipment held for sale ...............................................................          3,322            393          1,968
Prepaid expenses and other current assets .............................................          3,860          2,872          3,620
                                                                                              --------       --------       --------
   Total current assets ...............................................................        100,076         89,962         87,910
PROPERTY, PLANT AND EQUIPMENT, net (Note 4) ...........................................        163,900        157,705        128,734
DUE FROM RELATED PARTIES (Note 9) .....................................................         21,672         19,879         11,334
DEFERRED COSTS, net ...................................................................          2,589          3,148          2,388
OTHER ASSETS ..........................................................................            185            125            151
                                                                                              --------       --------       --------
                                                                                              $288,422       $270,819       $230,517
                                                                                              ========       ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable (Note 6) ................................................................       $ 74,810       $ 66,317       $ 47,280
Current portion of long-term debt (Note 7) ............................................          6,427          6,553          5,957
Current portion of capital lease and financing obligations (Note 8) ...................          5,055          5,059          2,866
Accounts payable ......................................................................         45,859         50,153         46,953
Accrued expenses ......................................................................         12,200         10,628          5,746
                                                                                              --------       --------       --------
   Total current liabilities ..........................................................        144,351        138,710        108,802
DUE TO RELATED PARTIES (Note 9) .......................................................         27,912         22,743         20,276
LONG-TERM DEBT (Note 7) ...............................................................         48,620         51,280         52,830
CAPITAL LEASE AND FINANCING OBLIGATIONS (Note 8) ......................................         24,689         24,442         14,751
                                                                                              --------       --------       --------
   Total liabilities ..................................................................        245,572        237,175        196,659
                                                                                              --------       --------       --------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY (Note 1):
Common stock, no par value; 200 shares authorized, 200 shares issued and
outstanding ...........................................................................          1,605          1,605          1,605
Additional paid-in capital ............................................................          8,225          7,266          6,006
Retained earnings .....................................................................         33,020         24,773         26,247
                                                                                              --------       --------       --------
                                                                                                42,850         33,644         33,858
                                                                                              --------       --------       --------
                                                                                              $288,422       $270,819       $230,517
                                                                                              ========       ========       ========



                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                              AMERICAN TISSUE INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)


                                                                     Nine Months                    Year Ended September 30,
                                                                    Ended June 30,          ---------------------------------------
                                                                1999           1998           1998            1997            1996
                                                              ---------      ---------      ---------      ---------      ---------
                                                                     (Unaudited)
NET SALES:
Paper products ..........................................     $ 182,557      $ 152,681      $ 208,334      $ 196,368      $ 152,543
Equipment ...............................................           930          3,617          5,654          1,228            179
                                                              ---------      ---------      ---------      ---------      ---------
                                                                183,487        156,298        213,988        197,596        152,722
                                                              ---------      ---------      ---------      ---------      ---------
COST OF SALES:
Paper products ..........................................       143,328        127,105        173,509        152,285        122,152
Equipment ...............................................           140          1,379          1,574            285            121
                                                              ---------      ---------      ---------      ---------      ---------
                                                                143,468        128,484        175,083        152,570        122,273
                                                              ---------      ---------      ---------      ---------      ---------
                     Gross profit .......................        40,019         27,814         38,905         45,026         30,449
                                                              ---------      ---------      ---------      ---------      ---------
OPERATING EXPENSES:
Selling .................................................        15,217         14,677         20,373         15,311         11,110
General and administrative ..............................         6,749          6,573          9,015         11,642          6,071
                                                              ---------      ---------      ---------      ---------      ---------
                                                                 21,966         21,250         29,388         26,953         17,181
                                                              ---------      ---------      ---------      ---------      ---------
                     Operating income ...................        18,053          6,564          9,517         18,073         13,268
                                                              ---------      ---------      ---------      ---------      ---------
OTHER INCOME (EXPENSES):
   Interest expense, net:
           Interest forgiven by related party ...........          (959)          (954)        (1,260)            --             --
           Other interest expense, net ..................        (9,931)        (8,687)       (13,412)       (12,272)        (9,175)
                                                              ---------      ---------      ---------      ---------      ---------
Interest expense, net ...................................       (10,890)        (9,641)       (14,672)       (12,272)        (9,175)
Rental income ...........................................           900            661          1,215            788            502
Other income ............................................            --             --             --             --             --
Income from insurance claims ............................           184            827          2,466            284          8,587
                                                              ---------      ---------      ---------      ---------      ---------
                                                                 (9,806)        (8,153)       (10,991)       (11,200)           (86)
                                                              ---------      ---------      ---------      ---------      ---------
NET INCOME (LOSS) .......................................     $   8,247      $  (1,589)     $  (1,474)     $   6,873      $  13,182
                                                              =========      =========      =========      =========      =========


The accompanying notes are an integral part of these consolidated statements.

                              AMERICAN TISSUE INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (dollars in thousands)



                                                              Common Stock
                                                        -------------------------       Additional        Retained
                                                            Shares      Amount        Paid-in Capital      Earnings        Total
                                                        --------        ---------     ---------------      --------        -----
Balance at September 30, 1995 ....................            200        $  1,605        $  6,006         $  6,192         $ 13,803
Net income .......................................             --              --              --           13,182           13,182
                                                         --------        --------        --------         --------         --------

Balance at September 30, 1996 ....................            200           1,605           6,006           19,374           26,985
Net income .......................................             --              --              --            6,873            6,873
                                                         --------        --------        --------         --------         --------

Balance at September 30, 1997 ....................            200           1,605           6,006           26,247           33,858
Net loss .........................................             --              --              --           (1,474)          (1,474)
Interest forgiven (Note 9) .......................             --              --           1,260               --            1,260
                                                         --------        --------        --------         --------         --------

Balance at September 30, 1998 ....................            200           1,605           7,266           24,773           33,644
Interest forgiven (unaudited) ....................             --              --             959               --              959
Net income (unaudited) ...........................             --              --              --            8,247            8,247
                                                         --------        --------        --------         --------         --------

Balance at June 30, 1999 (unaudited) .............            200        $  1,605        $  8,225         $ 33,020         $ 42,850
                                                         ========        ========        ========         ========         ========


The accompanying notes are an integral part of the consolidated statements.

                              AMERICAN TISSUE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                           Nine Months
                                                                         Ended June 30,              Year Ended September 30,
                                                                        -------------------      ----------------------------------
                                                                         1999         1998         1998        1997          1996
                                                                       --------     --------     --------     --------     --------
                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ..............................................    $  8,247     $ (1,589)    $ (1,474)    $  6,873     $ 13,182
   Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization ..................................       8,830        8,018       10,585        8,282        5,593
   Provision for bad debts ........................................         450           --          560        1,120          497
   Forgiveness of interest ........................................         959          954        1,260           --           --
   Other ..........................................................          --          183           --           --           --
   Changes in operating assets and liabilities:
   Accounts receivable ............................................      (2,299)        (900)      (4,323)      23,452      (29,688)
   Inventories ....................................................      (5,231)       4,787           (2)     (21,995)      (4,172)
   Equipment held for sale ........................................      (2,308)       1,380        1,575          310           --
   Prepaid expenses and other current assets ......................        (988)        (229)         748       (1,644)       1,553
   Other assets ...................................................         (60)         246           26         (138)       5,085
   Accounts payable and accrued expenses ..........................      (2,722)      (4,657)       8,082        5,625       18,301
                                                                       --------     --------     --------     --------     --------
           Net cash provided by (used in) operating
           activities .............................................       4,878        8,193       17,037       21,885       10,351
                                                                       --------     --------     --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ...........................................     (12,607)     (19,178)     (27,566)     (29,172)     (40,933)
                                                                       --------     --------     --------     --------     --------
           Net cash used in investing activities ..................     (12,607)     (19,178)     (27,566)     (29,172)     (40,933)
                                                                       --------     --------     --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on revolving lines of credit ....................       8,851       15,279       16,944        5,462        5,589
   Proceeds from notes payable ....................................         632          222        3,195        8,487       13,100
   Proceeds from long-term debt ...................................       4,787       13,971       13,800       45,277        8,679
   Proceeds from financing obligations ............................       4,575       11,771        5,091           --           --
   Principal payments on notes payable ............................        (991)      (4,459)      (1,102)      (2,035)      (8,723)
   Principal payments on long-term debt ...........................      (4,573)        (217)      (5,617)      (3,535)        (494)
   Principal payments upon refinancing of mortgages ...............      (3,000)      (9,150)      (9,137)     (25,016)          (9)

   Principal payments on capital leases and financing
   obligations ....................................................      (6,507)      (2,688)      (3,660)     (20,201)        (169)
   Increase in deferred costs .....................................        (304)      (1,137)      (2,297)      (1,114)         520
   Advances and repayments to related parties, net ................       3,376      (12,888)      (6,078)         680       11,224
                                                                       --------     --------     --------     --------     --------
           Net cash provided by financing activities ..............       6,846       10,704       11,139        8,005       29,717
                                                                       --------     --------     --------     --------     --------
NET INCREASE IN CASH AND CASH
EQUIVALENTS .......................................................        (883)        (281)         610          718         (865)
CASH AND CASH EQUIVALENTS, beginning of
period ............................................................       1,480          870          870          152        1,017
                                                                       --------     --------     --------     --------     --------
CASH AND CASH EQUIVALENTS, end of period ..........................    $    597     $    589     $  1,480     $    870     $    152
                                                                       ========     ========     ========     ========     ========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid ..................................................    $  9,931     $  8,687     $ 13,574     $ 10,672     $ 16,474
                                                                       ========     ========     ========     ========     ========

Income taxes paid .................................................    $     11     $     45     $     62     $     97     $     --
                                                                       ========     ========     ========     ========     ========
Non-cash financing transactions relating to capital lease
obligations entered into ..........................................    $  4,183     $  6,745     $ 10,453     $  2,021     $  8,770
                                                                       ========     ========     ========     ========     ========


 The accompanying notes are an integral part of these consolidated statements.

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

     American Tissue Inc. (the "Company"), a Delaware corporation, was formed in August 1998. The Company is the parent of various affiliated entities that were previously owned by, and were under the common management and control of, the same stockholders. Effective October 1, 1998, the stockholders of the affiliated companies transferred their respective stock or membership interests in those entities to us. The Company issued 200 shares of common stock in exchange for the prior stock and membership interest certificates. The transaction constitutes a transfer of interests in commonly controlled entities, and has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the accounts of each of the affiliated entities for the periods presented at the historical costs of the assets and liabilities of such entities. Such financial statements have been presented on a consolidated basis, as if the Company had been in existence throughout the periods presented.

     The subsidiaries of the Company, all of which are wholly-owned, are as follows:


Paper Manufacturing and Converting Entities:

American Tissue Corporation ("ATC")          Engaged in the conversion and sale
                                             of paper products (see below).

American Tissue Mills of Oregon, Inc.        Owns a tissue paper machine in St.
("ATM-Oregon")                               Helens, Oregon that is used in the
                                             manufacturing of virgin paper. The
                                             paper machine is located in a
                                             facility owned and operated by
                                             Boise Cascade Corporation (Note
                                             11).

American Tissue Mills of New Hampshire, Inc. Engaged in the manufacture of
("ATM-New Hampshire")                        recycled paper.

American Tissue Mills of New York, Inc.      Engaged in the manufacture of
("ATM-New York")                             recycled paper.

American Tissue Mills of Neenah LLC          Engaged in the manufacture of
("ATM-Neenah)                                virgin and recycled paper and
                                             conversion of paper products.

American Tissue Mills of Wisconsin, Inc.     Engaged in the manufacture of
("ATM-Wisconsin")                            recycled paper. This facility
                                             closed during fiscal 1998 and is
                                             transferring all its equipment
                                             assets to American Tissue Mills of
                                             New Hampshire, Inc. (Note 11).

American Tissue Mills of Greenwich LLC       Engaged in the manufacture of
("ATM-Greenwich")                            virgin and recycled paper.

Real Estate Operations:

100 Realty Management LLC                    Serves to coordinate payments made
                                             to the real estate companies listed
                                             below by the operating companies
                                             listed above and make payments on
                                             behalf of the real estate companies
                                             to outside vendors.

Engineers Road LLC                           Owns and operates a facility
                                             located at 135 Engineers Road,
                                             Hauppauge, New York.

Coram Realty LLC                             Owns and operates a facility
                                             located at 468 Mill Road, Coram,
                                             New York. Gilpin Realty Corp. Owns
                                             and operates a facility located at
                                             45 Gilpin Avenue, Hauppauge, New
                                             York.

Grand LLC                                    Owns and operates a facility
                                             located at 148 Hudson River Road,
                                             Waterford, New York.

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Saratoga Realty LLC                          Owns and operates a facility
                                             located at 3 Duplainville
                                             Road, Saratoga Springs, New York.

Markwood LLC and subsidiary                  Markwood LLC is the parent company
                                             of Fabricaciones Metalicas
                                             Mexicanas, S.A. ("FMMSA"). FMMSA
                                             owns and operates an industrial
                                             park in Mexico with multiple
                                             facilities, two of which are leased
                                             to outside third parties and the
                                             remaining are leased to American
                                             Tissue Mills de Mexico, an
                                             affiliate of our stockholders.

Calexico Tissue Company LLC                  Owns and operates a facility
                                             located at 2361 Portico Blvd.,
                                             Calexico, California.
Other Entities:

Unique Financing LLC                         Engaged in the business of
                                             financing the acquisition of
                                             certain used machinery and
                                             equipment.

American Cellulose Mill Corp.                Provides trucking services to our
                                             paper manufacturing and converting
                                             entities.

     In addition to the above listed operations, the Company engages in the acquisition, refurbishment and resale of various tissue converting equipment through its ATC subsidiary. These activities are presented as separate components of revenues and cost of sales in the accompanying consolidated financial statements.

     The real estate operations of the Company primarily consist of the lease of facilities owned by the real estate entities and which are used by several of the paper manufacturing and converting entities. These transactions are eliminated in the consolidated financial statements, with the exception of Markwood LLC, as described above.

     Our stockholders also own, manage and control other corporations in similar lines of business that are not included in the accompanying consolidated financial statements. Any transactions with these companies are entered into at "arm's length" and any resulting amounts due from or due to these companies are recorded as due from related parties and due to related parties respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as described in Note 1. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, and other short-term, highly liquid investments with original maturities of three months or less. The cost of cash equivalents approximates fair value as of September 30, 1998 and 1997.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable from sales. The Company performs ongoing credit evaluations of its customers'

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financial condition and payment history. Generally, accounts receivable are due within 30 days. Credit losses have historically been consistent with management's expectations. Most of our business activities are with distributors, retailers, and paper converters located within the eastern United States and Canada.

Inventories

     Inventories are valued at the lower of cost (first-in, first-out method) or market.

Equipment Held for Sale

     Equipment held for sale consists of equipment purchased by us with the intent of resale. This equipment is not used in our operations and, accordingly, is not subject to depreciation. The assets are carried at the lower of cost or their net realizable value.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over the following estimated useful lives of the related assets:

Buildings and building improvements 30 - 39.5 years
Machinery and equipment 5 - 20 years
Leasehold improvements the lesser of the useful life of the asset or the term of the lease

Deferred Costs

     Deferred costs primarily represent loan origination and refinancing costs and other capitalizable expenses that are either being amortized over the term of the loan or sixty months depending on the nature of the expense. Amortization expense on deferred costs was approximately $1,537,000, $1,128,000 and $355,000 for the years ended September 30, 1998, 1997 and 1996.

Long-Lived Assets

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets in question may not be recoverable. The adoption of SFAS No. 121 in fiscal 1997 did not have a material effect on our results of operations or financial position.

Fair Value of Financial Instruments

     The Company complies with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments", which requires disclosures about the fair value of our financial instruments. The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

          Current Assets and Current Liabilities: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

          Long-Term Debt: The fair value of our long-term debt, including the current portion, was estimated using a discounted cash flow analysis, based on our assumed incremental borrowing rates for similar

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     types of borrowing arrangements. The carrying amount of variable and fixed rate debt at September 30, 1998 and 1997 approximates fair value.

Revenue

     Revenue is recognized upon shipment of our products to its customers.

Income Taxes

     Our stockholders have elected to be taxed under the provisions of Sub-chapter "S" of the Internal Revenue Code ("S" Corporation). Prior to the transfer of ownership discussed in Note 1, our subsidiaries were treated as either "S" Corporations or limited liability companies treated as partnerships under the Internal Revenue Code. Accordingly, our stockholders include their respective shares of our net income in their individual income tax returns. The amount of corporate level minimum taxes and taxes based on income imposed by state and local authorities is not material.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. Our consolidated financial statements will be required to include comprehensive income disclosures beginning in fiscal 1999. Restatement of prior period information must be made for comparative purposes. The Company currently does not have any items of other comprehensive income. Accordingly, comprehensive income (loss) is the same as net income (loss) for each of the periods presented in the consolidated statements of operations.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 requires additional information about the changes in the benefit obligation and fair value of plan assets during the period, while standardizing the disclosure requirements for pensions and other postretirement benefits. The Company is required to adopt the provisions of SFAS No. 132 in fiscal 1999.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", will become effective for the Company as of the quarter ended December 31, 2000 and will not require retroactive restatement of prior period financial statements. The Company currently does not use derivative instruments or engage in hedging activities and, accordingly, does not expect that this statement will have an impact on its consolidated financial statements when adopted.

     SFAS No. 130 and 132 expand and modify financial statement disclosures and, accordingly, will have no impact on our results of operations or financial position.

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. INVENTORIES:

     Inventories, at cost, consist of the following:

                                                             September 30,
                                        June 30,           -------------------
                                          1999             1998           1997
                                          ----             ----           ----
                                       (Unaudited)
                                                     (Amounts in 000s)
Raw materials ..................         $26,476         $32,645         $27,251
Work-in-process ................             361              56             297
Finished goods .................          30,382          19,287          24,438
                                         -------         -------         -------
                                         $57,219         $51,988         $51,986
                                         =======         =======         =======

4.  PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment, at cost, consist of the following:

                                                                    September 30,
                                                  June 30,     ----------------------
                                                    1999         1998           1997
                                                  ---------    ---------    ---------
                                                 (Unaudited)
                                                            (Amounts in 000s)
Machinery and equipment .......................   $ 131,439    $ 136,818    $ 113,614
Buildings and building improvements ...........      23,288       19,426       20,592
Leasehold improvements ........................       4,825        4,650        4,002
Land ..........................................       4,544        4,544        3,537
                                                  ---------    ---------    ---------
                                                    164,096      165,438      141,745
Less: accumulated depreciation and amortization     (37,053)     (30,641)     (23,650)
                                                  ---------    ---------    ---------
                                                    127,043      134,797      118,095
Projects in progress ..........................      36,857       22,908       10,639
                                                  ---------    ---------    ---------
   Total property, plant and equipment, net ...   $ 163,900    $ 157,705    $ 128,734
                                                  =========    =========    =========


     Depreciation and amortization expense on property, plant and equipment was approximately $9,048,000, $7,154,000 and $5,238,000 during the years ended September 30, 1998, 1997 and 1996, respectively. Included in the costs of property, plant and equipment is capitalized interest relating to funding required for various construction and project development. Capitalized interest was approximately $599,000 for the year ended September 30, 1998. No interest was capitalized in 1997.

5. ACCRUED EXPENSES:

     Accrued expenses consist of the following:

                                                               September 30,
                                             June 30,      ---------------------
                                               1999          1998         1997
                                             -------       -------       -------
                                            (unaudited)
Compensation and benefits ............       $ 4,831       $ 1,939       $ 1,828
Promotion and incentives .............         1,323         1,232           295
Occupancy costs ......................         3,503         2,918         2,166
Other ................................         2,543         4,539         1,457
                                             -------       -------       -------
                                             $12,200       $10,628       $ 5,746
                                             =======       =======       =======

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. NOTES PAYABLE:

     Notes payable consist of the following:

                                                                 September 30,
                                                     June 30,  -----------------
                                                      1999      1998      1997
                                                     -------   -------   -------
                                                   (Unaudited)
                                                           (Amounts in 000s)
Secured note payable to LaSalle Bank National
Association(a) ...................................   $67,192   $57,531   $42,769
Secured note payable to Mashreq Bank(b) ..........     4,365     5,175     2,993
Unsecured note payable to A.I. Credit Corp.(c) ...        --       428       423
Other(d) .........................................     3,253     3,183     1,095
                                                     -------   -------   -------
                                                     $74,810   $66,317   $47,280
                                                     =======   =======   =======

- -----------
(a) The Company and its affiliates have entered into loan and security agreements with this bank whereby it may borrow an aggregate of (i) 85% of eligible accounts receivable and (ii) the lesser of $34,000,000 or 65% of the lower of the cost or market value of eligible inventory. The aggregate loan limit under the loan agreement, as amended, is $60,000,000. All borrowings are due on demand with interest payable monthly at 3/4% above the bank's prime rate (9% and 9.25% at September 30, 1998 and 1997, respectively). The loan agreement is in effect until June 16, 1999 and is renewable on a year to year basis thereafter. The loan is collateralized by our accounts receivable, inventory, tangible and intangible assets, and is guaranteed by our principal stockholders. The loan agreement requires, among other things, the maintenance of a minimum level of tangible net worth. The Company was in compliance with these loan covenants at September 30, 1998 and 1997. However, the default discussed in Note 6 with respect to the GECC debt triggered a default under the LaSalle agreement. The Company received a waiver of default from LaSalle Bank National Association.

(b) The Company has a current borrowing facility with this bank for the purpose of financing machinery and equipment purchases. Borrowings under this facility have a maximum term of one year from the date of initiation. All borrowings are collateralized by the assets financed, as well as personal and corporate guarantees. The facility limit is $5,700,000 and borrowings bear interest at an annual rate of prime plus three-quarters of one percent (9% and 9.25% at September 30, 1998 and 1997, respectively).

(c) This note was issued in connection with the financing of certain insurance premiums by A.I. Credit Corp. The borrowings outstanding at September 30, 1998 are payable in monthly installments of approximately $76,000 through April 1, 1999 and bear interest at a rate of 6.25% per annum. The note at September 30, 1997 required monthly payments of approximately $70,000 through March 29, 1998 and bore interest at an annual rate of 6.1%.

(d) The Company has also received loans from other unrelated individuals and entities. Amounts outstanding are payable upon demand and carry stated rates of interest ranging between 10% and 13% per annum.

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                 September 30,
                                                    June 30,   --------------------
                                                     1999        1998        1997
                                                   --------    --------    --------
                                                   (Unaudited)
                                                              (Amounts in 000s)
General Electric Capital Corporation ("GECC")(a)   $ 30,773    $ 34,220    $ 38,851
Israel Discount Bank ("IDB")(b) ................      1,491       2,050       1,650
Curtiss-Wright Flight Systems/Shelby, Inc.(c) ..        718         773         847
Mortgage loans payable(d) ......................     21,615      20,340      17,439
Community Redevelopment Agency of Calexico(e) ..        450         450          --
                                                   --------    --------    --------
                                                     55,047      57,833      58,787
Less: current portion of long-term debt ........     (6,427)     (6,553)     (5,957)
                                                   --------    --------    --------
                                                   $ 48,620    $ 51,280    $ 52,830
                                                   ========    ========    ========



- -----------
(a) On June 1, 1997, the Company entered into a six year financing agreement with GECC for long-term financing to refinance existing debt. Such financing agreement provides for two term loans-term loan A in the amount of $30,000,000 and term loan B in the amount of $10,000,000. Borrowings under term loan A bear interest at a fixed rate of 9.31% per annum. Borrowings under term loan B bore interest at a rate of prime plus 1% (9.5% at September 30, 1997) per annum. Effective October 21, 1997, the interest rate on term loan B was converted to a fixed rate of 9.01% per annum by GECC, with a balloon payment of $12,807,000 on the two loans due on June 20, 2003. The financing agreement requires, among other things, the maintenance of minimum tangible net worth, a fixed charge coverage ratio, and a maximum leverage ratio. As of September 30, 1998, the Company was not in compliance with certain financial covenant requirements. However, subsequent to year-end, GECC amended the agreement, resulting in the Company being in compliance with such financial covenants. Additionally, the most recent of such amendments shortened the maturity of such term loans to June 30, 2000, as discussed in Note 12.

(b) The Company has issued two notes to IDB. The first note had an original face value of $1,500,000, was issued in June 1996 and is collateralized by substantially all of the assets of ATM-Greenwich. This note bears interest at an annual rate of prime plus one and one-half percent (9.75% and 10% at September 30, 1998 and 1997, respectively). This note requires monthly principal payments of $50,000. The second note was issued for $1,000,000 in October 1997 and is collateralized by substantially all of the assets of Grand LLC. The note requires monthly principal payments of $50,000 commencing November 1998, with a final balloon payment of $450,000 in October 1999. This second note bears interest at an annual rate of prime plus three-quarters of one percent (9% at September 30, 1998).

(c) On July 29, 1996, the Company entered into a term loan with Curtiss-Wright Flight Systems/Shelby, Inc. ("Curtiss-Wright") in order to borrow funds for certain renovations to our New Jersey distribution center (the "Distribution Center"). The Company leases the Distribution Center from Curtiss-Wright. The principal balance outstanding on this term loan is being amortized through

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     August 1, 2006 at a fixed interest rate of 8% per annum and is subordinated to our debt to LaSalle Bank National Association (see Note 5).

(d) Mortgage loans payable consist of several mortgage loans on certain properties owned by us. All properties under the mortgage loans serve as collateral for the debt. During fiscal 1998, the Company obtained a new mortgage loan in the amount of $2,850,000 relating to its Saratoga property and paid-off the existing mortgage loan held by LaSalle Bank National Association in the amount of $2,837,000. The Company refinanced existing mortgage loans on properties owned by Grand LLC, Coram Realty LLC, Engineers Road LLC and Gilpin Realty Corp. The Grand LLC refinancing consisted of the repayment of $6,300,000 to the existing lender and receipt of proceeds of $6,500,000 from a new lender. The other mortgage loans refinanced were made by the existing lender and were included as part of a consolidated $14,325,000 mortgage loan encompassing these entities as well as an unconsolidated affiliate. During fiscal 1998, the Company obtained a secured 8.75% note payable from Valley Independent Bank for $3,000,000 in connection with the financing of certain construction at its Calexico facility. The note had an original maturity of August 5, 1998, however, no payments have been made. See Note 14 for information regarding the April 19, 1999 refinancing of this note into a long-term mortgage. The outstanding balances at September 30, 1998 have interest rates ranging from 7.5% to 8.05%. The refinanced mortgage loans had interest rates ranging from 8.375% to 8.625% as of September 30, 1997. Mortgage loans payable have varying maturity dates between October 2007 and February 2018, with the exception of the mortgage loan on Markwood LLC. The mortgage loan on Markwood LLC's property was subsequently amended in December 1998, calling for extinguishment by March 1, 1999 in the amount of $175,000; the carrying amount of this note at September 30, 1998 is $354,000.

(e) The loans from the Community Redevelopment Agency of the City of Calexico are in the principal amounts of $166,000 and $284,000 at September 30, 1998. These loans were obtained to finance certain construction at the Calexico facility. The promissory note evidencing the $166,000 obligation is amortized on a quarterly basis over a 15 year period and bears interest at a rate of 3% per annum. The $284,000 reimbursement loan is due in 2004, however, this loan may be forgiven as of the fifth year of the loan (2002) provided that the Company provides certain documentation to the lender demonstrating that the Company employs at least 100 Qualified Employees, as defined in the loan agreement, for a minimum period of five years. The reimbursement loan is non-interest bearing, subject to certain provisions that may require interest in the event of a default by us, as defined in the relevant agreement.

     Reference is made to Note 12 for presentation of the annual maturities of long-term debt, as amended.

8. CAPITAL LEASE AND FINANCING OBLIGATIONS:

     Capital lease and financing obligations require future minimum payments as follows at September 30, 1998:

Year Ending September 30,                                       Amount (in 000s)
- -------------------------                                       ----------------
1999 ............................................................   $  7,598
2000 ............................................................      7,274
2001 ............................................................      7,377
2002 ............................................................      8,436
2003 ............................................................      4,942
Thereafter ......................................................      1,265
                                                                    --------
                                                                      36,892
Less: portion attributable to interest ..........................     (7,391)
                                                                    --------
Present value of capital lease and financing obligations at
September 30, 1998 ..............................................   $ 29,501
                                                                     ========

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     These instruments are collateralized by the specific machinery and equipment covered under each obligation. The balances of assets leased and financed are as follows at September 30,:

                                                       1998              1997
                                                     --------          --------
                                                         (Amounts in 000s)
Gross assets ...............................         $ 41,018          $ 25,474
Accumulated amortization ...................           (5,968)           (3,015)
                                                     --------          --------
   Net book value ..........................         $ 35,050          $ 22,459
                                                     ========          ========


     Amortization relating to these assets has been included in the amounts reported in Note 4.

9. RELATED PARTY TRANSACTIONS:

     Due from related parties consist of the following:

                                                              September 30,
                                           June 30,       ----------------------
                                            1999           1998            1997
                                           -------        -------        -------
                                          (Unaudited)
                                                   (Amounts in 000s)
Affiliated entities ...............        $20,540        $18,659        $11,020
Stockholders ......................          1,132          1,220            314
                                           -------        -------        -------
                                           $21,672        $19,879        $11,334
                                           =======        =======        =======


     The receivables from the affiliated entities have arisen in the normal course of business, primarily from sales between companies in the consolidated group to other entities owned by our stockholders. These receivables have no definite repayment date.

     Amounts due from stockholders primarily represent loans made to certain of our stockholders. The loans have no stated rates of interest and have no definite repayment date prior to September 30, 1999.

     Due to related parties consist of the following:

                                                              September 30,
                                           June 30,       ----------------------
                                            1999           1998            1997
                                           -------        -------        -------
                                          (Unaudited)
                                                   (Amounts in 000s)
Affiliated entities ...............        $ 6,937        $ 2,236        $    41
Stockholders ......................         20,975         20,507         20,235
                                           =======        =======        =======
                                           $27,912        $22,743        $20,276
                                           =======        =======        =======


     The amounts due to affiliated entities have arisen in the ordinary course of business between the Company and the affiliated entities. The stockholders of the affiliated entities have represented to us that they do not intend to require any payment of our obligations prior to September 30, 1999.

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Amounts owed to our stockholders and their families carried original stated interest rates of 10%. Of this amount, $10,965,000 is subordinated to other debt agreements. Effective October 1, 1997, one of our stockholders released the Company from its obligation to pay interest from October 1, 1997 and forward, for an indefinite period of time. Accordingly, interest expense of $1,260,000 for the period of October 1, 1997 through September 30, 1998, on the loans from this stockholder has been imputed at 7.75% per annum and recorded as a capital contribution through additional paid-in capital. The stockholder has also represented that any accrued interest prior to October 1, 1997 will not be required to be repaid prior to September 30, 1999. The stockholders have represented to us that they do not intend to seek repayment of any amounts of indebtedness prior to September 30, 1999. Interest expense on the outstanding borrowings from the stockholders and their immediate families approximated $1,390,000, $1,385,000 and $1,580,000 for the years ended September 30, 1998,
1997 and 1996, respectively.

10. EMPLOYEE RETIREMENT PLANS:

     The Company, through some of its subsidiaries, offers various retirement benefits to its employees. The following is a brief summary of the plans offered by the entities included in the consolidated results of the Company:

401(k) Plans

     The Company sponsors two 401(k) plans. One plan covers certain union employees at one of our facilities. The other plan covers substantially all other employees of the Company, subject to certain plan eligibility requirements. Both plans allow for employee contributions based on a percentage of compensation, ranging between 1% and 15%. We will match employee contributions to the union plan in amounts equal to 75% of the first 2% and 50% of the next 3% of employees' compensation. The Company can make matching contributions to the other plan up to 6% of employee contributions, at the discretion of the Board of Directors. The discretionary contribution rate for the years ended September 30, 1998 and 1997 was 2%. Total Company contributions made to the 401(k) Plans were approximately $353,000, $305,000 and $71,600 for the years ended September 30, 1998, 1997 and 1996, respectively.

Pension Plan

     The Company maintains a noncontributory defined benefit pension plan, the American Tissue Pension Plan for Hourly Employees (the "Plan"). The Plan provides certain employees of ATM-Neenah with retirement benefits. The Plan's assets are invested in a money market fund.

     The following tables set forth the funded status of the Plan based on actuarial valuations at October 1, 1998 and 1997 covering the fiscal years ending:

                                                                 September 30,
                                                                 -------------
                                                                 1998     1997
                                                                 ----     ----
                                                               (Amounts in 000s)
Actuarial present value of accumulated benefit obligation:
Vested benefits ..............................................   $  --    $  --
Nonvested benefits ...........................................     483      171
                                                                 -----    -----
Accumulated benefit obligation ...............................   $ 483    $ 171
                                                                 -----    -----
Projected benefit obligation for service rendered to date ....   $ 871    $ 312
Plan assets at fair value ....................................     219       25
                                                                 -----    -----
Plan assets less than projected benefit obligation ...........    (652)    (287)
Unrecognized net loss (gain) .................................     134      (11)
                                                                 -----    -----
Accrued pension cost .........................................   $(518)   $(298)
                                                                 =====    =====

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




     Net pension cost for the years ended September 30, 1998 and 1997, include the following components:

                                                                1998      1997
                                                                ----      ----
                                                               (Amounts in 000s)
Service costs-benefits earned during the period ...........    $ 395      $ 323
Interest costs on the projected benefit obligation ........       23         --
Expected return on assets .................................       (8)        --
           Net pension cost ...............................    $ 410      $ 323


     The weighted-average discount rate and rate of increase in future compensation levels used in determining the average actuarial present values of the projected benefit obligations were 7.5% and 4.5% and 6.75% and 4.5%, respectively, for the years 1998 and 1997, respectively. The average expected long-term rate of return on assets was 9.5% for the years 1998 and 1997.

11. INSURANCE SETTLEMENT:

     During fiscal 1998, the Company incurred various losses relating to physical damage of machinery and equipment and property damages. The Company has submitted claims to their insurance companies and any resulting gains are reported as income from insurance claims in the accompanying consolidated statement of operations.

     On November 16, 1995, a fire destroyed one of our operating facilities that included its executive and administrative offices. The Company held fire, property and business interruption insurance in the amount of $35,000,000. The Company settled its insurance claim in October 1996 for approximately $27,400,000. Substantially, all of the gain on the insurance settlement, as reported in the statement of operations, represents the difference between the replacement value and the carrying value of the equipment destroyed in the fire. On September 30, 1996, the Company accrued $4,500,000 to cover additional costs relating to the clean-up of the property and amounts due to the property owner. Included in the cost of the insurance settlement is approximately $1,118,000 of interest expense.

12. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases operating facilities under non-cancelable leases, with unrelated parties and affiliated entities, which expire at various dates through December 31, 2012. These leases require minimum future rental payments as follows:

Year Ending September 30,                                       Amount (in 000s)
- -------------------------                                       ----------------
1999 ..................................................             $ 2,133
2000 ..................................................               2,170
2001 ..................................................               1,416
2002 ..................................................                 969
2003 ..................................................               1,051
Thereafter ............................................               2,977
                                                                    -------
                                                                    $10,716
                                                                    =======

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In addition, the Company is obligated to pay certain real estate taxes under these lease arrangements. Rent expense approximated $2,065,000, $2,010,000 and $1,642,000 for the years ended September 30, 1998, 1997 and 1996.

Boise Cascade

     Concurrent with the acquisition of its tissue paper machine, ATM Oregon entered into an agreement with Boise Cascade Corporation ("Boise") whereby Boise will operate and maintain the machine through December 2012. ATM Oregon will reimburse Boise each month for the cost of such operations and maintenance. Fees under this agreement approximated $11,911,000, $11,782,000 and $10,200,000 for the years ended September 30, 1998, 1997 and 1996 including approximately $695,000, $659,000 and $565,000 of fees capitalized relating to fixed asset improvements.

     Under certain circumstances, Boise has the option to acquire and ATM Oregon has the option to sell the machine through December 31, 2012. The calculation of the sales price under these options is based on the net book value of the machine, as defined. Boise has a priority security interest in the equipment.

     In addition, ATM Oregon has an obligation to purchase a minimum quantity of paper pulp from Boise each year during the term of the agreement. Paper pulp purchases from Boise approximated $16,199,000, $15,574,000 and $15,826,000 for the years ended September 30, 1998, 1997 and 1996.

     At September 30, 1998 and 1997, accounts payable and accrued expenses included approximately $2,685,000 and $2,626,000 due to Boise.

Independent Broker

     Certain subsidiaries of the Company have obligations to purchase a minimum quantity of paper pulp from, and to supply a maximum quantity of jumbo rolls to, an independent broker for a term of three years under certain conditions.

Wisconsin

     The Company closed its facility in Tomahawk, Wisconsin in October 1997. As discussed in Note 1, all equipment assets at this facility were transferred to our New Hampshire mill. As of September 30, 1998, the net book value of the remaining property was not material.

Litigation

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. The outcome of such current legal proceedings, claims and litigation could have a material effect on our operating results or cash flows when resolved in a future period. Reference is made to Note 14 for discussion of certain matters that occurred subsequent to the date of these financial statements.

13. SUBSEQUENT EVENTS:

New Mortgage

     In October 1998, the Company obtained an additional mortgage on the property owned by Grand LLC in the amount of $800,000. The loan requires monthly payments of approximately $6,000 commencing on

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 1, 1998, bears interest at a rate of 7.5% per annum, and requires a balloon payment at maturity on November 1, 2008.

GECC Agreement

     During January 1999, GECC amended its financing agreement with the Company to, among other things, change the maturity of the term loans outstanding thereunder from June 30, 2003 to June 30, 2000, to fix the interest rate at 10.5% per annum and to amend certain covenants effective with the quarter ending March 31, 1999.

     As a result of the foregoing, transactions, discussed herein, the schedule of annual principal maturities of long-term debt as of September 30, 1998 and including the new mortgage on the Calexico facility discussed in Note 14 is as follows:

Year Ending September 30,                                       Amount (in 000s)
- -------------------------                                       ----------------
1999 ..................................................               $ 6,553
2000 ..................................................                31,138
2001 ..................................................                   635
2002 ..................................................                   687
2003 ..................................................                   741
Thereafter ............................................                18,079
                                                                      -------
                                                                      $57,833
                                                                      =======

14. UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION:

     The unaudited consolidated balance sheet and statement of stockholders equity as of June 30, 1999 and the unaudited consolidated statements of operations and cash flows for the nine months ended June 30, 1999 and 1998, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. Operating results for the nine month period ended June 30, 1999 are not necessarily indicative of the results for the entire year.

15. EVENTS SUBSEQUENT TO THE DATE OF AUDITORS' REPORT:

Berlin-Gorham Mills Acquisition

     On March 24, 1999, the Company entered into an asset purchase agreement with Crown Paper Co., a wholly-owned subsidiary of Crown Vantage Inc., covering the purchase of the inventory and fixed assets and the assumption of certain liabilities of two paper and converting mills located in Berlin and Gorham, New Hampshire. The purchase price of $47,100,000 in cash, is subject to adjustment, based upon inventory values being higher or lower than $31,400,000 at a date that approximates the closing of this transaction.

     This transaction closed on July 9, 1999 and the Company paid $45,000,000 to Crown Paper Co. as an initial payment for the acquisition, pending final resolution of inventory values.

Refinancing

     On April 19, 1999 the Company refinanced its 8.75% note payable from Valley Independent Bank of $3,000,000 (see Note 6) with a $4,000,000 mortgage note from Bank United. The term of this note is five years with principal amortization based on a twenty year term. The rate of interest on this mortgage is 8.00%. As a

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

result of the refinancing the 8.75% note payable has been reflected as long-term debt in the accompanying consolidated balance sheets as of September 30, 1998 and March 31, 1999.

Senior Secured Note Offering

     On July 9, 1999, the Company sold $165.0 million aggregate principal amount of its 12 1/2% senior secured notes due 2006 (the "Notes") in a private placement. The initial purchaser of the Notes has informed the Company that it promptly resold the Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act of 1933. Repayment of the Notes is guaranteed by all of the Company's subsidiaries. After deduction of an original issue discount, the Company received net proceeds of $159,446,100 from the sale of the Notes, excluding expenses.

     The Notes are secured by first priority liens on, among other things, all of the paper mill plant and property, substantially all of the equipment, intellectual property and related general intangibles of the Company's subsidiaries and all of the stock and membership interests of each of the Company's subsidiaries. In addition, the Notes are secured by second priority liens on, among other things, certain other real property, accounts receivable, inventory and related general intangibles of the Company's subsidiaries.

Middle American Tissue Notes and Equity Investment

     On July 9, 1999, the Company's immediate parent, Middle American Tissue Inc., raised approximately $20,000,000 through the sale of senior secured discount notes due 2007 ("Middle American Notes") in a private transaction. The Middle American Notes have a face value of $35,755,788 and were issued with warrants to purchase up to 12% of Middle American Tissue's common stock at a nominal exercise price. The Middle American Notes are structurally subordinate to the New Credit Facility and the Notes because such notes were issued by the Company's parent and are not guaranteed by the Company.

     In addition, on July 9, 1999, Super American Tissue Inc., the Company's indirect parent, made an equity investment in Middle American Tissue Inc. in the amount of $5,000,000.

     Middle American Tissue used both this amount and the net proceeds raised in connection with the sale of the Middle American notes to make a $24.5 million equity contribution to the Company.

     At July 9, 1999, the total proceeds received by the Company from these transactions was approximately $179,038,000, which amount was net of the discount on the Notes of $5,553,900 and commissions and expenses of approximately $5,408,000. The Company used the proceeds to make the asset purchase from Crown Paper (see Note 7 above) and to pay down certain outstanding debt as of the closing date.

Transfer of Related Party Debt

     On July 9, 1999, approximately $27,900,000 representing all amounts owed by the Company's subsidiaries to beneficial owners of the Company's common stock and to certain affiliated entities as of such date were assumed by Super American Tissue Inc., the Company's ultimate parent. This transaction has been treated as an equity contribution from Super American Tissue Inc. to Middle American Tissue Inc. and thereafter to the Company. The Company's subsidiaries have been released from liabilities to such stockholders and affiliated entities.

                              AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation Settlement

     In August 1999, the Company settled an action that was filed in the United States District Court for the Eastern District of New York in June 1998 containing various claims of natural origin discrimination brought on behalf of 21 former employees of ATC. This action was settled without determination of liability, for approximately $10,000 per plaintiff and $405,000 in the aggregate. Additionally, ATC is a party to an action brought before the National Labor Relations Board by the Service Employees International Union, Local 339, AFL-CIO in August 1996, whereby ATC has been charged with certain violations of employees' rights under the National Labor Relations Act. In November 1998, an Administrative Law Judge rendered a decision against ATC and awarded back pay to the same 21 employees in the case discussed above. No amount for the back pay award has been determined and it is presently not possible to estimate the amount of the award.

                         REPORT OF INDEPENDENT AUDITORS



Management and Board of Directors
 of Crown Vantage Inc.

     We have audited the accompanying balance sheets of Crown Vantage Inc.'s Berlin-Gorham Pulp and Paper Mill (the "Berlin-Gorham Mills") as of December 27, 1998 and December 28, 1997 and the related statements of operations, cash flows and changes in Crown Vantage's investment for the 52 weeks ended December 27, 1998, December 28, 1997 and December 29, 1996. These statements are the responsibility of the Berlin-Gorham Mills' management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the financial statements referred to above include the historical assets, liabilities and results of operations of the Berlin-Gorham Mills and are not intended to be a complete presentation of the Berlin-Gorham Mills' or Crown Vantage Inc.'s historical assets, liabilities and results of operations. These financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement Form S-4 of American Tissue Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Berlin-Gorham Mills as of December 27, 1998 and December 28, 1997 and the results of its operations and cash flows for the 52 weeks ended December 27, 1998, December 28, 1997 and December 29, 1996, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP




April 23, 1999
San Francisco, California

                               BERLIN-GORHAM MILLS

                                 BALANCE SHEETS
                             (dollars in thousands)


                                                      December 27,  December 28,
                                                         1998         1997
                                                     ------------  ------------
Assets
Current Assets:
Cash and cash equivalents ..........................   $  1,753      $  5,166
Accounts receivable ................................      6,537         3,564
Inventories ........................................     27,371        29,913
Prepaid expenses and other current assets ..........        115           679
                                                       --------      --------
   Total current assets ............................     35,776        39,322
                                                       --------      --------
Property, plant and equipment, net .................     46,185       202,916
Other assets .......................................     19,081        17,228
                                                       --------      --------
   Total Assets ....................................   $101,042      $259,466
                                                       ========      ========

Liabilities and Equity
Current Liabilities:
Accounts payable ...................................   $  6,912      $  5,525
Accrued liabilities ................................     21,180        21,676
                                                       --------      --------
   Total current liabilities .......................     28,092        27,201
                                                       --------      --------
Long-term debt .....................................     30,255        30,255
Accrued post retirement benefits other than pensions     30,724        31,389
Other long-term liabilities ........................      2,033         1,937
                                                       --------      --------
   Total Liabilities ...............................     91,104        90,782
                                                       --------      --------
Crown Vantage's Investment .........................      9,938       168,684
                                                       --------      --------
   Total Liabilities and Equity ....................   $101,042      $259,466
                                                       ========      ========


                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                          52 Weeks        52 Weeks        52 Weeks
                                           Ended            Ended           Ended
                                         December 27,    December 28,    December 29,
                                            1998            1997            1996
                                         ------------    ------------    ------------
Net sales .........................        174,423       $ 183,398       $ 177,916
Cost of goods sold ................        185,820         179,648         189,173
Severance charge ..................          1,932              --              --
                                         ---------       ---------       ---------
Gross margin ......................        (13,329)          3,750         (11,257)
Selling and administrative expenses         (9,155)         (6,542)         (3,698)
Asset impairment charge ...........       (143,632)             --              --
Gain on timberlands sale ..........             --          13,518              --
Corporate allocation ..............         (7,764)         (5,726)         (5,412)
                                         ---------       ---------       ---------
Operating income (loss) ...........       (173,880)          5,000         (20,367)
Interest expense ..................         (2,547)         (2,547)         (1,573)
Other income, net .................             85              75              99
                                         ---------       ---------       ---------
Income (loss) before income taxes .       (176,342)          2,528         (21,841)
Income tax provision (benefit) ....        (68,287)          1,077          (8,303)
                                         ---------       ---------       ---------
Net income (loss) .................      $(108,055)      $   1,451       $ (13,538)
                                         =========       =========       =========


                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

               STATEMENTS OF CHANGES IN CROWN VANTAGE'S INVESTMENT
                             (dollars in thousands)


                                                      52 Weeks          52 Weeks       52 Weeks
                                                       Ended             Ended          Ended
                                                    December 27,      December 28,    December 29,
                                                        1998              1997            1996
                                                    ------------      ------------    ------------
Crown Vantage's Investment
Beginning Balance ..............................      $ 168,684       $ 187,420       $ 219,002
Net Income (Loss) ..............................       (108,055)          1,451         (13,538)
Capital investment (withdrawal):
   Settlement of income taxes with Crown Vantage        (68,287)          1,077          (8,303)
   Capital investment (withdrawal) .............         17,596         (21,264)         (9,741)
                                                      ---------       ---------       ---------
Ending Balance .................................      $   9,938       $ 168,684       $ 187,420
                                                      =========       =========       =========


                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)



                                                                                52 Weeks            52 Weeks             52 Weeks
                                                                                 Ended                Ended                Ended
                                                                              December 27,         December 28,         December 29,
                                                                                  1998                 1997                 1996
                                                                              ------------         ------------         ------------
Cash provided by (used for) operating activities:
Net income (loss) ...................................................           $(108,055)           $   1,451            $ (13,538)
Items not affecting cash:
           Depreciation and cost of timber harvested ................              23,966               24,179               24,061
           Gain on sale of timberlands ..............................                  --              (13,518)                  --
           Asset impairment charge ..................................             143,632                   --                   --
           Other, net ...............................................                (439)                 164                 (924)
           Tax provision (benefit) ..................................             (68,287)               1,077               (8,303)
Change in current assets and liabilities:
           Accounts receivable ......................................              (2,973)               2,759                8,697
           Inventories ..............................................               1,042               (5,713)               1,442
           Other current assets .....................................                 564                 (269)                (274)
           Accounts payable .........................................               1,387                  (52)                (671)
           Other current liabilities ................................                (496)                 243                3,083
Other, net ..........................................................              (2,471)              (1,737)                 870
                                                                                ---------            ---------            ---------
                Cash (used for) provided by operating ...............             (12,130)               8,584               14,443
                                                                                ---------            ---------            ---------
           activities
Cash provided by (used for) investing activities:
Expenditures for property, plant and equipment ......................              (9,146)             (13,084)             (10,872)
Proceeds from sale of property, plant and equipment .................                 488               25,008                   56
Other, net ..........................................................                (221)                (165)                 101
                                                                                ---------            ---------            ---------
Cash (used for) provided by investing activities ....................              (8,879)              11,759              (10,715)
                                                                                ---------            ---------            ---------
Cash provided by (used for) financing activities:
Proceeds from issuance of Industrial
Revenue Bonds, less underwriting costs ..............................                  --                   --               12,100
Crown Vantage's capital investment (withdrawal) .....................              17,596              (21,264)              (9,741)
                                                                                ---------            ---------            ---------
                Cash provided by (used for) financing ...............              17,596              (21,264)               2,359
           activities
Increase (decrease) in cash and cash equivalents ....................              (3,413)                (921)               6,087
Cash and cash equivalents, beginning of year ........................               5,166                6,087                   --
                                                                                ---------            ---------            ---------
                Cash and cash equivalents, end of year ..............           $   1,753            $   5,166            $   6,087
                                                                                =========            =========            =========


                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements

Note 1

     The accompanying financial statements comprise the historical assets, liabilities and operating results of the Berlin-Gorham Mills located in Berlin and Gorham, New Hampshire, respectively. The Berlin-Gorham Mills are owned by Crown Paper Co., a wholly-owned subsidiary of Crown Vantage Inc. (collectively "Crown Vantage"). Subject to the successful consummation of the Asset Purchase Agreement and related agreements by and between Crown Paper and American Tissue Inc. ("American Tissue"), the Berlin-Gorham Mills will be sold to Pulp & Paper of America LLC, an affiliate of American Tissue (the "Sale").

     The accompanying financial statements have been prepared as if the Berlin-Gorham Mills had operated as an independent stand-alone entity for all periods presented. There are no allocations of Crown Vantage borrowings or related interest expense in the accompanying financial statements except for borrowings and interest expense of certain industrial revenue bonds incurred by Crown Vantage that are restricted to environmental expenditures at the Berlin-Gorham Mills. The Berlin- Gorham Mills engaged in various transactions with Crown Vantage and its other mills that are characteristic of a group of entities under common control. Throughout the period covered by these financial statements, the Berlin-Gorham Mills participated in Crown Vantage's centralized cash management system and, as such, its cash funding requirements were met by Crown Vantage. The Berlin-Gorham Mills' operational transactions resulted in amounts receivable from and payable to Crown Vantage, which fluctuate over time and have not been settled through cash transfers. Accordingly, the amounts have been presented net in the balance sheet as Crown Vantage's Investment.

     Crown Vantage general and administrative costs not directly attributable to the Berlin-Gorham Mills have been allocated based primarily on tons sold. Such allocations totaled $6.9 million in 1998, $5.2 million in 1997 and $5.2 million in 1996.

     The Berlin-Gorham Mills are fully integrated pulp and paper mills. The Berlin pulp mill produces approximately 220,000 tons of northern bleached hardwood kraft pulp and 60,000 tons of northern bleached softwood kraft pulp annually. Approximately 45% of the hardwood kraft is used by the Gorham mill in the production of paper and the remaining hardwood kraft is dried and either sold to other Crown Vantage mills or as market pulp. All of the softwood kraft pulp is consumed by the Gorham mill in the production of paper. The Berlin-Gorham Mills purchase a small quantity of pulp (approximately 15,000 tons annually) to supply pulp grades not produced internally and to supply the paper mill during the annual pulp mill outage.

     The Gorham paper mill operates four paper machines that produce approximately 150,000 tons of paper annually and one commercial toweling machine with production capacity of approximately 40,000 tons annually. The four paper machines produce a variety of printing and publishing papers including premium text and cover grades, book papers, opaques, and forms bond.

     On December 27, 1998, the Berlin-Gorham Mills employed approximately 850 individuals of which approximately 85% were hourly employees and 15% were salaried employees. All of the hourly employees are represented under collectively bargained union contracts.

Note 2

Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying financial statements include the results of operations, assets and liabilities of the Berlin-Gorham Mills for the 52 weeks ended December 27, 1998, and December 28, 1997. The accompanying

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


financial statements also include the results of operations of the Berlin-Gorham Mills for the 52 weeks ended December 29, 1996. The Berlin-Gorham Mills' fiscal year includes the 52 or 53 weeks ending on the last Sunday in December.

Cash

     Cash of approximately $1.8 million and $5.2 million at December 27, 1998 and December 28, 1997, respectively, represents remaining proceeds from an industrial revenue bond offering that can be used only for qualified environmental projects.

Inventories

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. The last-in, first-out cost flow assumption is used for valuing all inventories other than stores and supplies, which are valued using the first-in, first-out method.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost, less accumulated depreciation, including related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for improvements that increase asset values or extend useful lives are capitalized. Maintenance and repair costs are expensed as incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from 20 to 45 years for buildings and 5 to 20 years for machinery and equipment.

     Management assesses the recoverability of its investments in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may be impaired. Such assessment requires that the future cash flows expected to result from use of the assets are estimated and an impairment loss recognized when future cash flows are less than the carrying value of such assets. Estimating future cash flows requires an estimate of useful lives of its long-lived assets, future production volumes and costs, future sales volumes, demand for the mills' product mix and prices that reflect the use of its long-lived assets and market conditions. Based on this assessment, a $143.6 million charge was recorded during the fourth quarter of 1998 to write down impaired assets to the present value of their estimated future cash flows. Although management believes it has a reasonable basis for its estimates, it is reasonably possible that the estimate of future cash flows could change from current estimates which could result in recognizing, in future periods, additional material impairment losses on its long-lived assets at the Berlin-Gorham Mills. (See "Note 11").

Landfill Closure and Post-Closure Costs

     The Berlin-Gorham Mills accrue for landfill closure and post-closure costs over the periods that benefit from the use of the landfills. Management regularly reviews the adequacy of cost estimates and adjusts the accrued amounts as necessary.

Income Taxes

     The Berlin-Gorham Mills have historically been included in the consolidated federal income tax returns and combined/unitary state income tax and value added tax returns of Crown Vantage. The benefit/provision for income taxes is management's estimate of the Berlin-Gorham Mills' share of Crown Vantage's income tax benefit

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


that is intended to approximate the current provision/benefit that would have been recognized had the Berlin-Gorham Mills filed separate income tax returns. All taxes are domestic.

     Current income taxes payable/receivable and deferred income tax assets and liabilities have been treated as if settled immediately through Crown Vantage's investment. Because the Berlin-Gorham Mills are included in the consolidated Crown Vantage returns, net operating loss carryforwards, investment and other tax credit carryforwards included in the calculation of the Crown Vantage income tax benefit cannot be utilized on a standalone basis. As the Berlin-Gorham Mills are not a separate legal or tax entity they are considered to have no reportable net operating loss, tax credit carryforwards, or deferred tax assets and liabilities.

Interest Expense

     Interest expense included in the accompanying financial statements represents interest expense on the industrial revenue bonds specifically restricted for use in funding certain environmental capital improvements at the Berlin-Gorham Mills. Interest expense reflected in the statements of operations and the amount of debt reflected in the balance sheets are not intended to reflect interest expense that the Berlin-Gorham Mills may have incurred nor the amount of debt which would have been outstanding had the Berlin-Gorham Mills been a standalone company for the years presented. As discussed below under "Crown Vantage's Investment," transactions with Crown Vantage are treated as settled immediately through the investment account. As a result, there were no advances from Crown Vantage outstanding that would require recognition of interest expense.

Sale of Accounts Receivable

     In 1996, Crown Vantage entered into a five-year agreement with certain banks which provides for the sale of undivided interests in a revolving pool of trade accounts receivable, including trade receivables attributable to the Berlin-Gorham Mills. As collections reduce accounts receivable included in the pool, Crown Vantage sells undivided interests in new receivables to bring the amount sold up to the amount permitted. Accounts receivable reported in the accompanying balance sheets represent the Berlin-Gorham Mills receivables net of the undivided interests in the Berlin-Gorham Mills receivables sold ($6.9 million and $8.4 million at December 27, 1998 and December 28, 1997, respectively).

     The proceeds from sales are less than the face amount of undivided interests in accounts receivable sold and this discount ($.9 million in 1998, $.5 million in 1997, and $.2 million in 1996) is included in corporate allocations in the statement of operations.

Selected Sales Information

     During 1998, 1997, and 1996 export sales to foreign markets from the Berlin-Gorham Mills represented less than 10% of net sales for that year. The Berlin-Gorham Mills have one significant customer that purchases both pulp and uncoated paper. Pulp sold to this customer accounted for 13.6% of net sales in 1998, 9.6% in 1997 and 10.0% in 1996. Uncoated papers sold to this customer accounted for 10.3% of net sales in 1998, 9.3% in 1997 and 3.1% in 1996. Sales of pulp to other Crown Vantage mills, which are included in the accompanying Statement of Operations, totaled $11.5 million in 1998, $15.9 million in 1997 and $17.1 million in 1996.

Crown Vantage's Investment

     Crown Vantage's Investment reflects the historical intercompany activity between the Berlin-Gorham Mills and Crown Vantage, and the Berlin-Gorham Mills' cumulative results of operations. Transactions with Crown Vantage are reflected as though they were settled immediately as an addition to or reduction of Crown

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


Vantage's Investment and there are no amounts due to or from Crown Vantage at December 27, 1998 or December 28, 1997.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 3

Concentration of Credit Risk

     Credit risk represents the accounting loss that would be recognized at the reporting date if customers failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Berlin-Gorham Mills do not have any significant concentration of credit risk.

Note 4

Supplemental Balance Sheet Information

                                                         1998            1997
                                                       --------        --------
                                                              (dollars in
                                                               thousands)
Inventories
Raw Materials ..................................       $  3,950        $  3,482
Work-in-process ................................            586             677
Finished goods .................................         13,031          14,545
Stores and supplies ............................         11,702          13,391
                                                         29,269          32,095
Last-in, first-out reserve .....................         (1,898)         (2,182)
                                                       --------        --------
   Total Inventories ...........................       $ 27,371        $ 29,913
                                                       ========        ========
Valued at lower of cost or market:
Last-in, first-out .............................       $ 15,669        $ 16,522
First-in, first-out ............................         11,702          13,391
                                                       --------        --------
   Total inventories ...........................       $ 27,371        $ 29,913
                                                       ========        ========

                                                         1998            1997
                                                       --------        --------
                                                              (dollars in
                                                               thousands)
Property, Plant and Equipment
Land and improvements ........................       $  17,499        $  23,157
Buildings ....................................          35,447           43,716
Machinery and equipment ......................         280,294          342,106
Construction in progress .....................           3,633            4,690
                                                     ---------        ---------
                                                       336,873          413,669
Accumulated depreciation .....................        (290,688)        (210,753)
                                                     ---------        ---------
Net property, plant and equipment ............       $  46,185        $ 202,916
                                                     =========        =========

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


                                                            1998          1997
                                                          -------       -------
                                                          (dollars in thousands)
Accrued Liabilities
Compensated absences ...............................       $ 2,948       $ 3,133
Employee insurance benefits ........................         3,272         4,950
Accrued interest ...................................         1,154         1,161
Taxes payable, other than income taxes .............         8,568         7,475
Other accrued liabilities ..........................         5,238         4,957
                                                           -------       -------
Total accrued liabilities ..........................       $21,180       $21,676
                                                           =======       =======

Note 5

Long-term Debt

     Long term debt consists of the following industrial revenue bonds (in thousands) for both 1998 and 1997:


7.75% Refunding Bonds, due 2022 .............................            $17,955
7.875% Project Bonds, due 2026 ..............................             12,300
                                                                         -------
                                                                         $30,255
                                                                         =======


     Proceeds from the sale of the 7.875% Project Bonds are used to finance eligible environmental project costs. At December 27, 1998 and December 28, 1997 approximately $1.8 million and $5.2 million, respectively had not yet been spent. At December 27, 1998 and December 28, 1997, the fair value of the industrial revenue bonds approximated book value. Cash paid for interest totaled $2.4 million for 1998, $2.4 million for 1997 and $1.2 million for 1996.

Note 6

Pension and Other Benefit Plans

     In connection with a spin-off transaction in 1995, Crown Vantage and James River Corporation of Virginia (now "Fort James Corporation") entered into an agreement with the Pension Benefit Guaranty Corporation (the "PBGC") whereby U.S. pension plans transferred to Crown Vantage (including the Berlin-Gorham Mills pension plans) and corresponding accumulated participant benefits were frozen (the "Frozen Plans"). New pension plans (the "New Plans") were then established by Crown Vantage that have terms substantially similar to the Frozen Plans. An agreement exists between Fort James Corporation and the PBGC which provides that, if the PBGC institutes proceedings to terminate a Frozen Plan, Fort James Corporation may either assume sponsorship of the plan or will be responsible for all liabilities arising from the termination of the plan. Fort James Corporation's contingent obligation with respect to the Frozen Plans will generally end when there are no unfunded benefit obligations for the Frozen Plans. Fort James Corporation and Crown Vantage have entered into an agreement that establishes minimum funding requirements by Crown Vantage for the Frozen Plans that are at least equal to minimum funding requirements pursuant to
Section 412 of the Internal Revenue Code. All hourly plans at the Berlin-Gorham Mills are for employees and retirees of that facility. The salary plan is for all salaried employees of Crown Vantage. The Berlin-Gorham Mills were allocated a portion of the salaried plan balances and income/expense based on actuarial calculations.

     Hourly employees at the Berlin-Gorham Mills who retire after having attained at least age 55 with 10 years of service are eligible for post-retiree medical benefits ("Other Benefits"). Salaried employees hired

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


before January 1, 1993, generally become eligible for retiree medical benefits after reaching age 55 with 15 years of service or after reaching age 65. Salaried employees hired after January 1, 1993 are not eligible for retiree medical benefits. The retiree medical plans are unfunded.

     The financial statements include the present value of benefit obligations, related components of pension and other benefit costs, unrecognized net gains, prior service costs, transition liabilities and plan assets that were derived from actuarial calculations.

     Summary information on the Berlin-Gorham Mills' pension and other benefit plans is as follows:

                                                  Pension Benefits         Other Benefits
                                                 --------------------    --------------------
                                                   1998        1997       1998        1997
                                                 --------    --------    --------    --------
                                                        (dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year ......   $ 71,224    $ 69,979    $ 19,901    $ 22,117
Service cost .................................      1,298       1,030         408         371
Interest cost ................................      5,167       5,586       1,441       1,420
Amendment ....................................         73          --          --          --
Plan participants' contributions .............        294         249         727         688
Actuarial (gain) loss ........................      3,201         320       1,125      (2,521)
Benefits paid ................................     (5,936)     (5,940)     (2,062)     (2,174)
                                                 --------    --------    --------    --------
Benefit obligation at end of year ............   $ 75,321    $ 71,224    $ 21,540    $ 19,901
                                                 ========    ========    ========    ========

Change in plan assets
Fair value of plan assets at beginning of year   $ 97,907    $ 83,949
Actual return on plan assets .................      1,667      19,024
Company contributions ........................      1,095         625
Plan participants' contributions .............        294         249
Benefits paid ................................     (5,936)     (5,940)
                                                 --------    --------
Fair value of plan assets at end of year .....   $ 95,027    $ 97,907
                                                 ========    ========



     Plan assets are invested primarily in domestic equity and fixed income mutual funds. The following table sets forth the funded status of the Berlin-Gorham Mill's pension plans and other benefit plans at December 27, 1998, and December 28, 1997:

                                             Pension Plans       Other Benefits Plans
                                         --------------------    --------------------
                                           1998       1997        1998        1997
                                         --------    --------    --------    --------
                                                    (dollars in thousands)
Funded status (over/(under)funded) ...   $ 19,706    $ 26,683    $(21,540)   $(19,901)
Unrecognized net gain ................     (5,535)    (15,356)     (3,892)     (5,181)
Unrecognized prior service cost (gain)      2,546       3,006      (5,292)     (6,307)
Unrecognized net transition liability       1,153       1,635          --          --
                                         --------    --------    --------    --------
Net asset (liability) ................   $ 17,870    $ 15,968    $(30,724)   $(31,389)
                                         ========    ========    ========    ========

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements



     The components of the Berlin-Gorham Mill's net pension and other benefit costs, were as follows:

                                                                 Pension Plans                         Other Benefit Plans
                                                      -----------------------------------       -----------------------------------
                                                       1998           1997         1996          1998           1997         1996
                                                      -------       -------       -------       -------       -------       -------
                                                                                (dollars in thousands)
Service cost ...................................      $ 1,298       $ 1,030       $ 1,804       $   408       $   371       $   469
Interest cost ..................................        5,167         5,586         8,073         1,441         1,420         1,655
Net investment income on plan assets ...........       (7,733)       (7,546)       (9,994)           --            --            --
Net amortization ...............................          351           518         1,170        (1,179)       (1,341)       (1,052)
                                                      -------       -------       -------       -------       -------       -------
Net benefit cost (income) ......................      $  (917)      $  (412)      $ 1,053       $   670       $   450       $ 1,072
                                                      =======       =======       =======       =======       =======       =======


     Net amortization of pension and other benefit costs includes amortization of the net transition assets, net experience gains and losses, and prior service costs over 15 to 20 years. The actuarial assumptions used in determining net pension and other benefit costs and related pension and other benefit obligations were as follows:

                                                                        Pension Benefits               Other Benefits
                                                                      --------------------           ------------------
                                                                      1998            1997           1998          1997
                                                                      ----            ----           ----          ----
Discount Rate ....................................................    7.0%            7.5%           7.0%           7.5%
Assumed rate of increase in compensation levels ..................    4.0%            4.0%
Expected long-term rate of return on plan assets .................   10.0%           10.0%


     Changes in actuarial assumptions for 1998 resulted in an increase to other benefit costs of $.1 million and the related accumulated benefit obligation of $1 million. The assumed health care cost trend rate used in measuring the accumulated benefit obligation for other benefits was 6.5% in 1998, declining by 0.5% per year through 2002 to an ultimate rate of 4.5%. The effect of a 1% change in the health care cost trend rate assumptions is as follows:

                                                        1% increase  1% decrease
                                                        -----------  -----------
                                                         (dollars in thousands)
Service and interest cost ...........................     $  262      $  215
Accumulated postretirement benefit obligation .......     $2,520      $2,197


           Prepaid pension assets are included in other assets.

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


Note 7

Commitments and Contingent Liabilities

Leases

     As of December 27, 1998, future minimum rental payments under noncancelable operating leases were as follows:

                                                                     Minimum
                                                                     Rentals
                                                                  -------------
                                                                    (dollars
                                                                  in thousands)

1999 ........................................................        $  748
2000 ........................................................           732
2001 ........................................................           559
2002 ........................................................           471
2003 ........................................................           471
Later years .................................................           579
                                                                     ------
Total future minimum rentals ................................        $3,560
                                                                     ======


     Rent expense totaled $1.1 million in 1998, $.5 million in 1997 and $.6 million in 1996.

Environmental Matters

     The Berlin-Gorham Mills have accrued $2.4 million at December 27, 1998 and $2.5 million at December 28, 1997 primarily for estimated landfill site restoration, post-closure and monitoring costs.

     The Environmental Protection Agency signed final rules affecting pulp and paper industry discharges of wastewater and gaseous emissions ("Cluster Rules") which became effective on April 15, 1998. These Cluster Rules require changes in the pulping, bleaching and/or wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin pulp mill. Management estimates that approximately $12.9 million of capital expenditures may be required to comply with the rules with compliance dates beginning in 1999 and extending over the next two to five years. 1998 environmental capital spending includes $.2 million for compliance with the Cluster Rules. There are risks and uncertainties associated with the estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates, including changes in technology, interpretation of the rules by government agencies that is substantially different from Management's interpretation, or other items.

Note 8

Timberland Gain

     During the fourth quarter of 1997, the Berlin-Gorham Mills sold approximately 24,000 acres of timber-producing properties for approximately $24.5 million and recognized a gain of $13.5 million. Proceeds of the sale were used to pay down Crown Vantage debt.

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements

Note 9

Severance

     During 1998, the Berlin-Gorham Mills accrued $1.9 million relating to a 5% work force reduction. The accrual is for anticipated expenses resulting from the work force reduction, primarily for severance and benefit payments to the approximately 100 affected employees. Both hourly and salaried employees from manufacturing, maintenance, and office staff were affected. As of December 27, 1998 approximately $1.0 million had been paid and the remainder will be paid during the first half of 1999.

Note 10

Year 2000 Issue (Unaudited)

     The Year 2000 issue concerns the potential inability of computer applications, information technology systems, and certain software-based "embedded" control systems to properly recognize and process date-sensitive information as the Year 2000 approaches and beyond. The Berlin-Gorham Mills could suffer material adverse impacts on their operations and financial results if the applications and systems used by the Berlin-Gorham Mills, or by third parties with whom the Berlin-Gorham Mills do business, do not accurately or adequately process or manage dates or other information as a result of the Year 2000 issue.

     The Berlin-Gorham Mills use a variety of software applications, business information systems, accounting subsystems, process control systems and related software, communication devices, and networking and other operating systems. The Berlin-Gorham Mills have completed an inventory of all such systems and are currently in the process of testing, upgrading, replacing, or otherwise modifying these systems to adequately address the Year 2000 issue. The Berlin-Gorham Mills believe they will be able to timely modify or replace affected systems to prevent any material detrimental effects on operations and financial results. However, the Berlin-Gorham Mills can give no assurance that all critical Year 2000 issues will be resolved in a timely manner or that potentially unresolved issues would not have a material adverse impact on the results of operations.

     The Berlin-Gorham Mills have certain key relationships with customers, vendors and outside service providers. Failure by the Berlin-Gorham Mills' key customers, vendors and outside service providers to adequately address the Year 2000 issue could have a material adverse impact on the Berlin-Gorham Mills' operations and financial results. The Berlin-Gorham Mills are currently assessing the Year 2000 readiness of these key customers, vendors and outside service providers and, at this time, cannot determine what the impact of their readiness will be on the Berlin-Gorham Mills.

Note 11

Subsequent Event

     In March 1999, Crown Vantage reached an agreement with American Tissue for the sale of substantially all of the Berlin-Gorham Mills' assets and certain liabilities. In connection with Crown Vantage's decision to sell the Berlin-Gorham Mills, the net assets to be sold will be written down to their net realizable value in the first quarter of 1999. As a result, a charge will be recognized in the Berlin-Gorham Mills' 1999 first quarter of approximately $16.2 million.

Settlement of Berlin Property Tax Case

     On February 1, 1999, the Berlin-Gorham Mills finalized an agreement with the City of Berlin, New Hampshire concerning assessed values and taxability of factory machinery. Over the next three years the

                               BERLIN-GORHAM MILLS

                          Notes to Financial Statements


agreement significantly reduces the assessed value from recent valuations of the Berlin-Gorham Mills' pulp mill. The Berlin-Gorham Mills will reverse a property tax accrual of approximately $9 million in the first quarter of 1999, which relates to amounts over-accrued for previous tax years.

                               BERLIN-GORHAM MILLS

                                  BALANCE SHEET
                             (dollars in thousands)

                                                                June 27, 1999        December 27, 1998
                                                                -------------        -----------------
                                                                             (unaudited)
Assets
Current Assets:
Cash and cash equivalents .....................................     $  1,675               $  1,753
Accounts receivable ...........................................        5,759                  6,537
Inventories ...................................................       26,282                 27,371
Prepaid expenses and other current assets .....................          386                    115
                                                                    --------               --------
                Total current assets ..........................       34,102                 35,776
                                                                    --------               --------
Property, plant and equipment, net ............................       30,838                 46,185
Other assets ..................................................       16,340                 19,081
                                                                    --------               --------
           Total Assets .......................................       81,280               $101,042
                                                                    ========               ========

Liabilities and Equity
Current Liabilities:
Accounts payable ..............................................        6,459               $  6,912
Accrued liabilities ...........................................       13,407                 21,180
                                                                    --------               --------
           Total current liabilities ..........................       19,866                 28,092
                                                                    --------               --------
Long-term debt ................................................       30,255                 30,255
Accrued post retirement benefits other than pensions ..........       24,337                 30,724
Other long-term liabilities ...................................        2,179                  2,033
                                                                    --------               --------
           Total Liabilities ..................................       76,637                 91,104
                                                                    --------               --------
Crown Vantage's Investment ....................................        4,643                  9,938
                                                                    --------               --------
                Total Liabilities and Equity ..................       81,280               $101,042
                                                                    ========               ========


                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF OPERATIONS
                             (dollars in thousands)


                                                         26 Weeks Ended June(2)
                                                       ------------------------
                                                         1999            1998
                                                       --------        --------
                                                             (unaudited)
Statements of Operations Data:
Net sales ......................................       $ 86,372        $ 87,439
Cost of sales ..................................         83,268          98,360
Severance charge ...............................             --           1,932
                                                       --------        --------
Gross margin ...................................          3,104         (12,853)
Adjustment to net realizable value .............         16,175              --
Selling and administrative expenses ............          4,693           5,136
Property tax accrual reversal ..................         (8,957)             --
Gain on timberland sale ........................             --              --
Asset impairment charge ........................             --              --
Corporate overhead allocation(3) ...............          3,783           3,342
                                                       --------        --------
Operating income (loss) ........................        (12,590)        (21,331)
Interest expense and other income, net .........          1,240           1,244
                                                       --------        --------
Loss before income taxes .......................        (13,830)        (22,575)
Income tax benefit(4) ..........................         (5,366)         (8,759)
                                                       --------        --------
Net loss .......................................       $ (8,464)       $(13,816)
                                                       ========        ========

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                            26 Weeks Ended
                                                                    -----------------------------------
                                                                    June 27, 1999         June 28, 1998
                                                                    -------------         -------------
                                                                              (unaudited)
Cash provided by (used for) operating activities:
Net loss .....................................................        (8,464)               (13,816)
Items not affecting cash:
           Depreciation and cost of timber harvested                   2,676                 12,083
           Property tax accrual reversal                              (8,957)                    --
           Adjustment to net realizable value                         16,175                     --
           Other, net                                                     25                     25
           Tax benefit                                                (5,366)                (8,759)
Change in current assets and liabilities:
           Accounts receivable                                           777                    298
           Inventories                                                 1,090                    156
           Other current assets                                         (271)                  (524)
           Accounts payable                                             (452)                   (28)
           Other current liabilities                                  (2,777)                 6,290
Other, net ...................................................           146                    121
                                                                    --------               --------
                Cash used for operating activities ...........        (5,398)                (4,154)
Cash provided by (used for) investing activities:
Expenditures for property, plant and equipment ...............        (3,211)                (2,812)
Proceeds from sale of property, plant and equipment ..........            --                   (212)
Other, net ...................................................            (3)                   208
                                                                    --------               --------
                Cash used for investing activities ...........        (3,214)                (2,816)
Cash provided by (used for) financing activities:
Crown Vantage's capital investment ...........................         8,534                  6,742
                                                                    --------               --------
                Cash provided by financing activities ........         8,534                  6,742
                                                                    --------               --------
Decrease in cash and cash equivalents ........................           (78)                  (228)
Cash and cash equivalents, beginning of year                           1,753                  5,167
                                                                    ========               ========
                Cash and cash equivalents, end of period .....      $  1,675               $  4,939
                                                                    ========               ========


                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                      Notes to Interim Financial Statements
                                   (unaudited)

Note 1-Organization and Basis of Presentation

     The Berlin-Gorham Mills are owned by Crown Paper Co., a wholly-owned subsidiary of Crown Vantage Inc. (collectively "Crown Vantage"). Subject to the successful consummation of the Asset Purchase Agreement and related agreements by and between Crown Paper Co. and American Tissue Inc. ("American Tissue"), the Berlin-Gorham Mills will be sold to Pulp & Paper of America LLC, an affiliate of American Tissue (the "Sale"). The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. The condensed balance sheet as of December 27, 1998 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the 26 weeks ended June 27, 1999 are not necessarily indicative of the results that may be expected for the year ended December 26, 1999. For further information, refer to the Berlin-Gorham Mills' financial statements and footnotes thereto included in financial statements for the year ended December 27, 1998.

     The accompanying financial statements have been prepared as if the Berlin-Gorham Mills had operated as an independent stand-alone entity for all periods presented. There are no allocations of Crown Vantage borrowings or related interest expense in the accompanying financial statements except for borrowings and interest expense of certain industrial revenue bonds incurred by Crown Vantage that are restricted to environmental expenditures at the Berlin-Gorham Mills. The Berlin-Gorham Mills engaged in various transactions with Crown Vantage and its other mills that are characteristic of a group of entities under common control. Throughout the period covered by these financial statements, the Berlin-Gorham Mills participated in Crown Vantage's centralized cash management system and, as such, its cash funding requirements were met by Crown Vantage. The Berlin-Gorham Mills' operational transactions resulted in amounts receivable from and payable to Crown Vantage, which fluctuate over time and have not been settled through cash transfers. Accordingly, the amounts have been presented net in the balance sheet as Crown Vantage's Investment. For a description of all significant intercompany transactions effecting the Berlin-Gorham Mills please see the Berlin-Gorham Mills financial statements for the year ended December 27, 1998.

     Crown Vantage general and administrative costs not directly attributable to Berlin-Gorham have been allocated based primarily on tons sold. Such allocations for the first six months totaled $3.8 million in 1999, and $3.3 million in 1998.

Note 2-Sale of Accounts Receivable

     In 1996, Crown Vantage entered into a five-year agreement with certain banks which provides for the sale of undivided interests in a revolving pool of trade accounts receivable, including trade receivables attributable to the Berlin-Gorham Mills. As collections reduce accounts receivable included in the pool, Crown Vantage sells undivided interests in new receivables to bring the amount sold up to the amount permitted. Accounts receivable reported in the accompanying balance sheets represent the Berlin-Gorham Mills receivables net of the undivided interests in the Berlin-Gorham Mills receivables sold ($6.2 million at June 27, 1999 and $6.9 million at December 27, 1998).

     The proceeds from sales are less than the face amount of undivided interests in accounts receivable sold and this discount ($0.4 million in 1999 and 1998) is included in corporate allocations in the statement of operations.

Note 3-Sales to Crown Vantage Locations

     Net sales of pulp to other Crown Vantage mills, which are included in the accompanying Statement of Operations, totaled $5.6 million in 1999, and $6.0 million in 1998.

                               BERLIN-GORHAM MILLS

                      Notes to Interim Financial Statements
                                   (unaudited)

Note 4-Inventories


(amounts in thousands)                        June 27, 1999    December 27, 1998
- ----------------------                        -------------    -----------------
Raw Materials ..............................     $  2,943          $  3,950
Work-in-process ............................          615               586
Finished goods .............................       11,877            13,031
Stores and supplies ........................       11,848            11,702
                                                 --------          --------
                                                   27,283            29,269
Last-in, first-out reserve .................       (1,001)           (1,898)
                                                 --------          --------
Total Inventories ..........................     $ 26,282          $ 27,371
                                                 ========          ========

- -----------

Note 5-Long-term Debt

     Long term debt consists of the following industrial revenue bonds (in thousands) for periods presented:

7.75% Refunding Bonds, due 2022 .............................            $17,955
7.875% Project Bonds, due 2026 ..............................             12,300
- -----                     ----                                           -------
                                                                         $30,255
                                                                         =======

     Proceeds from the sale of the 7.875% Project Bonds are used to finance eligible environmental project costs. At June 27, 1999 and December 27, 1998 approximately $1.7 million and $1.8 million, respectively had not yet been spent.

Note 6-Environmental Matters

     The Berlin-Gorham Mills have accrued $2.8 million at June 27, 1999 and $2.4 million at December 27, 1998 primarily for estimated landfill site restoration, post-closure and monitoring costs.

     The Environmental Protection Agency signed final rules affecting pulp and paper industry discharges of wastewater and gaseous emissions ("Cluster Rules") which became effective on April 15, 1998. These Cluster Rules require changes in the pulping, bleaching and/or wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin pulp mill. Management estimates that approximately $12.9 million of capital expenditures may be required to comply with the rules with compliance dates beginning in 1999 and extending over the next two to five years. As of June 27, 1999, $0.2 million had been spent in 1999 and Cluster Rule capital spending from inception to date totals $0.4 million. There are risks and uncertainties associated with the estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates, including changes in technology, interpretation of the rules by government agencies that is substantially different from Management's interpretation, or other items.

Note 7-Year 2000 Issue (Unaudited)

     The Year 2000 issue concerns the potential inability of computer applications, information technology systems, and certain software-based "embedded" control systems to properly recognize and process date-sensitive information as the Year 2000 approaches and beyond. The Berlin-Gorham Mills could suffer material adverse impacts on its operations and financial results if the applications and systems used by the Berlin-Gorham Mills, or by third parties with whom the Berlin-Gorham Mills do business, do not accurately or adequately process or manage dates or other information as a result of the Year 2000 issue.

     The Berlin-Gorham Mills use a variety of software applications, business information systems, accounting subsystems, process control systems and related software, communication devices, and networking and other operating systems. The Berlin-Gorham Mills have completed an inventory of all such systems and are currently in the process of testing, upgrading, replacing, or otherwise modifying these systems to adequately address the Year 2000 issue. The

                              Berlin-Gorham Mills
                     Notes to Intermim Financial Statements
                                  (unaudited)


Berlin-Gorham Mills believe they will be able to timely modify or replace its affected systems to prevent any material detrimental effects on operations and financial results. However, the Berlin-Gorham Mills can give no assurance that all critical Year 2000 issues will be resolved in a timely manner or that potentially unresolved issues would not have a material adverse impact on the results of operations.

     The Berlin-Gorham Mills have certain key relationships with customers, vendors and outside service providers. Failure by the Berlin-Gorham Mills' key customers, vendors and outside service providers to adequately address the Year 2000 issue could have a material adverse impact on the Berlin-Gorham Mills' operations and financial results. The Berlin-Gorham Mills are currently assessing the Year 2000 readiness of these key customers, vendors and outside service providers and, at this time, cannot determine what the impact of their readiness will be on the Berlin-Gorham Mills.

Note 8-Berlin-Gorham Sale

     In March 1999, Crown Vantage reached an agreement with American Tissue for the sale of substantially all of the Berlin-Gorham Mills' assets and certain liabilities. Management expects to consummate the sale during the second quarter of 1999. In connection with Crown Vantage's decision to sell the Berlin-Gorham Mills, a charge for $16.2 million was recorded in the first quarter of 1999 in order to adjust the Berlin-Gorham Mills' net book value to its net realizable value. The charge consisted of the following elements:

(amounts in millions)
- ---------------------
Fixed asset write-down.................................................  $16.5
Accrued transaction fees...............................................    2.5
Loss on curtailment of pension plans...................................    3.4
Gain on curtailment/settlement of other benefit plans..................   (6.2)
                                                                         -----
Total charge...........................................................  $16.2
                                                                         =====

Note 9-Settlement of Berlin Property Tax Case

     On February 1, 1999, the Berlin-Gorham Mills finalized an agreement with the City of Berlin, New Hampshire concerning assessed values and taxability of factory machinery. Over the next three years the agreement significantly reduces the assessed value from recent valuations of the Berlin-Gorham Mills' pulp mill. The Berlin-Gorham Mills reversed a property tax accrual of approximately $9 million in the first quarter of 1999, which relates to amounts over-accrued for previous tax years.

                              AMERICAN TISSUE INC.


                                    OFFER FOR

                        ALL OUTSTANDING 12 1/2% SERIES A
                          SENIOR SECURED NOTES DUE 2006

                                 IN EXCHANGE FOR

                 12 1/2% SERIES B SENIOR SECURED NOTES DUE 2006



                  --------------------------------------------
                                   PROSPECTUS
                  --------------------------------------------

                               ____________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law ("Section 145"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Company has applied for insurance covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference

ITEM 22. UNDERTAKINGS.

     The undersigned registrants undertake:

     (1) To file, during any period in which offers or sales are being post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and
Stockholders of American Tissue Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of American Tissue Inc. (the "Company") included in this registration statement and have issued our report thereon dated February 19, 1999 (except for the matters discussed in Note 15, as to which the date is August 10, 1999). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                         ARTHUR ANDERSEN LLP



Melville, New York
February 19, 1999

                                                                     SCHEDULE II

                              AMERICAN TISSUE INC.
                        VALUATION AND QUALIFYING ACCOUNTS

                                 AMOUNTS IN 000s


                 COLUMN A                        COLUMN B            COLUMN C              COLUMN D            COLUMN E
- ------------------------------------------   ----------------   ------------------   --------------------   --------------
                                                Balance at                               Write-off of
                                               beginning of         Charged to          uncollectible         Balance at
               Description                        period             expenses              accounts         end of period
- ------------------------------------------   ----------------   ------------------   --------------------   --------------
Allowance for doubtful accounts
September 30, 1996 .........................      $  363             $  497              $  407               $  453
September 30, 1997 .........................      $  453             $1,120              $  193               $1,380
September 30, 1998 .........................      $1,380             $  560              $1,857               $   83

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, State of New York, on September , 1999.

                           AMERICAN TISSUE INC.


                           By:  /s/ Mehdi Gabayzadeh
                               ------------------------------------------------
                                Name:     Mehdi Gabayzadeh
                                Title:    President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each of the undersigned constitutes and appoints Mehdi Gabayzadeh, Edward
I. Stein and Nourollah Elghanayan and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign and file with the Securities Exchange Commission under the Securities Act any or all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                             TITLE                                        DATE
      ---------                             -----                                        ----
/s/ Nourollah Elghanayan           Chairman of the Board and Director           September 28, 1999
- -------------------------
Nourollah Elghanayan

/s/ Mehdi Gabayzadeh
- --------------------------
Mehdi Gabayzadeh                   President and Chief Executive                September 28, 1999
                                   Officer (Principal Executive Officer
                                   and Director)
/s/ Edward I. Stein                Executive Vice President and Chief           September 28, 1999
- -------------------------
Edward I. Stein                    Financial Officer (Principal
                                   Financial and Accounting Officer)
                                   Director                                     September   , 1999
- -------------------------
Andrew Rush

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the subsidiary guarantors listed on Schedule A to the cover page of this registration statement has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, State of New York, on September , 1999.

                    On behalf of each Subsidiary Guarantor listed on Schedule A to the cover page of this registration statement

                    By:      /s/ Mehdi Gabayzadeh
                       -----------------------------------------------
                       Name:     Mehdi Gabayzadeh
                       Title:    President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each of the undersigned hereby appoints Mehdi Gabayzadeh and Nourollah Elghanayan and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign and file with the Securities and Exchange Commission under the Securities Act any or all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                                 TITLE                                       DATE
    ---------                                 -----                                       ----
/s/ Mehdi Gabayzadeh                  President and Chief Executive                September 28, 1999
- ----------------------------
Mehdi Gabayzadeh                      Officer (Principal Executive Officer
                                      and Director)
/s/ Nourollah Elghanayan              Chairman of the Board and Director           September 28, 1999
- ----------------------------
Nourollah Elghanayan

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the subsidiary guarantors listed on Schedule B hereto has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, State of New York, on September , 1999.

     On behalf of each Subsidiary Guarantor listed on Schedule A hereto

                          By:         /s/ Mehdi Gabayzadeh
                              -----------------------------------------------
                              Name:   Mehdi Gabayzadeh
                              Title:  President and Chief Executive Officer



                          By:         /s/ Nourollah Elghanayan
                              -----------------------------------------------
                               Name:  Nourollah Elghanayan


                                POWER OF ATTORNEY

     Each person of the undersigned hereby appoints Mehdi Gabayzadeh, Edward I. Stein and Nourollah Elghanayan and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign and file with the Securities and Exchange Commission under the Securities Act any or all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on September , 1999.

                                INDEX TO EXHIBITS


   EXHIBIT
    NUMBER                       DESCRIPTION
    ------                       -----------

     3.1    Certificate of Incorporation of American Tissue Inc., as amended

     3.2    By-Laws of American Tissue Inc.

     3.3 Certificate of Incorporation of American Tissue Corporation, as amended

     3.4    By-Laws of American Tissue Corporation, as amended

     3.5 Certificate of Incorporation of American Cellulose Mill Corp., as amended

     3.6    By-Laws of American Cellulose Mill Corp.

     3.7    Articles of Organization of American Tissue Mills of Greenwich LLC

     3.8 Operating Agreement of American Tissue Mills of Greenwich LLC, as amended

     3.9    Articles of Organization of American Tissue Mills of Neenah LLC

     3.10 Operating Agreement of American Tissue Mills of Neenah LLC, as amended

     3.11 Certificate of Incorporation of American Tissue Mills of New Hampshire, Inc., as amended

     3.12   By-Laws of American Tissue Mills of New Hampshire, Inc., as amended

     3.13 Certificate of Incorporation of American Tissue Mills of New York, Inc., as amended

     3.14   By-Laws of American Tissue Mills of New York, Inc.

     3.15 Certificate of Incorporation of American Tissue Mills of Oregon, Inc., as amended

     3.16   By-Laws of American Tissue Mills of Oregon, Inc.

     3.17 Certificate of Incorporation of American Tissue Mills of Wisconsin, Inc., as amended

     3.18   By-Laws of American Tissue Mills of Wisconsin, Inc.

     3.19   Record of Organization of Berlin Mills Railway, Inc.

     3.20   By-Laws of Berlin Mills Railway, Inc.

     3.21   Articles of Organization Calexico Tissue Company LLC

     3.22   Operating Agreement of Calexico Tissue Company LLC, as amended

     3.23 Certificate of Incorporation of American Tissue - New Hampshire Electric Inc., as amended

     3.24   By-Laws of American Tissue - New Hampshire Electric Inc., as amended

     3.25   Articles of Organization of Coram Realty LLC

     3.26   Operating Agreement with Coram Realty LLC, as amended

     3.27   Articles of Organization of Engineers Road, LLC

     3.28   Operating Agreement of Engineers Road, LLC, as amended

     3.29   Articles of Organization of Grand LLC, as amended

   EXHIBIT
    NUMBER                       DESCRIPTION
    ------                       -----------

     3.30   Operating Agreement of Grand LLC, as amended

     3.31   Certificate of Incorporation of Gilpin Realty Corp., as amended

     3.32   By-Laws of Gilpin Realty Corp.

     3.33   Certificate of Formation of Hydro of America LLC

     3.34   Operating Agreement of Hydro of America LLC, as amended

     3.35   Certificate of Formation of Landfill of America LLC

     3.36   Operating Agreement of Landfill of America LLC, as amended

     3.37   Articles of Organization of Markwood LLC

     3.38   Operating Agreement of Markwood LLC, as amended

     3.39   Articles of Organization of 100 Realty Management LLC,

     3.40   Operating Agreement of 100 Realty Management LLC, as amended

     3.41   Certificate of Formation of Paper of America LLC

     3.42   Operating Agreement of Paper of America LLC, as amended

     3.43   Articles of Organization of Pulp & Paper of America LLC, as amended

     3.44   Operating Agreement of Pulp & Paper of America LLC, as amended

     3.45   Certificate of Formation of Pulp of America LLC

     3.46   Operating Agreement of Pulp of America LLC, as amended

     3.47   Certificate of Formation of Railway of America LLC

     3.48   Operating Agreement of Railway of America LLC, as amended

     3.49   Articles of Organization of Saratoga Realty LLC

     3.50   Operating Agreement of Saratoga Realty LLC, as amended

     3.51   Certificate of Incorporation of Tagsons Papers, Inc., as amended

     3.52   By-Laws of Tagsons Papers, Inc.

     3.53   Articles of Organization of Unique Financing LLC, as amended

     3.54   Operating Agreement of Unique Financing LLC, as amended

     4.1 Indenture dated as of July 9, 1999 among American Tissue Inc., each Subsidiary Guarantor and The Chase Manhattan Bank, as Trustee

     4.2    Form of 12 1/2% Series B Senior Secured Notes

     4.3    Form of Subsidiary Guarantees

     4.4 Purchase Rights Agreement dated as of July 9, 1999 among American Tissue Inc., each Subsidiary Guarantor and Donaldson, Lufkin & Jenrette Securities Corporation

     4.5 Registration Rights Agreement dated as of July 9, 1999, by and among American Tissue Inc., each Subsidiary Guarantor and Donaldson, Lufkin & Jenrette Securities Corporation

   EXHIBIT
    NUMBER                       DESCRIPTION
    ------                       -----------

     4.6 Security Agreement dated as of July 9, 1999, made by American Tissue Inc. and each of the Subsidiary Guarantors in favor of the Trustee

     4.7 Form of Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of July 9, 1999 between each of the following Subsidiary Guarantors in favor of the Trustee: American Tissue Mills of Greenwich LLC relating to premises at Mill Road, Greenwich, New York; America Tissue Mills of New Hampshire, Inc. relating to premises at 116 Lost Road, Winchester, New Hampshire; American Tissue Mills of Neenah LLC relating to premises at 249 Lake Street, Neenah, Wisconsin; American Tissue Mills of New York, Inc. relating to premises at 510 South Main Street, Mechanicville, New York; American Tissue Mills of Wisconsin, Inc. relating to premises at 858 West Leather Avenue, Tomahawk, Wisconsin; Berlin Mills Railway, Inc. relating to premises in Gorham, New Hampshire; Coram LLC relating to premises at 466-468 Mill Road, Coram, New York; Crown Vantage-New Hampshire Electric, Inc., relating to premises in Berlin and Gorham, New Hampshire; Engineers Road LLC relating to premises at 135 Engineers Road, Hauppauge, New York; Gilpin Realty Corp. relating to premises at 45 Gilpin Avenue, Hauppauge, New York; Landfill of America LLC relating to premises in Success, New Hampshire; Paper of America LLC relating to premises in Gorham, New Hampshire; Pulp of America LLC relating to premises in Berlin, New Hampshire; and Saratoga Realty LLC relating to premises at 3 Duplainville Road, Saratoga Springs, New York

     4.8 Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of July 9, 1999 between Grand LLC, as mortgagor, and the Trustee, as mortgagee

     4.9 Leasehold Deed of Trust, Assignment of Leases, Security Agreement and Fixture Filing dated as of July 9, 1999 made by American Tissue Mills of Oregon, Inc., as grantor, to Ticor Title Insurance Company, as trustee for the benefit of the Trustee, as beneficiary

     5.1    Opinion of Mandel & Resnik P.C.*

     10.1 Amended and Restated Loan and Security Agreement dated July 9, 1999 among American Tissue Inc., certain subsidiaries of American Tissue Inc., certain lenders and LaSalle Bank National Association, for itself and as agent for the other lenders

     10.2 Existing Lien Intercreditor Agreement dated as of July 9, 1999 among American Tissue Inc., each of the Subsidiary Guarantors, the
            Trustee, Bank United, The Roslyn Savings Bank and LaSalle Bank National Association

     10.3 Consent and Intercreditor Agreement dated as of July 9, 1999 among American Tissue Mills of Oregon, Inc., American Tissue Corporation, the Trustee and Boise Cascade Corporation

     10.4 Asset Purchase Agreement dated March 24, 1999 by and among Crown Paper Co., Crown Vantage-New Hampshire Electric, Inc., Berlin Mills Railway, Inc., as Seller, and American Tissue Holdings Inc. (now known as American Tissue Inc.) and Pulp & Paper of America LLC, as Buyer

     10.5 Instrument of Assumption of Liabilities dated July 9, 1999 made by Pulp & Paper of America LLC and its subsidiaries in favor of Crown Vantage, Inc. and its subsidiaries

     10.6 Pulp Purchase Agreement dated March 24, 1999 between Crown Paper Co. and Pulp & Paper of America LLC*

   EXHIBIT
    NUMBER                       DESCRIPTION
    ------                       -----------

     10.7 Paper Brokerage Agreement dated March 24, 1999 between Crown Paper Co. and Pulp & Paper of America LLC*

     10.8 Strategic Alliance Agreement dated March 24, 1999 between Crown Paper Co. and Pulp & Paper of America LLC*

     10.9 Lease dated August 1, 1998 between American Tissue Mills of Neenah LLC and Lakeview Real Estate LLC relating to premises located at 249 North Lake Street, Neenah, Wisconsin

     10.10  Lease dated June 1, 1998 between  American  Tissue  Corporation  and
            Huntington  LLC  relating  to  premises   located  1  Arnold  Drive,
            Huntington, New York

     10.11 Lease dated January 18, 1996 between American Tissue Corporation and Reckson Operating Partnership, L.P. relating to premises located at 85 Nicon Court, Hauppauge, New York

     10.12 Lease dated in February 1990 between American Tissue Corporation and Vanderbilt Associates relating to premises located at 110 Plant Avenue, Hauppauge, New York

     10.13 NOVATION AGREEMENT dated as of July 9, 1999 among Super American Tissue Inc., Nourollah Elghanayan, Mehdi Gabayzadeh, Lakeview Real Estate LLC and Huntington LLC

     10.14 Lease dated August 15, 1996 between American Tissue Corporation and Swimline Corporation relating to premises located at 56 Vanderbilt Motor Parkway, Commack, New York

     10.15 Lease Agreement dated as of March 20, 1998 between Waterford Industrial Development Authority and Grand LLC relating to premises located in Waterford, New York

     10.16 Agreement dated November 23, 1992 between American Tissue Mills of Oregon, Inc. and Boise Cascade, as amended by the Amendment dated January 1, 1999 among the same parties and American Tissue Corporation

     10.17 Lease Agreement dated December 15, 1995 between American Tissue Corporation and Curtiss-Wright Flight Systems/Shelby, Inc. relating to premises located at Passaic Street, Wood-Ridge, New Jersey

     10.18 Loan Agreement dated December 15, 1995 between American Tissue Corporation and Curtiss-Wright Flight Systems/Shelby, Inc.

     10.19 Lease Agreement dated as of November 1, 1997 between St. Lawrence & Atlantic Railroad Company and Berlin Mills Railway Inc.

     10.20 Service Agreement dated as of November 1, 1997 between Crown Paper Co. and St. Lawrence & Atlantic Railroad Company

     10.21 Note and Mortgage dated October 27, 1998 made by Grand LLC in favor of Security Mutual Life Insurance Company of New York relating to premises located in Halfmoon, New York

     10.22 Consolidated Mortgage Note and Consolidated Mortgage dated December 29, 1997 made by Saratoga Realty LLC in favor of Bank United relating to premises located at 3 Duplainville Road, Saratoga Springs, New York

   EXHIBIT
    NUMBER                       DESCRIPTION
    ------                       -----------

     10.23 Consolidated Mortgage Note and Consolidated Mortgage dated October 17, 1997 made by Grand LLC in favor of Bank United relating to premises located at Bell's Lane, Waterford, New York

     10.24 Consolidated Mortgage Note and Consolidated Mortgage dated July 21, 1998 made by Gilpin Realty Corp., Coram Realty LLC, Engineers Road LLC and Huntington LLC in favor of The Roslyn Savings Bank relating to premises located at 135 Engineers Road, Hauppauge, New York, 466-468 Mill Road, Coram, New York and 45 Gilpin Avenue, Hauppauge, New York

     10.25 Mortgage Note and Deed of Trust dated as of April 19, 1999 made by Calexico Tissue Company LLC in favor of Bank United

     10.26 Agency Loan Promissory Note and Agency Loan Deed of Trust dated in May 1997 made by Calexico Tissue Company LLC in favor of Community Development Agency of the City of Calexico

     10.27 Reimbursement Promissory Note and Reimbursement Deed of Trust dated in July 1997 made by Calexico Tissue Company LLC in favor of Community Development Agency of the City of Calexico

     10.28 Agreement to Supply Sand and Gravel in Place dated October 30, 1997 between John Hancock Mutual Life Insurance Company and Crown Paper Co.

     10.29 Roundwood Supply Agreement dated June 28, 1999 between Prime Timber Company LLC and Crown Paper Co.

     10.30 Northeast Roundwood Supply Agreement dated October 30, 1997 between John Hancock Mutual Life Insurance Company and Crown Paper Co.

     10.31 Cooperative Agreement dated June 19, 1995 between Kimberly-Clark Corporation and United Paperworker's International Union, AFL-CIO, and Local No. 482

     10.32 Labor Agreement dated as of June 24, 1997 between Crown Vantage and United Paperworkers International Union, AFL-CIO, and its United Brotherhood Local Union No. 75

     10.33 Labor Agreement dated July 15, 1997 between Crown Paper Co. and Office and Professional Employees International Union, Local 6

     10.34  Agreement   dated   December  12,  1994  between   American   Tissue
            Corporation and American Tissue Mills de Mexico S.A. de C.V.

     12.1   Computation of ratio of earnings to fixed charges

     21.1   Subsidiaries of American Tissue Inc.

     23.1   Consent of Arthur Andersen LLP

     23.2   Consent of Holtz Rubenstein & Co., LLP

   EXHIBIT
    NUMBER                       DESCRIPTION
    ------                       -----------

     23.3   Consent of Ernst & Young LLP

     23.4   Consent of Mandel & Resnik P.C. (included in Exhibit 5.1)*

     24.1   Powers of Attorney (included in signature pages)

     25.1   Statement of Eligibility of Trustee on Form T-1

     27.1   Financial Data Schedule

     99.1   Form of Letter of Transmittal

     99.2   Form of Notice of Guaranteed Delivery

     99.3   Form of Letter to Record Holders of Old Notes

     99.4   Form of Letter to Beneficial Holders of Old Notes


- ------------------
*To be filed by amendment